EXHIBIT 2.6

Olivetti S.p.A.

2001 Annual Report

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Olivetti S.p.A. – Registered Office: Via Jervis 77, Ivrea, Italy

Share capital 8,792,700,632 Euro fully paid – Registered on the Turin Companies Register no. 00488410010

Board of Directors
(for the three years 2001 - 2003)

Chairman
ANTONIO TESONE

Deputy Chairman and Chief Executive Officer
MARCO TRONCHETTI PROVERA

Deputy Chairman
GILBERTO BENETTON

Chief Executive Officers
ENRICO BONDI
CARLO BUORA

Directors
LORENZO CAPRIO
GIORGIO CIRLA
PIER LUIGI FABRIZI
CESARE GERONZI
GIANNI MION
PIETRO MODIANO
GIAMPIETRO NATTINO
ALBERTO PIRELLI
CARLO ALESSANDRO PURI NEGRI
DARIO TREVISAN
ALBERTO VARISCO

Secretary to the Board
PIERA ROSIELLO

Board of Statutory Auditors

Chairman
ANGELO FORNASARI

Standing Auditors
VITTORIO BENNANI
FRANCO CARAMANTI

Alternate Auditors
SERGIO LODI
MASSIMO NUTI

Chief Operating Officer

CORRADO ARIAUDO

Independent Auditors

Reconta Ernst & Young S.p.A.

POWERS DELEGATED TO THE COMPANY OFFICERS

Powers delegated to the company officers are illustrated in the section on Corporate Governance in the Directors’ Report on Operations.

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Directors’ Report on Operations

Evolution of the Olivetti Group in 2001

During 2001, Olivetti Group pursued its plans to consolidate the activities begun in 2000 regarding the restructuring and development of the business and to further accelerate the process of strengthening the financial structure of the companies.

In the first half of the year, an important extraordinary transaction on Olivetti S.p.A.’s capital was completed, aimed at improving the debt to equity ratio. The transaction, approved by the Company’s Board of Directors on 18 December 2000, pursuant to the proxies granted by the Shareholders’ Meeting on 7 April 1999, generated a cash inflow of around 0.9 billion euros for the portion relating to shares (which may increase to 1.25 billion euros in the event of the full exercise of the warrants attached to the shares) and of 1.27 billion euros for the portion relating to the convertible bond. 348,249,405 ordinary shares were issued for this transaction (as well as an equal number of free warrants of the “Olivetti ordinary shares 2001-2002 warrants” series, attached to the shares and exercisable in the ratio of 2 warrants for each newly-issued share) and 487,549,167 bonds of the “Olivetti 1.5% 2001-2004 convertible with redemption premium” series. The transaction achieved immediate positive effects for the income statement and the cash-flow of the Company, also for the bond element, considering that the issue took place at conditions better than those of already existing loans.

In July, a fundamental change took place in the shareholding structure of Olivetti S.p.A., further to the agreement between Pirelli S.p.A., along with Edizione Holding S.p.A. (Benetton Group), and Bell S.A., relating to the purchase of around 23% of Olivetti’s capital held by Bell. The purchase was completed in the second half of the year through a holding company called Olimpia S.p.A. (initially 80% owned by Pirelli and 20% owned by Edizione Holding), into which the Olivetti shares already owned by the two groups were placed. On 24 October 2001, Unicredito Italiano and IntesaBci finalised their entry into the share capital of Olimpia with a 10% stake each. Following this transaction, Pirelli S.p.A.’s stake became 60%, while the stake of Edizione Finance International SA (controlled by Edizione Holding S.p.A., which it replaced on 7 August 2001) remained at 20%.

Also in July, further to the above mentioned transaction, Roberto Colaninno resigned as Chairman and Chief Executive Officer of Telecom Italia and as Chief Executive Officer of Olivetti.

In the meetings of 31 July 2001, the Boards of Directors of Olivetti and Telecom Italia accepted Roberto Colaninno’s resignation and substituted him with Enrico Bondi, who was named Chief Executive Officer. Subsequently, in September 2001, following further resignations, Marco Tronchetti Provera (named Deputy Chairman of Olivetti and Chairman of Telecom Italia) and Gilberto Benetton (named Deputy Chairman of both Olivetti and Telecom Italia) and Carlo Buora (named Chief Executive Officer of Olivetti) were elected to the Boards of Olivetti and Telecom Italia. Further resignations meant that the entire Boards were deemed to be vacant and therefore the shareholders’ meeting of Olivetti on 13 October 2001 and that of Telecom Italia on 7 November 2001 elected new Boards for the three-year period 2001-2003.

Considering the difficult conditions on the international marketplace, the new management firmly accelerated the financial restructuring within the framework of a comprehensive review of the Group’s long-term industrial plans, submitting the new strategic guidelines for the approval of the Boards of Directors of Olivetti and Telecom Italia, held in September.

The plan was based on the principle of creating value, both by developing the activities deriving from new business opportunities and advances in technology as well as from continuously seeking an optimal financial structure based on increased cash flows. Specifically, it was estimated that by focusing on the

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core businesses and reviewing the equity investment portfolio, it would have been possible, taking into account the particular international economic situation, to obtain cash flows from disposals of around 5 billion euros for Telecom Italia and around 1 billion euros for Olivetti over a two-year period. This programme will be linked to carefully managed costs and investments.

The management team, significantly strengthened during the year with the addition of men with wide experience in the various sectors of operations and of staff, in line with the general principles laid out in the plan, will place a strictly industrial emphasis on the management of the Group, ensuring prompt and effective control of operations, costs, purchases and investments.

All the activities of the Group have been resolutely focused on the core businesses. The plan foresees further consolidation in domestic fixed and mobile telephony as well as in international mobile telephony in part through acquisitions and/or agreements, while no further acquisitions are envisaged in international fixed telephony. The directories and the Internet activities connected to the two types of telephony fall within the core businesses. The above will involve a global review of the business portfolio. The Telecom Italia Group will operate as a provider of a variety of services, especially in some business segments.

Regarding more in detail the main areas of business:

•	the objective in fixed telephony is to offer “business” customers a broader range of services via optical fibre broadband access; for “mass market” customers, DSL technology will be preferred by using already existing connections;

•	the objective in mobile telephony is to increase revenues per customer by offering value added services (VAS); to consolidate the position of market leader in Latin America by offering pan-Latin American GSM services; to develop infrastructures and activities in Europe;

•	the objective in directories and the Internet is to increase market share and traffic in the Internet access sector; to develop synergy with mobile and fixed telephony; to build a selective presence in the B2B and B2C portal business.

Referring specifically to Olivetti S.p.A., the Board of Directors deemed it necessary to reinforce the financial restructuring plan, both by disposing of non-core equity investments as well as through a new extraordinary share capital transaction, approved on the basis of the proxies granted by the General Meetings of 7 April 1999 (for the outstanding portion) and of 13 October 2001.

The transaction was successfully completed in November 2001. Overall, 1,491,373,698 shares were issued (for the equivalent of 1,491.37 million euros) and 2,412,962,875 convertible bonds (for the equivalent of 2,412.96 million euros), denominated “Olivetti 1.5% 2001-2010 convertible with redemption premium” having an effective yield on redemption of 3.5% p.a. gross. The shares and bonds were offered at 1 Euro each, on an either/or basis, at the choice of the rights holders.

In accordance with its prior undertaking, Olimpia S.p.A. subscribed the rights to which it was entitled (50% in shares and 50% in bonds); as a result of the transaction, Olimpia S.p.A. owned 28.736% of Olivetti.

In the event of full conversion of the above bonds, the new share capital transaction will involve a significant reduction in indebtedness to 13.5 billion euros.

The Board of Directors also unanimously approved the proposal of the Deputy Chairman and Chief Executive Officer, Mr. Tronchetti Provera, not to further implement the outstanding proxies to issue shares, convertible bonds or bonds with warrants, warrants, options or other similar securities which

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grant rights to subscribe to Olivetti shares, and to submit to a future Shareholders’ Meeting the withdrawal of the aforementioned proxies, relating to the unused outstanding portion.

As well as the success achieved on the extraordinary share capital transactions front, the prompt execution, starting towards the end of last year, of a part of the plan to dispose of non-strategic businesses should be underlined.

Specifically, in December, Olivetti S.p.A., Olivetti International S.A. and Finsiel S.p.A. accepted the public tender offer made by Tyche S.p.A. (De Agostini Group) regarding Lottomatica S.p.A. shares.

Moreover, Telecom Italia Group agreed with Endesa, Union Fenosa and Santander Central Hispano (SCH) to sell its 26.89% stake in AUNA (Auna Operadores de Telecomunicaciones, S.A.), the Spanish telecommunications operator. The sale of this equity investment generated a net cash inflow of approximately 1,850 million euros. Finally, also in December, Telecom Italia completed the disposal of equity investments in Eutelsat, Intelsat, Inmarsat and New Skies Satellites, all ex-satellite consortia, to the recently incorporated company, Mirror International Holding Sarl, owned by the Lehman Brothers Merchant Banking Partners II L.P. closed-end fund with minority stakes held by IntesaBci and Interbanca. The portfolio which Telecom Italia sold to Mirror International Holding Sarl, in which it maintained a 30% stake, was valued at 550 million euros, with a cash inflow of 450 million euros (net of the investment in the new company) and a net capital gain of more than 100 million euros at statutory accounts level.

On the operations front, the marketplace in which the Telecom Italia Group operates has witnessed a rise in demand for telecommunications services of approximately 10% per annum, driven by the widespread use of mobile telephony and the development in data and Internet services. The sector is expected to continue to grow over the next few years and the shift in part of family and business expenditure towards digital products and services is also expected to continue, thereby increasing the possibilities of integrating transmission services and online application content. In 2001, the telecommunications market was characterised by a phase of restructuring and consolidation after the substantial growth caused by the Internet phenomenon and the boom in stock prices. The financial markets have in part re-directed investments from “alternative” carriers, typically characterised by large investment flows linked to the accomplishment of business plans based on the expectation of substantial growth of the Internet and telecommunications market, to those which can leverage assets, distinctive skills and a solid financial structure.

Compared to the major European countries, the Italian market is also characterised by a high penetration of mobile phones, which is in contrast with a relatively modest penetration of Internet and broadband services, whether residential or business. At the end of 2001, Internet penetration in Italy was 23% for families and 44% for small-to-medium sized businesses. Family access is still primarily based on dial-up technology (98%), only a small part (2%) via broadband ADSL. However, a progressive improvement on these figures is expected, in part based upon the experience of the German market, which indicated that widespread use of ADSL accesses may occur fairly rapidly. There is also ample room for growth in the areas of data transmission, services connected with the Internet and new-generation mobile services (GPRS, UMTS). The sector will continue growing over the next few years and the shift in part of family and business expenditure towards digital products and services will continue, thereby increasing the possibilities of integrating transmission services and online application content.

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In 2001, the Telecom Italia Group conducted a major restructuring of its Business Units organisation, the details of which will be specified later. Operations through these units were as follows:

•	the Domestic Wireline business unit operated in an intensely competitive market, based upon price reductions in the “voice traffic” business area and in the Internet access (ISP) market. In this context, Domestic Wireline’s business was characterised by a consolidation in its market leadership in the core areas, a consistent increase in the traffic transported on behalf of other operators and price reductions, partly set off by the increase in the standing charge.

•	the Mobile Services business unit, through TIM, confirmed its leadership in the domestic market, which was highly competitive due to the increase in and further diversification of the products and services and also the significant expansion of the international networks. The results in the international markets were generally better than in 2000, even if still affected by start-up costs in some cases.

•	the Internet and Media business unit was reviewed within the framework of the new strategic guidelines, making its mission to be the creation of a multi-platform group which, by using paper, telephone, internet and television, satisfies the information and entertainment needs of the public and the communication and services requirements of businesses. During the year, the area of consolidation was extended to many recently acquired companies.

•	during the year, the development and management of the foreign portfolio, represented by the International Operations business unit, aimed at maintaining Telecom Group’s presence in the strategic markets of Latin America and Europe and in the business segments with substantial growth potential.

•	also during the year, a further boost was given to the industrial rationalisation plans and corporate re-organisation of the Information Technology Services business unit, in charge of the IT activities of the Group, by re-positioning on higher added value products. In particular, consistent with the new strategic guidelines, the business unit was divided into two new business units focusing on the external market and on managing the Group’s internal IT processes, respectively.

•	the operating results of the Satellite Services business unit are however contrasting: the positive trend in the “Media and Communication” and “Space System” areas are offset by the negative effects of the premature closure of the Astrolink contract.

•	finally, the TI Lab business unit, born out of the integration of the technological know-how of CSELT and the venture capital management skills of Telecom Italia, continued its research activities in the various technology sectors of telecommunications and network technology, carrying out numerous transactions, described later on, aiming to strengthen its corporate national and international structure.

With regard to the other industrial activities directly controlled by Olivetti, an important role is played by Olivetti Tecnost, which operates in the office products sector where the market was characterised by fierce competition, particularly with reference to the ink-jet products segment and to IT systems specialising in services for banking, retail and gaming automation and public administrations, which achieved good results for the year and which represent an important sector in the company’s growth strategy.

Industrial and marketing activities were aimed at offering innovative services based on Internet technology, with solutions tailored for small-to-medium sized companies and in the home automation sector, with solutions for private residential use.

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Group Structure and Activities

(*)	% of ordinary share capital

(**)	30.2% Finsiel and 19.8% I.T. Telecom

The Olivetti Group operates in the telecommunications sector through the companies of the Telecom Italia Group, which represents approximately 96% of its total revenues.

The Telecom Italia Group is one of the major international companies in the Information and Communication Technology industry. Its companies are leaders in wireline, mobile and satellite communications, Internet and media, information technology and research, providing integrated and innovative services in Italy and abroad. In the domestic market, Telecom Italia is both the technology and the market leader in the highest growth sectors (mobile, broadband, data transmission). Its international presence is geographically focused on Latin America and Europe. Olivetti is also active in other industrial sectors through directly owned subsidiaries, such as office products, Internet appliances and IT services (Olivetti Tecnost Group), Internet services (Webegg Group), facility management and property services (Olivetti Multiservices).

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Financial highlights by sector

(in millions of euros)	Olivetti S.p.A.	Finance companies	Telecom Italia Group	Olivetti Tecnost Group	Olivetti Multi- services	Webegg Group	Consol. adjust.	Total Group
Total net revenues			30,818	1,097	98	91	(88)	32,016
Result before interest and taxes (EBIT) and non recurring income and charges	(1,425)	(7)	6,744	13	6	8	(1)	5,338
EBIT	(1,701)	52	3,648	(30)	9	6	(1)	1,983
Net income for the year for consolidation purposes	(2,229)	(135)	(672)	(55)	2	1	(2)	(3,090)
Net result for consolidation purposes before amortisation of goodwill on Telecom Italia acquisitions	(930)	(135)	(672)	(55)	2	1	(2)	(1,791)
Shareholders’ equity:
Total	15,235	386	18,699	193	172	67	(8,399)	26,353
Group	15,235	386	5,050	189	172	45	(8,348)	12,729
Net financial indebtedness (resources)	16,322	(77)	21,942	134	71	(30)		38,362
Employees	89	8	109,956	4,896	353	718		116,020

The Telecom Italia Group

During 2001, the Telecom Italia Group operated through a structure of business units, which was comprehensively reorganised during the year.

Domestic Wireline

The Domestic Wireline Business Unit operates nationwide and is the established market leader in wireline voice and data services and call centres, both for end-users and other operators. Internationally, Domestic Wireline develops optical fibre networks for wholesale customers, mainly in Europe and South America.

In 2001, the Business Unit had the following structure:

Telecom Italia DW	Domestic Subsidiaries	International Subsidiaries

Wireline telecommunication services	Saritel S.p.A.	Pan European Backbone

• Traffic and Access	TMI Group	Latin American Nautilus Group

• Business Data	Atesia	Mediterranean Nautilus Group

• Domestic Wholesale	Path Net	MED1 Group

• International Wholesale

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At the end of the year, a new organisational structure became operational (Marketing, Customer Operations, Residential Customers, Business Customers, Executive Customers, Domestic Wholesale, International Wholesale, Network, Public Telephony), the main objective of which is to shift the emphasis from the product to the customer and to improve time-to-market.

The table below compares the main financial results, almost entirely attributable to Telecom Italia’s Domestic Wireline business, as well as capital investments made and the staff employed, with those of 2000:

(in millions of euros)	Year 2001 (A)	Year 2000 (B)	Changes (A–B) Absolute	%
Revenues from sales and services	17,291	17,514	(223)	(1.3)
Gross operating margin	7,788	7,421	367	4.9
Operating result	4,379	3,915	464	11.8
Capital investments:
capital expenditure	2,835	2,746	89	3.2
goodwill	—	—	—	—
Personnel at year end (employees)	58,406	62,782	(4,376)	(7.0)

2001 was highly competitive, based upon price reductions in the “voice traffic” business area and in the Internet access (ISP) market. In this context, the activity of Domestic Wireline was principally characterised by a consolidation in market leadership in the business areas of access, data services, web services and wholesale, by a substantial increase in traffic “carried” on behalf of other operators and in on-line traffic and by the price reductions in domestic traffic and outgoing international traffic, which was partially offset by an increase in the standing charge.

The main operational figures for 2001 are compared with 2000 in the table below:

	Year 2001	Year 2000
Connections to wireline network (in thousands)	27.353	27.153
of which ISDN	5.403	4.584

Annual increase in minutes of traffic on wireline network (%)	30,7	27,6
domestic traffic	31,3	28,1
international traffic	16,9	11,5

During 2001, many commercial offers were launched in the voice sector; in particular, in the Residential voice sector, 3,240,000 customers subscribed to the “Teleconomy voce” offer and “Sirio 187”, the first telephone in the world capable of managing SMSs, was also launched.

In the Business voice sector, more than 840,000 customers subscribed to the “Teleconomy24 aziende” offer by the year-end.

As regards the installations of Public Telephony, there were 70,000 ISDN terminals at the end of the year (+54% compared to 2000).

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In data transmission, the year was characterised by a broader range of data products on offer, such as:

•	“Hyperway”, nationwide virtual private network using IP protocol and a metropolitan virtual LAN;

•	“NetVantage”, offering e-business solutions provided by Internet Data Centres (IDC) to manage on-line virtual community processes;

•	“Full Business Government/Banking”, offering e-business solutions provided by IDCs for local public administrations and for the financial sector.

During the year, Telecom Italia consolidated its Domestic Wholesale activities, increasing interconnection traffic by 126.4% compared to 2000.

The year was characterised by a wider range of products on offer, such as “Canale virtuale permanente” (Permanent Virtual Channel), which enables Internet Service Providers and Other Licensed Operators to offer end-users services and data via broadband access technology using a copper pair or optical fibre, and, to meet the increasing market demand for broadband, “dark optical fibre” provided without power supplies and equipment to use Telecom Italia’s network, ensuring potentially unlimited transport capacity.

At the International Wholesale level, the year saw a growth in demand, particularly for Internet and data with an 18.7% increase in traffic volume compared to 2000.

The Domestic Network’s performance was characterised by infrastructure and management system upgrades, in part as a consequence of the increased activity of other operators in the Italian market. Of particular interest are the activation of dialling mobile phones numbers without the “0”, the activation of the call return service (which advises the customer of the last call, giving number, data and time, with the possibility of automatically dialling the recorded number) and the completion of the digitalisation and the migration of customers from analogue exchanges to digital ones.

Progress was also made on the development of the ring connection, which uses the latest generation SDH and DWDM (Dense Wavelength Division Multiplexing) technology and is the platform for the new “Rete di Trasporto Ottico” (Optical Transport Network) which carries flows with high levels of quality and availability.

The SDH optical network was strengthened during the year and higher capacity equipment (radio links) was installed to meet the increased demand of the mobile operators.

Regarding the International Network, infrastructures and management systems were developed in geographical areas characterised by a strong increase in the demand for capacity and of strategic importance due to the presence of subsidiary and associated companies. Of particular note is the activation of the Pan European Backbone, which connects nine countries (Austria, Belgium, France, Germany, Italy, Holland, Spain, Switzerland and Great Britain) by high speed optical fibre and a ring structure, so as to ensure protection of traffic in the event of a fault in one link. To this end, fully-owned subsidiary companies have been incorporated in each of the nine countries mentioned above.

The initial configuration of the LAN (which connects eight nodes in South America, including Rio de Janeiro, Sao Paulo, Buenos Aires and Santiago, via a ring structure with the Miami node) has been activated and progress was made in laying the submarine optical ring (Mediterranean Nautilus) which will connect Italy, Greece, Turkey, Israel and Egypt, with the help of the subsidiaries MED1 and MED Nautilus.

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Approximately 3% of the total revenues of the Domestic Wireline Business Unit is attributable to subsidiary companies in Italy (Saritel, Atesia and Path.Net) and abroad (Pan American Backbone, Latin American Nautilus, Mediterranean Nautilus – incorporated between the end of 2000 and the beginning of 2001 to follow specific projects – and the TMI and MED1 groups).

Mobile Services

The Mobile Services Business Unit (TIM Group) operates in the sector of domestic and international mobile telecommunications. Its international presence focuses on the Mediterranean Basin and South America.

During 2001, the Business Unit operated with the following structure:

Domestic Subsidiaries	International Subsidiaries
TIM S.p.A.	TIM International
• Stet Hellas Group (Greece)
• Tele Nordeste Celular Participaçoes Group (Brazil) • Tele Celular Sul Participaçoes Group (Brazil) • Maxitel Group (Brazil) • Digitel (Venezuela) • TIM Perù

2001 saw the incorporation of Tim Brasil, a sub-holding company for the equity investments TIM Celular Centro Sul, TIM Sao Paulo, TIM Rio Norte, incorporated during the first months of the year, the transfer to TIM Brasil by TIM International N.V. of the equity investment in Bitel (parent company of Tele Nordeste Celular and Tele Celular Sul) and the merger of TIM International B.V. into SMH N.V., which was simultaneously re-named TIM International N.V..

The income statements of Digitel and the Maxitel Group, which were acquired at the end of 2000, were consolidated.

The main results achieved in 2001 compared with 2000 are stated in the table below:

(in millions of euros)	Year 2001 (A)	Year 2000 (B)	Changes (A–B) Absolute	%
Revenues from sales and services	10,250	9,418	832	8.8
Gross operating margin	4,760	4,447	313	7.0
Operating result	3,136	2,988	148	5.0
Capital investments:
capital expenditure	3,151	4,206	(1,055)	(25.1)
goodwill	31	899	(868)	—
Personnel at year end (employees)	16,721	15,257	1,464	9.6

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Revenues from sales and services, gross of the amounts due to third-party telecommunications operators, increased by 8.8% compared to 2000, mainly as a result of increased revenues from TIM S.p.A.. The percentage increase in the gross operating margin is lower than the increase in revenues as a consequence of international start-ups.

TIM S.p.A. had total revenues of 8,357 million euros (+5.4%), this increase being due to the further expansion in traffic (+7.6% in terms of revenues, +13.6% in terms of minutes). The revenues deriving from value added services increased by 56.5% compared to 2000, mainly due to the increase in Internet services (more than 140%) and SMSs (approximately 35%). The gross operating margin (+9.9%) benefited from containing external costs. TIM’s net income (equal to 1,907 million euros) reflects international companies value adjustments, which led to a 532 million euros pre-tax extraordinary writedown of the subsidiary company TIM International N.V.

Significant investments have also been made to improve the GSM network, to complete the infrastructures for the launch of the data services (WAP, GPRS) and to continue developing UMTS.

During the year, TIM confirmed its leadership in the highly competitive domestic market, mainly through a broadening of its offer range by proposing innovative products, a further diversification of the rates offered, significant growth of the international networks (+7.4 million lines) and a greater focus on customers, by improving the CRM structures.

Below are the main operational figures for 2001, compared with the year 2000:

	Year 2001	Year 2000
TIM lines in Italy (in thousands)	23,946	21,601
Annual increase in minutes of mobile traffic (%)	13.6	24.6
Coverage for GSM in Italy (% of population)	99.7	99.6
Coverage for E-TACS in Italy (% of population)	98.0	98.0

TIM’s year was characterised by the development of SMS traffic, the creation of innovative services and the extension of the offered product profiles with initiatives such as “LoSai di TIM”, the free service which advises GSM customers of calls received while unreachable or when the telephone was switched off, “FreeSMS” which proposes a self-recharging mechanism based on SMS traffic, and marketing proposals with special seasonal rates (CartAmici/CartAuguri) or which offer products and services which can be used for a limited period and at very low unit costs (Last Minute di TIM).

Moreover, all TIM lines are GPRS ready, fundamental for the business market, which acknowledges TIM as the only operator capable of ensuring this service.

As concerns abroad:

•	the Stet Hellas Group, which manages the GSM service in Greece and which last July acquired a UMTS licence for 50 billion Drachma and a DCS 1800 licence for 9 billion Drachma, managed to improve its operating profit, in spite of a slight decrease in revenues;

•	the activities of the Tele Nordeste Celular Participaçoes Group (operating in mobile network services in the north-eastern regions of Brazil and maintaining the same market share as the year before) focused on a strategic re-positioning aimed at more profitable customer segments, launching the TIM Business brand onto the market and making international roaming available to Business customers;

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•	the activities of the Tele Celular Sul Participaçoes Group (operating in mobile network services in southern Brazil) focused on rationalising costs and optimising investments, the launch of new offers for the pre-paid segment, retention and loyalty programmes aimed at high-use customers and the launch of the TIM Business Brand;

•	the Maxitel Group (operating in mobile telephony in the Bahia and Sergipe areas of Brazil) developed new proposals for the pre-paid segment, pursued a strategy of acquiring high-profile customers and improving its loyalty and retention programmes;

•	Mobilkom Austria A& Co. KG (an associated company) reported a 38.3% increase in its operating earnings against a 6.7% increase in sales.

•	in the first months of 2002, the Telecom Italia Group reached an agreement for the sale of the 19.61% of BDT (Bouygues Décaux Télécom) equity investment (held by TIM International). BDT controls 55% of Bouygues Télécom and the total value of the transaction will be 750 million euros.

Internet & Media

The Internet and Media Business Unit covers the entire value chain in the media sector, extending its activities to telephone publishing and to television and is the leader domestically in marketing products and services for the office. Seat Pagine Gialle also develops all elements of Internet services for residential customers and small-to-medium businesses: access, portals and web services.

Within the framework of the new strategic guidelines, a new mission has been set for the Business Unit, aimed at creating a multiplatform media group which, by using paper, telephone, Internet and TV, satisfies the information and entertainment needs of the public and the communication and services requirements of companies.

The Business Unit comprises the Seat Pagine Gialle Group, which includes Seat P.G. S.p.A. (Directories Div.) and the subsidiaries Tdl Infomedia Ltd. Group (Directories), Telegate AG Group (Directories Assistance), Seat Internet and Matrix (Internet), Buffetti Group (Products and Services for the Office), Consodata S.A. Group (Business Information), Holding Media e Comunicazione Group (TV and others) and other minor companies.

In 2001, the consolidation included many recently acquired companies, amongst which the French group Consodata (Business Information), the British telephone publishing company TDL Infomedia (Directories), the German company Telegate (Directory Assistance), the television group Holding Media e Comunicazione (ex-Cecchi Gori Communications).

The main transactions during the year were the following:

•	acquisition of a direct and indirect equity investment in Telegate A.G. (64.5%);

•	Giallo Voice (100% Seat PG) gaining control of four Italian call centres;

•	the exchange by Huit II (controlled by Telecom Italia) of 186 million Seat PG shares for 100% of ISM. ISM owns, through its subsidiary N.V.Vertico, 33.3% of Matrix;

•	acquisition of 54.5% of the French company Consodata, which operates in the information marketing sector and is listed on the Nouveau Marché (New Market) in Paris;

•	in May, the conclusion of the residual public tender offer of Seat PG for the outstanding shares of the Buffetti Group;

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•	in June, the acquisition of 100% of the share capital of Cecchi Gori Communications (now Holding Media e Comunicazione), following a capital increase in April.

The table below sets out results for 2001, compared to results for 2000 restated on the basis of the same area of consolidation:

(in millions of euros)	Year 2001 (A)	Year 2000 (1)	Year 2000 on a consistent comparable basis (2) (B)	Changes (A–B) Absolute	%
Revenues from sales and services	1,957	263	1,908	49	2.6
Gross operating margin	444	(35)	361	83	23.0
Operating result	31	(73)	(1)	32	—
Capital investments:
capital expenditure	175	34	251	(76)	(30.3)
goodwill	203	—	—
Personnel at year end (employees)	9,264	7,515	8,932	332	3.7

(1)	Data relating to Tin.it only, except for personnel which includes the SEAT Group.

(2)	Including SEAT consolidated figures, Tin.it operations from 1st January 2000 and companies newly acquired by the SEAT Group.

During the year, Seat PG strengthened its position as leader or co-leader in almost all the areas it operates in, thanks to its widely recognised brand portfolio. The Group’s activities were characterised by:

•	interaction between platforms and products, so as to take advantage from any possible synergy and overlaps between directories, telephone and Internet, as well as between Internet and TV;

•	management of a commercial network which is unmatched in terms of diffusion, number and type of customers, platform coverage (paper, telephone, Web, TV) and the availability of a physical network for the distribution of products and services;

•	major cooperation with Telecom Italia Domestic Wireline for the sale of ADSL Internet connections (132,800 units by the end of the year compared to approximately 6,500 the year before).

International Operations

The International Operations Business Unit operates in the wireline and integrated fixed-mobile sector and its presence is largely focused in Europe and South America.

The Business Unit is structured in subsidiaries (9Télécom Réseau Group, Entel Chile Group, Entel Bolivia Group, BBNed and Intelcom S. Marino) and associated companies (AUNA Spain Group, Telekom Austria Group, Telecom Srbija, Telecom Argentina Group, Brasil Telecom Participaçoes Group and Globo.com). 2001 saw the following transactions:

•	in France, Jet Multimedia, in which 9Télécom Reseau holds an equity investment, acquired 100% of Victoire Multimedia from the LVMH group;

•	in Spain, the shareholder structure of AUNA (a holding company established in December 2000) was perfected, following which Telecom Italia Group’s stake is 26.89 % of the share capital;

•	in Chile, new equity investments in the Entel Chile Group were acquired in March, taking the overall holding to 54.76%;

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•	30% di Mediterranean Nautilus S.A (which also included Elettra) was sold in the first quarter to FTT Investment, a company of the Israeli Fishman Group.

The table illustrates the 2001 results, compared with 2000:

(in millions of euros)	Year 2001 (A)	Year 2000 restated (B)	Changes (A–B) Absolute	%
Revenues from sales and services	1,879	505	1,374	272.1
Gross operating margin	347	(3)	350)	—
Operating result	(268)	(135)	(133)	(98.5)
Capital investments:
capital expenditure	517	204	313	153.4
goodwill	773	780	(7)	(0.9)
Personnel at year end (employees)	7,307	2,572	4,735	184.1

The figures for 2000 have been restated by de-consolidating the activities of Nortel Inversora/Telecom Argentina. In 2001, revenues and the gross operating margin of the Business Unit increased, in part as a consequence of the Entel Chile and Jet Multimedia groups being consolidated.

Provisions and value adjustments relating to the Entel Chile and 9Télécom groups and higher amortization for goodwill, however, contributed to the worsening of operating result.

In 2001, the development and management of the international portfolio were aimed at maintaining Telecom Italia Group’s presence in strategic markets (Latin America and Europe) and in business sectors with high growth potential.

As regards the consolidated subsidiaries, 9Télécom Réseau Group operates in the sectors of wireline telephony and voice, data and Internet services. It also operates in traditional hosting in France.

A considerable increase in turnover (+188.5%) was reported in 2001.

In Latin America, the Entel Chile Group operates in the sectors of wireline and mobile telephony, data transmission and Internet access services and, in 2001, recorded increases (in local currency) of 35.8% in revenues and 12.5% in operating earnings.

During the year, it consolidated its position of integrated provider of telecommunications services and became market leader in mobile telephony through the investee company Entel PCS (owner of the first GSM network in South America); moreover, three WLL licences to provide fast access Internet services and wireline telephony in Chile and abroad were acquired.

The Entel Bolivia Group operates in the sectors of wireline and mobile telephony, Internet, data transmission, telex e telegraphy.

In 2001, GSM technology was introduced in Bolivia and market leadership was confirmed in the segment of services for business and corporate customers.

As regards associated companies, an agreement was reached in December with the other shareholders of AUNA Holding (Spain) for the sale of the 26.89% stake held by the Telecom Italia Group for an expected net cash inflow of approximately 1,850 million euros. The AUNA Group operates in the sectors of wire-line and mobile telephony, data transmission, Internet access.

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Information Technology Services

The “Information Technology Services” (IT Services) Business Unit is in charge of the Group’s IT activities and covers the whole value chain of IT services.

The Business Unit, established as part of the project to integrate such diverse entities as Finsiel, Netsiel, Telesoft, Sodalia and the ex-IT division of Telecom Italia, comprises the subsidiaries IT Telecom, Finsiel Group, Telesoft Group, Netsiel S.p.A. and Sodalia S.p.A..

During the year, the first phase of industrial rationalisation and corporate restructuring by homogeneous areas of the BU was fully carried out through the following transactions:

•	the sale, to Telesoft, of Telecom Italia’s “Servizi di Sviluppo dei Sistemi Informativi” (IT Systems Development Services) business

•	the sale, to Telesoft, of Finsiel’s “Servizi di Sviluppo Software per Applicativi” (Application Software Development Services) business

•	the sale, to Netsiel, of Eis’s “Servizi” (Services) business

•	the sale, to Finsiel, of Consiel’s “Sanità” (Health) business

•	transfer, to Finsiel, of the equity investment in Lottomatica, by the non-proportional partial split of Sogei.

This transaction was carried out in anticipation of the subsequent listing in 2001 on the Italian Exchange

•	the sale of Consiel’s “Formazione” (Training) business to the Scuola Superiore G. Reiss Romoli.

The main results for 2001, compared against 2000, are stated in the table below:

(in millions of euros)	Year 2001 (A)	Year 2000 (B)	Changes (A–B) Absolute	%
Revenues from sales and services	2,033	2,138	(105)	(4.9)
Gross operating margin	332	329	3	0.9
Operating result	162	134	28	20.9
Capital investments:
capital expenditure	129	125	4	3.2
goodwill	1	1	—	—
Personnel at year end (employees)	11,288	12,005	(717)	(6.0)

The trend of revenues from sales and services is affected by the new outsourcing contracts signed in 2001 by Telesoft and Netsiel with the Wireline Services Business Unit of Telecom Italia S.p.A., thereby completing the corporate spin-offs of the ex-IT division of Telecom Italia; these contracts, aiming to achieve maximum efficiency through competitive fees compared to the market conditions, have led to a substantial reduction in revenues in the areas dedicated to those activities. Profitability progressively improved during the year, in terms of both gross operating margin and operating profit.

During the year, operations were characterised by a series of ventures to ensure the innovation, development and optimal management of IT within the Group, develop proposals in the professional IT market for traditional and new market segments and start acting on the organisation, the governance processes, the technology and the skills necessary to implement the new IT industrial plan.

This Business Unit’s structure, compatible with the new strategic guidelines, was altered at the beginning of 2002 and divided into two new sub-divisions: Group Information Technology (ITG), aimed at increasing quality and efficiency within the framework of the service activities directed at all the Business Units of

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the Telecom Italia group operating in the market, and Market Information Technology (ITM), which, though the Finsiel Group companies, will pursue those activities aimed directly at the outside market.

Satellite Services

The “Satellite Services” Business Unit (Telespazio Group and the “Satellite Telecommunications” business of Telecom Italia) is in charge of developing systems for voice and data satellite communications, radio-television transmissions and observation of the earth.

It comprises the subsidiaries Telespazio S.p.A., Telespazio Brasil, Eurimage, MCS Europe Group, e-Geos, Telespazio North America, Telespazio Luxembourg S.A. and CTM S.c.p.a.

Among the main corporate events of mention is the exit from the Astrolink venture and the sale at the end of 2001 of the equity investments in the satellite consortia Intelsat, New Skies Satellite, Inmarsat and Eutelsat; these transactions did not change the area of consolidation.

The main results for 2001, compared against 2000, are stated in the table below:

(in millions of euros)	Year 2001 (A)	Year 2000 (B)	Changes (A–B) Absolute	%
Revenues from sales and services	648	340	308	90.6
Gross operating margin	159	50	109	218.0
Operating result	60	(52)	112	—
Capital investments:
capital expenditure	29	31	(2)	(6.5)
goodwill	—	—	—	—
Personnel at year end (employees)	1,196	1,206	(10)	(0.8)

The 2001 operating results were affected positively by the industrial development and the success of the “Media & Communication” and “Space System” areas and negatively by the premature closure of the Astrolink contract, the effects of which were partially absorbed by capital gains from the sale of shares held in portfolio.

The main activities for the year may be summarised as follows:

•	marketing launch of the multimedia services on the Evolv-e platform;

•	continuation of the outsourcing activities for the United States Navy, the Ministry of Defence and for the management of a new broadband service for INMARSAT which will become operational in 2002;

•	winning of a contract with Unicredito (Xelion) for the connection of online trading positions in vehicles which travelled throughout Italy in 2001;

•	strengthening of the FIAT network which currently links the Turin head office with more than 1,700 dealers in 17 European countries;

•	acquisition of the satellite services for the Sole24Ore;

•	intensification of the activities related to the major current “Space System” projects: Galileo (positioning, navigation and mobile communications), Cosmo Skymed (high resolution observation of the earth with both radar and optical systems), SICRAL (national military telecommunications system via satellite) and ARTEMIS (satellite for advanced telecommunications belonging to ESA – European Space Agency).

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TILAB

The TILAB Business Unit (which generated 134 million euros of revenues in 2001, an 8.9% increase compared to the previous year) was formed through the integration of CSELT’s technology with Telecom Italia’s venture capital management skills. It is responsible for identifying and managing innovative ventures by creating new business opportunities for both Group companies and the outside market.

The main transactions involving TILAB were:

•	sale to Olivetti Multiservices (OMS) of the business dedicated to general services and property management;

•	establishment, with the US Group Ramius Capital, of the USA Saturn Venture Partners Fund for investments in the ICT technology;

•	acquisition from SAIAT of 100% of Telsy, a manufacturing company operating in the field of products and services for IT security systems for TLC;

•	execution of the equity investment portfolio reorganisation, carried out by concentrating the Venture Capital equity investments in the aforementioned foreign corporate vehicles, while maintaining direct management of the industrial equity investments.

The BU’s activities, focused in the field of research and development and which has also witnessed the first collaboration with Pirelli Labs and strategic suppliers, involved:

•	research into enabling techniques in the mobile and wireline sectors;

•	the definition of tools for network design, planning and management;

•	the definition and experimentation of local access techniques;

•	the development of solutions, products and architectures which can be integrated in silicon;

•	the development of modular products, created as software and transformable into firmware for specific solutions or for hardware components;

•	the creation of the first prototypes of intelligent aerials and of passive filtering systems for UMTS;

•	multilingual refinement and extension of voice recognition and synthesis techniques.

Other activities

The “Other activities” of the Telecom Italia Group mainly comprise the “Real Estate and General Services” function, the company Stream and the financial companies Softe and Sogerim.

The “Real Estate and General Services” function manages and maximises the value of the Group’s property portfolio (asset and property management), plans and executes property projects and provides facility and property services (project and facility management).

The total turnover generated in 2001 was 953 million euros, a 2.8% decrease compared to the previous year, due to the alignment of prices to the best market conditions.

In 2001, Softe and Sogerim provided financial support to the companies of the Telecom Italia Group on the international markets.

In particular, as regards Sogerim, in the first half of 2001, as part of the Telecom Italia Group’s debt restructuring plan, bonds were issued for a total of 8.5 billion euros.

Stream S.p.A. is an associated company operating in the Pay-TV sector.

In February 2002, Telecom Italia reached an agreement with News Corporation and Vivendi Universal/ Canal + for the sale of its 50% of Stream. The agreement, which is conditional upon the approval of the

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relevant Italian authorities, envisages the simultaneous sale of Telecom Italia’s 50% of Stream to News Corporation and the purchase of 100% of Stream’s capital by the French group Vivendi Universal.

The sale price of Telecom Italia’s 50% of Stream will be US$ 42 million.

Products, specialised systems and IT services directly controlled by Olivetti S.p.A.: Olivetti Tecnost

The Olivetti Tecnost Group is active in office products (Home Office Division) and in specialised IT systems for service automation for banking, retail, gaming and Public Administrations (Vertical Markets Division).

During 2001, Olivetti Tecnost integrated its industrial and marketing activities by investing substantially in proposals for Internet services with solutions tailored to small-to-medium sized businesses through GoToWeb S.p.A. and in the home automation sector with automated solutions intended for private residential users through DomusTech S.p.A.

The Group operates in the main international geographical markets (where 69% of total turnover is achieved) and, while being predominantly focused in Europe (29%) and Latin America (16%), it is also present in the United States with its subsidiary Royal Consumer Information Product Inc. in the consumer sector.

The @Home@Office Division specialises in office products and communication and image processing devices directed at the business, SoHo and consumer markets. The product catalogue – alongside original supplies and professional services which ensure qualified assistance and support – is marketed in over 70 countries through diversified channels which mainly include networks of dealers, distributors and mass merchandising chains.

In 2001, Olivetti Tecnost further improved its leadership position in Europe in the plain-paper fax and ink-jet technology sector, reaching a market share of 25%. The slowdown in the world market, however, created substantial competitive tension which led to a squeeze in prices and, consequently, in margins.

In the sector of ink-jet printers, Olivetti Tecnost has introduced a compact multifunctional “Flat Bed” system, CopyLab 200, which offers, in a single product and at a contained price, the entire range of peripherals needed to carry out activities at home or in a small office.

Moreover, significant growth was achieved in niche markets such as “mobile printing” (which has led to contracts being signed with important international customers) and “printing for foodstuffs” (which has raised substantial interest among operators in the sector).

As regards the range of laser products, the printer market did not show any great changes during the year, while fax machines based on the same technology continued to be very popular, especially in Italy. 2001 was the year in which the copying sector went digital.

The introduction of a complete range of multifunctional photocopiers led to an increase in digital product deliveries of 114% in revenues and 64% in quantity.

The introduction of the euro had a positive effect on the calculator market as well, with both revenues and margins increasing during the year.

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2001 marked the real entry of Olivetti Tecnost into the (growing) market of Personal Digital Assistants (P.D.A.), tools which offer and will offer the core functions of a personal computer, e-mail, Internet access, communication over the GSM networks and GPS location tools.

The year was not positive for the range of original supplies for ink-jet products. Weaker demand for fax machines in Europe inevitably affected demand for printheads and ink cartridges, which the increase in hardware sales did not manage to offset.

In 2001, the Specialised products and services for vertical applications division recorded third-party revenues of approximately 295 million euros, a 29% increase in value compared to the year before. In May 2001, Olivetti Tecnost S.p.A.’s Vertical Markets business was transferred to Tecnost Sistemi S.p.A., with the aim of ensuring maximum focus on markets which, due to the specific nature of the target and the product type, require a highly specialised and dedicated organisation from both the production and the offer/support points of view.

As regards banking, the PR2 printer was once again the reference for the market and for competition worldwide (255,000 units sold in 2001, a 61% increase). The new PR2 Enhanced model was also launched (approximately 21,000 units in 2001), which is the natural technological evolution of the PR2 (faster, greater flexibility to interface with other equipment), and the project for the development of a new line of ink-jet validating printers commenced, mainly aimed at geographical regions such as North and South America.

Special mention must be made of the PR6 printer supplied to the Italian Post Office. This device automates payment of services with special post office forms, and approximately 30,000 units have already been installed in post offices throughout Italy.

The Retail sector is basically divided into two broad product areas with decidedly different requirements: the Linea PR4 and Shop Automation.

The Linea PR4 (printers for organised large-scale retailing) confirmed the revenues achieved in 2000 with a total of 23,000 units sold throughout the world, of which 8,000 in Latin America. During 2001, marketing proposals were launched aiming to increase the business in North America with an up-to-date product line, together with the development of a new line of products based on ink-jet technology called J-POS, the aim of which is to adequately re-position Olivetti’s name in the retail sector.

As regards Shop Automation, 2001 was positively affected by the introduction of the euro, which led to a substantial increase in sales linked to products in the cash-register line; overall, approximately 97,000 units were sold (of which 95,000 in Italy), revenues increased by 35% compared to 2000 with a gross margin of approximately 47%.

In this context, Olivetti reinforced its leadership in the Italian market with approximately 300,000 units installed and a 30% market share (+2% compared to 2000).

A new company, called Net Shop, was also established, involving Confcommercio, Confesercenti, MWCR and Olivetti Tecnost. Net Shop’s brief is to implement a project which can re-define the role “of the shop business” and of the retail distribution system, which in Italy comprises as many as 950,000 outlets between family-run shops, associations and franchising.

The Special projects sector, which mainly creates customised products designed specifically to meet the needs of a customer’s request, recorded total revenues of more than 10 million euros in 2001.

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Part of this sector is a new product, TP-Label, with which Tecnost Sistemi was awarded an Italian Post Office tender in February 2001 for the supply of 18,000 automatic weighing and franking machines worth approximately 12.5 million euros. 11,000 systems were delivered in 2001, the remaining 7,000 will be supplied in 2002.

Tecnost Sistemi has been operating for over twenty years in the Gaming sector, where it has won major contracts such as those with CONI – the Italian Olympic Committee – (supply of terminals to manage the Totocalcio – soccer bets) and Lottomatica (supply of terminals to manage the lottery).

In the past few years, 77,000 units have been installed or are being installed in Italy and can count on a widespread after sales service managed directly by Tecnost Sistemi.

In 2001, turnover was approximately 84 million euros.

During 2001, Tecnost Sistemi was awarded an international tender by Lottomatica for the supply, and related maintenance until 2012, of 13,000 terminals for the lottery and 13,000 specialised printers to be installed at the sales outlets; the printers will enable customers to be offered additional services such as accounting of the volume of bets handled by the outlet, printing tickets for sports events, printing telephone contracts, issuing certificates, etc.

A new range of terminals (called M-380) is being developed to automate the lottery. These compact devices feature a 12” colour LCD screen and PC architecture to support a wide range of configurations and therefore the possibility to be integrated into various scenarios.

The Industrial Partnerships business model, based on long-term relationships, was positive for 2001 as well, further consolidating its leadership in banking terminals in China: the PR2, in its various models, occupies the overwhelming majority of front office workstations in the 5 major banks and is the printer of reference.

In 2001, other ventures were started in China, such as the adoption of the fiscal cash-register CRF 4050, suitably adapted, by the city and province of Shanghai as a tool for the pilot project to extend the tax obligation in China and, in the gaming field, contacts have been made to introduce our products (again adapted to local needs) for the Chinese lottery and soccer football pools.

The industrial partnerships business model has been implemented in the Maghreb countries and in the CSI, in particular, where there is an agreement with the railways to use the PR2 printer for ticketing. In 2001, the financial results of the Industrial Partnerships increased significantly in Korea, Iran and India.

In India, a solid base has been established to cope with the expected growth over the next years in the automation of banking, post offices (PR2, PR4) and telecommunications (fax).

In 2001, the Olivetti Tecnost Group vigorously pursued the development of the new business areas in which it had concentrated its energies and skills the year before: home automation, through DomusTech S.p.A., and the Internet, through GoToWeb S.p.A..

•	DomusTech, a company specialising in the new sector of Home Automation, is a joint venture with Vemer-Siber, a company specialising in the electro-technical sector.

During 2001, the company continued the substantial programme directed at research, planning, development and implementation of an intelligent management system for residential environments, with

24	Report on Operations

technological solutions capable of managing a variety of subsystems present in a so-called “smart home” through intelligent electronic devices and sensors controlled by fixed units (DomusLink and DomusWeb), integrated in a wireline or mobile telephone system.

The company is therefore committed to implement a complex and detailed industrial plan comprising its own and external research, development and integration activities in the areas of mechanical and electronic planning, telecommunications, services, plant engineering and centralised and remote management. In October 2001, with the aim of completing the range of proposals through partnerships which bring know-how in specific distribution channels and sectors, DomusTech finalised the acquisition from Giesse Gruppo Industriale S.p.A. of the 100% equity investment in Aprimatic S.p.A., into which Gruppo Giesse transferred its “opening systems automation” business (gates, doors, windows, etc.).

•	GoToWeb, the Group company dedicated to creating and distributing Internet services, specifically directed at small-to-medium sized companies (PMI), started business in the last quarter of 2001.

The services are primarily provided as an ASP (Application Service Provider) and distributed over the Olivetti Tecnost dealer network. In this manner, traditional strengths have been joined in an innovative way with new marketing proposals made possible by Internet technology. During the year, the hardware and software platform to provide the service was implemented, the technical and marketing structure of the Company was set up and the sales structure was selected and trained. To date, there are more than 150 GoToWeb partners.

In 2001, the Olivetti Tecnost Group achieved total revenues to third parties of 1,097 million euros (of which 1,076 million with third-party customers), EBIT before non-recurring income and charges of approximately 4 million euros (a loss of approximately 10 million euros in 2000) and a 55 million euros net loss to be consolidated for the Olivetti Group. This reflected 70 million euros of non-recurring charges, of which 20 million are extraordinary writedowns relating to the I-Jet company (for the drastic downsizing of production in response to the substantial downturn in market forecasts for ink-jet products and supplies) and 23 million euros for lay-off charges (gross of 3 million euros of utilised provisions already set aside the previous year).

There were 4,896 employees at 31 December 2001, compared to 5,373 at 31 December 2000.

IT solutions and services for the web: Webegg

Olivetti operates in this sector through Webegg (50% Olivetti S.p.A., 30.2% Finsiel and 19.8% I.T. Telecom), which had 718 employees at 31 December 2001 and Italian offices in Milan, Turin, Bologna and Rome and a US office in San Francisco (opened in February 2001).

The opening of an office in Geneva is being considered, which would be directed at online solutions for the private banking market.

The Webegg Group operates as a strategic consultant for the online positioning of companies (Web consulting), integrating solutions of its own with those deriving from a network of partnerships with world leaders in web solutions (Web integration) with technology partners such as Broadbase, Plutree, Neon, Applix, Midas Kapiti International, Documentum, Cisco, Siebel, Genesys and Digital Think.

In 2001, Webegg S.p.A. offered consultancy and services for the organisation and positioning of companies on the web using a multidiscipline approach and it broadened its specific skills in the sector of Interactive Design.

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In 2001, the company participated in the European Foundation for Quality Management (EFQM) quality award, obtaining the best placing among Italian companies and receiving an official mention; it also maintained its ISO 9000, TICK IT and environmental certifications.

TeleAp S.p.A. (100% owned) is a company offering advanced applications and services to improve and increase the efficiency of a company’s contacts with its customers via the traditional media and Internet (customer services).

Constant attention to the quality of the processes has enabled the company to obtain the ISO 9001 – 2000 (VISION 2000) certification, one of the first Italian companies to do so.

Software Factory (100% owned) was acquired in 2001 and offers organisational and IT services.

The company designs, develops and markets software programmes and systems, for itself and for third parties, for electronic data processing, providing consultancy to satisfy organisational, IT and telematics requirements. It also designs and implements integrated systems for data monitoring and management. Domus Academy S.p.A. (51% owned, acquired in 2001) is a post-graduate school of training activities in the field of industrial, graphic and fashion design and develops projects linked to the world of Internet and specific studies on Interactive Design themes.

Domus Academy organises periodic courses in Interactive Design and, as of 2002, will offer a master’s course in Interactive Design.

The areas covered regards digital information and the Web and their constant evolution linked to new technology (WAP, UMTS, GPRS).

In 2001, the Webegg Group had a consolidated turnover of 91.7 million euros, of which 54.2 million with customers outside the Olivetti Group (compared to 74.9 million euros of the pro-forma 2000 figures) and a net profit of 1.2 million euros.

Facility and Property Management: Olivetti Multiservices

Olivetti Multiservices is a group operating in property and the provision of global services and Facility Management; as well as managing the property portfolio of the Olivetti Group, in 2001 it achieved a noteworthy position in the outside market by being one of the top ten companies in the sector. Particular attention has been paid to the services market, where the growth rate of the past two years was confirmed, especially in Facility Management, where Olivetti Multiservices has been awarded major contracts throughout Italy.

Overall 2001 turnover was 97.6 million euros (72.7 million euros in 2000 in comparable terms), of which 30.1% deriving from the captive market and 69.9% from third parties (the latter posting a 23% increase compared to 2000). Property Management, mainly comprising rentals, purchases, restructuring and sales, represents 38.9% of turnover; the provision of global services (Facility Management), in which, as well as general services, are high added value activities such as energy management and the planning and running of technology facilities, accounted for 61.1%.

The net profit as adjusted for consolidation purposes was 1.7 million euros, worthy of note when considering that Olivetti Multiservices has only been fully operational since 1 January 1999 following the contribution of the business from Olivetti S.p.A..

353 persons were employed at 31 December 2001, compared to 302 at 31 December 2000.

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Human Resources

At 31 December 2001, the employees of the Olivetti Group companies included in the consolidation numbered 116,020 (120,973 at 31 December 2000).

(employees)	31.12.2001	31.12.2000		Changes
Olivetti S.p.A.	89	109		(20)
Finance companies	8	9		(1)
Telecom Italia Group	109,956	114,669		(4,713)
Olivetti Tecnost Group	4,896	5,373		(477)
Webegg Group	718	461		257
Property and services businesses	353	352	(*)	1

Total Olivetti Group	116,020	120,973		(4,953)

(*)	Including 50 employees in O.S.A. excluded from the consolidation area at 31 December 2001.

There was a net decrease of 4,713 employees at the Telecom Italia Group, the main item being the 5,460 reduction in staff at Telecom Italia S.p.A., comprising 5,562 departures, 693 net transfers to other Group companies and 795 new hirings.

The change in the area of consolidation essentially involved the International Operations Business Unit (which reported the most significant numerical changes: the exclusion of the Nortel Inversora Group with –7,498 staff and the inclusion of Entel Chile with +4,681 staff), Mobile (new companies in Brazil) and Internet and Media (increases in the media and IT activities), with a virtually unchanged final balance (0.1%).

Olivetti Tecnost Group staff decreased by 477, of whom 250 in Italy and 227 abroad: in particular, the net decrease of 250 in Italy is attributable to 382 resignations, 14 net transfers to other Olivetti Group companies and 10 for the disposal of a business, partially offset by 114 new hirings and 42 new staff for the acquisition of Aprimatic.

Webegg Group staff increased by 257, mainly due to new hirings (175) and the acquisition of the equity investments in Domus Academy (6) and Software Factory (157), as well as 84 resignations.

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Financial Review

The Group

The full-year operating results for 2001 and the balance-sheet values as at 31 December 2001 were strongly influenced by the changes in the consolidation area.

With regard to the Telecom Italia Group, the consolidation does not include the operating results and balance-sheet values of the Nortel Inversora Group, which at 31 December 2000 was consolidated on a proportional basis. In order to permit comparisons between data for the two years, comments on 2001 operations and balance-sheet values refer to 2000 consolidated data restated to exclude the Nortel Inversora Group.

Furthermore, the 2001 consolidation includes the income statement of the Seat Group, which was acquired at the end of 2000; at 31 December 2000, only the balance sheet of the Seat Group was consolidated on a line-by-line basis.

* * *

For financial 2001, the Olivetti Group posted a consolidated net loss of 3,090 million euros, or a consolidated net loss of 1,791 million euros before amortisation of goodwill on purchases of Telecom Italia shares (1,299 million euros). The result was largely due to high non-recurring costs charged to the year. In 2001, the Group reported a net loss of 940 million euros (net income of 111 million excluding the 1,051 million euros amortisation charge on goodwill on purchase of Telecom Italia shares).

At 31 December 2001, the Olivetti Group’s total shareholders’ equity amounted to 26,353 million euros (12,729 million euros pertaining to the Group) compared to 30,529 million euros at 31 December 2000 excluding the Nortel Inversora Group (13,856 million euros pertaining to the Group). The decrease of 4,176 million euros arose from the loss for the year of 3,676 million euros (of which 3,090 million euros pertaining to the Group), dividends totalling 2,461 million euros (of which 255 million euros for Olivetti S.p.A. and 2,206 million euros for the Telecom Italia Group) and other net decreases totalling 463 million euros, offset in part by share capital increases subscribed during the year for 2,424 million euros.

Net financial indebtedness at 31 December 2001 totalled 38,362 million euros, an increase of 2,634 million euros compared to 35,728 million euros at 31 December 2000 restated to exclude debt at the Nortel Inversora Group and permit comparison between the two years.

Capital investments amounted to 11,565 million euros.

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Group business performance

2001 business performance is reflected in the reclassified statement of income set out below, which also includes data for 2000. The statement classifies income components by nature, with separate disclosure of non-recurring income and expense items.

To permit comparison, comments on 2001 operations refer to 2000 data restated to exclude the Nortel Inversora Group from the consolidation.

(in millions of euros)	Year 2001%		Year 2000 restated	%	Year 2000 original	%
Net revenues	32,016	100.0	28,374	100.0	30,116	100.0
Operating costs:
Labour	(4,877)	(15.2)	(4,937)	(17.4)	(5,219)	(17.3)
Materials and services	(13,458)	(42.1)	(11,186)	(39.4)	(11,745)	(39.0)
Grants	26	0.1	21	0.1	21	0.1
Depreciation of tangible assets	(4,080)	(12.7)	(4,179)	(14.7)	(4,561)	(15.1)
Amortisation of intangible assets:
Consolidation goodwill	(2,278)	(7.1)	(1,370)	(4.9)	(1,413)	(4.7)
Other	(1,283)	(4.0)	(970)	(3.4)	(982)	(3.3)
Provisions for writedowns and risks	(758)	(2.4)	(654)	(2.3)	(749)	(2.5)
Other income, net	30	0.1	13	—	9	—

Result before interest and taxes (EBIT) and non recurring income and charges	5,338	16.7	5,112	18.0	5,477	18.2

Non recurring income:
Gains on disposals and other non-recurring income (*)	999	3.1	1,705	6.0	1,705	5.7
Non recurring costs:
Losses on disposals and other non-recurring charges (*)	(4,354)	(13.6)	(1,583)	(5.6)	(1,613)	(5.4)

EBIT	1,983	6.2	5,234	18.4	5,569	18.5

Income from equity investments, net	221	0.7	391	1.4	392	1.3
Financial charges, net	(3,105)	(9.7)	(1,673)	(5.9)	(1,831)	(6.1)
Value adjustments to financial assets	(2,196)	(6.9)	(1,194)	(4.2)	(1,206)	(4.0)

Result before taxes and minority interests	(3,097)	(9.7)	2,758	9.7	2,924	9.7

Taxes	(579)	(1.8)	(1,813)	(6.4)	(1,923)	(6.4)
Minority interests	586	1.8	(1,885)	(6.6)	(1,941)	(6.4)

Net result for the year	(3,090)	(9.7)	(940)	(3.3)	(940)	(3.1)

(*)	The amounts concerning the Telecom Italia Group have been classified as extraordinary items in the consolidated accounts of this latter.

Group revenues for 2001 totalled 32,016 million euros, of which 30,818 million euros for the Telecom Italia Group, an increase of 12.8%, after deconsolidation of the Nortel Inversora Group from the 2000 figure (+ 2.5% at constant size, considering companies present in both years). Telecom Italia Group accounted for 96.3% of total revenues and achieved growth of 13.4% (i.e., excluding the Nortel Inversora Group); net of amounts due to other telecommunications operators, revenues totalled 27,104 million euros and rose by 2,649 million euros from 2000 (+ 10.8%).

The 3,649 million euros revenue growth at the Telecom Italia Group reflected positive performance in mobile telephone services and the contributions of the new companies included in the consolidation, in

29	Report on Operations

particular the Entel Chile Group (1,247 million euros) and the Seat Pagine Gialle Group (1,707 million euros), which were offset in part by the exclusion from the consolidation of the manufacturing and system installation companies (Sirti and Italtel groups).

The growth of the mobile telephone services business was flanked by a reduction in revenues from wire-line telephone services, where, despite a significant increase in minutes, traffic revenues reflected a reduction in the average traffic yield (retail and wholesale), from 5.5 euro cents per minute in 2000 to 3.9 euro cents per minute in 2001.

Olivetti Group – Third party revenues (in millions of euros)	Year 2001	Year 2000	Changes absolute	%
Telecom Italia Group	30,817.6	27,169.0	3,648.6	13.4
Olivetti Tecnost Group	1,075.7	1,120.0	(44.3)	(4.0)
Olivetti Multiservices	68.2	55.2	13.0	23.6
Webegg Group	54.2	29.5	24.7	83.7

Total Group (*)	32,015.7	28,373.7	3,642.0	12.8

Nortel Inversora Group (excluded from the consolidation area in the year 2001)	—	1,742.0	(1,742.0)

Total Group	32,015.7	30,115.7	1,900.0	6.3

(*)	comparison with restated amounts

Operating costs and other net charges totalled 26,678 million euros in 2001 (of which 24,074 million euros for the Telecom Italia Group), an increase of 3,416 million euros from 2000 (23,262 million euros, of which 20,617 million euros for the Telecom Italia Group). As a percentage of revenues, excluding amortisation of consolidation goodwill, the heading decreased by 0.9 percentage points (76.2% in 2001, against 77.1% the previous year).

Costs of materials and services rose by 2,272 million euros, mainly as a result of the inclusion of the Entel Chile Group and the Seat Pagine Gialle Group in the consolidation (whose 2001 consumptions amounted overall to 1,693 million euros), higher costs at Telecom Italia due to rents of 252 million euros on property transferred to IM.SER (offset by lower amortisation charges) and higher costs for the operation and development of mobile telecommunications services in and outside Italy; such increases were offset only in part by the exclusion of the manufacturing and installation companies from the consolidation area. Costs for the year included contributions totalling 524 million euros to public authorities for the operation of telecommunications services, of which 290 million euros for Telecom Italia, 182 million euros for TIM and 52 million euros for overseas subsidiary companies.

The ratio of costs of materials and services to revenues rose to 42.1% from 39.4% in 2000.

Labour costs, at 4,877 million euros, were largely unchanged (–60 million euros) from 2000. They reflected the exclusion of the Sirti and Italtel groups from the consolidation for 383 million euros and lower labour costs at Telecom Italia, as a result of the reduction in the workforce due to the application of mobility schemes, offset to a large extent by the inclusion in the consolidation of the Entel Chile Group (114 million euros) and the Seat Pagine Gialle Group (360 million euros). As a proportion of revenues, labour costs decreased from 17.4% in 2000 to 15.2% in 2001.

Depreciation and amortisation charges amounted to 7,641 million euros (6,519 million euros in 2000). They included charges totalling 3,561 million euros in respect of intangible fixed assets (of which 2,278

30	Report on Operations

million euros for goodwill on the acquisition of equity investments in controlled companies) and 4,080 million euros in respect of tangible fixed assets. The overall increase of 1,122 million euros arose mainly from higher goodwill amortisation charges (+908 million euros, of which 574 million euros for the acquisition of Seat Pagine Gialle, 102 million euros for the acquisition of Jet Multimedia and 99 million euros for the companies in the Seat Pagine Gialle group), which were offset only in part by the reduction of 99 million euros in depreciation charges on tangible fixed assets, which related almost entirely to the Telecom Italia Group.

Provisions for writedowns and risks amounted overall to 758 million euros (654 million euros in 2000) as follows:

•	733 million euros for the Telecom Italia Group (588 million euros in 2000) including:

•	455 million euros for writedowns on trade receivables (specifically, 159 million euros at Telecom Italia, 73 million euros at the Seat Pagine Gialle Group, 57 million euros at the Entel Chile Group and 52 million euros at TIM);

•	278 million euros for provisions for risks and charges, which increased by 132 million euros from 2000 chiefly as a result of the inclusion in the consolidation of the Seat Pagine Gialle Group (31 million euros) and higher provisions at Telespazio (+48 million euros) largely due to the termination of the Astrolink project;

•	25 million euros for provisions and writedowns at other Olivetti Group companies.

EBIT before non-recurring income and charges for 2001 therefore amounted to 5,338 million euros, an improvement of 226 million euros (+4.4%) from the previous year (5,112 million euros).

Non-recurring income amounted to 999 million euros (1,705 million euros in 2000). It consisted of 465 million euros for capital gains from the year’s disposals (1,408 million euros in 2000) and 534 million euros for sundry income (297 million euros in 2000).

Capital gains from disposals totalled 465 million euros, of which 392 million euros for the Telecom Italia Group, as follows:

•	170 million euros from the sale to the Lehman Brothers Group of 70% of Mirror International Holding (to which the equity investments in satellite companies were transferred);

•	94 million euros from the sale of 30% of Mediterranean Nautilus S.A. to Israel’s F.T.T. Investment;

•	128 million euros from other disposals.

Capital gains for the other Group companies amounted to 73 million euros, as follows:

•	29 million euros from the increase in shareholders’ equity at Lottomatica as a result of the share premium raised through the initial public offering, with regard to the portion held directly by Olivetti S.p.A.;

•	43 million euros from the sale of the residual equity investment in Globespan Virata Corp.;

•	1 million euros from the sale of minority shareholdings.

Other non-recurring income amounted to 534 million euros; this included 460 million euros for the Telecom Italia Group, as follows:

•	32 million euros from the partial annulment by the Public Administration Central Court of the fine imposed on TIM by the Antitrust authority for alleged violation of antitrust regulations;

•	120 million euros from reversal to income of prior-year excess provisions;

•	308 million euros of other income.

31	Report on Operations

The 74 million euros of other non-recurring income for the other Group companies included:

•	14 million euros for insurance compensation for damages suffered by Olivetti Tecnost and Olivetti Multiservices as a result of floods in Piedmont and the Aosta Valley in the autumn of 2000;

•	12 million euros from the sale of receivables due from authorities of the Russian Federation, which had previously been written off in full under the allowance for doubtful accounts;

•	a 10 million euros adjustment on the sale price of the equity investments in Olivetti Ricerca and Modinform, following official recognition to these companies of state grants for R&D activities;

•	a 4 million euros adjustment on the sale price of the equity investment in O.i.S. relating to prior years;

•	8 million euros as a result of the offer on the market of unexercised rights relating to the share capital increases arranged in 2001 by Olivetti S.p.A.;

•	26 million euros of other income.

Non-recurring charges amounted overall to 4,354 million euros (1,583 million in 2000); they included 3,947 million euros at the Telecom Italia Group, as follows:

•	2,984 million euros of goodwill writedowns relating to consolidated companies (9Télécom Group, Entel Bolivia, Entel Chile Group, Maxitel Group, Tele Celular Sul Group, Tele Nordeste Celular Group, MED1 Group and some companies in the Seat Pagine Gialle Group) and to companies valued with the equity method (Globo.com, Solpart Participaçoes and Telekom Austria), as well as other provisions relating to equity investments. These writedowns were made applying the Group’s accounting policies consistenly with the prior years, to reflect new business plans and market trends;

•	380 million euros of charges relating to personnel retirements and mobility schemes (including 203 million euros at Telecom Italia S.p.A.);

•	248 million euros provided for charges connected to the sale of the equity investment in Stream in connection with the agreement with Vivendi/Canalplus;

•	77 million euros for an extraordinary contribution payment to the Italian national insurance board (INPS) – pursuant to the 2000 state budget for the three-year period 2000/2002 – to cover increased financial requirements following the integration of the Telephone Companies Employees Security Fund (FPT) with the Employees Pension Fund;

•	85 million euros following the decision to restructure the La7 broadcaster and terminate a series of contracts;

•	84 million euros of financial charges accruing on the liability to the INPS for the FPT Fund, which, following the 2000 state budget, has now been integrated with the Employees Pension Fund;

•	89 million euros of other charges.

Non-recurring charges for the other Group companies amounted to 407 million euros, as follows:

•	190 million euros in respect of risks on equity investments;

•	43 million euros of re-organisation charges at the Olivetti Tecnost Group;

•	15 million euros paid to the outgoing Chief Executive Officer of Olivetti S.p.A. for settlement and waiver of all claims;

•	9 million euros of damages caused by the floods in the Canavese area in the autumn of 2000;

•	150 million euros of other charges, including 97 million euros of consolidation adjustments, offset with a similar amount as an adjustment to writedowns of consolidation goodwill recorded by Telecom Italia.

32	Report on Operations

EBIT after the above non-recurring charges, was positive, at 1,983 million euros, but down from 5,234 million euros reported in 2000.

Net income from equity investments totalled 221 million euros (391 million in 2000) and included 154 million for the Telecom Italia Group (301 million in 2000), consisting largely of dividends from investee companies and net gains from the sale of equity investments in listed companies.

The residual amount of 67 million euros included 24 million euros from the sale of rights on Olivetti shares in the Olivetti International portfolio.

Interest expense and other net financial charges amounted to a total of 3,105 million euros (1,673 million euros in 2000), of which 2,153 million euros related to the Telecom Italia Group (609 million euros in 2000) and 952 million euros to the other Group companies (1,064 million euros in 2000).

Net financial charges at the Telecom Italia Group increased by 1,544 million euros as a result of the Group’s increased financial exposure, the impact of consolidation of the income statements of the Maxitel Group (net financial charges of 187 million euros), the Seat Pagine Gialle Group (85 million euros) and the Entel Chile Group (67 million euros), and charges arising from the re-negotiation of Telecom Italia put/call options on Seat shares (569 million euros).

Net financial charges for the other companies decreased by 112 million euros, due to lower average financial exposure as a result of the share capital increases subscribed during the year and also to debt-refinancing at lower servicing charges through the liquidity raised by the capital increases and bond issues.

Value adjustments to financial assets generated an overall charge of 2,196 million euros (1,194 million euros in 2000), of which 1,955 million euros for the Telecom Italia Group (1,147 million euros in 2000) and 241 million euros for the other Group companies (47 million euros in 2000).

Value adjustments for the Telecom Italia Group (1,955 million euros) included 316 million euros for the Group’s share of profit and losses of companies valued with the equity method, including amortisation of goodwill arising on acquisition; the heading reflected the loss posted by IS Tim (334 million euros) as a result of start-up costs and the impact of the currency crisis in Turkey with application of inflation accounting procedures, the writedown of Stream (241 million euros), the writedown of listed shares and securities held as current assets to reflect market values (291 million), the 238 million euros loss posted by the Nortel Inversora Group (as a result of the economic crisis in Argentina, in particular exchange rate losses on debt and writedowns of securities) and the 259 million euros writedown of Astrolink charged by Telespazio upon termination of the project.

Value adjustments relating to the other Group companies amounted to 241 million euros (47 million euros in 2000), as follows:

•	for 100 million euros, the writedown on 41.4 million Telecom Italia shares held as current assets in the securities trading portfolio, to the share price at 28 December (9.60 euros per share);

•	for 118 million euros, the writedown on 174.2 million Seat Pagine Gialle shares, held as current assets until 30 June and subsequently reclassified under financial fixed assets, in line with the strategy of the new reference shareholder;

•	for 23 million euros, other securities.

33	Report on Operations

Income taxes for 2001 amounted to 579 million euros (1,813 million euros in 2000), relating in the main to the Telecom Italia Group (951 million euros) and to other Olivetti investee companies (24 million euros), offset by tax benefit (net of current taxes and tax consolidation adjustments) at Olivetti S.p.A. through use of the deferred tax reserve.

Income attributable to minority interests amounted to 586 million euros (compared to a loss of 1,885 million euros in 2000) and consisted chiefly of earnings attributable to Telecom Italia Group minority shareholders.

As a result, the Group posted a net loss for 2001 of 3,090 million euros (a loss of 940 million euros in 2000); excluding amortisation of goodwill on the acquisition of Telecom Italia, the Group net loss amounted to 1,791 million euros (net earnings of 111 million euros in 2000).

Analysis of the Group balance sheet

The reclassified balance sheet of the Olivetti Group at 31 December 2001 is set out below:

(in millions of euros)	31.12.2001%		31.12.2000 Restated	%	31.12.2000 Original	%
Short-term assets:
Financial resources	8,641	9.2	7,065	7.6	7,234	7.6
Operating assets	15,250	16.2	13,860	15.2	14,426	15.1

Total short-term assets	23,891	25.4	20,925	22.8	21,660	22.7

Medium/long-term assets:
Financial assets	705	0.7	328	0.3	328	0.3
Intangible fixed assets	39,220	41.6	39,174	42.7	39,640	41.6
Tangible fixed assets	22,097	23.5	21,072	22.9	23,776	25.0
Other assets	8,314	8.8	10,333	11.3	9,956	10.4

Total medium/long-term assets	70,336	74.6	70,907	77.2	73,700	77.3

Total assets	94,227	100.0	91,832	100.0	95,360	100.0

Short-term liabilities:
Short-term debt	9,961	10.6	17,171	18.7	17,601	18.5
Operating liabilities	17,010	18.0	14,381	15.7	14,957	15.6

Total short-term liabilities	26,971	28.6	31,552	34.4	32,558	34.1

Medium/long-term liabilities:
Medium/long-term debt	37,747	40.1	25,950	28.3	27,485	28.8
Other medium/long-term liabilities	3,156	3.3	3,801	4.1	3,951	4.2

Total medium/long-term liabilities	40,903	43.4	29,751	32.4	31,436	33.0

Total liabilities	67,874	72.0	61,303	66.8	63,994	67.1

Total shareholders’ equity	26,353	28.0	30,529	33.2	31,366	32.9

Total liabilities and shareholders’ equity	94,227	100.0	91,832	100.0	95,360	100.0

34	Report on Operations

Short-term assets at 31 December 2001 amounted to 23,891 million euros compared to 20,925 million euros at 31 December 2000.

Financial resources (including financial receivables and accrued interest income) totalled 8,641 million euros at 31 December 2001 compared to 7,065 million euros at 31 December 2000. The increase of 1,576 million euros arose from an increase of 2,353 million euros for non-Telecom Italia companies (mainly as a result of share capital increases at Olivetti S.p.A.), set against a decrease of 777 million euros in financial resources at the Telecom Italia Group.

The net increase of 1,390 million euros in short-term operating assets arose from an increase of 1,850 million euros for the Telecom Italia Group and a decrease of 460 million euros for the other companies. The net increase of 1,850 million euros at the Telecom Italia Group arose as follows:

•	an increase of 457 million euros in trade receivables following the inclusion in the consolidation of the Entel Chile Group (+337 million euros) and higher receivables at the Seat Pagine Gialle Group, at Tele Sistemi Ferroviari and at Telespazio;

•	an increase of 1,393 million euros in other assets, largely for prepaid taxes for the TIM Group and Telecom Italia.

The short-term operating assets of the other companies decreased by 460 million euros, including 304 million euros for Seat Pagine Gialle shares held (directly or indirectly) by Olivetti, which were classified under financial fixed assets in 2001, and 295 million euros for other net decreases, arising mainly from lower deferred tax assets on dividends recorded on accrual, offset by 139 million euros for the equity investment in Lottomatica, which was classified under current assets at 31 December 2001 in connection with take-up of the public tender offer at the beginning of 2002.

Medium/long-term assets amounted to 70,336 million euros, a net decrease of 571 million euros from 70,907 million euros at 31 December 2000.

Specifically, financial medium/long-term assets at 31 December 2001 amounted to 705 million euros and consisted of the prepayment of the redemption premium on the “Olivetti 1.5% 2001-2004” and “Olivetti 1.5% 2001-2010 bonds” issued by the Parent Company in 2001 and on the “2000-2005 bond exchangeable for Telecom Italia shares” issued by Olivetti Finance N.V. in 2000, for residual amounts not accruing in 2001.

The 377 million euros increase mainly arose from the prepayment of the redemption premium relating to loans issued by the Parent Company in 2001, for amounts not accruing in 2001.

Intangible fixed assets amounted to 39,220 million euros compared to 39,174 million euros at the end of 2000, an increase of 46 million euros; this reflected an increase of 1,182 million euros for the Telecom Italia Group, offset by a decrease of 1,136 million euros for the other companies, mainly due to the effect of amortisation of consolidation goodwill at the Telecom Italia Group. The net increase of 1,182 million euros at the Telecom Italia Group included 1,174 million euros for goodwill on acquisitions during the year (mainly Entel Chile) and 2,736 million euros for other investments including the cost of the new mobile phone service licences in Brazil and Greece, offset by amortisation and write-downs of consolidation goodwill for a total of 1,966 million euros and other net decreases for 762 million euros.

Tangible fixed assets rose by 1,025 million euros and related entirely to the Telecom Italia Group (1,036 million euros), largely as a result of the inclusion of the Entel Chile Group in the consolidation.

35	Report on Operations

Other medium/long-term assets decreased by 2,019 million euros, of which 2,074 million euros for the Telecom Italia Group reflecting the balance on payments to investee companies (1,659 million euros), writedowns of foreign equity investments applied in compliance with the new strategic guidelines (1,078 million euros), the cancellation by Telecom Italia of treasury savings stock on re-denomination of share capital in euros (662 million euros), and the consolidation of the Entel Chile Group and the Holding Media e Comunicazione Group (ex Cecchi Gori Communications).

Short-term liabilities at 31 December 2001 amounted to 26,971 million euros, a decrease of 4,581 million euros from 31,552 million euros at 31 December 2000.

Specifically, short-term debt (9,961 million euros at 31 December 2001) decreased by 7,210 million euros, of which 6,004 million euros for the Telecom Italia Group and 1,206 million euros for the other Group companies.

The reduction in Telecom Italia Group short-term debt was due to cash flow from operating activities and from financing activities, which increased as a result of Group debt refinancing operations.

The short-term debt of the other companies decreased by 1,206 million euros, mainly due to lower requirements following the Parent Company capital increases subscribed in 2001, and maturity of the Olivetti 1994-2001 bond.

Short-term operating liabilities increased by 2,629 million euros, of which 2,226 million euros for the Telecom Italia Group, mainly due to the inclusion of the Entel Chile Group in the consolidation, higher payables for the Mobile business, the Latin American Nautilus Group and Netsiel, and the increase in provisions for risks and charges, offset in part by the reduction in trade payables at Telecom Italia and Telespazio. The increase in the reserve for risks and charges largely reflected extraordinary provisions for Telecom Italia Group equity investments (provided in accordance with the new strategic guidelines), charges arising from the re-negotiation of Telecom Italia put/call options on Seat shares, and charges relating to the sale of Stream.

Medium/long-term liabilities amounted to 40,903 million euros, an increase of 11,152 million euros from 29,751 million euros at 31 December 2000.

Specifically, medium/long-term debt amounted to 37,747 million euros, of which 16,083 million for the Telecom Italia Group; Telecom Italia Group medium/long-term debt increased by 9,350 million euros, chiefly due to the restructuring of Group debt, for which bonds were issued directly by Telecom Italia and through Sogerim, as part of the Global Medium-Term Note Programme.

Debt for the other Group companies increased by 2,447 million euros as a result of new bonds issued by Olivetti S.p.A. for 4,588 million euros, new subscriptions totalling 800 million euros of Olivetti International Finance N.V. bonds and the negotiation of new borrowings for 225 million euros, offset by early repayments for 2,896 million euros and transfers to current portions due totalling 270 million euros.

Medium/long-term non-financial liabilities decreased by 645 million euros, of which 484 million euros for non-Telecom Italia Group companies consisting of 480 million euros from partial use of the Parent Company reserve for deferred taxes.

36	Report on Operations

Capital invested at 31 December 2001 and related funding is illustrated in the table below:

	31.12.2001 (a)%		31.12.2000 Restated (b)%		31.12.2000 Original	%
(in millions of euros)
Short-term operating assets	15,250	22.5	13,860	19.8	14,426	19.8
Short-term operating liabilities	(17,010)	(25.1)	(14,381)	(20.5)	(14,957)	(20.5)

Operating working capital	(1,760)	(2.6)	(521)	(0.7)	(531)	(0.7)
Intangible fixed assets	39,220	57.8	39,174	55.9	39,640	54.4
Tangible fixed assets	22,097	32.6	21,072	30.1	23,776	32.6
Other assets	8,314	12.2	10,333	14.7	9,956	13.7

Capital invested (A)	67,871	100.0	70,058	100.0	72,841	100.0

Medium/long-term non financial liabilities	3,156	4.6	3,801	5.4	3,951	5.5
Minority interests	13,624	20.1	16,673	23.8	17,510	24.0
Group shareholders’ equity	12,729	18.8	13,856	19.8	13,856	19.0

Total non financial sources (B)	29,509	43.5	34,330	49.0	35,317	48.5

Net financial indebtedness (A–B)	38,362	56.5	35,728	51.0	37,524	51.5

Capital invested (67,871 million euros) decreased by 2,187 million euros from the previous year. Of the total, 43.5% was funded by non-financial sources, mainly total shareholders’ equity (26,353 million euros, down by 4,176 million euros from 30,529 million euros at 31 December 2000 as previously analysed). Net financial indebtedness funded the remaining 56.5% (51% at 31 December 2000).

Olivetti Group net financial indebtedness at 31 December 2001 amounted to 38,362 million euros, an increase of 2,634 million euros from 35,728 million euros at 31 December 2000 excluding debt at Nortel Inversora, which was deconsolidated to permit comparison with 2001.

(in millions of euros)	31.12.2001 (a)	31.12.2000 Restated (b)	31.12.2000 Original	Changes (a–b)
Short-term portions of medium/long-term debt	1,939	2,359	2,750	(420)
Other payables to banks and other lenders	7,133	14,177	14,177	(7,044)
Interest accruals and deferrals	889	636	675	253
Liquid funds	(7,322)	(5,512)	(5,681)	(1,810)
Financial receivables	(894)	(1,210)	(1,210)	316
Interest accruals and prepayments	(425)	(344)	(344)	(81)

Total short-term net financial indebtedness (A)	1,320	10,106	10,367	(8,786)

Bonds and other medium/long term debt	37,747	25,950	27,485	11,797
Medium/long-term interest accruals and prepayments	(705)	(328)	(328)	(377)

Total medium/long-term net financial indebtedness (B)	37,042	25,622	27,157	11,420

Total net financial indebtedness (A+B)	38,362	35,728	37,524	2,634

37	Report on Operations

Analysis by company

(in millions of euros)	31.12.2001 (a)	31.12.2000 Restated (b)	31.12.2000 Original	Changes (a–b)
Telecom Italia Group	21,942	17,233	19,029	4,709)
Olivetti S.p.A., finance companies and other operating companies	16,420	18,495	18,495	(2,075)

Total net financial indebtedness	38,362	35,728	37,524	2,634

The year’s financial requirement of 2,634 million euros arose as follows:

(in millions of euros)	Year 2001
Telecom Italia Group
Capital expenditure	6,990
Goodwill	1,174
Financial investments	3,093
Payment of dividends:
to Olivetti S.p.A.	891
to third parties	2,206
Other financial requirements	577
Operating cash flows	(8,783)
Disposals	(1,439)

Telecom Italia Group financial requirement	4,709

Other companies
Net proceeds from Olivetti S.p.A. capital increases	(2,382)
Dividend proceeds from Telecom Italia S.p.A.	(891)
Dividend payments from Olivetti S.p.A.	255
Financial charges and other disbursements, net	943

Financial surplus of other companies	(2,075)

Total net financial requirement	2,634

* * *

The main financial operations of 2001 are described below:

Telecom Italia Group

•	On 10 January 2001 Telecom Italia completed its savings share buy-back authorised by the Ordinary Shareholders’ Meeting of 14 January 2000; with this operation Telecom Italia purchased a total of approximately 113 million treasury savings shares (representing approximately 5.2% of savings capital and approximately 1.5% of total capital), for the equivalent of approximately 711 million euros.

•	On 10 April 2001 the subsidiary company Sogerim placed a bond on international markets for a total of 6,000 million euros. The issue was subdivided into three tranches: the first, consisting of floating rate notes for 1 billion euros, maturing on 20 April 2004; the second, consisting of fixed coupon bonds for 3,000 million euros, maturing on 20 April 2006; the third, consisting of fixed coupon bonds for 2,000 million euros, maturing on 20 April 2011.

38	Report on Operations

•	The Telecom Italia S.p.A. Extraordinary Shareholders’ Meeting of 3 May approved the conversion of share capital in euros through re-denomination of the par value of ordinary and savings shares and the rounding-up of par value from 1,000 Italian lire (equivalent to 0.5165 euros) to 0.55 euros, in part through cancellation of treasury stock and for the remainder through the transfer of a part of equity reserves to share capital.

•	In June 2001, Telecom Italia successfully completed its first issue of asset-backed securities guaranteed by telephone bills, for a total of 700 million euros, through the TI Securitisation Vehicle company. This was the first issue of this type ever made by a European telephone operator.

High investor demand meant it was possible to fix lower margins than those originally planned, at 19.7 and 34 basis points above Euribor respectively for the 100 million euros tranche at 18 months, the 150 million euros tranche at 3 years and the 450 million euros tranche at 5 years.

Demand for the securities, issued at a floating rate with AAA/Aaa/AAA ratings from Fitch, Moody’s and Standard & Poor’s, came from Italy for approximately 20% of the overall total and from overseas for the remaining 80%, mainly Spain, France, the United Kingdom and Germany.

•	On 7 August 2001, Telecom Italia negotiated the partial renewal of a credit line provided by 36 leading Italian and international banks, for 8 billion euros. The credit line has a 364 day term and is 5 billion euros lower than the previous credit line (13 billion euros), as a result of the medium/long-term consolidation of Group debt through bond issues in the first half of 2001.

•	The Telecom Italia ordinary Shareholders’ Meeting of 7 November 2001 carried a resolution for the buy-back, in one or more operations, of ordinary and savings shares for a maximum of 10% of share capital equivalent to a maximum of 1,500 million euros; the purchase price for each share may not be more than 15% above or below the average share price registered during the three sessions prior to each operation. The Meeting also authorised disposal of the shares thus acquired through sale or exchange, inclusive of any stock option plans that may be put in place; in the event of a sale, the price may not be lower than the lowest purchase price; the shares may also be used to service the exercise of bonds or warrants. The price limit will not apply in the event of sales to employees and/or directors and/or consultants of the company, in connection with stock option plans. The share buy-back was authorised for a period of 18 months.

•	In December 2001 a bond issued by Telecom Italia as part of the Group’s “Global Note Programme” was subscribed in full. In response to high investor demand, the original amount of 1 billion euros was raised to 1.5 billion euros.

Institutional investor interest allowed the margin originally offered to be reduced to an overall yield of 100 basis points over Euribor. The coupon does not contain “step-up” clauses. The bond characteristics are as follows:

Amount:	1,500,000,000 euros
Regulation date:	21 December 2001
Term:	3.5 years
Floating rate coupon:	3 months Euribor + 0.95%
Payment of first coupon:	3 months after the regulation date
Redemption price:	100
Issue price:	99.837
Listing:	Luxembourg
Early redemption:	at the option of the issuer, at par, after the first 24 months, on a quarterly basis.

39	Report on Operations

The proceeds from the issue were used to repay part of Telecom Italia S.p.A. short-term loans; this extended the average maturity of Group debt, without affecting the overall volume.

Caboto – IntesaBci Group, JP Morgan Securities Ltd., Schroder Salomon Smith Barney and UniCredit Banca Mobiliare acted as lead managers and bookrunners.

•	At a meeting on 28 December 2001, the Finsiel Board of Directors decided to take up the public tender offer made by Tyche S.p.A. (De Agostini Group) on 100% of the shares of Lottomatica S.p.A., at a price of 6.55 euros per share, which was increased following the re-launch of the offer.

In executing the Board’s resolution, Finsiel subsequently tendered its equity investment in Lottomatica S.p.A., which amounted overall to 32,300,850 shares, representing 18.3% of the company’s capital. The sale raised approximately 212 million euros for Finsiel, with a capital gain of approximately 207 million euros.

Other companies in the Olivetti Group

•	As mentioned above, the share capital increase resolved by the Olivetti S.p.A. Board of Directors on 18 December 2000, whose terms and conditions were set by the Board of Directors on 9 February 2001, took place in early 2001.

Following the rights issue and subsequent offer on the stock market of unexercised rights (respectively 5.14% of shares and 3.04% of bonds), 348,249,405 shares with warrants were issued at 2.6 euros per share and 487,549,167 bonds were issued with a par value of 2.6 euros per bond.

The bonds are of the series “Olivetti 1.5% 2001-2004 convertible with redemption premium” with the following characteristics:

— maturity:	1 January 2004;
— nominal interest rate:	1.5% annual gross;
— redemption premium on maturity:	5.07759% gross of bond par value;
— actual yield on maturity:	3.25% annual gross;
— conversion period:	1 January 2002–15 December 2003.

•	On 9 February 2001, during the meeting held to set final conditions for the above-mentioned share capital increase, the Olivetti S.p.A. Board of Directors also carried a resolution partially reversing previous resolutions and approving a share capital increase to service a stock options plan for managers of the Parent Company and its subsidiaries for the three years 2002-2004.

•	At a meeting on 30 May 2001, the Olivetti S.p.A. Board of Directors approved the amendment to the 10 billion euros “Euro Medium Term Notes (EMTN)” programme (launched in July 1999) to include Olivetti S.p.A. as a possible issuer. It also approved the issue, under the programme, of a two-year non-convertible bond for a maximum amount of 400 million euros reserved exclusively for Italian professional investors and foreign institutional investors (excluding the USA), listed on the Luxembourg Stock Exchange. The resolution was implemented with the issue on 11 June 2001 of a 400 million euros bond, redeemable in full on maturity; the bond bears interest of 92 basis points over the Euro Overnight Index Average.

•	On 17 July, Olivetti instructed Lehman Brothers to re-open the “Olivetti International Finance N.V. 5 3/8% 1999-2004” bond of 4.5 billion euros and the “Olivetti International Finance N.V. 6 1/8% 1999-2009” bond of 1.75 billion euros.

40	Report on Operations

In view of high investor demand – orders were received for more than double the original amount of 500 million euros – Olivetti decided to raise the offer up to a total of 800 million euros.

The amount was subdivided into two tranches:

•	450 million euros on the “Olivetti International Finance N.V. 5 3/8% 1999-2004” bond, raising from an original amount of 4.5 billion euros to 4.95 billion euros; the re-offer price of this tranche was 99.596%, for a yield of 153 basis points over the French BTAN 3.50% July 2004 benchmark;

•	350 million euros on the “Olivetti International Finance N.V. 6 1/8% 1999-2009” bond, raising from an original amount of 1.75 billion euros to 2.1 billion euros, offered at a price of 94.956%, for a yield of 248 basis points over the German Bund 4.50% July 2009 benchmark.

The two bonds currently bear a 0.45% coupon step-up, in relation to the credit protection package which was granted to investors. Lehman Brothers acted as Lead Manager and book runner for the operation, with Mediobanca as Senior Co-lead Manager.

Proceeds from the issue were used to refinance debt on more favourable terms.

•	On 27 December 2001, Olivetti announced its intention of accepting the public tender offer launched by Tyche S.p.A. (De Agostini Group) on 100% of the shares of Lottomatica S.p.A., at a price of 6.55 per share, increased following the relaunch of the offer.

Under agreements with the offerer, Olivetti subsequently tendered its equity investments in Lottomatica S.p.A., for an overall total of 27,451,550 shares, representing 15.6% of the company’s capital (of which 14.04% held directly by Olivetti S.p.A. and 1.56% by the subsidiary Olivetti International S.A.).

Also considering the 18.3% equity investment in Lottomatica held by Finsiel S.p.A., whose Board of Directors approved acceptance of the offer on 28 December 2001, the total proceeds for the Olivetti-Telecom Italia Group amounted to 391 million euros with an overall capital gain of 367 million euros, recorded in the accounts of the relevant companies.

•	As part of the programme to optimise sources of finance, on 31 December 2001 notes previously repurchased from the market in respect of the following bonds were cancelled:

•	“Olivetti Finance N.V. 1999-2004 floating rate” for a par value of 2,150 million euros

•	“Olivetti Finance N.V. 1% 2000-2005 exchangeable for Telecom Italia ordinary shares” for a par value of 500 million euros.

As from 31 December 2001, the par value of the above bonds decreased as follows:

•	“Olivetti Finance N.V. 1999-2004 floating rate” from 7,300 million euros to 5,150 million euros

•	“Olivetti Finance N.V. 1% 2000-2005” from 2,500 million euros to 2,000 million euros.

•	In November and December 2001 the offer of Olivetti shares and convertible bonds approved by the Board of Directors of 13 October 2001 under proxies granted by the Extraordinary Shareholders’ Meetings of 7 April 1999 and 13 October 2001 was successfully completed.

The bonds have a par value of 1 euro each, for the series “Olivetti 1.5% 2001-2010 convertible with redemption premium” with the following characteristics:

Issue date:	23 November 2001
Maturity:	1 January 2010
Coupon:	1.5% per annum paid annually as from 1 January 2003
Redemption premium on maturity:	18.37825% gross of bond par value
Actual yield on maturity:	3.5% per annum gross
Conversion period:	22 January 2002 / 15 December 2009

41	Report on Operations

Information by sector (CONSOB communication no. 98084143)

A) Information by business sector

The consolidated statement of income showing the results of the operating companies adjusted for consolidation purposes and the consolidated reclassified balance sheet showing the balances of these companies adjusted for consolidation purposes, are set out on the following pages. The results and balances for consolidation purposes differ from those disclosed in the companies’ respective statutory financial statements at 31 December 2001. The main consolidation adjustments are the elimination of intercompany gains and depreciation charges on assets transferred within the Group, the reversal of tax-related entries made largely in respect of depreciation, the valuation of equity investments (equity investments in subsidiary companies, by definition, appear in the consolidated accounts as the appropriate portion of the company’s net equity used for consolidation purposes) and other adjustments made to align the result of the individual companies with the accounting policies adopted by the Group.

42	Report on Operations

Olivetti Group - Income Statement for the year 2001 by company

(in millions of euros)	Olivetti S.p.A.	Finance companies	Telecom Italia Group
Third party revenues			30,817.6
Revenues from Olivetti Group companies

Total net revenues			30,817.6	100.0
Operating costs:
Labour	(13.1)	(0.6)	(4,647.2)	(15.1)
Materials and services	(17.0)	(2.1)	(12,574.6)	(40.8)
Grants			23.6	0.1
Depreciation of tangible assets	(1.0)	(0.1)	(4,034.3)	(13.1)
Amortisation of intangible assets:
Consolidation goodwill	(1,326.4)		(949.0)	(3.1)
Others	(68.0)	(2.3)	(1,197.5)	(3.9)
Value adjustments and provision for risks and charges	(3.3)	(0.5)	(732.3)	(2.4)
Other income (costs), net	3.9	(1.3)	37.2	0.1

Result before interest and taxes (EBIT) and non recurring income and charges	(1,424.9)	(6.9)	6,743.5	21.9

Non recurring income	54.8	59.9	851.6	2.8
Non recurring charges	(330.9)	(0.5)	(3,946.8)	(12.8)

EBIT	(1,701.0)	52.5	3,648.3	11.8

Income from equity investments	11.9	55.0	154.1	0.5
Other financial income and charges, net	(929.3)	(91.0)	(2,153.2)	(7.0)
Value adjustments to financial assets	(86.8)	(151.8)	(1,955.3)	(6.3)

Result before taxes and minority interests	(2,705.2)	(135.3)	(306.1)	(1.0)

Taxes	476.0	(0.1)	(950.9)	(3.1)
Minority interests			585.3	1.9

Net income for the year for consolidation purposes	(2,229.2)	(135.4)	(671.7)	(2.2)

43	Report on Operations

Olivetti Tecnost Group		Olivetti Multiservices		Webegg Group		Consolidation adjustments	Total Group
1,075.7		68.2		54.2			32,015.7
21.3		29.4		37.5		(88.2)

1,097.0	100.0	97.6	100.0	91.7	100.0	(88.2)	32,015.7	100.0

(167.0)	(15.2)	(15.4)	(15.8)	(34.0)	(37.1)		(4,877.3)	(15.2)
(850.0)	(77.5)	(58.3)	(59.7)	(44.3)	(48.3)	88.2	(13,458.1)	(42.1)
2.0	0.2						25.6	0.1
(30.4)	(2.8)	(12.8)	(13.1)	(1.4)	(1.5)		(4,080.0)	(12.7)

				(1.8)	(2.0)	(0.6)	(2,277.8)	(7.1)
(13.3)	(1.2)	(0.2)	(0.2)	(1.3)	(1.4)		(1,282.6)	(4.0)
(20.3)	(1.9)	(1.4)	(1.4)	(0.2)	(0.2)		(758.0)	(2.4)
(4.9)	(0.4)	(3.3)	(3.4)	(0.8)	(0.9)		30.8	0.1

13.1	1.2	6.2	6.4	7.9	8.6	(0.6)	5,338.3	16.7

26.6	2.4	4.9	5.0	0.3	0.3	0.8	998.9	3.1
(69.7)	(6.4)	(2.5)	(2.6)	(2.2)	(2.4)	(1.3)	(4,353.9)	(13.6)

(30.0)	(2.7)	8.6	8.8	6.0	6.5	(1.1)	1,983.3	6.2

							221.0	0.7
(9.8)	(0.9)	(2.8)	(2.9)	1.2	1.3	80.4	(3,104.5)	(9.7)
(1.7)	(0.2)			(0.4)	(0.4)		(2,196.0)	(6.9)

(41.5)	(3.8)	5.8	5.9	6.8	7.4	79.3	(3,096.2)	(9.7)

(14.5)	(1.3)	(4.1)	(4.2)	(5.1)	(5.6)	(80.4)	(579.1)	(1.8)
1.3	0.1			(0.5)	(0.5)	(0.7)	585.4	1.8)

(54.7)	(5.0)	1.7	1.7	1.2	1.3	(1.8)	(3,089.9)	(9.7)

44	Report on Operations

Olivetti Group - Balance Sheet as of 31 december 2001 by company

(in millions of euros)	Olivetti S.p.A.	Finance companies	Telecom Italia Group
Assets
Short-term assets	1,075	11,239	17,332
Medium/long term assets:
intangible	250	25	15,991
tangible	2		21,757
other	31,968	6,811	7,621

TOTAL ASSETS	33,295	18,075	62,701

Liabilities
Short-term liabilities	6,923	780	25,190
Medium/long-term liabilities	11,137	16,909	18,812

TOTAL LIABILITIES	18,060	17,689	44,002

TOTAL SHAREHOLDERS’ EQUITY	15,235	386	18,699

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	33,295	18,075	62,701

45	Report on Operations

Olivetti Tecnost Group	Olivetti Multiservices	Webegg Group	Consolidation adjustments	Total Group
827	82	81	(6,745)	23,891
34	1	19	22,900	39,220
91	242	3	2	22,097
19		6	(37,406)	9,019

971	325	109	(21,249)	94,227

667	121	36	(6,746)	26,971
111	32	6	(6,104)	40,903

778	153	42	(12,850)	67,874

193	172	67	(8,399)	26,353

971	325	109	(21,249)	94,227

46	Report on Operations

Olivetti Group - Analysis of capital invested as of 31 december 2001 by company

(in millions of euros)	Olivetti S.p.A.	Finance companies	Telecom Italia Group
Inventories			636
Third party trade receivables, net	1		8,262
Other assets	760	70	4,813

Short-term operating assets	761	70	13,711

Third party trade payables	25		6,401
Other liabilities	555	284	9,309

Short-term operating liabilities	580	284	15,710

Operating working capital	181	(214)	(1,999)

Medium/long-term assets:
intangible	250	25	15,991
tangible	2		21,757
other	31,473	498	7,621

A) CAPITAL INVESTED	31,906	309	43,370

Medium/long-term non-financial liabilities	349		2,729
Total shareholders’ equity	15,235	386	18,699

B) TOTAL NON FINANCIAL SOURCES	15,584	386	21,428

C) NET FINANCIAL INDEBTEDNESS (RESOURCES) (A-B)	16,322	(77)	21,942

47	Report on Operations

Olivetti Tecnost Group	Olivetti Multiservices	Webegg Group	Consolidation adjustments	Total Group
198	27			861
311	14	26	(1)	8,613
158	19	24	(68)	5,776

667	60	50	(69)	15,250

221	35	21	(18)	6,685
197	17	15	(52)	10,325

418	52	36	(70)	17,010

249	8	14	1	(1,760)

34	1	19	22,900	39,220
91	242	3	2	22,097
19		6	(31,303)	8,314

393	251	42	(8,400)	67,871

66	8	5	(1)	3,156
193	172	67	(8,399)	26,353

259	180	72	(8,400)	29,509

134	71	(30)		38,362

48	Report on Operations

B) Other information

It should be noted that:

•	intercompany transactions between different business sectors or geographical areas are executed at market prices and eliminated during consolidation;

•	a description of the types of products offered and services provided appears in the first half of the Report on Operations.

“Introduction of the euro” disclosure (CONSOB communication no. 98083971)

In 2001, the Telecom Italia Group completed adjustments to its information systems, which were performed in two phases:

•	in the first nine months of 2001, the software and data banks for all procedures affected by the introduction of the euro were modified and enhanced, both within the Group and in relation to external systems;

•	during the fourth quarter (final phase), contingency plans were formulated and tested and an “Independent verification and validation” was performed on key corporate systems, using suppliers, methodologies and tools other than those used in the adjustment phase, in order to identify any problems in time for the necessary corrections to be made.

Research & Development

In 2001 most of the Telecom Italia Group’s R&D operations were conducted by TILAB which has a staff of 1,080.

Activities consisted of study and testing in the wireline and mobile telecommunications areas and in the Internet area. Special attention was paid to enabling techniques (localisation, messaging and multimedia services), development of network design, planning and management tools, development and testing of local access techniques, and silicon solutions, products and architectures. Significant results were obtained with regard to the ADSL access modem and IP networking (network processor). Total R&D expenditure for 2001 amounted to approximately 137 million euros. Subsidies and low-interest loans for R&D expenses collected during the year or due to be collected by TI Lab amounted to approximately 10 million euros.

R&D expenditure at the Olivetti Tecnost Group amounted to 33 million euros, relating to vertical applications (in particular, the PR2 Enhanced bank printer, the Explor@ Internet-enabled non-fiscal cash register, the JPOS model in the retail sector), the Gaming area (with work on the M320, M340, M350, M370, M380 terminals, which are also intended for new non-European markets), the products Division (the Nomad Jet 100 printer, OFX 520/550/570/800 fax, Jet Lab 400/500/600, Life jet printer, XCC32, Linea @ Jet Linea and new applications for a photographic printer) and the printheads Division (in particular, developments in active and passive dies and research on monolithic printheads and new applications). R&D activities at Webegg focused on software products and organisation modules, for overall expenditure of approximately 1 million euros.

49	Report on Operations

The Parent Company

In 2001, the Parent Company Olivetti S.p.A. operated purely as a holding, mainly in the fixed and mobile telecommunications sector through its equity investment in the Telecom Italia Group and through controlling equity investments in other industries, including office and Internet products and services (Olivetti Tecnost S.p.A.), Internet services (Webegg Group), real estate, services and facilities management (Olivetti Multiservices S.p.A.).

In 2000, Tecnost S.p.A., a holding company controlled by Olivetti, was merged into and with Olivetti S.p.A.. Tecnost operations were included in the Tecnost statement of income until 30 September 2000 and as from 1 October 2000 in Olivetti S.p.A. accounts. Comparison of results for the two years and between the balance-sheet values as at 31 December 2001 and 2000 is therefore not meaningful; nevertheless, in the interest of full disclosure, data for the two years is illustrated below.

* * *

Olivetti closed 2001 with a net loss of 871 million euros, compared to net income of 870 million euros in 2000, due to lower dividends from Telecom Italia recorded on accrual and higher financial charges arising from the above-mentioned changes in the company structure.

Capital investments for 2001 totalled 584 million euros (260 million euros in 2000), of which 430 million euros related to equity investments (257 million euros in 2000) and 153 million euros to intangible assets (2 million euros in 2000).

At 31 December 2001, shareholders’ equity amounted to 15,235 million euros. The increase of 1,298 million euros from 13,937 million euros at 31 December 2000 arose from the share capital increases subscribed during the year offset in part by the loss for the year and dividend payouts.

Net financial indebtedness at the end of 2001 totalled 16,322 million euros, a decrease of 1,669 million euros from the end of 2000 (17,991 million euros), which arose largely as a result of the above-mentioned share capital increases.

50	Report on Operations

Business performance for 2001 is reflected in the income statement below, reclassified in compliance with the Consob model for industrial holding companies pursuant to communication no.94001437 of 23 February 1994.

(in millions of euros)	Year 2001	Year 2000	Changes
Financial income and charges
1. Income from equity investments	85	1,433	(1,348)
2. Other financial income	37	42	(5)
3. Interest and other financial charges	(966)	(408)	(558)

Total financial income and charges	(844)	1,067	(1,911)

Value adjustments to financial assets
4. Revaluations on equity investments	—	—	—
5. Write-downs on equity investments	(175)	(10)	(165)

Total value adjustments to financial assets	(175)	(10)	(165)

6. Other income from operations	15	17	(2)
Other costs from operations
7. Non-financial services received	(49)	(49)	—
8. Leases and rentals	(3)	(2)	(1)
9. Payroll	(13)	(12)	(1)
10. Depreciation, amortisation and write-downs	(64)	(36)	(28)
11. Provisions for risks	(192)	(15)	(177)
12. Other operational expenses	(3)	(4)	1

Total other costs from operations	(324)	(118)	(206)

Result from ordinary operations	(1,328)	956	(2,284)

Extraordinary income and charges
13. Income	23	27	(4)
14. Charges	(16)	(2)	(14)

Extraordinary income	7	25	(18)

Result before taxation	(1,321)	981	(2,302)

15. Taxation	450	(111)	561

Net income (loss) for the year	(871)	870	(1,741)

The year’s ordinary operations closed with a loss of 1,328 million euros compared to income of 956 million in 2000.

This result reflected:

•	122 million euros of financial income (1,475 million euros in 2000), including:

•	85 million euros of dividends and related tax credits (1,433 million euros in 2000), of which 73 million euros from Telecom Italia (recorded on accrual, in respect of 2001 income), 8 million euros from Lottomatica, 3 million euros from Mediobanca and 1 million euros from Finsiel, with a net decrease of 1,336 million euros mainly arising as a result of lower dividends from Telecom Italia (–1,329 million euros);

51	Report on Operations

•	37 million euros of other financial income (42 million euros in 2000) of which:

•	4 million euros from securities and reverse repurchase agreements accounted for under current assets (consisting largely of government securities);

•	4 million euros of interest income from subsidiary companies (on borrowings and interest-bearing current accounts) a decrease of 4 million euros from 2000;

•	9 million euros of interest income on bank current accounts, down 2 million euros from 2000;

•	9 million euros of interest income on receivables from tax authorities ceded without recourse in previous years;

•	10 million euros of exchange rate gains;

•	1 million euros of other income;

•	966 million euros of interest expense and other financial charges (408 million euros in 2000), including:

•	814 million euros relating to borrowings and interest-bearing current accounts in respect of subsidiary companies (331 million euros in 2000), of which 722 million euros to Olivetti Finance N.V. and 82 million euros to Olivetti Holding B.V., with an overall increase of 483 million euros largely due to the changes in the company structure as from 1 October 2000, following the Tecnost S.p.A. merger;

•	62 million euros on bond loans (14 million euros in 2000);

•	28 million euros on medium/long-term borrowings (28 million euros in 2000);

•	19 million euros for exchange rate losses (8 million euros in 2000);

•	29 million euros from use of bank credit lines (15 million euros in 2000);

•	14 million euros on other financial operations (12 million euros in 2000);

•	175 million euros for writedowns of equity investments in subsidiary companies (10 million euros in 2000), including:

•	108 million euros relating to 159.6 million Seat Pagine Gialle shares held as current assets until 30 June 2001 and subsequently reclassified under financial fixed assets, in accordance with the strategies of the new reference shareholder;

•	64 million euros relating to the equity investment in Olivetti Tecnost;

•	3 million euros relating to equity investments held as current assets;

•	15 million euros of other income from operations (17 million euros in 2000) consisting mainly (7 million euros) of the sum credited by Olivetti Finance N.V. as a result of the buy-back below par on the market (and subsequent cancellation) of part of the 500 million euros bond redeemable in Telecom Italia shares maturing in 2005 and simultaneous repayment by Olivetti S.p.A. of a borrowing for the same amount previously granted by Olivetti Finance N.V.;

•	324 million euros in other costs of operations (118 million euros in 2000), including:

•	49 million euros for non-financial services (49 million euros in 2000);

•	63 million euros for depreciation and amortisation (25 million euros in 2000), including 62 million euros in respect of intangible assets (24 million euros in 2000) of which 20 million euros for charges relating to share capital increases and bonds subscribed in 2001;

•	1 million euros for writedowns on receivables (11 million euros in 2000);

•	192 million euros for provisions to the reserve for future risks and charges relating to investee companies (15 million euros in 2000);

•	13 million euros for payroll costs and retirement incentives (12 million euros in 2000);

•	6 million euros in other costs of operations (6 million euros in 2000);

52	Report on Operations

Extraordinary operations generated net income of 7 million euros (25 million euros in 2000), consisting of income totalling 23 million euros and charges totalling 16 million euros.

Extraordinary income included 1 million euros for capital gains from equity investment disposals, 8 million euros for the sale on the stock market of unexercised rights for subscription of shares and bonds and 10 million euros for the adjustment of the sale price of the equity investments in Olivetti Ricerca and Modinform, following final approval of state grants to these companies to cover R&D costs.

Extraordinary charges included an indemnity of 15 million euros paid in September 2001 to the outgoing Chief Executive Officer in settlement and waiver of all claims.

The Taxation heading reflects an income totalling 450 million euros, arising from the partial reversal of the reserve for deferred taxes, which was redundant of 480 million euros, and a provision of 30 million euros for current taxes.

The balance sheet of Olivetti S.p.A. at 31 December 2001 is laid out below:

(in millions of euros)	31.12.2001	31.12.2000	Changes
Short-term assets
Financial resources	314	1,000	(686)
Operating assets	761	2,041	(1,280)

Total short-term assets	1,075	3,041	(1,966)

Medium/long-term assets
Equity investments	31,409	30,881	528
Medium/long-term interest accruals and prepayments	495		495
Other assets	316	216	100

Total medium/long-term assets	32,220	31,097	1,123

TOTAL ASSETS	33,295	34,138	(843)

Short-term liabilities
Short-term debt	6,343	1,841	4,502
Operating liabilities	580	382	198

Total short-term liabilities	6,923	2,223	4,700

Medium/long-term liabilities
Medium/long-term debt	10,788	17,150	(6,362)
Other liabilities	349	828	(479)

Total medium/long-term liabilities	11,137	17,978	(6,841)

TOTAL LIABILITIES	18,060	20,201	(2,141)

SHAREHOLDERS’ EQUITY	15,235	13,937	1,298

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	33,295	34,138	(843)

Short-term assets at 31 December 2001 totalled 1,075 million euros, a decrease of 1,966 million euros compared to 3,041 million euros at 31 December 2000. The decrease arose from a reduction of 1,280 million euros in operating assets, of which 1,341 million euros related to dividends receivable from Telecom Italia and relative tax credits, which are recorded on accrual.

53	Report on Operations

Medium/long-term assets at 31 December 2001 amounted to 32,220 million euros (31,097 million euros at 31 December 2000) and included 31,409 million euros for equity investments and 811 million euros for other assets.

The 528 million euros increase in Equity investments compared to 31 December 2000 included 391 million euros paid to Olivetti International S.A. to form a statutory reserve and 192 million euros for the reclassification of 159.6 million Seat Pagine Gialle shares (arising from the partial split of Telecom Italia S.p.A.) under financial fixed assets. Until 30 June 2001, these shares were treated as current assets to classified be disposed of (a condition that subsequently lapsed), and were therefore classified under current assets. They had been written down from 1.88 euros per share (carrying value at 31.12.2000) to 1.203 euros per share, to reflect the average stock market value for June.

Short-term liabilities amounted to 6,923 million euros compared to 2,223 million euros at 31 December 2000, an increase of 4,700 million euros, largely as a result of higher debt.

Medium/long-term liabilities, consisting mainly of debt, amounted to 11,137 million euros at 31 December 2001, a reduction of 6,841 million euros from 17,978 million euros at 31 December 2000.

The table set out below analyses capital invested at 31 December 2001 and related financing:

(in millions of euros)	31.12.2001%		31.12.2000%		Changes
Short-term operating assets	761	2.4	2,041	6.2	(1,280)
Short-term operating liabilities	(580)	(1.8)	(382)	(1.1)	(198)

Operating working capital	181	0.6	1,659	5.1	(1,478)
Long-term assets	31,725	99.4	31,097	94.9	628

Capital invested (A)	31,906	100.0	32,756	100.0	(850)

Medium/long-term non financial liabilities	349	1.1	828	2.6	(479)
Shareholders’ equity	15,235	47.7	13,937	42.5	1,298

Total non financial sources (B)	15,584	48.8	14,765	45.1	819

Net financial indebtedness (A–B)	16,322	51.2	17,991	54.9	(1,669)

Capital invested was financed by debt for 51.2% (54.9% at the end of 2000) and by shareholders’ equity for 47.7% (42.5% at the end of 2000).

Specifically, shareholders’ equity rose by 1,298 million euros during 2001 as a result of:

•	2,424 million euros from capital increases (net of 15 million euros from free issues effected through the use of reserves following the re-denomination of share capital in euros), including 2,397 million euros from the rights issues of March and November 2001 and 27 million euros from the conversion of bonds and exercise of warrants and options;

•	a decrease of 871 million euros for the loss for 2001;

•	a decrease of 255 million euros for the dividend payout in respect of 2000 income.

54	Report on Operations

At 31 December 2001 the Parent Company had net financial indebtedness of 16,322 million euros (17,991 million euros at 31 December 2000 , as follows:

(in millions of euros)	31.12.2001	31.12.2000	Changes
Short-term debt
Current portion of medium/long-term debt to banks	90	830	(740)
Current portion of bonds	—	258	(258)
Current portion of convertible bonds	16	—	16
Current portion of debt to subsidiary companies	4,055	—	4,055
Bank borrowings and amounts due to other lenders	273	673	(400)
Amounts due to subsidiary companies	467	55	412
Accrued interest expenses	1,442	25	1,417

Total short-term debt	6,343	1,841	4,502

Short-term financial resources
Liquid funds	(140)	(839)	(699)
Financial assets and receivables from third parties	(89)	(109)	(20)
Receivables from subsidiary companies	(80)	(45)	35
Accrued interest income	(5)	(7)	2

Total short-term financial resources	(314)	(1,000)	686

Total short-term net financial indebtedness (A)	6,029	841	5,188

Medium/long-term debt
Bonds	400	—	400
Convertible bonds	4,188	19	4,169
Amounts due to subsidiary companies	5,302	15,505	(10,203)
Bank borrowings and amounts due to other lenders	98	156	(58)
Medium/long-term accrued interest expenses	800	1,470	(670)

Total medium/long-term debt	10,788	17,150	(6,362)

Medium/long-term accruals and prepayments	(495)	—	(495)

Total medium/long-term net financial indebtedness (B)	10,293	17,150	(6,857)

Total net financial indebtedness (A+B)	16,322	17,991	(1,669)

The short-term net financial position worsened by 5,188 million euros. Short-term debt increased by 4,502 million euros, of which:

•	5,871 million euros for amounts due to overseas subsidiaries;

•	242 million euros for bond loan repayments;

•	1,127 million euros for settlement of amounts due to banks and other parties.

The medium/long-term net financial position improved by 6,857 million euros.

Amounts due to subsidiaries decreased by 10,203 million euros; this included a reduction in amounts due to the subsidiaries Olivetti Finance N.V. (8,798 million euros) and Olivetti Holding B.V. (1,405 million euros). Amounts due to bondholders increased by 4,569 million euros.

Medium/long-term accrued interest expenses decreased by 670 million euros and reflected charges on the above mentioned borrowings from Olivetti Finance N.V. (550 million euros) and Olivetti Holding B.V. (120 million euros).

55	Report on Operations

The net financial surplus for the year totalled 1,669 million euros. Net of the requirement of 55 million euros in respect of ordinary operations (mainly financial charges, net of dividends collected), the financial surplus reflected the following non-recurring operations for an amount totalling 1,724 million euros:

(in millions of euros)	Year 2001
Share capital increases	(2,424)
Tax credits assignments	(193)
Costs for share capital increases	42
Costs for Tecnost S.p.A. merger	14
Costs for bond issues and borrowings	148
Cash disbursements for acquisitions, loss coverages,replenishments and other	430
Dividend payments	255
Other disbursements, net	4

Total net financial requirement (surplus) for the year from extraordinary operations	(1,724)

Dealings with related parties

Olivetti S.p.A.’s financial and commercial dealings with subsidiaries are conducted at normal market conditions and consist mainly of the provision of services, centralised treasury operations and, pursuant to its role as a holding company, coordination of the activities of the subsidiaries.

(in millions of euros)	Subsidiary companies	Associated companies
Dividend income (excluding tax credit)	47	5
Other financial income	4	—
Financial charges	814	—
Other revenues	13	—
Purchase of goods and services	9	—
Trade and other receivables	56	—
Financial receivables	80	—
Trade and other payables	22	—
Financial payables	10,000	—

Employee stock options

During 1999, a “Three-Year 1999-2001 Stock Option Plan” for the benefit of approximately one hundred managers of Olivetti S.p.A. and its subsidiaries was approved as a tool to provide incentives and boost management loyalty. Authorised by a Directors’ resolution of 9 June 1999 and supplemented with a subsequent resolution of 29 November 1999, the plan provided for a maximum of 48 million warrants, non-transferable inter vivos, to be assigned free of charge to the beneficiaries. Each warrant gave an option on an Olivetti ordinary share at an overall price (par value plus share premium) of 2,320 Italian lire (equivalent to 1.198 euros), for a maximum share capital increase of 48 billion Italian lire. This increase,

56	Report on Operations

resolved by the above-mentioned Board meetings in execution of the proxy pursuant to art. 2443 of the Italian Civil Code (granted by the Extraordinary Shareholders’ Meeting of 7 April 1999), complied with the limits set by art. 134, par 2, of Legislative Decree 58/1998.

The warrants assigned could be exercised at pre-specified times during the three-year period and could be accumulated until the end of the plan. The first two tranches were exercised in December 1999 and January 2001 respectively, while the third was exercised by 31 January 2002.

	No.of rights (warrants)		Exercise price (euros)		Market price (euros)
Rights exercised on 15 December 1999	21,083,333		1.198		2.499	(2)
Rights to be exercised as of 31 December 1999	24,666,667	(1)	1.198		2.499	(2)
Rights to be exercised as of 31 December 2000	23,871,667	(1)	1.198		3.073	(2)
Rights to be exercised as of 31 December 2001	5,654,982	(1)	1.000	(3)	1.407	(2)

(1)	With reference to assignments as of the date in question, net of cancellation of rights pertaining to personnel gone out of the Olivetti Group.

(2)	Average share price in December 1999, 2000 and 2001.

(3)	The price reflects the effects of the share capital increases of 2001.

In respect of the third tranche of warrants exercised from 1 January to 31 January 2002, no. 5,654,982 shares were issued.

On 24 February 2000, the Board of Directors approved a Three-Year Stock Option Plan from 1 January 2002 to 31 December 2004, assigning 29,500,000 warrants free of charge to approximately one hundred managers of the Parent Company and its subsidiaries. The warrants entitled the beneficiaries, to subscribe an equal number of Olivetti ordinary shares at a price of 3.308 euros per share (after adjustment for the share capital increases of 2001), corresponding to the normal value of Olivetti ordinary shares at the date of the Board meeting.

The warrants were to be exercised in three tranches between 1 November and 15 December of 2002, 2003 and 2004, and could be accumulated until the end of the plan.

The relevant Directors’ resolution, like that described above, executed the proxy pursuant to art. 2443 of the Italian Civil Code granted by the Extraordinary Shareholders’ Meeting of 7 April 1999.

The Parent Company did not implement any operations that could encourage subscription of shares by its employees, pursuant to art. 2358 of the Italian Civil Code.

Subsequently, on 9 February 2001, after reversing the resolution of 24 February 2000 as untimely and no longer appropriate for the purpose for which it had been intended, the Board of Directors approved a share capital increase for a total of 29 million euros through the issue of 29 million shares at a price of 2.515 euros per share (after adjustment for the share capital increases of 2001). The capital increase services a stock option plan for managers of the Parent Company and its subsidiaries for the three years 2002-2004; with regard to stock options already assigned to managers on the payroll as of 24 February 2000 who had since left the Group, the original terms and conditions apply.

The Parent Company has not implemented any operations that could encourage subscription of shares by its employees, pursuant to art. 2358 of the Italian Civil Code.

57	Report on Operations

Shares in Olivetti S.p.A. and its subsidiaries held by Directors, Statutory Auditors and Chief Operating Officer (Consob regulation no. 11971/1999 and subsequent amendments)

In compliance with CONSOB regulation 11971/1999 and subsequent amendments, shares issued by Olivetti S.p.A. and its subsidiaries and owned by Parent Company Directors, Statutory Auditors and Chief Operating Officer are detailed below.

	Investee company	Shares held at 31.12.2000 (*)	Type of shares	Type of ownership	Number of shares purchased		Number of shares sold	Shares held at 31.12.2001 (**)
Board of Directors
Chairman TESONE Antonio	Olivetti S.p.A. T.I.M. S.p.A.	224 625	ordinary ordinary	indirect indirect	0 0		0 0	224 625
Deputy Chairman and Chief Executive Officer TRONCHETTI PROVERA Marco	—	—	—	—	—		—	—
Deputy Chairman BENETTON Gilberto	—	—	—	—	—		—	—
Chief Executive Officers BONDI Enrico	—	—	—	—	—		—	—
BUORA Carlo	—	—	—	—	—		—	—
Directors CAPRIO Lorenzo	—	—	—	—	—		—	—
CIRLA Giorgio	—	—	—	—	—		—	—
FABRIZI Pier Luigi	—	—	—	—	—		—	—
GERONZI Cesare	Olivetti S.p.A. Telecom Italia S.p.A. T.I.M. S.p.A. Seat P.G. S.p.A.	8,720 3,750 4,000 9,000	ordinary savings ordinary ordinary	direct direct direct direct	37,750 22,300 18,250 32,500		31,220 21,100 17,250 18,500	15,250 4,950 5,000 23,000
MION Gianni	—	—	—	—	—		—	—
MODIANO Pietro	—	—	—	—	—		—	—
NATTINO Giampietro	—	—	—	—	—		—	—
PIRELLI Alberto	Olivetti S.p.A. Telecom Italia S.p.A. T.I.M. S.p.A. Seat P.G. S.p.A.	0 0 0 0	ordinary ordinary ordinary ordinary	direct direct direct direct	15,750 1,550 750 10,000		15,750 1,000 0 7,000	0 550 750 3,000	(e) (e) (e) (e)
PURI NEGRI Carlo Alessandro	—	—	—	—	—		—	—
TREVISAN Dario	Olivetti S.p.A. Seat P.G. S.p.A.	4,336 1,000	ordinary ordinary	direct direct	250 0	(a)	0 0	4,586 1,000
VARISCO Alberto	Seat P.G. S.p.A.	5,000	ordinary	direct	0		0	5,000

58	Report on Operations

	Investee company	Shares held at 31.12.2000 (*)	Type of shares	Type of ownership	Number of shares purchased		Number of shares sold	Shares held at 31.12.2001 (**)
Former Directors COLANINNO Roberto	Olivetti S.p.A. Olivetti S.p.A.(d) Telecom Italia S.p.A. Telecom Italia S.p.A. T.I.M. S.p.A. Seat P.G. S.p.A.	2,000,000 12,440,014 292,000 530,000 254,000 471,532	ordinary ordinary ordinary savings ordinary ordinary	direct indirect indirect indirect indirect indirect	11,608,000 7,629,985 0 0 10,000 0	(a)(c)	1,000,000 16,809,809 10,000 305,000 0 0	12,608,000 3,260,190 282,000 225,000 264,000 471,532
EREDE Sergio	Seat P.G. S.p.A.(b)	1,844,358	ordinary	indirect	0		0	1,844,358
GNUTTI Emilio	Olivetti S.p.A. Olivetti S.p.A.(d) Telecom Italia S.p.A. T.I.M. S.p.A. Seat P.G. S.p.A.	8,259,860 40,841,438 1,500 100,000 1,288,084	ordinary ordinary ordinary ordinary ordinary	direct indirect indirect indirect indirect	27,307,901 20,001,390 0 0 0	(a)	25,840,214 59,291,374 0 0 0	9,727,547 1,551,454 1,500 100,000 1,288,084
LAMBORGHINI Bruno	Olivetti S.p.A. Olivetti S.p.A. T.I.M. S.p.A.	40,680 4,704 12,500	ordinary ordinary ordinary	direct indirect indirect	2,030 235 0		0 0 0	42,710 4,939 12,500
LONATI Ettore	Olivetti S.p.A. Telecom Italia S.p.A. T.I.M. S.p.A. Seat P.G. S.p.A.	614,984 106,000 150,000 1,724,324	ordinary savings ordinary ordinary	direct direct direct direct	929,000 0 0 250,000		924,000 2,000 0 0	619,984 104,000 150,000 1,974,324
LUCCHINI Luigi	—	—	—	—	—		—	—
MARCHIORELLO Dino	—	—	—	—	—		—	—
MARINELLI Luciano	Olivetti S.p.A. Telecom Italia S.p.A. T.I.M. S.p.A. Seat P.G. S.p.A.	800 127,000 68,000 257,112	ordinary ordinary ordinary ordinary	direct direct direct direct	0 0 0 0		0 0 0 0	800 127,000 68,000 257,112
OWEN Gordon	—	—	—	—	—		—	—
ROSIELLO Piera	Olivetti S.p.A.	193,060	ordinary	direct	0		0	193,060
SACCHETTI Ivano	Olivetti S.p.A.	56,000	ordinary	direct	62,800		118,800	0
TAZARTES Alberto	—	—	—	—	—		—	—

Board of Statutory Auditors
Chairman FORNASARI Angelo	—	—	—	—	—		—	—
Regular Auditors BENNANI Vittorio	—	—	—	—	—		—	—
CARAMANTI Franco	Telecom Italia S.p.A. Seat P.G. S.p.A.	40,000 12,240	savings ordinary	indirect indirect	0 0		20,000 12,240	20,000 0	(e) (e)

Chief Operating Officer
ARIAUDO Corrado	Olivetti S.p.A. Telecom Italia S.p.A. Telecom Italia S.p.A. T.I.M. S.p.A.	0 50,000 200,000 25,000	ordinary savings ordinary	direct direct direct	559,750 0 0 0	(a)(c)	559,750 0 0 0	0 50,000 200,000 25,000

(*)	Or at date of appointment

(**)	Or at date of resignation

(a)	Including shares subscribed following share capital increase

(b)	Acquisition on 27 December 2000 (following the contribution to Seat P.G. of an indirectly owned investment in Databank S.p.A.) not reported by the party concerned for the preparation of the Financial Statements as of 31 December 2000.

(c)	Including shares subscribed through exercise of stock options

(d)	Including shares owned by C+G S.p.A.

(e)	Operations carried out by separate company-managed asset portfolio

59	Report on Operations

Other information

Olivetti S.p.A. treasury stock at 31 December 2001 comprised 2,697,500 ordinary shares with a par value of 1 euro per share, arising from the conversion of an equal number of savings shares following approval by the Extraordinary Shareholders’ Meeting of 4 July 2000 of the compulsory conversion of preferred and savings shares into ordinary shares. The shares, which are stated in the accounts at a unit carrying value of 0.852 euros, also arise from shareholder-approved purchases of stock from employees of the Parent Company and its subsidiaries as a result of fulfilment of the conditions provided under the relative share offer regulations requiring that the shares be sold back to the Parent Company.

The Shareholders’ Meeting of 4 October 2000 authorised the Board of Directors, pursuant to art. 2357 ter, par 1, to dispose of all the above-mentioned treasury shares by 31 December 2002 through the distribution, in one or more operations, of non-compulsory options to former employees of the Parent Company and its subsidiaries, who continue to provide services for the Group.

60	Report on Operations

Annual Report on the Company’s System of Corporate Governance

The corporate governance structure implemented some time ago by the Company, taking the Code of Conduct of Italian Stock Exchange (Borsa Italiana) as the point of reference, is also the outcome of recent adjustments following the change in management which occurred during the shareholders’ meeting of 13 October 2001, when the Board of Directors was renewed. This Report will therefore focus on the system of governance adopted from that date, referring the reader back to the contents of the relevant section of the 2000 Report on operations as regards the earlier part of 2001.

Composition and duties of the Board of Directors

The current Board of Directors was elected at the ordinary shareholders’ meeting of 13 October 2001 to replace the previous Board, following the resignation of half of the Directors. The above meeting set the number of members of the Board at 16 and elected the following Directors for the three-year term 2001-2003:

Gilberto Benetton,

Enrico Bondi,

Carlo Buora,

Lorenzo Caprio,

Giorgio Cirla,

Pier Luigi Fabrizi,

Cesare Geronzi,

Gianni Mion,

Pietro Modiano,

Giampietro Nattino,

Alberto Pirelli,

Carlo Alessandro Puri Negri,

Antonio Tesone,

Dario Trevisan,

Marco Tronchetti Provera,

Alberto Varisco.

On 13 October 2001, the Board elected the officers and delegated powers, as summarised below:

Chairman (Antonio Tesone) – legal representation and signature on the Company’s behalf (N.B. no management powers were granted to the Chairman);

Deputy Chairman – Deputy Chairman Marco Tronchetti Provera was granted the same powers as the Chairman. Deputy Chairman Gilberto Benetton was granted the same powers as the Chairman and Deputy Chairman Mr. Tronchetti Provera, to be exercised in the absence of the Chairman or of the other Deputy Chairman;

In his capacity as Chief Executive Officer, Marco Tronchetti Provera may carry out all company business with the following restrictions: power to issue, with a single signature, personal guarantees up to 50 million euros for Group companies and up to 20 million euros for unrelated parties; power to invest, dispose

61	Report on Operations

of and acquire interests in subsidiary and associated companies and to dispose of companies or businesses thereof in any manner, for amounts no greater than 250 million euros;

Chief Executive Officers (Enrico Bondi and Carlo Buora): management powers regarding ordinary company business.

The Board of Directors, in accordance with the bylaws, has the widest powers for the ordinary and extraordinary business management of the Company, since it is empowered to carry out any business which is not expressly the domain of the shareholders, whether by law or under the bylaws.

Even in the absence of a specific bylaw, but as accepted practice, the following are the exclusive domain of the Board:

•	examination and approval of the industrial, financial and strategic planning of the Company, as well as the corporate structure of its Group;

•	granting and withdrawal of powers to the Chief Executive Officers and the definition of any limits and operating procedures;

•	determining, after examining the proposals of the specific Committee and the opinion of the Board of Statutory Auditors, the remuneration of the Chief Executive Officers and those directors with specific mandates;

•	supervising operations in general, with a particular focus on any situations involving conflicts of interest, taking into account the information received from the Chief Executive Officers and the Internal Control Committee, within the ambit of its role, as well as regularly comparing the results achieved with those forecast;

•	examination and approval of any transactions of financial significance, particularly with related parties;

•	verifying the suitability of the general administrative and organisational structure of the Company and of the Group as set up by the Chief Executive Officers;

•	report to the shareholders at the General Meetings.

In accordance with point 2.1 of the Code of Conduct, the Deputy Chairman and Chief Executive Officer Mr. Tronchetti Provera and the two Chief Executive Officers, Mr. Bondi and Mr. Buora, are deemed to be executive directors, in that they have operational/managerial powers further to the granting of the above mentioned powers.

Point 3 of the Code of Conduct establishes that “independent directors” are those who:

a) do not carry out business which would affect their independence of judgement with regards the Company, its subsidiaries, its executive directors, nor the shareholder or group of shareholders who control the Company;

b) do not own, directly or indirectly, equity interests of a size to enable them to exercise control over the Company, nor are they party to private shareholder agreements regarding the control of the Company.

In the light of this definition, 6 of the remaining 13 directors (the Chairman Antonio Tesone and the Directors Lorenzo Caprio, Giorgio Cirla, PierLuigi Fabrizi, Cesare Geronzi and Dario Trevisan) qualify as “independent”.

The Chairman, as part of the functions attributed to him by the bylaws, supervises the activities of the Board, ensuring that the statutory and legal regulations in force are properly applied, using the powers granted to him by law and the articles of association, chairs and supervises the Company’s General Meetings.

62	Report on Operations

There were thirteen Board meetings in 2001; the overall attendance was more than 79% (79.46). The Board has also already met twice in 2002. The Company has approved the calendar of corporate events for 2002, which has been made known to the market, on the basis of which at least four Board meetings are envisaged.

In applying Article 19 of the bylaws, those Directors with powers granted pursuant Article 2381 of the Italian Civil Code report at least quarterly to the Board of Directors and the Board of Statutory Auditors (also pursuant to Article 150 of Legislative Decree no. 58/1998) on their activities, on extraordinary transactions as well as those where there could be a potential conflict of interest. This requirement has so far been punctually satisfied.

Appointment and remuneration of the Directors

The list vote mechanism is not envisaged when electing Directors.

The Board of Directors did not deem necessary to establish an internal committee to propose directors for election.

At the aforementioned General Meeting held on 13 October 2001, all shareholders, upon entering the hall, were provided with a printed document containing the names of the proposed candidates and a detailed curriculum vitae for each of them.

The same Meeting also voted to grant the Board of Directors overall annual emoluments of 826,331.04 euros, to be divided equally among the directors, which will be calculated before the net profit in the financial statements, to be paid from the date of the General Meeting up to be end of the term.

On 13 October 2001, the Board of Directors established the Remuneration Committee (expanding the duties of the already existing Emoluments Committee), providing that part of its duties is to formulate proposals to the Board for the remuneration of the Chief Executive Officers and those directors with specific mandates, as well as formulating proposals, at the request of the chief executive officers, for calculating the criteria for the remuneration of the top management of the Company, as well as preliminary examination of stock option proposals. As regards its composition, the Board voted that it comprise at least three directors, who elect the Chairman and, even if not one of them, a Secretary, with the members of the Board of Statutory Auditors as well as the Chief Executive Officers being entitled to attend the meetings. The Committee meets whenever the Chairman deems it appropriate or upon the request of another member or Chief Executive Officer.

The Board has also voted that notice of the meetings as well as the validity of the meetings and the decisions thereof shall be governed by the same regulations stated in the bylaws regarding Board meetings of the Company.

The Board elected to the Committee Lorenzo Caprio, Pietro Modiano and Antonio Tesone, all non-executive and independent Directors.

In the meeting held on 13 November 2001, the Committee elected the Chairman (Antonio Tesone) and the Secretary (Piera Rosiello). It also formulated proposals regarding the emoluments for those Directors with specific mandates, as per paragraph 2 of Article 2389 of the Italian Civil Code, expressing the opinion that, since the Company is a pure holding company (which therefore reflects the results of the operating subsidiaries), it was not appropriate to envisage a variable element in the emoluments, only a fixed one.

63	Report on Operations

The Committee’s proposals were approved by the Board of Directors (in the meeting held on 13 November) and therefore voted to grant those Directors with specific mandates the emoluments which are stated next to each name in the Report on operations.

No stock options are envisaged for those Directors in service.

Internal control system

The Board of Directors has set up, within its ambit, the “Internal Control Committee” (integrating and better qualifying the duties of the already existing Audit Committee), establishing that:

a) as regards its consultative and proposing role vis-à-vis the Board of Directors, it should in particular:

•	evaluate the adequacy of the internal control system;

•	evaluate the work schedule prepared by the internal control function officers and receive regular reports from them;

•	evaluate the proposals of the external auditors for their audit services as well as the work schedule for the audit and the results stated in the report and in the Suggestions Report;

•	report to the Board at least twice a year, when the annual accounts and the First Half-Year Report are approved, regarding the activities carried out and the adequacy of the internal control system;

•	carry out any further duties which the Board of Directors may assign it, particularly regarding relations with the external auditors;

b) as regards its composition, that:

•	it comprise non-executive directors, who shall elect a Chairman and, even if not one of them, a Secretary;

•	the Board of Statutory Auditors, the Chief Executive Officers as well as, if invited, the Internal Audit

Department manager and one or more Chief Operating Officers, may attend the meetings;

c) as regards its working, that:

•	it meet at least twice a year, before the Board meetings for the approval of the annual accounts and the First Half-Year Report, or whenever the Chairman deems it appropriate or upon the request of another member or Chief Executive Officer;

•	notice of the meetings as well as the validity of the meetings and the decisions thereof shall be governed by the same regulations stated in the bylaws regarding Board meetings of the Company.

From 1st January 2001 to date, five meetings have been held, of which three by the already existing Audit Committee.

The members of the Internal Control Committee are:

Mr. Antonio Tesone (Chairman), Prof. Lorenzo Caprio and Mr. Alberto Varisco.

The Internal Control Committee has identified the first steps to take so as to improve the overall internal control system, in order to strengthen the already existing structure which is characteristic of a holding company. It will in particular: elect a director to head the internal control system; ensure the hierarchical independence of the Internal Audit Dept; adopt operational procedures regarding the information flows from the main subsidiary companies.

As regards the most important equity investment, Telecom Italia S.p.A. already has a sophisticated internal control system, considering the objective complexity of its Group, which is not yet complete but is deemed to be adequate by both its Internal Control Committee as well as its Board of Directors.

64	Report on Operations

In the light of such proposed measures, the Board, pending a more detailed examination to be carried out once they have been actually adopted, overall deems the Company’s internal control system to be adequate, also on the basis of like opinion to be submitted to the appropriate Committee.

Management of confidential information

The management of confidential information, especially price sensitive information, is directly handled by the Chairman or by the Deputy Chairman and Chief Executive Officer.

Investor relations (in particular with institutional investors)

The Company has a specific set-up (investor.relations@olivetti.com) for shareholder and institutional investor relations.

The Board of Directors has not considered – and does not currently consider – it necessary to adopt rules for General Meetings, deeming that the powers attributed to the Chairman of the Board of Directors in this respect are more than sufficient for the normal business of General Meetings.

Statutory auditors

In accordance with Article 20 of the Company bylaws, the election (or integration following substitution or forfeiture) of the Board of Statutory Auditors occurs by means of a list vote. Those shareholders who alone or together own voting shares of at least 5% of the corresponding share capital may present one (and only one) list.

Each candidate may be in only one list, pain of ineligibility; candidates who are Statutory Auditors in another five listed companies (excluding Olivetti S.p.A.’s controlling or subsidiary companies), or do not have the necessary requirements of character and professional background, may not be listed.

The lists (together with, pain of inadmissibility, the acceptances of the individual candidates, the statements pertaining to the absence of reasons of ineligibility and incompatibility and the statements regarding the existence of the regulatory and bylaws requirements) must be presented at the Company’s registered offices at least five days prior to the date of the first calling of the General Meeting.

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Legal Proceedings

Olivetti S.p.A.

The legal proceedings involving the Company are described below:

1. Currently under preliminary examination by magistrates in Rome are the criminal charges brought by the Rome public prosecutors against ex-managers of Olivetti and of the Poste Italiane (Italian Post Office) regarding products and services provided by Olivetti to the Post Office in the early 1990s.

2. With regard to the dispute in the Rome courts between Olivetti and Poste Italiane S.p.A. for non-payment by Poste Italiane S.p.A. of products and/or technical assistance, sentences passed to date are in favour of Olivetti and have been appealed by Poste Italiane S.p.A..

3. In relation to the disposal of the personal computers business in April 1997, there are lawsuits against Olivetti and its subsidiary Olivetti Finanziaria Industriale S.p.A. (which had merged Sy.F.A. S.p.A., which had in turn merged Olivetti Personal Computers S.p.A) brought before the Ivrea courts by:

a) Centenary Corporation and Centenary International, for damages (250 billion Italian lire claimed but lacking evidence) which the plaintiffs allege they suffered as a consequence of Olivetti Group’s acquisition of the personal computers business (through the acquisition of the specific company business, which was demerged and contributed to OP Computers S.p.A., established for that purpose);

b) ex-employees of OP Computers S.p.A., to ascertain that the contracts relating to the aforementioned disposal of the personal computers business are null and void, to obtain reinstatement as employees of Olivetti, with payment of the salary differences and damages (calculated at 170 billion Italian lire and lacking evidence);

c) the receiver of OP Computers S.p.A. (in bankruptcy) to ascertain that the contract of sale of the personal computers business by Olivetti Personal Computers to OP Computers is either null and void, or to be annulled or revoked, claiming damages (again, lacking evidence and calculated at 158 billion Italian lire).

4. Olivetti and its subsidiary Olivetti Finanziaria Industriale S.p.A., on their part, have taken legal action before the Milan courts against Piedmont International S.A. (a Centenary Group company) for the recovery of 100 billion Italian lire due by the latter or for a greater amount to be proven in court.

5. Also following the disposal of the personal computers business, in 1998, a group of OP Computers S.p.A. ex-employees filed a complaint against the former legal representatives of the company; the Public Prosecutor of Ivrea opened an investigation on the basis of alleged crimes and originally requested the charges to be dismissed; the investigating magistrate, however, decided to further investigate one charge alone. The investigations regarding the above transaction are still ongoing.

Olivetti and its external advisors believe that the transactions carried out regarding the disposal of the personal computers business were legal and proper, and therefore consider the above legal actions to be essentially groundless in fact and in law.

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Telecom Italia Group

Disputes regarding shareholder resolutions

Still pending in first instance are the proceedings arising from the resolution whereby the Shareholders’ Meeting of 14 January 2000 authorised the buy-back of savings shares by public tender and subsequent purchases in the market until 10 January 2001.

In particular, some shareholders are claiming 18.9 million euros of damages from Olivetti, Telecom Italia, as well as the Chairman and Deputy Chairman pro tem. The case is based upon the alleged non-fulfilment of the undertakings in the “Offer documents” relating to the Public Tender and Exchange Offer made by Olivetti and Tecnost on Telecom Italia in 1999, as well as the resolutions of the shareholders’ meeting of 14 January 2000, with specific reference to the mandate to purchase own savings shares on the screen-based market and in compliance with the applicable regulations after the end of the public tender period.

Another shareholder has challenged the same resolution, claiming that a modified proposal compared to that which had been deposited before the meeting was submitted to the shareholders.

Concerning the expiry of the time limit for the offer to voluntarily convert savings shares into ordinary shares (hence the foreseen buy-back of the ordinary shares will not take place), the proceedings relating to the challenge to the resolutions of the shareholders’ meeting on 3 May 2001, regarding the authorisation to establish a subsidiary company for the purpose of buying Telecom Italia’s ordinary shares by public tender, as well as offering to convert the savings shares for consideration, were abandoned.

Seat/De Agostini arbitration

For alleged breaches of the frame agreement dated 20 September 2000, regarding the obligation of Seat to purchase the shares of Finanziaria Web S.p.A. still held by the De Agostini Group (40% of the capital, while the remaining 60% is already owned by Seat), De Agostini has deferred the dispute against Seat, Matrix, Buffetti Group and Finanziaria Web to a panel of arbitrators.

The plaintiff essentially claims that all the contractual conditions precedent had occurred in order to implement the agreement, while Seat argues that this is not true and that, in any case, the changed market conditions had made the consideration excessively onerous.

The De Agostini Group claims actual performance of the frame agreement and therefore that the Finanziaria Web shares be transferred to Seat for the originally agreed consideration of 700 million euros, with payment beginning from 30 June 2003, as well as damages, yet to be quantified.

Seat Pagine Gialle/Cecchi Gori Communications

Following the acquisition of Cecchi Gori Communications by Seat in accordance with the contract signed on 7 August 2000 with Fin.Ma.Vi. S.p.A. and Cecchi Gori Group Media Holding S.p.A. (Cecchi Gori Group), a complex dispute is ongoing.

In particular, in May 2001, the Cecchi Gori Group served a writ of summons on Cecchi Gori Communications and Seat, claiming that the resolutions passed at the Cecchi Gori Communications Shareholders’ Meeting of 27 April 2001 be ascertained and declared non-valid, and meanwhile suspended (rejected).

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In August 2001, the Cecchi Gori Group also filed a suit before the Milan Courts for the annulment of the contract governing the pledge of the shares of Cecchi Gori Communications owned by Cecchi Gori Group, guaranteeing the proper fulfilment of all the undertakings of the selling parties envisaged in the purchase agreement dated 7 August 2000.

On the basis of the arbitration clause in the same agreement, an arbitration procedure is also pending, started by the Cecchi Gori Group in order to ascertain the non-validity, ineffectiveness or the termination of the purchase agreement (essentially for the non-fulfilment of the suspensive condition relating to the necessary authorisations of the competent authorities within the agreed time limit) or to claim the fulfilment thereof and, in any case, to obtain damages.

The Arbitration Panel met in October 2001 and fixed 31 December 2002 as the time limit for the proceedings.

Dispute regarding Law no. 1369/1960

Two proceedings are pending in which INPS – on the basis of the joint and several liabilities envisaged in Law no. 1369/1960 – claims that Telecom Italia pay approximately 31 million euros overall for non-payment of contributions by the network sub-contractors Comitel and Telefon, which have in the meantime gone bankrupt.

In particular, the Comitel case is being appealed, while the Telefon verdict was successfully appealed by Telecom Italia, subject to INPS not taking the case to the Supreme Court.

A third proceeding, arising from Telecom Italia opposing an injunction brought by INPS for approximately 15 million euros, recently cancelled said injunction.

There are numerous disputes with former employees of sub-contractors either to be hired by Telecom Italia, or to have the telephony sector labour contract, for an overall amount of more than 35 million euros.

Moreover, given the current legal situation, Telecom Italia’s chances of losing the cases are fairly remote.

Universal service

Omnitel and Infostrada appealed to the Regional Administrative Court of Lazio to obtain the annulment of the decision of the Telecommunications Authority regarding the division of the net costs of the universal service for 1999. On the basis of said decision, part of the universal service’s net costs, recognised as an “unfair cost” for Telecom Italia (which must by law provide such service), was divided between the plaintiffs and TIM.

Pending judgement, the plaintiffs have not paid their portions (fixed at approximately 9 million euros overall) to the specific fund set up at the Ministry of Communications, thereby preventing the latter from transferring the amount globally assessed in favour of Telecom Italia for the 1999 costs (27 million euros).

The Regional Administrative Court, in a sentence filed in January this year, accepted Omnitel’s appeal only regarding its challenge concerning its rights of defence. The Regional Administrative Court rejected both Omnitel’s challenges upon the merit and Telecom Italia’s counter-appeal, concentrating on the exclusion of the “12 Service” from the universal service.

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In February 2002, the appeals were served by Omnitel Pronto Italia and Wind Telecomunicazioni before the Regional Administrative Court of Lazio for the annulment, and in the meantime, the suspension, of the decision of the Telecommunications Authority regarding the division of the net costs of the universal service for 2000. Both appellants essentially challenged the unlawfulness of the decision on the basis of faults in the preliminary stage and for not having had access to the documentation of the technical survey ordered by the Authority to analyse the net costs.

Omnitel also requested a referral to the EU Court of Justice for an interpretation on the EU directives as well as, on a secondary level, misapplication of the Italian laws on the matter.

Data transmission services and Internet access using x-DSL technology

Following the opening of an investigation into Telecom Italia’s practices regarding the supply of direct baseband circuits, the offer to its business customers of Internet access and broadband data transmission services based on x-DSL technology without a corresponding wholesale offer to competitors, the specifications of the terms offered to competitors for wholesale services with ADSL access, on 27 April 2001 the Antitrust Authority fined Telecom Italia 59 million euros. In November, the Regional Administrative Court of Lazio reduced the amount of the fine to 29 million euros, which was paid in January. There is still time to lodge an appeal with the Administrative Supreme Court.

Meanwhile, claims for damages totalling 351 million euros by Albacom, Infostrada, AIIP, Unidata, Data Service and other operators, for Telecom Italia’s alleged abuse of a dominant position in offering Internet access and broadband data transmission services based on x-DSL technology without a corresponding wholesale offer to competitors, have been filed before the competent civil courts.

Galactica dispute

At the end of May 2001, a dispute arose between Telecom Italia and the Internet Service Provider Galactica S.p.A. (currently in liquidation) for the non-renewal of an agreement regarding an experimental internet access service, at the “flat” rate. In this respect – after the urgent appeals, lodged with the Civil Court and the Court of Appeal in Milan in accordance with Law no. 287/1990, had both been rejected –Galactica sued Telecom Italia to ascertain the alleged unlawfulness of the recession, claiming damages and an injunction against Telecom Italia interrupting the service.

In February 2002, Galactica served another writ of summons for damages relating to alleged anti-competitive practices of Telecom Italia.

It should also be pointed out that the conciliation proceedings before the Telecommunications Authority was unsuccessful.

12 Service

At the end of March, Telecom Italia appealed to the Regional Administrative Court of Lazio (with an attached claim for damages) for the annulment of the decision of the Telecommunications Authority, which, in letter dated 23 March 2001, had ordered that the service be restored at the original technical and financial terms – after having authorised the new “12 Service”.

At the hearing held on 11 July 2001, a new decision of the Authority dated 4 July 2001 was deposited, which modified the conditions of the service offered as requested by Telecom Italia. The hearing has been postponed to a future date.

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Alleged anti-competitive strategies of Telecom Italia detrimental to market development

Following the complaint of 27 competing operators regarding alleged strategies of Telecom Italia detrimental to market development, with decision no. 179/01/CONS, the Telecommunications Authority charged the Company with a series of breaches and, in July 2001, started the announced proceedings with specific resolutions.

Telecom Italia has challenged both the above decision and said resolutions.

Contribution as per Article 20, paragraph 2 of Law no. 448 of 23 December 1998

Before the Regional Administrative Court of Lazio, Telecom Italia, Tim, Wind and Omnitel challenged the Ministerial Decree of 21 March 2000, implementing Law no. 448 dated 23 December 1998, which, from 1 January 1999, introduced a new contribution to replace the concession fee, which progressively decreases to 2003.

The Regional Administrative Court requested the Treasury and Communications Administrations to deposit a detailed report clarifying the correspondence with the European Commission concerning the approval of the aforementioned decree.

Moreover, regarding the extraordinary appeals to the Head of State presented by Infostrada and Albacom for the annulment of the aforementioned decree, the Administrative Supreme Court raised the preliminary issue before the EU Court of Justice of whether the contribution was compatible with EU directives regarding telecommunications.

Following this dispute, Telecom Italia and Tim did not pay the amount due for the year 2000 (equal to 307 million euros and 179 million euros, respectively).

Investigations by the Public Prosecutor in Turin

In February 2001, the Public Prosecutor in Turin began investigating the transaction whereby Telecom Italia purchased 29% of the share capital of Telekom Srbija. Telecom Italia promptly provided the judges with all available documents and data relating to the aforementioned transaction.

Regarding the verifications made, with the full co-operation of the relevant company offices, in carrying out its task relating to the 2000 financial statements, the independent auditors, PriceWaterhouseCoopers, and the Board of Statutory Auditors stated that, to date, no facts have emerged which may prejudice the correctness of the statutory and consolidated financial statements of Telecom Italia at 31 December 1997, 1998 e 1999, also with regard to the year ended 31 December 2000.

* * *

In early July, the Company was served with a request to hand over documentation essentially relating to the acquisition of Seat and the Tin.it-Seat merger.

The Company co-operated fully with the investigating authorities and made a wide range of documents available.

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Sogei concession

In 1992, the Ministry of Finance (now Ministry for the Economy) granted Sogei (a subsidiary of Finsiel) the concession for managing the tax IT systems until May 2001. In relation to the provisions of Article 14 of Decree no. 333/1992 converted into Law no. 359/1992, Sogei asserts that the concession must now be deemed extended until May 2012.

However, according to the Ministry for the Economy, the concession has expired without extension; therefore, the Ministry has named an Advisor for the tender regarding the management of its IT services. Sogei has challenged the tender and has also initiated arbitration procedures so as to ascertain its right to the extension of the concession. The Ministry contested the powers of the arbitration panel by not appointing the member it is entitled to and who was subsequently appointed by the President of the Court. A first meeting of the Arbitration Panel and the appointment of its Chairman are still pending. In May 2001, meanwhile, the Ministry and Sogei, without prejudice to their rights, agreed a “technical extension” of the original concession until May 2003.

An arbitration procedure is also underway to ascertain that Sogei’s right (established in the agreement) to avail itself of Finsiel Group companies, without the latter being considered third parties, is not precluded by EU regulations and by the Italian laws acknowledging said regulations.

Finsiel concession

On 24 July 1991, the Ministry of Health awarded Italsiel (which was merged into and with Finsiel as of 1 July 1994) the concession for the implementation and running of the health sector IT system until 31 July 2000.

In relation to the provisions of Article 14 of Decree no. 333/1992 converted into Law no. 359/1992, Finsiel asserts that the concession must now be deemed extended by law. According to the Ministry of Health, however, the concession has expired without extension.

Moreover, on 28 July 2000, at the request of the Ministry – without prejudice to the rights and positions of the parties – Finsiel and the Ministry of Health signed a private negotiation for the completion of the development and running of the health system until 31 July 2001. On 1 August 2001, therefore, a further contract, valid until 31 July 2002, was signed.

Meanwhile, the Ministry has made public two tenders relating, on the one hand, to the “design and development of the “New Health IT System” (N.S.I.S.) and of the national health IT assets’ security system” and on the other, to the “awarding of the services of Nationwide Functional and Technical Management of the National Health IT System”, which Finsiel has challenged before the Regional Administrative Court of Lazio, while participating in the tenders.

Finsiel has also initiated arbitration procedures so as to ascertain that the concession be considered extended by law. The Ministry of Health has however denied that the arbitration panel has the necessary powers, as per the general conditions for supplies and services rendered by the Provveditorato Generale dello Stato, approved by Ministerial Decree no. 16 dated 28 October 1985.

Nortel Inversora disputes

In April 2001, Nortel was served with a notice to appear before the commercial court of Buenos Aires for a compulsory conciliation attempt relating to the challenge of some resolutions adopted by the

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Shareholders’ Meeting on 19 January 2001, regarding, among other things, approval of the financial statements at 30 September 2000. The conciliation meeting was unsuccessful. Therefore, the plaintiff served a writ of summons, thus starting the merit phase of the dispute.

In August, a further writ of summons was served, similar to the previous one, for a compulsory conciliation attempt relating to the challenge of some resolutions adopted by the Nortel Shareholders’ Meeting on 26 April 2001, regarding, among other things, approval of the financial statements at 31 December 2000. No agreement was reached at the conciliation meeting. The counterparty has not yet started a proceeding concerning the merit phase of the dispute.

Meanwhile, the effectiveness of the challenged decisions of the shareholders’ meetings was suspended and an appeal, filed by Nortel, is pending against this precautionary measure.

Brasil Telecom dispute

In April 2001, Brasil Telecom filed a lawsuit against Telecom Italia and Stet International Netherlands (SIN), also including the two directors of Brasil Telecom appointed by Telecom Italia.

The lawsuit aims to obtain damages which Brasil Telecom allegedly suffered following the purchase of shares in CRT (Companhia Riograndense de Telefonia) and the non-participation in the SMP (Serviçio Móvel Pessoal) tender; the judge has been requested to quantify the damages.

To date, the preliminary claims of the parties are being considered.

Entel Chile dispute

Americatel Corporation (in which Entel Chile directly holds an 80% equity investment) appears to be owed receivables of approximately 30 million US Dollars by OAN, the concessionaire of the invoicing and cash collection services regarding Americatel customers. OAN has filed for bankruptcy procedure, within the framework of which it has been authorised to assign to third parties receivables due to Americatel. The latter has therefore initiated litigation in order to avoid confusing its receivables with the assets of OAN, challenging in particular the lawfulness of the aforementioned assignment of receivables.

WTC dispute

In March 1999, Telecom Italia claimed before the Miami courts payment by the local operator Wholesale Telecom Corporation (“WTC”) of unpaid invoices amounting to approximately 13 million US Dollars for the supply of international traffic capacity.

WTC appeared before the court and filed a counterclaim, also involving in the dispute Telemedia International USA Inc., claiming from both TMI USA as well as its parent company Telecom Italia damages of 60 million Dollars. To date, the pre-trial procedures are almost complete.

In 2001, Telecom Italia allocated 6 million euros to a specific provision for risks.

Chase Manhattan Bank dispute

In June 2000, Chase Manhattan initiated a civil action in the USA against the shareholders of Iridium LLC, following the non-repayment of an 800 million US Dollar loan granted by Chase in favour of Iridium Operating LLC (controlled by Iridium LLC). In particular, Chase claimed specific performance of an alleged

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undertaking of the shareholders to guarantee the repayment of the loan by means of increasing the share capital of Iridium LLC; in this regard, the claim against Telecom Italia amounts to approximately 7.5 million Dollars, which has already been provided for in the financial statements of the subsidiary company Iridium Italia at 31 December 2000. Moreover, Chase was authorised to change the heading of its claim into “fraud” and consequently claimed acknowledgement of the joint and several responsibility of all the shareholders of Iridium LLC for the entire amount of the loan.

Telecom Italia appeared before the court in February 2001, objecting to being named in the suit (having sold its equity investment in Iridium LLC to Iridium Italia S.p.A. in October 1996, in which Telecom Italia owned 30%, Tim 35% and Telespazio 35%). To date, the pre-trial procedures, in which Telecom Italia filed a motion to be excluded from the law suit, are under completion.

Stet Hellas dispute

In December 1996, Mobitel, a company belonging to the Greek Interamerican Group (now Demco Reinsurance), a minority shareholder of Stet Hellas and, at the time, its exclusive agent, initiated arbitration procedures, principally claiming its right to receive fees not only on outgoing traffic generated by the subscribers it introduced, but also on incoming traffic and on that of late-paying customers. Overall damages claimed amount to approximately 38 million Dollars.

Mobitel and Interamerican have also claimed damages of 172 million Dollars following the termination of the exclusive agreement, which was served by Stet Hellas.

The latter and Telecom Italia, which replaced Stet International (already guarantor of the first and, as such, party to the agreements signed at the time), filed a counterclaim for approximately 210 million Dollars, essentially as damages for the non-acquisition of market share, attributable to Mobitel’s breach of contract.

In October 2000, an in principle award was made in favour of Mobitel regarding payment of a fee also on the revenues deriving from incoming traffic; in November 2001, the Arbitration Panel rejected the objection regarding lack of jurisdiction raised by Telecom Italia/Stet Hellas, who maintained that only the Greek courts had the necessary powers regarding the amount, since the Arbitration Panel only has the powers regarding the existence of the payable, which it had already acknowledged.

Dispute with INPS

In compliance with Law no. 58/1992, Telecom Italia is required to provide full insurance coverage for all persons employed as at 20 February 1992 by STET S.p.A., SIP S.p.A., Italcable S.p.A. and Telespazio S.p.A., as well as persons transferred from the Public Administration to IRITEL, including periods previously worked in other companies, through the “Fondo Previdenza Telefonici” (Telephone Sector Employees Pension Fund), which merged into the “Assicurazione generale obbligatoria” (Compulsory General Insurance) on 1 January 2000. The contributions due are calculated by INPS and must be paid in 15 annual instalments.

The amount of the liability regarding the payments due is uncertain, in that Telecom Italia and INPS disagree on the method of calculating such amounts.

However, 656 million euros of outstanding amounts due to INPS relating to ex-IRITEL employees are included in the Telecom Italia Group financial statements at 31 December 2001.

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Concerning the application and interpretation of the regulation, there is an ongoing dispute with INPS regarding both the starting date for the calculation of interest due, as per the aforementioned Law no. 58/1992, for the deferred payment of the amount, as well as the exclusion from the provisions of Law 58/1992 of all those employees (except for ex-IRITEL personnel) who had already requested full insurance coverage prior to 20 February 1992.

The positions are currently the subject of discussions before the courts between the parties and Telecom Italia has undertaken to pay under reserve the amounts claimed by INPS under its calculations, subject to adjustment in the event that the courts should finally agree with the Company’s position.

In consideration thereof, the principal amount payable (excluding, as stated above, the portion relating to ex-employees of IRITEL) estimated by Telecom Italia could vary, depending on the opposing interpretations and on evaluations which take account of all the employees involved, between 960 million euros and 1,284 billion euros approximately, of which 334 million euros has already been paid.

In compliance with the accepted accounting principles, a provision for an amount in line with the minimum estimated liability has been stated in the consolidated financial statements of the Olivetti Group at 31 December 2001, as a component of the goodwill calculated following the acquisition of Telecom Italia.

Following an agreement between INPS and Telecom Italia, backdated interest (including that relating to ex-IRITEL employees) has been paid – under reserve – by the latter in fifteen equal annual deferred instalments, inclusive of interest at 5% per annum, up to the end of 1999, for a total amount of 112 million euros. Following sentence no. 4242 of 5 April 2000 of the Supreme Court in favour of Telecom Italia, payment of backdated interest and the deferred interest relating thereto has been suspended from June 2000 (for an outstanding amount of 407 million euros).

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Events Subsequent to the End of the Financial Year

Telecom Italia Group

•	2002 – 2022 bond loan reserved at subscription to staff of the Telecom Italia Group

On 1 January 2002, following the resolution of the Board of Directors on 27 July 2001, the offer opened for the “Telecom Italia 2002

– 2022 floating rate, special open series, reserved at subscription to current and retired staff of the Telecom Italia Group” bond loan, maturing 1 January 2022, for a maximum amount of 1 billion euros. On the same date, early redemption was made of the “SIP 1992 – 2010” bond loan, which was similar to the new loan.

The new bonds, which pay a semi-annual gross coupon (payable in arrears on 1 January and 1 July each year) may be subscribed during the term of the loan, until the maximum amount offered is drawn. They also include a put option for the borrower vis-à-vis Telecom Italia which may be exercised at any time at par value; there is also the option for the Company to make early redemption at par, exercisable at any interest payment date with at least three months’ notice.

On 22 March, bonds worth 160 million euros had been subscribed and there were 10,029 bondholders.

•	Bond issue

In February, a 2.5 billion euros bond issue was completed, divided into two fixed rate tranches of 1.25 billion euros each, maturing on 1 February 2007 and 1 February 2012. This issue falls under the “Global note program” for the restructuring of Group debt; the overall amount of the program was raised from 10 to 12 billion dollars following a resolution of the Board of Directors held on 18 December 2001.

•	Closure of the revised agreements for the put/call options on Seat Pagine Gialle S.p.A. shares

On 25 February, Telecom Italia and the JPMorgan Chase Group signed the final agreements relating to the re-negotiation of the put and call options on Seat Pagine Gialle shares.

•	Approval of the interconnection tariffs for 2001 by AGCOM

On 4 March, the Authority approved Telecom Italia’s interconnection tariffs for 2001, with some technical and financial modifications. Among the most significant changes, the income effects of which are included in the 2001 financial statements, we point out the reduction in the costs for voice interconnection services and in the costs of configuring exchanges; as regards local loop unbundling, the Authority maintained the 2000 prices, extending the services offered by Telecom Italia to the interconnected operators.

•	Voice over Internet protocol

In February, Telecom Italia started to upgrade the first facilities to enable voice and data transmission over the Internet protocol (IP). The conversion of the network to the IP protocol, which will lead to cost reductions arising from the management of a single infrastructure, will be operational from June (for telephone traffic along the Milan-Rome axis); by the year end, 10% of domestic telephone calls which travel over the transport network are expected to pass over to the Internet protocol.

•	Planned disposals

•	Lottomatica: in January 2002, Finsiel S.p.A. accepted the public tender offer made by Tyche S.p.A. (De Agostini Group) for 100% of the Lottomatica shares and tendered its equity investment in Lottomatica S.p.A. amounting to 18.3% of the subscribed share capital of the company;

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•	BDT: in February 2002, Telecom Italia Group reached an agreement for the sale of the 19.61% equity investment held by TIM International in BDT (Bouygues Décaux Télécom), which controls 55% of Bouygues Télécom. The value of the transaction was approximately 750 million euros.

•	Stream: an agreement has been reached with News Corporation and Vivendi Universal/Canal+ for the disposal of Telecom Italia’s 50% in Stream at a price of US$ 42 million. The agreement, which is conditional upon the approval of the relevant Italian authorities, envisages the simultaneous sale of Telecom Italia’s 50% to News Corporation and the purchase of 100% of Stream’s capital by the French group Vivendi Universal. As part of the sale, Telecom Italia is committed to waive approximately US$ 80 million of trade receivables due from Stream. The financial effects of the transaction have already been taken into account in extraordinary provisions.

•	Purchase of Telecom Italia own shares

Pursuant to the authorisation of the ordinary Shareholders’ Meeting held on 7 November 2001, in March the Company began to purchase own shares on the market in accordance with the terms and conditions envisaged in the regulations of such authorisation. As at 21 March 2002, 2,225,000 Telecom Italia savings shares had been bought overall at an average price of around 6.06 euros per share, for a total investment of some 13.5 million euros.

Other companies of the Olivetti Group

•	In January 2002, Olivetti took up the public tender offer for Lottomatica made by Tyche S.p.A. (De Agostini Group) on 23 November 2001 regarding 100% of the shares at a price of 6.55 euros per share, after an improved bid.

Olivetti tendered its equity investment in Lottomatica, equal to 27,451,550 shares overall, corresponding to 15.6% of the subscribed capital of the company (of which 14.04% directly owned by Olivetti S.p.A. and 1.56% owned by the subsidiary Olivetti International S.A.).

When also considering Finsiel S.p.A.’s 18.3% equity investment, the overall cash inflow for the Olivetti Telecom Italia Group was 391 million euros, with an aggregate capital gain stated in the companies’ statutory accounts of 367 million euros.

•	In January 2002, Olivetti sold to Antex Group, which provides corporate administration, consultancy and staff training services, full ownership in Olivetti Servizi Amministrativi S.r.l. (75 employees), which is responsible for the administration and management of the Securities service for Olivetti.

•	On 29 January 2002, Olivetti International Finance N.V. re-opened the bond maturing July 2009 for 250 million euros via a private placement with a limited number of institutional investors, bringing the total bonds in circulation to 2,350 million euros.

•	On 14 March 2002, Olivetti Finance N.V. issued a 500 million euros floating rate bond, guaranteed by Olivetti S.p.A.. The bond pays a quarterly coupon indexed to 3-month Euribor + 130 basis points. The term is 3 years, which may be extended at the bondholders’ option for subsequent 21-month periods up to a maximum overall term of 10 years.

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Operating Outlook for 2002

Olivetti S.p.A. expects to post a full-year net income for financial 2002 as a result both of the collection from Telecom Italia of extraordinary dividends arising from the distribution of reserves announced by Telecom Italia, and of dividends stated on accrual in respect of 2002 earnings

Based on the foreseeable performance of the Telecom Italia Group, the Olivetti Group’s consolidated result should be positive before taxes and amortisation of goodwill on the acquisition of Telecom Italia.

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Proposal for the Coverage of the Parent Company loss for 2001

The 2001 financial statements of the Parent Company Olivetti S.p.A. show a net loss of 871,479,486 euros and shareholders’ equity at 31 December 2001 of 15,235,055,159 euros made up as follows:

(in euros)		31.12.2001
I.	Share capital	8,783,701,564
I.bis.	Share capital increase to be filed with the Companies Register	839,593
I.ter.	Share capital increase payment relating to shares to be issued	26,954
II.	Additional paid-in capital	3,765,113,918
II.bis.	Additional paid-in capital in respect of capital increases to be filed with the Companies Register and on shares to be issued	10,442
III.	Revaluation reserve	1,128,827
IV.	Legal reserve	920,809,760
V.	Reserve for treasury stock	2,298,156
VII.	Other reserves	2,061,056,125
VIII.	Retained earnings and accumulated losses	571,549,306

	Total Share Capital and Reserves	16,106,534,645
IX.	Net loss for the year	(871,479,486)

Total		15,235,055,159

The Board of Directors proposes that the net loss for 2001 be carried forward.

The Board of Directors

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Statutory Financial Statements of Olivetti S.p.A.

at 31 December 2001

Balance Sheet

Income Statement

Explanatory Notes

Olivetti S.p.A.

Balance Sheet (in euros)

ASSETS				31.12.2001	31.12.2000	Changes
A)	AMOUNTS DUE FROM SHAREHOLDERS			—	—	—

B)	FIXED ASSETS

	I.	Intangible fixed assets
		1)	Start-up and expansion costs	81,096,623	54,176,767	26,919,856
		3)	Industrial patents and intellectual property rights	1,033	3,099	(2,066)
		7)	Other assets	168,624,950	104,121,102	64,503,848

		Total intangible fixed assets		249,722,606	158,300,968	91,421,638

	II.	Tangible fixed assets
		2)	Plant and machinery	1,104,221	1,637,581	(533,360)
		3)	Industrial and commercial equipment	4,648	—	4,648
		4)	Other assets	1,065,708	347,034	718,674
		5)	Assets under construction and advance payments	33,343	33,343	—

		Total tangible assets		2,207,920	2,017,958	189,962

	III.	Financial fixed assets
		1)	Equity investments in:
			subsidiary companies	31,261,276,711	30,767,256,101	494,020,610
			associated companies	295,528	4,290,354	(3,994,826)
			other	147,732,059	109,882,890	37,849,169

				31,409,304,298	30,881,429,345	527,874,953

		2)	Receivables
			Due within 12 months from
			subsidiary companies	18,201	17,483	718
			associated companies	61,397	58,973	2,424
			others	13,510,565	10,716,241	2,794,324

				13,590,163	10,792,697	2,797,466

			Due after 12 months
			subsidiary companies	—	18,201	(18,201)
			associated companies	95,535	156,932	(61,397)
			others	61,328,465	52,417,618	8,910,847

				61,424,000	52,592,751	8,831,249
		4)	Treasury stock	2,298,156	2,298,156	—

		Total financial fixed assets		31,486,616,617	30,947,112,949	539,503,668

Total fixed assets (B)				31,738,547,143	31,107,431,875	631,115,268

80	Olivetti S.p.A. Financial Statements

				31.12.2001	31.12.2000	Changes
C)	CURRENT ASSETS

	I.	Inventories		—	—	—

	II.	Receivables

		Due within 12 months from
		1)	Customers	1,222,062	1,813,144	(591,082)
		2)	Subsidiary companies
			– trade and other receivables	55,936,486	892,924,627	(836,988,141)
			– interest bearing current accounts	79,528,229	45,267,667	34,260,562
		3)	Associated companies
			– trade and other receivables	45,627	51,556	(5,929)
			– interest bearing current accounts	85,576	81,060	4,516
		5)	Others
			– miscellaneous	693,755,383	843,967,024	(150,211,641)
			– interest bearing current accounts	6,882,372	25,894,762	(19,012,390)

				837,455,735	1,809,999,840	(972,544,105)

		Due after 12 months		—	—	—

		Total receivables		837,455,735	1,809,999,840	(972,544,105)

	III.	Financial assets not held as fixed assets
		1)	Equity investments in subsidiary companies	—	300,098,395	(300,098,395)
		4)	Other equity investments	7,236,210	—	7,236,210
		6)	Other securities
			– miscellaneous	67,361,517	70,937,978	(3,576,461)
			– receivables for securities held under reverse repurchase agreements	911,312	875,008	36,304

		Total financial assets not held as fixed assets		75,509,039	371,911,381	(296,402,342)

	IV.	Liquid funds
		1)	Bank and post office deposits	140,359,133	838,892,389	(698,533,256)
		3)	Cash	6,391	3,792	2,599

		Total liquid funds		140,365,524	838,896,181	(698,530,657)

Total current assets (C)				1,053,330,298	3,020,807,402	(1,967,477,104)

D)	ACCRUED INCOME AND PREPAID EXPENSES
	2)	Other accrued income and prepaid expenses
		subsidiary and associated companies		1,515	4,147	(2,632)
		third parties		502,988,663	9,425,707	493,562,956

Total accrued income and prepaid expenses (D)				502,990,178	9,429,854	493,560,324

TOTAL ASSETS				33,294,867,619	34,137,669,131	(842,801,512)

81	Olivetti S.p.A. Financial Statements

LIABILITIES AND SHAREHOLDERS’ EQUITY	31.12.2001	31.12.2000	Changes
A) SHAREHOLDERS’ EQUITY
I. Share capital	8,783,701,564	4,914,694,381	3,869,007,183
I.bis. Share capital increase to be filed with the Companies Register (article 2444 of the Civil Code)	839,593	397,707	441,886
I.ter. Share capital increase payment relating to shares to be issued	26,954	26,127	827
I.quater. Shares in exchange for Tecnost shares	—	1,999,439,092	(1,999,439,092)
II. Additional paid-in capital	3,765,113,918	3,196,212,781	568,901,137
II.bis. Additional paid-in capital in respect of share capital increases to be filed with the Companies Register	10,442	—	10,442
III. Revaluation reserves	1,128,827	1,128,827	—
IV. Legal reserve	920,809,760	877,318,758	43,491,002
V. Reserve for treasury stock	2,298,156	2,298,156	—
VII. Other reserves	2,061,056,125	2,075,652,903	(14,596,778)
VIII. Retained earnings	571,549,306	—	571,549,306
IX. Net income (loss) for the year	(871,479,486)	869,820,034	(1,741,299,520)
Total shareholders’ equity (A)	15,235,055,159	13,936,988,766	1,298,066,393

B) RESERVES FOR RISKS AND CHARGES
2) a) Reserves for taxation	—	516,457	(516,457)
b) Reserves for deferred taxation	344,437,178	824,199,940	(479,762,762)
3) Other provisions	429,507,304	232,320,173	197,187,131
Total reserves for risks and charges (B)	773,944,482	1,057,036,570	(283,092,088)

C) RESERVE FOR EMPLOYEE SEVERANCE INDEMNITIES	3,857,916	4,126,520	(268,604)

82	Olivetti S.p.A. Financial Statements

	31.12.2001	31.12.2000	Changes
D) PAYABLES
Due within 12 months
1) Bonds	—	258,228,450	(258,228,450)
2) Convertible bonds	15,675,896	—	15,675,896
3) Due to banks	357,134,963	1,496,979,912	(1,139,844,949)
4) Due to other lenders	6,375,644	5,828,175	547,469
5) Advances	3,772,422	3,772,422	—
6) Due to suppliers	24,717,419	27,972,551	(3,255,132)
8) Due to subsidiary companies
– trade and other payables	22,312,200	104,725,496	(82,413,296)
– interest bearing current accounts	4,522,110,267	54,716,974	4,467,393,293
9) Due to associated companies
– trade and other payables	1,107	1,474	(367)
11) Due to tax authorities	31,172,199	1,114,696	30,057,503
12) Due to social security authorities	699,126	637,364	61,762
13) Other payables
– miscellaneous	66,957,695	9,591,788	57,365,907

	5,050,928,938	1,963,569,302	3,087,359,636
Due after 12 months
1) Bonds	400,000,000	—	400,000,000
2) Convertible bonds	4,188,416,003	19,262,977	4,169,153,026
3) Due to banks	71,798,098	137,147,847	(65,349,749)
4) Due to other lenders	25,372,174	18,900,009	6,472,165
5) Due to subsidiary companies	5,302,415,417	15,505,008,816	(10,202,593,399)

	9,988,001,692	15,680,319,649	(5,692,317,957)
Total payables (D)	15,038,930,630	17,643,888,951	(2,604,958,321)

E) ACCRUED EXPENSES AND DEFERRED INCOME
2) Other accrued expenses and deferred income
Group companies	2,208,669,229	1,474,473,357	734,195,872
third parties	34,410,203	21,154,967	13,255,236
Total accrued expenses and deferred income (E)	2,243,079,432	1,495,628,324	747,451,108

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	33,294,867,619	34,137,669,131	(842,801,512)

MEMORANDUM ACCOUNTS	31.12.2001	31.12.2000	Changes
Personal guarantees given, net of counter-securities received	17,319,460,000	19,115,230,000	(1,795,770,000)
Commitments	10,990,000	443,857,447	(432,867,447)
Other accounts	3,810,000	3,810,000	—

TOTAL MEMORANDUM ACCOUNTS	17,334,260,000	19,562,897,447	(2,228,637,447)

83	Olivetti S.p.A. Financial Statements

Olivetti S.p.A.

Income Statement (in euros)

	Year 2001	Year 2000	Changes
A) VALUE OF PRODUCTION
1) Revenues from sales and services	—	—	—
2) Changes in inventories of work in progress, semifinished and finished products	—	—	—
3) Changes in contract work in progress	—	—	—
4) Capitalized production	—	—	—
5) Other revenues and income:
– other	15,209,057	17,216,176	(2,007,119)
Total value of production (A)	15,209,057	17,216,176	(2,007,119)

B) COSTS OF PRODUCTION
6) Raw, ancillary and consumable materials and goods for resale	179,687	347,062	(167,375)
7) Services received	49,093,106	49,079,749	13,357
8) Leases and rentals	2,532,780	2,538,537	(5,757)
9) Personnel
a) Wages and salaries	8,040,416	8,440,803	(400,387)
b) Social security charges	2,108,684	2,399,368	(290,684)
c) Termination indemnities	1,050,599	938,693	111,906
d) Employee pension and similar obligation charges	—	—	—
e) Other costs	1,900,561	106,285	1,794,276

	13,100,260	11,885,149	1,215,111

10) Amortisation, depreciation and write-downs
a) Amortisation of intangible fixed assets	61,688,982	24,025,339	37,663,643
b) Depreciation of tangible fixed assets	1,262,719	923,543	339,176
c) Other amounts written down on fixed assets	—	—	—
d) Write-down of receivables classified as current assets and of liquid funds	1,523,624	10,837,226	(9,313,602)

	64,475,325	35,786,108	28,689,217

11) Changes in inventories of raw, ancillary and consumable materials and goods for resale	—	—	—
12) Provisions for risks	191,808,785	15,001,368	176,807,417
13) Other provisions	—	—	—
14) Other operational expenses	3,045,755	3,272,092	(226,337)
Total costs of production (B)	324,235,698	117,910,065	206,325,633

DIFFERENCE BETWEEN VALUE AND COSTS OF PRODUCTION (A–B)	(309,026,641)	(100,693,889)	(208,332,752)

84	Olivetti S.p.A. Financial Statements

					Year 2001	Year 2000	Changes
C)	FINANCIAL INCOME AND EXPENSES
	15)	Income from equity investments
		-		subsidiary companies	73,555,112	1,414,381,919	(1,340,826,807)
		-		associated companies	8,261,552	15,500,642	(7,239,090)
		-		other companies	3,591,809	2,925,626	666,183

					85,408,473	1,432,808,187	(1,347,399,714)

	16)	Other financial income
		a	)	income from receivables classified as fixed assets from
				- subsidiary companies	1,134	9,119	(7,985)
				- associated companies	9,683	8,130	1,553
				- other companies	4,002	14,510	(10,508)

					14,819	31,759	(16,940)
		b	)	income from securities held as fixed assets	—	—	—
		c	)	income from securities held as current assets	4,202,788	9,326,665	(5,123,877)
		d	)	other income from
				- subsidiary companies	3,991,770	7,924,364	(3,932,594)
				- associated companies	4,516	4,162	354
				- others	29,120,917	24,360,471	4,760,446

					33,117,203	32,288,997	828,206

					37,334,810	41,647,421	(4,312,611)
	17)	Interest and other financial charges
		a	)	subsidiary companies	(814,204,575)	(331,067,484)	(483,137,091)
		b	)	associated companies	—	—	—
		c	)	others	(152,423,847)	(76,761,463)	(75,662,384)

					(966,628,422)	(407,828,947)	(558,799,475)
Total financial income and expenses (C)					(843,885,139)	1,066,626,661)	(1,910,511,800)

D)	VALUE ADJUSTMENTS TO FINANCIAL ASSETS
	18)	Revaluations			—	—	—
	19)	Writedowns
		a	)	on equity investments	(175,226,612)	(10,208,668)	(165,017,944)
Total value adjustments to financial assets (D)					(175,226,612)	(10,208,668)	(165,017,944)

E)	EXTRAORDINARY INCOME AND CHARGES
	20)	Income
		-		Gains from disposals	1,045,574	18,479,101	(17,433,527)
		-		Other income	22,622,268	8,410,649	14,211,619

					23,667,842	26,889,750	(3,221,908)

	21)	Charges
		-		Losses from disposals	(512)	(360,885)	360,373
		-		Other charges	(16,459,071)	(1,201,212)	(15,257,859)

					(16,459,583)	(1,562,097)	(14,897,486)
Total extraordinary income and charges (E)					7,208,259	25,327,653	(18,119,394)

RESULT BEFORE TAXATION (A–B+C+D+E)					(1,320,930,133)	981,051,757	(2,301,981,890)

22)	Income taxes for the year				449,450,647	(111,231,723)	560,682,370

23)	NET RESULT FOR THE YEAR				(871,479,486)	869,820,034	(1,741,299,520)

85	Olivetti S.p.A. Financial Statements

Explanatory Notes

Form and content of the financial statements

The financial statements for the year closed at 31 December 2001 have been prepared and presented in accordance with the Italian Civil Code interpreted by the accounting principles established by the Italian Accounting Profession (“Consigli Nazionali dei Dottori Commercialisti e dei Ragionieri”). They comprise the balance sheet (prepared in accordance with the formats specified in articles 2424 and 2424 bis of the Italian Civil Code), the income statement (prepared in accordance with the formats specified in articles 2425 and 2425 bis of the Italian Civil Code) and these explanatory notes.

The explanatory notes are provided to illustrate, analyse and supplement the data reported in the financial statements with the information required by article 2427 of the Italian Civil Code, by other provisions of Legislative Decree no. 127/1991, or by other laws; they also provide additional information, even where not required by specific legislation, if deemed necessary to present a true and fair view.

The explanatory notes also include information relating to holding companies requested by the Italian Securities and Stock Exchange Board (CONSOB) in communication no. 94001437 of 23 February 1994.

Accounting policies in the valuation of financial statement items, in value adjustments and conversion of values not originally denominated in euros

The most significant accounting policies adopted for the financial statements for the year to 31 December 2001, in compliance with article 2426 of the Italian Civil Code, are as follows:

1) Intangible fixed assets

Intangible fixed assets are stated at purchase or production cost including related accessory charges, and are amortised over their residual useful life.

Start-up and expansion costs and purchased goodwill are amortised over five and ten years respectively. As from 1999 registration duty relating to share capital increases is no longer capitalised under intangible fixed assets but charged to the Income Statement under other operational expenses. Intangible fixed assets are written down to reflect any other than temporary impairment in value; their book value is reinstated in subsequent years if the reasons for such writedowns no longer apply.

2) Tangible fixed assets and depreciation

Tangible fixed assets are stated at purchase or construction cost, including financial charges incurred over the period of construction of the asset, if this period is of significant duration, up to the time the asset enters service. Assets are written down to reflect any other than temporary impairment in value; the original value is reinstated in subsequent periods if the reasons for such writedowns no longer exist. Ordinary depreciation is provided on a straight-line basis using rates that reflect the residual useful working life of the assets concerned.

86	Olivetti S.p.A. Financial Statements

The Company also provides accelerated depreciation for some categories of assets in order to obtain the benefits deriving from deferred taxation, as allowed by current tax legislation.

Ordinary maintenance costs are charged in full to income; costs incurred that extend the useful working life of assets are capitalised as part of the said assets and depreciated over the remaining useful working life thereof.

3) Equity investments and securities held as financial fixed assets

Equity investments held as fixed assets are stated at purchase cost (LIFO method with annual layers), written down to reflect any other than temporary impairment in value; their original value is reinstated in subsequent years if the reasons for such writedowns no longer apply.

Securities held as fixed assets are valued at purchase cost (LIFO method with annual layers), adjusted on an accrual basis for the difference between such cost and the redemption value, written down to reflect any other than temporary impairment in value; their original value is reinstated in subsequent years if the reasons for such writedowns no longer apply.

4) Accounts receivable and payable

Accounts receivable are stated at estimated realisable value and classified under financial fixed assets or current assets. Accounts payable are stated at face value.

5) Equity investments and securities not held as financial fixed assets

Securities and equity investments in listed companies held as current assets are valued at the lower of cost and market value, the latter being determined on the basis of the average stock market price for the month of December; if the reasons for writedowns no longer apply, the original value is reinstated in subsequent years to the extent that it does not exceed the original cost.

Securities purchased through reverse repurchase agreements with an obligation of resale on maturity are classified as financial assets not held as fixed assets and stated at purchase cost.

Income and charges relating to such transactions are calculated taking into account both the difference between the spot and forward prices and the income generated by such assets over the duration of the operation and are recorded on an accrual basis.

6) Accruals, prepayments and deferrals

Costs and income common to two or more fiscal years are recorded under this heading to reflect the accrual accounting principle

7) Reserves for risks and charges

Specific reserves are provided to cover known or likely losses or liabilities of a given nature, the extent or timing of which are uncertain at the end of the year; the provisions reflect, therefore, the best estimate based on the information available.

87	Olivetti S.p.A. Financial Statements

8) Employee severance indemnities

This provision is formed in accordance with current legislation and labour contracts and reflects the liability accrued to all employees as at the balance-sheet date.

9) Revenues

Revenues from services are credited to the Income Statement at the time the services are provided.

10) Research and development

Interest-relief grants on financial charges accruing on research loans are accounted on an accrual basis and credited directly to income for the year against financial charges.

11) Exchange rate differences arising on transactions in foreign currency and translation criteria of foreign currency items

Receivables and payables denominated in non-EMU currencies are originally translated into euros by adopting the accounting rates at the date of the respective transactions. Exchange rate differences arising at the time of collection of receivables or settlement of payables in non-EMU currencies are credited or charged to income.

Gains or losses on payables and receivables arising from application of the exchange rates in force in December are credited or charged to income for the year.

Total exchange rate differences are illustrated in the specific comment on financial income and charges.

12) Forward currency transactions

As regards forward purchase or sale transactions of foreign currency at fixed exchange rates in respect of specific receivables and payables expressed in foreign currency, or, in respect of a net exposure in foreign currency, the difference between the exchange rate at the transaction date and the forward fixed exchange rate is charged to income for the duration of the said transaction; furthermore, gains or losses arising from differences between the exchange rate at the transaction date and the exchange rate at the balance-sheet date are credited or charged to income, if gains or losses in respect of the foreign currency assets and liabilities to which the transactions refer are also credited or charged to income.

Gains or losses arising from other forward purchases or sales of foreign currency at fixed exchange rates, determined by reference to the comparable forward rates at the closing date of the financial statements, are credited or charged to income.

13) Forward interest rate transactions

The interest-rate differentials to be paid or received on interest rate swaps and similar transactions accruing at the closing date of the financial statements are entered on an accrual basis in the lncome Statement under financial income and charges.

The considerations for the options acquired or sold in connection with forward interest rate transactions are recorded in income over the duration of the options.

88	Olivetti S.p.A. Financial Statements

14) Dividends

Dividend income and the relative tax credit from subsidiary companies are entered on accrual, namely in the year such income is formed; dividends from other equity investments are recorded on collection.

15) Capital gains from contributions in-kind

Capital gains from corporate demergers and subsequent contributions are classified as extraordinary income.

16) Surplus from merger

The surplus emerging from the merger of the subsidiary Tecnost S.p.A. was booked in a shareholders’ equity reserve in the balance sheet as at 31 December 2000.

17) Value adjustments and provisions charged exclusively for tax purposes

Value adjustments and provisions charged exclusively for tax purposes, comprising accelerated depreciation as allowed under specific tax laws and writedowns on equity investments, are carried in the respective income headings.

18) Income taxes

Current tax liabilities are provided, where applicable, as amounts due to tax authorities, based on a reasonable estimate of taxation for the year. In addition, in accordance with the balance sheet tax liability method, deferred taxes or prepaid taxes are recognised on all temporary differences between the book values of assets and liabilities and their corresponding tax values, applying tax rates expected in the periods in which the temporary differences will be reversed.

The benefit of tax-loss carryforwards is recognised when a reasonable certainty exists that future taxable income will be available against which such carryforwards can be utilised, in accordance with current legislation.

19) Grouping of financial statement items

The financial statements as at 31 December 2001 do not include any groupings of items.

20) Reporting currency

The Parent Company has adopted the Euro as its reporting currency as from 1 January 1999; all amounts in the Explanatory Notes are therefore expressed in Euro unless indicated otherwise.

21) Exceptions allowed under paragraph 4, article 2423 of the Italian Civil Code.

No exceptions were applied in the attached financial statements pursuant to paragraph 4, art. 2423 of the Italian Civil Code.

89	Olivetti S.p.A. Financial Statements

Comments on assets

B) Fixed assets

I. Intangible fixed assets

Net intangible fixed assets at 31 December 2001 amounted to 249.7 million euros (158.3 million euros at 31 December 2000).

	Net value at 31.12.2000	New costs	Amortisation charges	Net value at 31.12.2001
1) Start-up and expansion costs	54,176,767	57,273,611	(30,353,755)	81,096,623
3) Industrial patents and intellectual property rights	3,099	—	(2,066)	1,033
7) Other:
Extraordinary maintenance and leasehold improvements	1,916,606	1,880,143	(599,698)	3,197,051
Costs relating to the issue of bonds	345,736	93,956,866	(9,201,714)	85,100,888
Costs relating to borrowings, sustained by Tecnost S.p.A. (merged into Olivetti in 2000)	101,858,760	—	(21,531,749)	80,327,011

	104,121,102	95,837,009	(31,333,161)	168,624,950

Total	158,300,968	153,110,620	(61,688,982)	249,722,606

Start-up and expansion costs rose by 57.3 million in 2001 due to guarantee commissions connected with share capital increases and are amortised over a period of five years.

Extraordinary maintenance and leasehold improvements increased by 1.9 million euros in respect of expenses incurred to complete the restructuring of the building provided on a free loan basis as contribution in kind to the “Associazione Interaction Design Institute” of Ivrea; the said costs are amortised over the term of the agreements.

The increase in costs relating to the issue of bonds, equal to 94 million euros, concerned:

•	25.5 million euros relating to “Olivetti 1.5% 2001-2004 convertible bonds with redemption premium”;

•	68.5 million euros relating to “Olivetti 1.5% 2001-2010 convertible bonds with redemption premium”.

90	Olivetti S.p.A. Financial Statements

II. Tangible fixed assets

Breakdown of tangible fixed assets:

	Cost	Accumulated depreciation	Net book value at 31.12.2001	% accum.deprec. at 31.12.2001	Net book value at 31.12.2000
1) Land and buildings	—	—	—	—
2) Plant and machinery
General plant	27,889	(8,365)	19,524	29.99	25,101
Electronic plant	5,318,056	(4,272,818)	1,045,238	80.35	1,604,960
Machinery and specific plant	6,191,818	(6,152,359)	39,459	99.36	7,520

	11,537,763	(10,433,542)	1,104,221	90.43	1,637,581

3) Industrial and commercial equipment	10,267,336	(10,262,688)	4,648	99.95	—

4) Other assets
Vehicles	340,349	(340,349)	—	100.00	19,013
Furniture and fittings	3,178,555	(2,112,847)	1,065,708	66.47	328,021

	3,518,904	(2,453,196)	1,065,708	69.71	347,034

5) Assets under construction and advance payments
Assets under construction	33,343	—	33,343	—	33,343

Total	25,357,346	(23,149,426)	2,207,920	91.29	2,017,958

The gross value of assets changed as follows during 2001:

	Cost at 31.12.2000	Additions	Disposals and reclassifications	Cost at 31.12.2001
1) Land and buildings	—	—	—	—

2) Plant and machinery
General plant	27,889	—	—	27,889
Electronic plant	4,933,161	442,923	(58,028)	5,318,056
Machinery and specific plant	6,149,616	42,788	(586)	6,191,818

	11,110,666	485,711	(58,614)	11,537,763

3) Industrial and commercial equipment	10,259,589	7,747	—	10,267,336

4) Other assets
Vehicles	383,403	—	(43,054)	340,349
Furniture and fittings	2,222,164	959,881	(3,490)	3,178,555

	2,605,567	959,881	(46,544)	3,518,904

5) Assets under construction and advance payments
Assets under construction	33,343	—	—	33,343

Total	24,009,165	1,453,339	(105,158)	25,357,346

91	Olivetti S.p.A. Financial Statements

Movements on accumulated depreciation for 2001 were as follows:

Accumulated ordinary depreciation	Accumulated depreciation at 31.12.2000	Provision for the year	Disposals and reclassifications	Accumulated depreciation at 31.12.2001
1) Land and buildings	—	—	—	—
2) Plant and machinery
General plant	1,394	2,788	—	4,182
Electronic plant	2,085,447	539,781	(34,563)	2,590,665
Machinery and specific plant	5,552,889	7,013	(586)	5,559,316

	7,639,730	549,582	(35,149)	8,154,163

3) Industrial and commercial equipment	6,911,744	1,550	—	6,913,294

4) Other assets
Vehicles	236,387	19,013	(26,909)	228,491
Furniture and fittings	1,590,801	111,097	(1,806)	1,700,092

	1,827,188	130,110	(28,715)	1,928,583

Total accumulated ordinary depreciation (A)	16,378,662	681,242	(63,864)	16,996,040

Accumulated accelerated depreciation
1) Land and buildings	—	—	—	—

2) Plant and machinery
General plant	1,394	2,789	—	4,183
Electronic plant	1,242,754	462,206	(22,807)	1,682,153
Machinery and specific plant	589,207	3,836	—	593,043

	1,833,355	468,831	(22,807)	2,279,379

3) Industrial and commercial equipment	3,347,845	1,549	—	3,349,394

4) Other assets
Vehicles	128,003	—	(16,145)	111,858
Furniture and fittings	303,342	111,097	(1,684)	412,755

	431,345	111,097	(17,829)	524,613

Total accumulated accelerated depreciation (B)	5,612,545	581,477	(40,636)	6,153,386

Total accumulated depreciation (A+B)	21,991,207	1,262,719	(104,500)	23,149,426

Ordinary depreciation was provided at rates deemed to reflect the residual useful life of the tangible fixed assets concerned.

92	Olivetti S.p.A. Financial Statements

The rates applied, reduced by 50% for assets acquired during the year, were as follows:

Buildings	3%
Plant and machinery	10% – 20%
Industrial and commercial equipment	20% – 40%
Other assets:
Electronic office machines	20%
Office furniture and fittings	12%
Motor vehicles	25%

As at 31 December 2001, fixed assets were depreciated by 91.3% compared with 91.6% at the end of 2000.

Accelerated depreciation for the current year and previous years, charged in accordance with current tax laws, was classified as a deduction of the relevant asset items.

III. Financial fixed assets

Equity investments

As at 31 December 2001, equity investments totalled 31,409.3 million euros, an increase of 527.9 million euros compared with 31 December 2000 (30,881.4 million euros), as analysed below:

Net book value
As of 31 December 2000	30,881,429,345

Acquisitions, capital subscriptions and other disbursements	429,873,512
Disposals	(26,484,133)
Write-downs	(64,207,033)
Reclassification of SEAT P.G. equity investment from financial assets not held as fixed assets	192,016,008
Reclassification of Lottomatica S.p.A. equity investment under financial assets not held as fixed assets	(3,323,401)

527,874,953

As of 31 December 2001	31,409,304,298

93	Olivetti S.p.A. Financial Statements

The changes comprised:

•	acquisitions of shares in the following companies for 22 million euros:

•	19.5 million euros Consortium S.r.l.

•	2.4 million euros Fin-Priv. S.r.l.

•	0.1 million euros Global Gaming Investments S.p.A.

•	share capital increases and other disbursements for 407.8 million euros referred to:

•	390.6 million euros Olivetti International S.A.

•	14.0 million euros Tredicimarzo S.r.l.

•	2.0 million euros Fin-Priv S.r.l.

•	1.2 million euros Global Gaming Investments S.p.A.

•	replenishments of losses for 0.1 million euros relating to Global Gaming Investments S.p.A.;

•	disposals of equity investments in the following companies for 26.5 million euros:

•	25.8 million euros TechnoProduzioni S.p.A.

•	0.7 million euros Istituto R.T.M. S.p.A.

•	writedowns of 64.2 million of which 64.1 million referred to Olivetti Tecnost S.p.A..

The equity investment in Seat Pagine Gialle was reclassified under financial fixed assets in keeping with the strategy of the new reference shareholder.

On 27 December 2001 the Parent Company adhered to the public tender offer made by Tyche S.p.A. (De Agostini Group) for 100% of Lottomatica S.p.A.’s shares and in January 2002 it sold its equity investment (direct and indirect) of 27,451,550 shares (15.6% of subscribed capital).

As a consequence the equity investment was reclassified under financial assets not held as fixed assets. The aggregate book value of equity investments would be 2,166 million euros higher, had the equity investments in Telecom Italia S.p.A. and Olivetti International S.A. not been written down in 1999 for tax purposes; therefore Olivetti S.p.A. shareholders’ equity at 31 December 2001 would be 1,917 million euros higher (net of the corresponding tax effect of 249 million euros).

94	Olivetti S.p.A. Financial Statements

The breakdown of the opening balances for the equity investments classified as financial fixed assets was as follows:

	Shares/quotas at 31.12.2000	Original cost	Losses and write-downs	Replenishments and value restorations	Book value at 31.12.2000
Subsidiary companies
Finsiel S.p.A.	18,320	429,486			429,486
Olivetti International S.A.	39,999,998	442,739,664	(778,241,328)	365,800,674	30,299,010
Olivetti Multiservices S.p.A.	33,131,900	176,156,192	(9,174,314)	—	166,981,878
Olivetti Finance N.V.	10,336,646	46,905,655	—	—	46,905,655
Olivetti Finanziaria Industriale S.p.A.	35,000,000	78,939,697	(27,556,568)	(16,274,462)	35,108,667
Olivetti Tecnost S.p.A.	523,296,586	538,912,186	(266,801,172)	—	272,111,014
TechnoProduzioni S.p.A.	50,000,000	25,822,844	—	—	25,822,844
Telecom Italia S.p.A.	2,850,255,432	32,206,376,093	(2,065,827,596)	—	30,140,548,497
Webegg S.p.A.	16,553,581	49,049,050	—	—	49,049,050

Total subsidiary companies		33,565,330,867	(3,147,600,978)	349,526,212	30,767,256,101

Associated companies
IN.VA. S.p.A.	400,000	206,583	(44,817)	—	161,766
Istituto R.T.M. S.p.A.	1,300,000	671,394	(36,949)	26,844	661,289
Lottomatica S.p.A.	24,700,650	3,351,289	(27,889)	—	3,323,400
Distretto Tecnologico del Canavese	225,000	117,752	—	—	117,752

		4,347,018	(109,655)	26,844	4,264,207
Other					26,147

Total associated companies					4,290,354

Other investments
Eurofly Service S.p.A.	387,915	482,006	(1,064,845)	787,700	204,861
Par.fin S.p.A.	49,500	255,646	—	—	255,646
Fin-Priv S.r.l.	8	11,054,321	—	—	11,054,321
Mediobanca S.p.A.	12,837,000	98,255,610			98,255,610

		110,047,583	(1,064,845)	787,700	109,770,438
Other					112,452

Total other					109,882,890

Total					30,881,429,345

95	Olivetti S.p.A. Financial Statements

The changes in equity investments during 2001 are analysed in the table below:

Equity investments	Book value at 31.12.2000		Acquisitions, subscriptions and replenishments
	Shares/quotas	Amounts	Shares/quotas	Amounts
Subsidiary companies
Italian listed companies
Telecom Italia S.p.A.	2,850,255,432	30,140,548,497
Seat P.G. S.p.A.
Foreign unlisted companies
Olivetti International, S.A.	3,999,998	30,299,010		390,627,447
Olivetti Finance N.V.	10,336,646	46,905,655
Italian unlisted companies
Olivetti Multiservices S.p.A.	33,131,900	166,981,878
Finsiel S.p.A.	18,320	429,486
Olivetti Tecnost S.p.A.	558,000,000	272,111,014
TechnoProduzioni S.p.A.	50,000,000	25,822,844
Webegg S.p.A.	16,553,581	49,049,050
Olivetti Finanziaria Industriale S.p.A.	113,000,000	35,108,667
Global Gaming Investments S.p.A.			1,300,000	1,396,896
Total subsidiary companies		30,767,256,101		392,024,343

Associated companies
Italian unlisted companies
IN.VA., S.p.A.	400,000	161,766
Istituto R.T.M., S.p.A.	1,300,000	661,289
Lottomatica S.p.A.	24,700,650	3,323,401
OCN Trading S.r.l. (in winding-up)	32,000	516
Prom.In.Ter. S.r.l.	25,000	10,137
Consorzio per il Distretto Tecnologico del Canavese	225,000	117,752
EO consorzio (in winding-up)	6	15,493
Total associated companies		4,290,354

Other investments
Consortium S.r.l.			12,768,512	19,527,217
Eurofly Service, S.p.A.	387,915	204,861
Fin-Priv S.r.l.	20,000	11,054,321	2,857	4,320,952
Mediobanca S.p.A.	12,837,000	98,255,610
Tredicimarzo S.r.l.			1	14,001,000
Other companies		368,098
Total other investments		109,882,890		37,849,169

Total		30,881,429,345		429,873,512

(*)	The number of shares is changed in consequence of the re-denomination of share-capital in euro.

96	Olivetti S.p.A. Financial Statements

Disposals, demergers and reclassifications		Writedowns and value restorations, net	Book value at 31.12.2001
Shares/quotas	Amounts		Shares/quotas		Amounts

			2,850,255,432		30,140,548,497
159,614,304	192,016,008		159,614,304		192,016,008

			3,999,998		420,926,457
			10,336,646		46,905,655
			33,131,900		166,981,878
			18,320		429,486
		(64,100,000)	273,000,000	(*)	208,011,014
50,000,000	(25,822,844)
			6,621,432	(*)	49,049,050
			35,000,000	(*)	35,108,667
		(96,896)	1,300,000		1,300,000
	166,193,164	(64,196,896)			31,261,276,712

			400,000		161,766
1,300,000	(661,289)
24,700,650	(3,323,401)		—
			32,000		516
		(10,137)
			225	(*)	117,752
			6		15,493
	(3,984,690)	(10,137)			295,527

			12,768,512		19,527,217
			387,915		204,861
			22,877		15,375,273
			12,837,000		98,255,610
			1		14,001,000
					368,098
					147,732,059

	162,208,474	(64,207,033)			31,409,304,298

97	Olivetti S.p.A. Financial Statements

At 28 December 2001, the stock market value of the equity investment in Mediobanca (12.658 euros per share) was 64.2 million euros higher than the book value.

		Share capital par value	Shareholders’ equity (in local currency)	Net income (loss) (in local currency)	Shares/quotas owned	% owned		Pro-quota (*) shareholders’ equity (in euros)	Book value (in euros)
Subsidiary companies
Italian listed companies
Telecom Italia S.p.A.	euro	4,023,060,528	15,870,653,941	150,809,707	2,850,255,432	38.97	(***)	6,184,793,841	30,140,548,497
Seat P.G. S.p.A.	euro	341,183,511	1,639,409,000	(261,033,000)	159,614,304	1.40	(•)	261,033,000	192,016,008
Foreign unlisted companies
Olivetti International S.A.	euro	500,000,000	434,689,594	18,613,948	3,999,998	100.00		434,689,377	420,926,457
Olivetti Finance N.V.	euro	46,905,660	(89,809,143)	(153,691,139)	10,336,646	100.00		(89,809,143)	46,905,655
Italian unlisted companies
Finsiel S.p.A.	euro	59,982,385	206,170,000	37,110,000	18,320	1.58	(•)	3,249,204	429,486
Global Gaming Investments S.p.A.	euro	1,300,000	1,019,494	(377,402)	1,300,000	100.00		1,019,494	1,300,000
Olivetti Multiservices S.p.A.	euro	170,960,604	172,121,247	3,876,596	33,131,900	100.00		172,121,247	166,981,878
Olivetti Finanziaria Industriale S.p.A.	euro	35,000,000	39,528,541	4,419,873	35,000,000	100.00		39,528,541	35,108,667
Olivetti Tecnost S.p.A.	euro	273,000,000	293,363,415	5,864,088	273,000,000	100.00		293,363,415	208,011,014
Webegg S.p.A.	euro	33,107,162	65,430,000	(1,776,000)	6,621,432	50.00		32,715,000	49,049,050
Total subsidiary companies								7,332,703,976	31,261,276,712

Associated companies
Italian unlisted companies
IN.VA. S.p.A.	euro	520,000	856,117	278,601	400,000	40.00		342,447	161,766
OCN Trading S.r.l. (in winding-up) (**)	lire	80,000,000	30,948	(650)	32,000	40.00		12,379	516
Cons. Distret. Tecn. Can.	euro	444,669	1,784,121	5,415	225	26.13		466,234	117,752
Other companies								15,493	15,493
Total associated companies								836,553	295,527

Other investments
Consortium S.r.l.	euro	561,600,000	1,417,791,936	(2,833,951)	12,768,512	2.27		32,234,853	19,527,217
Fin-Priv S.r.l.	euro	20,000	99,141,228	2,778,391	2,857	14.28		14,152,410	15,375,273
Mediobanca S.p.A.	euro	389,262,457	3,040,300,979	126,412,650	12,837,000	1.65		59,232,484	98,255,610
Tredicimarzo S.r.l.	euro	10,000	N.A.	N.A.	1	10.00		14,001,000	14,001,000
Other investments								95,799,073	572,959
Total other investments								215,419,820	147,732,059

TOTAL EQUITY INVESTMENTS								7,548,960,349	31,409,304,298

(*)	Pro-quota net equity, after distribution of dividends.

(**)	Share capital is denominated in Italian Lire, while other amounts are denominated in euros.

(***)	54.2% on voting rights.

(•)	Controlled indirectly through Telecom Italia S.p.A.

98	Olivetti S.p.A. Financial Statements

A comparison of the book values of equity investments in subsidiary companies and the corresponding portion of shareholders’ equity adjusted for consolidation purposes shows the aggregate equity investment book value to be higher by 25,245.6 million euros:

(in millions of euros)	Book value of equity investments (a)	Portion of net equity as adjusted for con- solidation purposes attributable to the Parent Company (b)	Differences (a–b)
Equity investments the book values of which are lower than the relevant pro- quota net equity, as adjusted for consolidation purposes:
Olivetti Multiservices S.p.A.	167.0	174.0	(7.0)
Olivetti Finanziaria Industriale S.p.A.	35.1	39.3	(4.2)
Olivetti International S.A.	420.9	433.0	(12.1)

	623.0	646.3	(23.3)
Equity investments the book values of which are higher than the relevant pro- quota net equity, as adjusted for consolidation purposes:
Telecom Italia S.p.A.	30,140.6	5,032.8	25,107.8
Global Gaming Investments S.p.A.	1.3	1.0	0.3
Olivetti Tecnost S.p.A.	208.0	188.7	19.3
Webegg S.p.A.	49.0	44.4	4.6
Olivetti Finance N.V.	46.9	(90.0)	136.9

	30,445.8	5,176.9	25,268.9

	31,068.8	5,823.2	25,245.6

The difference between the book value of the equity investment in Telecom Italia S.p.A. and the corresponding portion of shareholders’ equity adjusted for consolidation purposes is essentially attributable to consolidation goodwill arising from the acquisition of Telecom Italia and recorded in Olivetti’s consolidated financial statements.

The lower value of the corresponding portion of shareholders’ equity adjusted for consolidation purposes of Olivetti Finance N.V. (136.9 million), compared with the book value of Olivetti S.p.A.’s equity investment, is attributable to the value adjustment taken by Olivetti Finance N.V. to reflect losses arising from the valuation at year-end market values of shares (including 41,401,250 Telecom Italia shares) and securities held for trading purposes. Olivetti did not consider it necessary to write down its equity investment in the belief that these losses do not reflect other than temporary impairment in value.

99	Olivetti S.p.A. Financial Statements

Receivables

This heading includes both short-term and medium/long-term financial receivables:

	31.12.2001	31.12.2000	Changes
Amounts due within 12 months
Current portions of subsidized loans relating to:
subsidiary companies	18,201	17,483	718
associated companies	61,397	58,973	2,424
other companies	64,242	61,706	2,536
Getronics Solutions Italia S.p.A.	3,620,238	970,766	2,649,472
Consorzio per il Distretto Tecnologico del Canavese	—	51,646	(51,646)
Interest relief grants Law no.346/1988	9,826,085	9,632,123	193,962

Total amounts due within 12 months	13,590,163	10,792,697	2,797,466

Amounts due after 12 months
Portions of subsidized loans relating to subsidiary companies
Olivetti I-Jet S.p.A.	18,201	35,684	(17,483)
less: current portions	(18,201)	(17,483)	(718)

Total amounts due from subsidiary companies after 12 months	—	18,201	(18,201)

Associated companies
Istituto RTM S.p.A.	95,535	95,535	—
Baltea S.r.l.	61,396	120,370	(58,974)
less: current portions	(61,396)	(58,973)	(2,423)

Total amounts due from associated companies after 12 months	95,535	156,932	(61,397)

Portions of subsidized loans relating to other parties
Nortel Italia S.p.A.	64,242	125,948	(61,706)
Consorzio per il Distretto Tecnologico del Canavese	358,811	307,166	51,645
less: current portions	(64,242)	(61,706)	(2,536)
Due from tax authorities for advances on severance indemnities	989,117	1,042,162	(53,045)
Due from Allen Bradley	56,294	56,294	—
Restricted deposit in favour of Getronics	46,487,558	37,528,601	8,958,957
Cash guarantee deposits	13,436,685	13,419,153	17,532

Total amounts due from others after 12 months	61,328,465	52,417,618	8,910,847

Total amounts due after 12 months	61,424,000	52,592,751	8,831,249

Receivables due within 12 months from third parties referred in particular to 9.8 million euros of receivables for interest-relief grants (Law No. 346/1988).

Receivables due after 12 months amounted to 61.3 million euros (52.4 million euros at 31 December 2000) and mainly consist of an interest-bearing restricted deposit (at 31 December 2001 46.5 million euros), established with a leading bank to guarantee cover for any residual liabilities, in favour of Getronics (formerly Wang Laboratories).

100	Olivetti S.p.A. Financial Statements

In connection with the original restricted deposit in US dollars, an interest rate and currency swap hedging transaction had been arranged, which was progressively reduced consistent with the movements on the deposit. On expiry in July 2001, a 12-month extension of the currency swap was arranged by means of a forward sale of dollars against euros.

Treasury stock

At 31 December 2001 the Parent Company held 2,697,500 ordinary own shares (formerly savings shares converted into ordinary shares during 2000) including shares acquired from employees, for a par value, following the redenomination of the share capital in euros, of 2.7 million euros and recorded at cost at 2.3 million euros; a special restricted reserve is carried in the shareholders’ equity for the same amount.

101	Olivetti S.p.A. Financial Statements

C) Current assets

II. Receivables

Receivables due within 12 months

	31.12.2001	31.12.2000	Changes
Due from third parties
Customers	2,724,938	3,096,769	(371,831)
Trade notes receivable	98,127	137,378	(39,251)

	2,823,065	3,234,147	(411,082)
less: allowance for doubtful accounts	(1,601,003)	(1,421,003)	(180,000)

	1,222,062	1,813,144	(591,082)

Due from subsidiary companies
for supplies and other	2,533,042	2,344,007	189,035
Due from Olivetti Finance N.V.	6,944,280	—	6,944,280
Telecom Italia dividends as accrued	46,459,164	890,580,620	(844,121,456)

	55,936,486	892,924,627	(836,988,141)
Interest bearing current accounts:
– Financing to Olivetti Multiservices S.p.A.	20,000,000	—	20,000,000
– Alladium S.p.A.	—	2,073,330	(2,073,330)
– Olivetti Multiservices S.p.A.	—	18,564,231	(18,564,231)
– OliWeb S.p.A.	—	2,272,870	(2,272,870)
– Est S.p.A.	319,268	—	319,268
– Olivetti Finance N.V.	400,946	379,786	21,160
– Domustech S.p.A.	667,312	—	667,312
– GotoWeb S.p.A.	1,669,194	—	1,669,194
– Olivetti I-Jet S.p.A.	—	18,315,055	(18,315,055)
– Olivetti Tecnost S.p.A.	50,761,332	—	50,761,332
– Tecnost Sistemi S.p.A.	872,369	3,102,935	(2,230,566)
– Tiemme Sistemi S.p.A.	4,823,367	—	4,823,367
– other subsidiary companies	14,441	559,460	(545,019)

	79,528,229	45,267,667	34,260,562

	135,464,715	938,192,294	(802,727,579)

Due from associated companies
for supplies and other	45,627	51,556	(5,929)
interest bearing current accounts	85,576	81,060	4,516

	131,203	132,616	(1,413)

Due from others
Withholdings and amounts due from tax authorities	548,030,314	212,855,082	335,175,232
VAT and other amounts due from public authorities	47,027,839	50,445,007	(3,417,168)
Due from employees	139,486	108,572	30,914
Prepaid tax credits	26,133,279	523,037,998	(496,904,719)
Due from Getronics	1,606,157	—	1,606,157
Amounts due from insurance companies	18,281,065	14,629,531	3,651,534
Receivables acquired from TechnoProduzioni S.p.A.	1,262,471	—	1,262,471
Due from Ixtant (settlement of grants accrued by Modinform)	37,222	—	37,222
Receivables acquired from Getronics S.p.A. and O.i.S. Group	67,003,111	77,225,473	(10,222,362)
Other	19,407,365	7,159,656	12,247,709
less: allowance for doubtful accounts	(35,172,926)	(41,494,295)	6,321,369

	693,755,383	843,967,024	(150,211,641)

Loans and interest bearing current accounts	6,882,372	25,894,762	(19,012,390)

	700,637,755	869,861,786	(169,224,031)

Total receivables due within 12 months	837,455,735	1,809,999,840	(972,544,105)

Summary of receivables due within 12 months
Total receivables for suppliers and others
Third parties	694,977,445	845,780,168	(150,802,723)
Group	55,982,113	892,976,183	(836,994,070)

	750,959,558	1,738,756,351	(987,796,793)

Total financial receivables
Third parties	6,882,372	25,894,762	(19,012,390)
Group	79,613,805	45,348,727	34,265,078

	86,496,177	71,243,489	15,252,688

Total	837,455,73	1,809,999,840	(972,544,105)

102	Olivetti S.p.A. Financial Statements

Receivables due within 12 months amounted to 837.5 million euros, a decrease of 972.5 million euros compared with 31 December 2000. The decrease reflects lower accruals for Telecom Italia dividends accrued over the year (844.1 million euros) and the consequent lower prepaid tax credit (496.9 million euros), and an increase in receivables due from tax authorities (335.2 million) relating in particular to tax credits on dividends collected.

In its capacity as a contracting party for insurance policies to cover risks, also on behalf of subsidiary companies, the Parent Company had receivables due from insurance companies for 18.3 million euros (14.6 million at 31 December 2000), mainly as compensation for damages suffered by companies of the Olivetti Tecnost Group (beneficiaries of the said insurance policies) following the flooding in the Canavese area in October 2000. An item for the same amount was entered under payables to subsidiary companies.

III. Financial assets not held as fixed assets

Equity investments in other companies

At 31 December 2001, these amounted to 7.2 million euros and referred to:

•	equity investments acquired during 2001 for trading purposes related to:

•	1.1 million Biesse S.p.A.;

•	2.8 million Datalogic S.p.A.

•	reclassification of the equity investment in Lottomatica S.p.A. (3.3 million) following acceptance of the public tender offer, as previously noted under the heading on Equity Investments.

Equity investments acquired for trading purposes, relating to listed companies, are recorded at the lower of acquisition cost and realisable value based on average share prices in December 2001.

Other securities

	31.12.2001	31.12.2000	Changes	Market values
Treasury Certificates (C.C.T.)	46,716,156	46,716,156	—	46,493,871
Long Term Treasury Bonds (B.T.P.)	19,612,447	23,109,823	(3,497,376)	21,270,608
Corporate Bonds	1,032,914	1,111,999	(79,085)	1,032,914

Total	67,361,517	70,937,978	(3,576,461)	68,797,393

Receivables for securities held under reverse repurchase agreements

This heading reflects the value, equal to the purchase cost, of securities acquired under a commitment to resell the said securities at a later date and at a pre-arranged price.

Income and charges relating to these operations, computed in respect of the difference between the agreed spot and forward prices, are recognised on an accrual basis and classified under other financial income or charges.

	31.12.2001	31.12.2000	Changes
Treasury Certificates (C.C.T.)	—	875,008	(875,008)
Long Term Treasury Bonds (B.T.P.)	911,312	—	911,312

Total	911,312	875,008	36,304

103	Olivetti S.p.A. Financial Statements

D) Accrued income and prepaid expenses

	31.12.2001	31.12.2000	Changes
Accrued income
Due within 12 months:
Interest income
from third parties	1,898,916	2,143,700	(244,784)
from associated companies	1,169	1,974	(805)
from subsidiary companies	346	680	(334)
Interest relief grants	3,807,848	5,147,106	(1,339,258)

Total accrued income within 12 months	5,708,279	7,293,460	(1,585,181)
Due after 12 months
from third parties	11,449,758	—	11,449,758

Total accrued income	17,158,037	7,293,460	9,864,577

Prepaid expenses
Due within 12 months:
Financial charges from third parties	—	236,061	(236,061)
Insurance premiums and other costs
from third parties	2,259,725	1,898,840	360,885
from subsidiary companies	—	1,493	(1,493)

Total prepaid expenses due within 12 months	2,259,725	2,136,394	123,331
Due after 12 months:
Financial charges from third parties	483,572,416	—	483,572,416

Total prepaid expenses	485,832,141	2,136,394	483,695,747

Total	502,990,178	9,429,854	493,560,324

Prepaid expenses in respect of financial charges increased by 483.3 million euros, compared with 31 December 2000, largely due to the portions accruing to future years of the redemption premium (charged to income) on the convertible bonds issued during the year.

104	Olivetti S.p.A. Financial Statements

Comments on liabilities and shareholders’ equity

A) Shareholders’ equity

I. Share capital

The share capital of Olivetti S.p.A. as at 31 December 2001, fully subscribed, paid-up and filed with the Companies Register, was represented by 8,783,701,564 ordinary shares with a par value of 1 euro each (4,914,694,381 ordinary shares as at 31 December 2000) for an aggregate value of 8,783,701,564 euros (4,914,694,381 euros as at 31 December 2000).

The following operations determined the net increase of 3,869,007,183 euros during 2001:

•	share capital increases subscribed by 31 December 2000 for an aggregate amount of 397,707 euros through the issuance of 397,707 ordinary shares, filed with the Companies Register in 2001 in accordance with article 2444 of the Italian Civil Code, as follows:

•	share capital increase of 360,695 euros par value through the issuance of 360,695 ordinary shares, following conversion of a similar number of “Olivetti floating rate 1998-2002 bonds”;

•	share capital increase of 37,012 euros par value through the issuance of 37,012 ordinary shares, following exercise of a similar number of “Olivetti 1998-2002 ordinary share warrants”:

•	share capital increase of 1,999,439,092 euros par value through the issuance of 1,999,439,092 ordinary shares, to coincide with the date of the merger of Tecnost S.p.A. into and with Olivetti S.p.A. (31 December 2000), given in exchange to Tecnost S.p.A. minority shareholders, filed in 2001 with the Companies Register in accordance with article 2444 of the Italian Civil Code;

•	share capital increase of 26,127 euros par value through the issuance of 26,127 ordinary shares following exercise in December 2000 of a similar number of “Olivetti 1998-2002 ordinary share warrants” for which the corresponding shares had not yet been issued at 31 December 2000;

•	share capital increase of 7,213,223 euros par value through the issuance of 7,213,223 ordinary shares following the conversion of a similar number of “Olivetti floating rate 1998-2002” bonds with a par value of 1,000 Italian lire each and through utilisation of an amount of 3,487,904 euros of the “Reserve for the conversion of Olivetti floating rate 1998-2002 bonds” formed following re-denomination of share capital in euros;

•	share capital increase of 3,891,093 euros par value through the issuance of 3,891,093 ordinary shares following exercise of a similar number of “Olivetti 1998-2002 ordinary share warrants”; the issuance was effected:

•	2,009,582 euros against payment of 1,000 Italian lire per share;

•	1,881,511 euros on a free basis through the use of the “Reserve for the exercise of Olivetti 1998-2002 ordinary share warrants” formed following re-denomination of share capital in euros;

•	share capital increase of 348,249,405 euros par value (in addition to a share premium of 557,199,048 euros) through the issuance of 348,249,405 ordinary shares (dividend entitlement from 1 January 2000) in execution of the Board of Directors’ resolution of 18 December 2000 in respect of the proxy granted by the Extraordinary Shareholders’ Meeting of 7 April 1999;

•

share capital increases for an aggregate amount of 18,216,685 euros par value (in addition to a share premium of 11,488,562 euros) through the issuance of 18,216,685 ordinary shares reserved for managers

105	Olivetti S.p.A. Financial Statements

of the Parent Company and its subsidiaries following the exercise of an equal number of “Olivetti 1999-2001 share warrants”; the issuance was effected:

•	9,408,133 euros against payment of 1,000 lire par value for each share;

•	8,808,552 euros on a free basis through use of the “Reserve for the exercise of Olivetti 1999-2001 warrants or options assigned to managers of the Parent Company and its subsidiaries” formed following re-denomination of share capital in euros;

•	share capital increase of 7,308 euros par value (in addition to a share premium of 20,709 euros) through the issuance of 7,308 ordinary shares following the exercise of 6,525 “Olivetti ex Tecnost 1999-2004 warrants” on an exchange basis of 1.12 Olivetti shares per warrant; the issue was effected:

•	1,685 euros against payment;

•	5,623 euros on a free basis through use of the “Reserve for the exercise of ex Tecnost 1999-2004 warrants” formed following re-denomination of Tecnost S.p.A. share capital in euros;

•	share capital increase of 192,845 euros par value (in addition to a share premium of 192,818 euros) through the issuance of 192,845 ordinary shares following the exercise of 385,690 “Olivetti 2001-2002 ordinary share warrants”;

•	share capital increase of 1,491,373,698 euros through the issuance of 1,491,373,.698 ordinary shares (with regular dividend entitlement), in execution of the Board of Directors’ resolution of 13 October 2001 in respect of the proxies granted by the Extraordinary Shareholders’ Meetings of 7 April 1999 and 13 October 2001.

Future potential changes in share capital

The following were still outstanding at 31 December 2001:

•	30,352,768 “Olivetti floating rate bonds 1998-2002”, net of 362,452 bonds for which conversion to ordinary shares had already been requested at that date, with the consequent decrease in the number of outstanding bonds with counter-item represented by a payable to future shareholders (the corresponding shares were issued on 15 January 2002). A total of 30,352,768 Olivetti ordinary shares for an aggregate par value of 30,352,768 euros could still be issued in respect of the outstanding bonds, of which 14,676,872 euros through the utilisation of the special reserve for free capital increases;

•	23,169,150 “Olivetti 1998-2002 ordinary share warrants”, net of 21,033 exercised warrants, for which conversion shares had not yet been issued at closure (shares issued on 15 January 2002). A total of 23,169,150 Olivetti ordinary shares at a price of 1 euro each, for an aggregate value of 23,169,150 euros, could still be issued in respect of the outstanding bonds, of which 11,203,283 euros through utilisation of the special reserve for free capital increases;

•

137,358,025 “Olivetti ex Tecnost 1999-2004 warrants” for subscription of 153,840,988 Olivetti ordinary shares (at a rate of 1.12 Olivetti shares for each warrant exercised) at the originally planned price per share of 2.80 euros with a 15% annual increment, for the period between 20 August 1999 and the execution date of the respective applications, and therefore ranging (following adjustment in respect of the share capital increases executed in 2001) from 3.249 euros in the case of warrants exercised in January 2002 to 4.626 euros in relation to warrants that will be exercised in June 2004. Consequently, should all the warrants outstanding at 31 December 2001 be exercised, the aggregate value of the share capital increase, including additional paid-in capital, would vary from a minimum of 499,829,370 euros

106	Olivetti S.p.A. Financial Statements

(January 2002) to a maximum of 711,668,410 euros (June 2004), to which 118,371,238 euros must be added deriving from the utilisation of pre-established free share capital increase reserves;

•	487,549,167 “Olivetti 1.5% 2001-2004 convertible bonds with redemption premium” in relation to which at 31 December 2001 487,549,167 Olivetti ordinary shares could be issued (as from 1 January 2002, when bond convertibility began) for an aggregate par value of 487.5 million euros;

•	5,654,982 Olivetti 1999-2001 free warrants assigned to managers of the Parent Company and its subsidiaries under the plan approved by the Board of Directors on 9 June 1999 and supplemented with a subsequent resolution approved on 29 November 1999, as described in the specific chapter on employee stock options. In respect of these warrants, as at 31 December 2001 5,654,982 ordinary shares could still be issued at a price of 1 euro each (following adjustment in respect of the share capital increases executed in 2001), for a share capital increase with an aggregate par value of 5.7 million euros (after use for 2.7 million euros of the reserve formed for free issues). The plan expired on 31 January 2002 with exercise of all outstanding warrants.

•	347,839,626 “Olivetti 2001-2002 ordinary share warrants”, net of 12,246 warrants already exercised for which conversion shares had not yet been registered at 31 December 2001, and net of 11,842 warrants already exercised for which the corresponding shares had not yet been issued at 31 December 2001. In respect of these warrants, 173,919,813 shares could still be issued at a subscription price of 1.867 euros per share (after taking into account the adjustment in respect of the share capital increase executed in November 2001), for an aggregate par value of 173,919,813 euros (in addition to a share premium of 150,788,478 euros);

•	2,412,962,875 “1.5% 2001-2010 convertible bonds with redemption premium” in respect of which at 31 December 2001 an equal number of Olivetti ordinary shares could be issued (as from 22 January 2002 until 15 December 2009) for an aggregate par value of 2,412,962,875 euros.

The Board of Directors’ Meeting of 24 February 2000 implemented the proxy granted pursuant to art. 2443 of the Italian Civil Code by the Extraordinary Shareholders’ Meeting of 7 April 1999 to carry a resolution for a Three-Year Stock Option Plan from 1 January 2002 to 31 December 2004, assigning to approximately one hundred managers of the Parent Company and its subsidiaries 29,500,000 free warrants for subscription of an equal number of Olivetti ordinary shares at a price of 3.308 euros per share (after adjustment for the share capital increases of 2001) corresponding to the normal value of Olivetti ordinary shares at the date of the Board of Directors’ meeting.

The stock options were to have been exercised in three groups in the period between 1 November and 15 December of 2002, 2003 and 2004 and could be accumulated until the end of the Plan.

Subsequently, the Board of Directors’ meeting of 9 February 2001 passed a resolution to reverse the previous resolution of 24 February 2000 and to raise share capital by an aggregate amount of 29 million euros through issue of 29 million shares at a subscription price of 2.515 euros per share (after adjustment for the share capital increases of 2001) reserved for managers of the Parent Company and its subsidiaries and servicing the warrants to be assigned to such managers under the “February 2002 –December 2004 Three-Year Stock Option Plan”, with no changes to terms and conditions applying to stock options already assigned to managers on the payroll as of 24 February 2000 who had since left the Group’s employ.

107	Olivetti S.p.A. Financial Statements

Proxies assigned to Directors

The Extraordinary Shareholders’ Meeting held on 7 April 1999 granted the following powers to the Directors, pursuant to arts. 2443 and 2420-ter of the Italian Civil Code, for a period of five years as from the date of the resolution:

a) to increase the share capital in one or more tranches, for a maximum par value of 5 thousand billion Italian lire (equal to 2,582.3 million euros), on a free and/or payment basis, with or without share premium, through the issuance of ordinary shares and/or shares serviced with various rights, with the same characteristics as the outstanding shares, to be assigned or offered to parties with entitlement thereto, giving the Directors the right to establish, case by case, the categories of the shares, the issue price thereof, the dividend entitlement, the appropriation of share capital increase to service the conversion of bonds including bonds issued by third parties, both in Italy and abroad, and/or warrants, as well as the right to appropriate the increase or the increases (within the time limits set forth in art. 134 of Legislative Decree no. 58/1998), also via options, warrants, or similar rights, to employees of the Company, its Parent Company and its subsidiary companies;

b) to issue bonds, in one or more tranches, and/or bonds convertible into ordinary shares and/or serviced with various rights, with the same characteristics as the outstanding bonds, with or without warrants, also issued in foreign currency, to be offered with pre-emptive right to parties with entitlement thereto, for a maximum amount of 8 thousand billion Italian lire (equal to 4,131.7 million euros), within the limits permitted under law, on a case-by-case basis, with the consequent share capital increase to service the conversion of bonds and/or exercise of warrants, establishing the procedures, terms, conditions and regulations thereof.

A partial implementation was executed by the Board of Directors’ Meeting held on 7 April 1999, in which the Board resolved to increase the share capital intended to finance the Public Tender Offer promoted at that time on the ordinary shares of Telecom Italia, through subscription of the share capital increase resolved for this purpose by the subsidiary company Tecnost. This share capital increase was executed over the period 21 June 1999 – 7 July 1999 for a par amount of 1,497.6 billion Italian lire (equal to 773.4 million euros).

Also by way of implementing the proxies cited, the Board of Directors carried a number of resolutions with regard to stock option plans for an aggregate maximum of 78,330,000 shares for an aggregate par value of 105.5 billion Italian lire (54.5 million euros); specifically on 9 June 1999, 29 November 1999, 24 February 2000 and 9 February 2001, as described in detail and as set forth in art. 5 of the Company By-laws.

Subsequently, on 4 July 2000, the Extraordinary Shareholders’ Meeting held to approve the free share capital increase and the concurrent re-denomination in euros, made provision also to express in euros the amounts reported in the above-mentioned proxies.

The Board of Directors’ Meeting held on 18 December 2000 implemented the above proxies to approve a rights issue for a maximum of 357,184,480 Olivetti ordinary shares with an equal number of warrants (set, on the basis of share capital at commencement of the operation, at 348,249,405 shares and a similar number of warrants for subscription of 174,124,702 shares for an aggregate par value of 1,011.4 billion Italian lire, equal to 522.3 million euros) and a maximum of 500,058,272 bonds (set, on the basis of share capital at commencement of the operation, at 487,549,167 bonds for an aggregate par value of

108	Olivetti S.p.A. Financial Statements

2,454.5 billion Italian lire, equal to 1,267.6 million euros). The characteristics of the rights issue are described in detail in the Directors’ Report.

The Board of Directors’ meeting held on 30 May 2001 implemented the above proxies pursuant to art. 2420-ter of the Italian Civil Code to approve the issue of a two-year non-convertible bond for a maximum overall value of 400 million euros (as part of the Euro Medium-Term Notes programme dating back to July 1999 and updated by the Board itself), intended exclusively for Italian professional investors and foreign institutional investors (excluding the USA) and listed on the Luxembourg Stock Exchange.

On 13 October 2001, the Extraordinary Shareholders’ Meeting resolved to grant proxies authorising the Directors, in accordance with article 2443 of the Italian Civil Code, to raise share capital on one or more occasions over a five-year period from the date of the resolution, by a maximum of 7 billion euros (par value) through the issue of shares to be assigned or offered to entitled parties and to issue bonds and/or convertible bonds – in accordance with article 2420-ter of the Italian Civil Code – up to a maximum of 10 billion euros (par value), on one or more occasions over a five-year period from the date of the resolution. These proxies are additional to existing proxies for remaining sums.

The Board of Directors’ Meeting held on 13 October 2001 implemented proxies, including those granted pursuant to arts. 2443 and 2420-ter by the Shareholders’ Meeting of 7 April 1999 for the remaining part, to resolve a rights issue for a maximum amount of 4,079,803,958 euros through the offer of up to 4,079,803,958 shares and/or bonds, on an alternative basis at the choice of the rights holders.

The offer, made in November (rights issue to rights holders) and December (market offer of unexercised rights, 0.21% of total rights), was entirely subscribed by the market, without the intervention of the underwriting banks.

A total of 1,491,373,698 shares were issued at the price of 1 euro each (as outlined before) for an aggregate value of 1,491.4 million euros and a total of 2,412,962,875 bonds with a par value of 1 euro each (which are described in detail in the Directors’ Report) for an aggregate value of 2,413 million euros, for a total number of 3,904,336,573 shares and bonds compared with the maximum of 4,079,803,958 shares and bonds specified by the resolution.

In fulfilment of its previous commitments, and after full exercise of its rights, Olimpia S.p.A. underwrote 504,825,563 shares and 504,825,562 bonds; as a result, the percentage of the share capital held by Olimpia S.p.A. was 28.736%.

The Board of Directors also resolved not to avail itself of the residual proxies conferred pursuant to arts. 2443 and 2420-ter of the Italian Civil Code (for a maximum of 6,740 million euros and 10,051 million euros respectively) to arrange operations that would raise share capital and, consequently, resolved request Shareholder approval of any further issue of shares, convertible bonds or bonds with warrants, warrants, options or other similar rights for subscription of shares, which, albeit covered by the residual proxies, might be necessary and opportune. The Board of Directors, therefore, resolved to put before a forthcoming General Meeting a proposal for the revocation of the proxies delegated pursuant to arts. 2420-ter and 2443 of the Italian Civil Code, for any further issue of shares, convertible bonds or bonds with warrants, warrants, options or other similar rights for subscription of shares, that had not been utilised after execution of the offer.

109	Olivetti S.p.A. Financial Statements

I bis. Share capital increase to be filed with the Companies Register pursuant to art. 2444 of the Italian Civil Code

This heading amounted to 839,593 euros at 31 December 2001 (397,707 euros at 31 December 2000). It includes the par value of the shares issued by the Parent Company in respect of share capital increases effected in 2001 which had not been filed with the Companies Register at the end of the year (780,895 shares from the conversion of an equal number of “Olivetti floating rate 1998-2002 bonds”, 52,575 shares from the exercise of an equal number of “Olivetti ordinary share 1998-2002 warrants” and 6,123 shares from the exercise of 12,246 “Olivetti ordinary share 2001-2002 warrants”).

I ter. Share capital increase payments relating to shares to be issued

At 31 December 2001 this heading amounted to 26,954 euros (26,127 euros at 31 December 2000) and included 21,033 euros from the exercise of “ordinary Olivetti 1998-2002 share warrants” and 5,921 euros from the exercise of “Olivetti ordinary share 2001-2002 warrants”.

I quater. Shares in exchange for Tecnost shares

At 31 December 2001 this heading was zero following the filing in the Companies Register of the share capital increase relating to the 1,999,439,092 Olivetti shares reserved in joint exchange for Tecnost S.p.A. minority shareholders following the merger of Tecnost S.p.A. into and with Olivetti S.p.A., which became effective on 31 December 2000.

II. Additional paid-in capital

This reserve amounted to 3,765,113,918 euros at 31 December 2001 compared to 3,196,212,781 euros at 31 December 2000, a net increase of 568,901,137 euros which reflected the following movements:

•	557,199,048 euros for the share capital increase subscribed in 2001 for an aggregate par amount of 348,249,405 euros, implementing the Board of Directors’ resolution of 18 December 2000 in respect of the proxy granted by the Extraordinary Shareholders’ Meeting of 7 April 1999;

•	11,488,562 euros for the share capital increase for a par amount of 18,216,685 euros reserved for managers of the Parent Company and its subsidiaries following exercise of 18,216,685 stock options;

•	20,709 euros for the share capital increase subscribed in 2001 for an aggregate par amount of 7,308 euros following exercise of 6,525 “Olivetti ex Tecnost 1999-2004 warrants”;

•	192,818 euros for the share capital increase subscribed in 2001 for an aggregate par value of 192,845 euros following exercise of 385,690 “Olivetti 2001-2002 stock options”.

II bis. Additional paid-in capital in respect of share capital increases to be filed with the Companies Register and of shares to be issued

This reserve amounted to 10,442 euros at 31 December 2001 (it was set to zero at 31 December 2000) and referred to 12,044 shares following exercise of an equal number of “Olivetti ordinary share 2001-2002 warrants”.

110	Olivetti S.p.A. Financial Statements

III. Revaluation reserves

This heading consists of the Revaluation reserve previously stated in the books of the merged company Tecnost S.p.A. and re-formed in the books of Olivetti S.p.A. following the merger with effect from 31 December 2000; at 31 December 2001 it amounted to 1,128,827 euros, unchanged from 31 December 2000.

IV. Legal reserve

This reserve amounted to 920,809,760 euros at 31 December 2001, an increase of 43,491,002 euros compared with 31 December 2000 due to appropriation of a portion of earnings for 2000, as resolved by the Ordinary Shareholders’ Meeting of 14 June 2001.

V. Reserve for treasury stock

This reserve of 2,298,156 euros reflects the value of 2,697,500 shares issued and held by the Parent Company and carried in the balance sheet under the appropriate financial fixed assets heading, in accordance with art. 2357-ter of the Italian Civil Code: it cannot be distributed while own shares continue to be held.

VII. Other reserves

At 31 December 2001 these reserves reflected an aggregate amount of 2,061,056,125 euros, compared to 2,075,652,903 euros at 31 December 2000, a total net decrease of 14,596,778 euros.

a) Extraordinary reserve

At 31 December 2001 this reserve amounted to 1,888,261,068 euros (unchanged from 31 December 2000).

b) Restricted reserve tied to exercise of Olivetti ex Tecnost 1999-2004 warrants

This reserve is irrevocably tied to exercise of “Olivetti ex Tecnost 1999-2004 warrants”. At 31 December 2001 it amounted to 118,371,238 euros compared with 118,376,861 euros at 31 December 2000; the decrease of 5,623 euros was due to the exercise of 6,525 warrants during the year. This reserve was formed following the free issue at Tecnost S.p.A. and the simultaneous re-denomination of share capital into euros; at the moment of exercise of the warrants, the unit amount of 1,436.27 lire (equal to the difference between the unit counter-value of 1 euro, namely 1,936.27 lire, and the pre-existing par value of 500 lire per share) will be transferred to share capital in the form of a free share capital increase, as well as to take into account the joint exchange ratio of 1.12 Olivetti shares for each ex Tecnost warrant following the merger of Tecnost S.p.A. into and with Olivetti S.p.A..

c) Restricted reserves tied to conversion of Olivetti bonds and exercise of Olivetti warrants

These reserves (formed following the re-denomination of share capital into euros) amounted to a total of 44,206,809 euros at 31 December 2001, compared to 58,797,964 euros at 31 December 2000. The decrease of 14,591,155 euros reflects:

•	for 3,865,500 euros, use of the “Reserve for conversion of Olivetti floating rate 1998-2002 bonds” (which decreased from 18,717,633 euros to 14,852,133 euros) following conversion of 7,994,118 bonds;

111	Olivetti S.p.A. Financial Statements

•	for 1,917,103 euros, use of the “Reserve for exercise of Olivetti 1998-2002 ordinary share warrants” (which decreased from 13,120,386 euros to 11,203,283 euros) following exercise of 3,964,701 warrants;

•	for 8,808,552 euros, use of the “Reserve for exercise of Olivetti 1999-2001 subscription rights (warrants or options) reserved for managers of the Parent Company and its subsidiaries” (which decreased from 12,695,424 euros to 3,886,872 euros) following exercise of 18,216,685 warrants.

At 31 December 2001 the heading also included the “Reserve for exercise of Olivetti 2002-2004 subscription rights (warrants or options) reserved for managers of the Parent Company and its subsidiaries” for 14,264,521 euros, unchanged from 31 December 2000.

d) Non-taxable reserves

These reserves, amounting overall to 10,217,010 euros, had been carried by Tecnost S.p.A. and were reformed in the Olivetti balance sheet following the merger of Tecnost into and with Olivetti; the breakdown of these reserves is as follows:

•	Reserve pertaining to research grants (Law no. 346/1988) for 8,741,403 euros

•	Reserve pertaining to Technological Innovation grants (Law no. 46/1982) for 685,713 euros

•	Reserve pertaining to capital investment grants (Law no. 64/1986) for 695,110 euros

•	Reserve pertaining to VAT deductions on capital investments for 94,784 euros.

Taxes are not provided for these reserves since operations that would make them liable for taxation are not planned at the present time.

VIII. Retained earnings (accumulated losses)

Retained earnings at 31 December 2001 amounted to 571,549,306 euros (zero at 31 December 2000) following appropriation of a portion of earnings for 2000 resolved by the Shareholders’ Meeting of 14 June 2001.

B) Reserves for risks and charges

2.a) Reserves for taxation

The following years are still subject to adjustment or to assessment by the tax authorities: the financial years from 1996 onwards as regards income taxes; the financial years from 1997 onwards as regards value added tax.

In 1999 the Parent Company underwent a general tax inspection conducted by the Regional Corps of the Turin Tax Police, with specific reference to the years 1994, 1995 and 1996. At the end of the inspection, the tax authorities were notified of hypothetical administrative anomalies regarding both value added tax and (predominantly) income tax. The objections regarding income tax essentially stem from a different configuration of tax results due to differences in the allocation to each of the three years of costs incurred and revenues generated by the Company over the three-year period.

112	Olivetti S.p.A. Financial Statements

The Company declared a tax loss for all three years, defined as set out below following the tax settlement agreed on 23 July 2001.

Tax losses (in millions of euros)	As per tax returns	As adjusted by tax police reports	Settled
1994	264	223	239
1995	467	285	400
1996	881	710	873

Total	1,612	1,218	1,512

The adjustments agreed amount to 100 million euros in total (compared to the figure in the Tax Police’s report of 394 million euros). They relate to the double deduction of costs in error, costs not pertaining to 1996, but technically not deductible in the following accruing year (1997), and lesser headings.

On 15 December 2000 adjustment notices were received regarding value added tax for 1994 and 1995 as a consequence of the findings of the Tax Police’s report. The Company promptly presented a well-argued appeal, which was substantially accepted by the Provincial Tax Commission.

In 1994, 1995 and 1996 the Company received assessment notices relating to the income tax returns from 1988 to 1992.

With regard to the assessment relating to 1988, the Tax Authorities objected, in view of the consequent tax regime, to the treatment of lease-back contracts as financial leasing contracts. The assessments relating to 1991 and 1992 stemmed from the findings of the Regional Corps of the Trieste Tax Police with regard to usufruct on share contracts entered into by the Parent Company in previous years, while the assessments for 1989 and 1990 concerned both matters.

With regard to usufruct on share contracts, the authorities, in separate assessments, questioned the legitimacy of the deduction of tax credits and withholdings relating to dividends collected from resident companies by the Parent Company as usufructuary. It also alleged the joint responsibility of the Parent Company for the failure to apply to such dividends the higher withholdings tax due on payment of share income to non-residents. Well-argued appeals have been made against all these assessments.

The objections raised with regard to lease-back contracts have been resolved in favour of the Parent Company and the tax authorities have not proceeded with the matter.

All the objections raised by the authorities regarding usufruct on shares for 1989, 1991 and 1992, as well as that relating to the alleged non-deductibility of tax credits and withholding taxes on dividends for 1990, have been rejected by the first and second degree tax commissions. Only the appeal lodged by the Company against the 1990 assessment alleging joint responsibility for lower withholding tax has been rejected by both the provincial and regional tax commissions.

The tax authorities have submitted appeals to the Supreme Court of Cassation as regards all the decisions in favour of the Parent Company concerning the objections to usufruct on shares and the Parent Company has lodged counter-appeals. With regard to the adverse ruling of the regional tax commission regarding the assessment of withholding tax for 1990, the Parent Company has lodged an appeal to the Court of Cassation and the tax authorities have submitted a counter-appeal.

113	Olivetti S.p.A. Financial Statements

The Parent Company’s tax advisors believe that the dispute regarding usufruct on shares will be settled in favour of the Company since the objections raised on both matters lack any juridical basis, and the Court of Cassation has already issued favourable jurisprudence in this area.

2.b) Reserves for deferred taxation

The reserve for deferred taxes as at 31 December 2001 amounted to 344.4 million euros and decreased by 479.8 million euros compared to 31 December 2000. The reduction in the reserve was entirely due to utilisation in relation to taxable income for the year and the reduction in the temporary differences for which the reserve was formed in 2000.

The reserve was provided in respect of tax charges on Telecom Italia accruing dividends and tax credits of 72.6 million euros recorded on accrual (1,413.6 million euros in 2000) and on capital gains arising from the disposal of 31.5% of the equity investment in OliMan Holding B.V. (the operation took place in 1999 and taxation was spread over five years), adjusted for use of the reserve for risks and charges planned for 2002.

The reserve was determined by taking into account the tax rates expected for the years in which the temporary differences will be reversed (36% for 2002, 35% for 2003 and 2004) and the portions of income subject to the 19% rate as a result of application of Dual Income Tax (DIT).

Details of the provision calculation are provided in the statement of reconciliation between the theoretical tax charge and the effective tax charge in the financial statements.

3) Other provisions

Other provisions at 31 December 2001 amounted to 429.5 million euros (232.3 million euros at 31 December 2000), following increases of 201.6 million euros and uses totalling 4.4 million euros.

The heading includes 24.5 million euros for deferred social security charges arising from reductions in the workforce pursuant to Law No. 223/1991, 85.1 million euros for charges relating to commitments and possible future risks associated with the sale of OliMan Holding B.V., 300 million euros for risks and charges relating to investee companies and 19.9 million euros for charges relating to guarantees given in relation to the sale of subsidiary companies.

114	Olivetti S.p.A. Financial Statements

C) Reserve for employee severance indemnities

	31.12.2001	31.12.2000	Changes
Beginning balance	4,126,520	6,185,118	(2,058,598)

Provision for the year	1,050,599	800,262	250,337
Additional indemnities	1,900,561	1,599,118	301,443

	2,951,160	2,399,380	551,780

Indemnities paid	(2,832,851)	(2,855,459)	22,608
Advances to employees	(47,529)	(151,923)	104,394
Contributions paid to the National Insurance Board (INPS )	(11,544)	(11,913)	369
Net transfers between Olivetti S.p.A. and Italian subsidiaries	(185,006)	(1,102,483)	917,477
Transfer of business to Olivetti Servizi Amministrativi S.r.l.	—	(266,858)	266,858
Other uses	(142,834)	(69,342)	(73,492)

	(3,219,764)	(4,457,978)	1,238,214

Ending balance	3,857,916	4,126,520	(268,604)

115	Olivetti S.p.A. Financial Statements

D) Payables

Payables due within 12 months

		31.12.2001	31.12.2000	Changes
Financial payables
1)	Olivetti 1994-2001 floating rate bond	—	258,228,450	(258,228,450)
2)	Olivetti 1998-2002 floating rate convertible bond	15,675,896	—	15,675,896
3)	Due to banks
	Bank overdrafts	266,785,214	17,035,942	249,749,272
	Ordinary loans	—	650,000,000	(650,000,000)
	Current portion of loans for research activities	25,159,770	25,350,607	(190,837)
	Current portion of ordinary loans	65,189,979	804,593,363	(739,403,384)

		357,134,963	1,496,979,912	(1,139,844,949)
4)	Due to other lenders
	Savings deposits of employees	63,752	63,752	—
	Other financial payables	549,716	227,718	321,998
	Current portion of loans from the Tecnological Innov. Fund (FIT)	5,762,176	5,536,705	225,471

		6,375,644	5,828,175	547,469
8)	Due to subsidiary companies
	Borrowings
	Olivetti Finance N.V.	407,718,697	—	407,718,697
	Current portion of medium/long term loans:
	Olivetti Finance N.V.	1,908,200,000	—	1,908,200,000
	Olivetti Holding B.V.	2,147,000,000	—	2,147,000,000

		4,462,918,697	—	4,462,918,697
	Interest bearing current accounts
	Olivetti Tecnost S.p.A.	—	13,912,308	(13,912,308)
	Olivetti Multiservices S.p.A.	9,450,460	—	9,450,460
	Domustech S.p.A.	—	1,282,907	(1,282,907)
	Alladium S.p.A.	7,256,030	—	7,256,030
	Olivetti Finanziaria Industriale S.p.A.	14,531,595	23,641,022	(9,109,427)
	Antex F&A S.p.A. (ex Olivetti Servizi Amministrativi S.r.l.)	2,129,793	1,105,888	1,023,905
	TechnoProduzioni S.p.A.	17,665,270	13,994,144	3,671,126
	Olivetti I-Jet S.p.A.	2,674,634	—	2,674,634
	Tecnost Sistemi S.p.A.	1,569,954	—	1,569,954
	OliWeb S.p.A.	1,969,084	—	1,969,084
	Global Gaming Investments S.p.A.	1,066,486	—	1,066,486
	other subsidiary companies	878,264	780,705	97,559

		59,191,570	54,716,974	4,474,596

		4,522,110,267	54,716,974	4,467,393,293

Total financial payables		4,901,296,770	1,815,753,511	3,085,543,259

Non financial payables
5)	Advances	3,772,422	3,772,422	—
6)	Suppliers	24,717,419	27,972,551	(3,255,132)
8)	Subsidiary companies
	for supplies	3,265,895	88,832,144	(85,566,249)
	other	19,046,305	15,893,352	3,152,953

		22,312,200	104,725,496	(82,413,296)
9)	Due to associated companies
	for supplies	1,107	1,107	—
	other	—	367	(367)

		1,107	1,474	(367)
11)	Due to tax authorities	31,172,199	1,114,696	30,057,503
12)	Due to social security authorities	699,126	637,364	61,762
13)	Other payables
	Invoices to be received for costs on 2001 capital increases	55,815,417	—	55,815,417
	Wages and salaries	3,032,833	2,802,858	229,975
	Other	8,109,445	6,788,930	1,320,515

		66,957,695	9,591,788	57,365,907

Total non financial payables		149,632,168	147,815,791	1,816,377

Total payables due within 12 months		5,050,928,938	1,963,569,302	3,087,359,636

116	Olivetti S.p.A. Financial Statements

Payables due within 12 months, at 31 December 2001, amounted to 5,050.9 million euros (1,963.6 million euros at 31 December 2000).

The change of 3,087.3 million euros is principally due to the increase in the current portion of borrowings from foreign subsidiary companies (4,055.2 million euros) set against the reduction in payables due to banks (1,139.8 million euros).

Payables due after 12 months

1) Bonds

	31.12.2001	31.12.2000	Changes
Olivetti 1994-2001 floating rate bond	—	258,228,450	(258,228,450)
less: current portion	—	(258,228,450)	258,228,450
Olivetti 2001-2003 floating rate bond	400,000,000	—	400,000,000

Total	400,000,000	—	400,000,000

With regard to the floating-rate 400 million euros bond linked to the European OverNight Index Average (EONIA), swap contracts have been arranged for a similar amount and duration, converting the rate into a 6 and 12 month USD LIBOR rate with cap protections.

2) Convertible bonds

	31.12.2001	31.12.2000	Changes
Olivetti 1998-2002 floating rate convertible bond:
amount subscribed upon issue	172,903,364	172,903,364	—
conversions into ordinary shares	(157,227,468)	(153,640,387)	(3,587,081)
less: current portion	(15,675,896)	—	(15,675,896)

	—	19,262,977	(19,262,977)
Olivetti 1,5% 2001-2004 convertible bond with premium upon redemption
par value	1,267,627,834	—	1,267,627,834
premium upon redemption	64,364,944	—	64,364,944

	1,331,992,778	—	1,331,992,778
Olivetti 1,5% 2001-2010 convertible bond with premium upon redemption
par value	2,412,962,875	—	2,412,962,875
premium upon redemption	443,460,350	—	443,460,350

	2,856,423,225	—	2,856,423,225

Total	4,188,416,003	19,262,977	4,169,153,026

The premiums on the 2001-2004 and 2001-2010 bonds, determined on the basis of 5.07759% and 18.37825% redemption increments respectively, have been recorded under financial charges and deferred for amounts accruing to future years.

117	Olivetti S.p.A. Financial Statements

3) Amounts due to banks

	31.12.2001	31.12.2000	Changes
Ordinary loans	90,189,979	869,783,341	(779,593,362)
Loans for research	71,957,868	97,308,476	(25,350,608)
less: current portion	(90,349,749)	(829,943,970)	739,594,221

Total	71,798,098	137,147,847	(65,349,749)

4) Amounts due to other lenders

	31.12.2001	31.12.2000	Changes
Loans from the Technological Innovation Fund	18,900,009	24,436,714	(5,536,705)
Other lenders	12,234,341	—	12,234,341
less: current portions	(5,762,176)	(5,536,705)	(225,471)

Total	25,372,174	18,900,009	6,472,165

5) Amounts due to subsidiary companies

	31.12.2001	31.12.2000	Changes
Amounts due to subsidiary companies
Olivetti Holding B.V.	—	1,405,000,000	(1,405,000,000)
Olivetti Finance N.V.	5,302,415,417	14,100,008,816	(8,797,593,399)

Total	5,302,415,417	15,505,008,816	(10,202,593,399)

Total amounts due after 12 months	9,988,001,692	15,680,319,649	(5,692,317,957)

Medium/long-term debt due to subsidiary companies of 5,302.4 million euros decreased compared to 31 December 2000 by a net amount of 10,202.6 million euros, which reflected 4,055.2 million reclassified under payables due within 12 months, 8,462.8 million early repaid before expiry and 2,315.4 million for new financing.

With regard to payables due to Olivetti Finance N.V., a loan of 20 billion yen at a half-yearly floating rate expiring in 2029 was arranged.

Against this exposure a currency and interest rate swap (CIRS) was arranged, which nullified the yen/euro exchange rate risk and converted the floating yen rate into a fixed euro rate.

* * *

At 31 December 2001 financial payables secured by guarantees on assets owned by the Company amounted to 32.5 million euros; these guarantees consisted of pledges on securities; they totalled 34.5 million euros (46 million euros at 31 December 2000) and were provided in reference to research loans granted by San Paolo IMI.

118	Olivetti S.p.A. Financial Statements

The breakdown of medium/long-term debt, including portions due within 12 months, was as follows:

(in millions of euros)	31.12.2001	31.12.2000
Amounts due to subsidiary companies:
Loan from Olivetti Holding B.V., floating rate 3.94806% at 31.12.2001, repayable on 30 June 2002	2,147.0	1,405.0
Loan from Olivetti Finance N.V., floating rate 8.02361% at 31.12.2001, repayable on 30 June 2002	1,908.2	6,823.6
Loan from Olivetti Finance N.V., floating rate 6.97475% at 29.10.2001, repaid in advance on 29 October 2001	—	174.2
Loan from Olivetti Finance N.V., floating rate 6.19028% at 31.12.2001, repayable on 30 June 2004	3,129.0	4,602.2
Loan from Olivetti Finance N.V., floating rate 4.03055% at 31.12.2001, repayable on 3 November 2005	2,000.0	2,500.0
Loan from Olivetti Finance N.V. - yen 20 billion - floating rate 1.14928% at 31.12.2001, repayable on 29 October 2029	173.4	—

Amounts due to third parties:
“Olivetti 1994-2001” floating rate bond (3-month RIBOR plus 0.75 p.p.p.a.), repaid in full on 26 July 2001	—	258.2
“Olivetti 1998-2002” floating rate bond, convertible into common shares, at 31 December 2001; 6.1% floating rate, repayable in full on 30 September 2002	15.7	19.3
EONIA Linked Notes due 2003, EONIA rate plus 0.92%, 5.051364% at 31.12.2001, repayable in full on 11 June 2003	400.0	—
“Olivetti 1,5% 2001-2004 convertible bond with premium upon redemption”, repayable in full on 1st January 2004	1,267.6	—
Premium upon redemption “Olivetti 1.5% 2001-2004 bonds”: 5.07759% of bond par value, payable upon redemption on 1st January 2004	64.4	—
“Olivetti 1.5% 2001-2010 convertible bond with premium upon redemption”, repayable in full on 1st January 2010	2,413.0	—
Premium upon redemption “Olivetti 1.5% 2001-2010 bond”; 18.37825% of bond par value, payable upon redemption on 1st January 2010	443.5	—
IMI loans for research pursuant to Law 346/1988, average interest rate 12.5084% (gross of interest relief grants) at 31 December 2001, repayable by 2004	71.9	97.1
Subsidized loans for technological innovation, average interest rate of 4.0068% at 31 December 2001, repayable by 2012	18.9	24.4
Other loans, average interest 3.9843% at 31 December 2001, repayable by 2003	90.2	869.8
Other lenders	12.2	0.2

Total	14,155.0	16,774.0

of which:
Portions expiring within 12 months	4,167.0	1,093.7
Portions expiring after 12 months	9,988.0	15,680.3

119	Olivetti S.p.A. Financial Statements

Payables due after 12 months were as follows:

(in millions of euros)	31.12.2001	31.12.2000
within 2 years	465.7	8,344.0
within 5 years	6,487.7	7,331.2
after 5 years	3,034.6	5.1

Total	9,988.0	15,680.3

At 31 December 2001 the Parent Company had unused overdraft facilities on current accounts of 315.4 million euros (198.1 million euros at 31 December 2000) and other unused standby lines of credit for 46.7 million euros ( 50.2 million euros at 31 December 2000).

Analysis of the financial position

	31.12.2001	31.12.2000	Changes
Financial liabilities:
Due within 12 months	6,343,665,953	1,841,189,023	4,502,476,930
Due after 12 months	10,788,241,009	17,149,803,822	(6,361,562,813)

Total financial liabilities (A)	17,131,906,962	18,990,992,845	(1,859,085,883)

Financial resources:
Medium /long-term financial assets	495,022,174	18,201	495,003,973
Financial current assets	308,724,693	992,745,353	(684,020,660)
Accrued interest income	5,708,279	7,293,460	(1,585,181)

Total financial resources (B)	809,455,146	1,000,057,014	(190,601,868)

Net financial indebtedness (A–B)	16,322,451,816	17,990,935,831	(1,668,484,015)

Net financial indebtedness at 31 December 2001 amounted to 16,322.4 million euros, a decrease of 1,668.5 million euros from 31 December 2000.

The variation (reflecting a reduction in medium/long-term debt of 6,856.6 million euros and an increase in short-term debt of 5,188.1 million) is essentially due to increases in share capital, as previously illustrated, net of costs incurred, to dividend payouts and to disbursements to subsidiary companies.

120	Olivetti S.p.A. Financial Statements

E) Accrued expenses and deferred income

	31.12.2001	31.12.2000	Changes
Accrued expenses
Due within 12 months
Interest expenses and charges on loans payable to:
subsidiary companies
Olivetti Holding B.V.	201,394,399	—	201,394,399
Olivetti Finance N.V.	1,206,694,659	4,669,713	1,202,024,946
third parties	34,280,125	20,765,799	13,514,326
Insurance premiums and others
third parties	98,517	346,130	(247,613)

Total accrued expenses due within 12 months	1,442,467,700	25,781,642	1,416,686,058
Due after 12 months
Interest expenses on loans payable to:
subsidiary companies
Olivetti Holding B.V.	—	119,752,743	(119,752,743)
Olivetti Finance N.V.	800,239,317	1,349,731,430	(549,492,113)

Total accrued expenses due after 12 months	800,239,317	1,469,484,173	(669,244,856)

Total accrued expenses	2,242,707,017	1,495,265,815	747,441,202

Deferred income
Due within 12 months
third parties	31,561	43,038	(11,477)
subsidiary companies	340,854	319,471	21,383

Total deferred income	372,415	362,509	9,906

Total	2,243,079,432	1,495,628,324	747,451,108

121	Olivetti S.p.A. Financial Statements

Memorandum accounts

A) Personal guarantees given and counter-securities received

As at 31 December 2001, guarantees and other personal securities given directly or indirectly through banks and insurance companies totalled 17,634.5 million euros overall (19,402.4 million euros at 31 December 2000), as follows:

(in millions of euros)	31.12.2001	31.12.2000	Changes
To third party holders of securities issued by subsidiary companies	17,136	18,826	(1,690)
To banks and finance companies for credit lines and financings given to subsidiary companies	137	135	2
Counter-securities given to third parties for guarantees given on behalf of:
subsidiary companies	72	20	52
associated and unconsolidated subsidiary companies	3	7	(4)
third parties	34	47	(13)

	17,382	19,035	(1,653)
Other personal guarantees given	253	368	(115)

Total personal guarantees given	17,635	19,403	(1,768)

The decrease of 1,690 million euros relating to guarantees given to third party holders of securities issued by subsidiary companies is attributable in particular to guarantees given in respect of bond loans issued by Olivetti International Finance B.V. and Olivetti Finance N.V.

The counter-securities given to third parties in respect of guarantees given on behalf of subsidiary companies include 52.8 million euros in favour of Telecom Italia.

Other guarantees, equal to 252.7 million euros at 31 December 2001, referred to:

•	suretyships for 3.6 million euros with reference to the fulfilment of trade supplies by Getronics S.p.A.;

•	guarantees of 228.1 million euros given to the Italian State Railways in the interest of Infostrada S.p.A.;

•	other guarantees for 21 million euros.

In respect of the above guarantees, as at 31 December 2001, the Parent Company had received counter-securities totalling 315 million euros (287.2 million euros at 31 December 2000), mainly comprising 228.1 million euros from Mannesmann A.G., in respect of guarantees given to the Italian State Railways and 52.8 million euros received from Telecom Italia.

122	Olivetti S.p.A. Financial Statements

B) Guarantees on Company assets

Guarantees on Company assets relating to financial operations are analysed under financial payables.

C) Commitments

At 31 December 2001 contractual commitments totalled 11 million euros overall (443.8 million euros at 31 December 2000), down by 432.8 million euros mainly as the result of the payment in favour of Olivetti International S.A. (395.2 million euros), for commitments undertaken in the previous year.

On the same date, the heading also included a letter of indemnity in favour of Olivetti Finanziaria Industriale S.p.A. in respect of potential risks from ongoing cases.

D) Other memorandum accounts

Other memorandum accounts at 31 December 2001 amounted to 3.8 million euros relating to third-party assets held as guarantee deposits (unchanged from 31 December 2000).

123	Olivetti S.p.A. Financial Statements

Comments on the income statement

A) Value of production

5) Other revenues and income

Other revenues amounted to 15.2 million euros (17.2 million euros in 2000). They refer to services supplied and to the recovery of costs in relation to subsidiary companies.

B) Costs of production

7) Costs of services

The amount of 49.1 million euros (substantially unchanged from 2000) includes 27.5 million euros for costs incurred for consultancy services and other costs relating to the increases in capital.

9) Personnel

Payroll costs in 2001 were 13.1 million euros (11.9 million euros in 2000), an increase of 1.2 million euros, of which 1.8 million euros was for higher costs for retirement incentives set against a reduction in costs following the reduction in the average number of employees, from 134 in 2000 to 107 in 2001 (30 managers, 16 supervisors, 61 office staff).

At 31 December 2001, there were 89 employees (109 at 31 December 2000) after the transfer of 2 supervisors and 10 office staff to Antex Servizi Finanziari e Amministrativi S.p.A. on the same date.

10) Amortisation, depreciation and writedowns

Amortisation of intangible fixed assets – The total charge for the year amounted to 61.7 million euros, of which 30.4 million euros for the amortisation of costs incurred for share capital increases and 30.7 million euros for the amortisation of costs relating to the issuance of bond loans.

Depreciation of tangible fixed assets – Depreciation for the year (1.3 million euros) was determined on a straight-line basis by adopting rates that reflect the residual useful life of the assets.

As illustrated in the note relating to tangible fixed assets, accelerated depreciation was also provided in compliance with the tax laws.

(in million of euros)	Year 2001	Year 2000	Changes
Ordinary depreciation	0.7	0.6	0.1
Accelerated depreciation	0.6	0.3	0.3

Total depreciation	1.3	0.9	0.4

124	Olivetti S.p.A. Financial Statements

Writedowns of receivables classified as current assets – The provision for doubtful accounts was 1.5 million euros (10.8 million euros in 2000).

12) Provision for risks

The provision of 191.8 million euros (15 million euros in 2000) refers to future charges relating to subsidiary companies.

14) Other operational expenses

Other operational expenses in 2001 amounted to 3 million euros, largely unchanged on 2000. They referred in particular to losses on receivables of 0.8 million euros, duties and non-income taxes of 0.7 million euros and contributions to public and private institutions of 0.6 million euros.

C) Financial income and charges

15) Income from equity investments

	Year 2001	Year 2000	Changes
Dividends from subsidiary companies
Telecom Italia S.p.A. (accrued in the year)	46,459,164	890,580,620	(844,121,456)
Finsiel S.p.A.	606,482	480,880	125,602

	47,065,646	891,061,500	(843,995,854)
Tax credit
on accrued dividends	26,133,279	523,037,998	(496,904,719)
on dividends collected	356,187	282,421	73,766

	73,555,112	1,414,381,919	(1,340,826,807)

Dividends from associated companies
Eustema	—	15,804	(15,804)
Lottomatica S.p.A.	5,204,783	9,755,458	(4,550,675)

	5,204,783	9,771,262	(4,566,479)
Tax credit	3,056,769	5,729,380	(2,672,611)

	8,261,552	15,500,642	(7,239,090)

Other dividends
Fin-Priv S.r.l.	273,915	185,707	88,208
Mediobanca S.p.A.	1,988,927	1,657,439	331,488

	2,262,842	1,843,146	419,696
Tax credit	1,328,967	1,082,480	246,487

	3,591,809	2,925,626	666,183

Total	85,408,473	1,432,808,187	(1,347,399,714)

125	Olivetti S.p.A. Financial Statements

16) Other financial income

		Year 2001	Year 2000	Changes
Income from
a)	Receivables classified as financial fixed assets for subsidized loans
	pertaining to
	subsidiary companies	1,134	9,119	(7,985)
	associated companies	4,142	3,153	989
	third parties	4,002	14,510	(10,508)
	Other from associated companies	5,541	4,977	564
b)	Securities classified as fixed assets	—	—	—
c)	Securities held as current assets
	fixed income	1,802,576	2,183,966	(381,390)
	floating income	2,310,411	2,097,934	212,477
d)	Receivables for securities held under reverse repurchase agreements	89,801	5,044,765	(4,954,964)
e)	Other receivables from:
	subsidiary companies
	Olivetti Finanziaria Industriale S.p.A.	—	398,616	(398,616)
	Olivetti Tecnost S.p.A.	10,571	651,223	(640,652)
	Olivetti I-Jet S.p.A.	2,152,328	—	2,152,328
	Olivetti Multiservices S.p.A.	781,976	—	781,976
	other subsidiary companies	1,046,895	6,874,525	(5,827,630)
	associated companies	4,516	4,162	354
	others	763,114	1,434,624	(671,510)
f)	Bank current accounts	8,857,886	10,502,145	(1,644,259)
g)	Gains from exchange rate fluctuations	9,796,816	1,827,939	7,968,877
h)	Other	9,703,101	10,595,763	(892,662)

Total		37,334,810	41,647,421	(4,312,611)

17) Interest expense and other financial charges

	Year 2001	Year 2000	Changes
Interest payable to subsidiary companies
Olivetti Tecnost S.p.A.	7,920,376	966,896	6,953,480
Olivetti Finanziaria Industriale S.p.A.	789,342	9,016,878	(8,227,536)
TechnoProduzioni S.p.A.	527,357	421,084	106,273
Olivetti Holding B.V.	81,641,655	81,223,170	418,485
Tecnost S.p.A.	—	1,106,427	(1,106,427)
Tecnost Sistemi S.p.A.	301,323	—	301,323
Olivetti Finance N.V.	722,416,961	238,099,825	484,317,136
other subsidiary companies	607,561	233,204	374,357
Interest payable to third parties
Bonds	62,139,142	13,743,814	48,395,328
Medium/long-term loans	28,089,997	27,505,093	584,904
Bank current accounts	29,281,339	14,619,713	14,661,626
Interest rate swap	2,116,366	3,075,474	(959,108)
Losses on exchange rate fluctuations	18,800,340	7,715,785	11,084,555
Interest, commissions and charges on other finance operations	11,996,663	10,101,584	1,895,079

Total	966,628,422	407,828,947	558,799,475

126	Olivetti S.p.A. Financial Statements

Financial charges amounted to 966.6 million euros, an increase of 558.8 million euros due in particular to:

•	484.3 million euros in respect of charges on borrowings from Olivetti Finance N.V. In the first nine months of the previous year, these charges were posted by Tecnost S.p.A, which was merged into and with Olivetti S.p.A. on 31 December 2000, with effect from 1 October 2000;

•	48.4 million euros for charges relating to bonds issued in the year.

D) Value adjustments to financial assets

19) Writedowns

a) of equity investments

The writedown of 172.3 million euros (10.2 million euros in 2000) mainly refers to the equity investment in Olivetti Tecnost S.p.A., written down by 64.1 million euros, and in Seat Pagine Gialle S.p.A. written down by 108.1 million euros.

The equity investment in Olivetti Tecnost was written down to reflect the value of the portion of shareholders’ equity as adjusted for consolidation purposes, considering also the net income expected for the next year.

The writedown of Seat Pagine Gialle was carried out on 30 June 2001, when the shares were classified under current assets as securities available for sale. It reflected the difference between book value at 31 December 2000 (1.88 euro per share) and the average stock market value in June (1.203 euro).

The heading also refers to the writedown of 2.9 million euros on shares acquired for trading purposes in Datalogic S.p.A. and Biesse S.p.A., to reflect the difference between the purchase price and the average stock market value in December 2001.

127	Olivetti S.p.A. Financial Statements

E) Extraordinary income and charges

20) Extraordinary income

	2001	2000	Changes
Gains on disposals
Equity investments
subsidiary companies	1,032,155	18,382,825	(17,350,670)
associated companies	10,106	—	10,106
Tangible fixed assets	3,313	21,050	(17,737)
Assignment of business to O.S.A. S.r.l. (now Antex Servizi Finanziari e Ammi-nistrativi S.p.A.)	—	75,226	(75,226)

	1,045,574	18,479,101	(17,433,527)

Other income	22,622,268	8,410,649	14,211,619

Total	23,667,842	26,889,750	(3,221,908)

Other income (22.6 million euros) was due to: 7.8 million euros from the sale of unexercised rights to subscribe share capital increases arranged in 2001; collection of amounts in excess of the price paid to repurchase receivables from Wang Global S.p.A., now Getronics S.p.A. (1.2 million euros); the portion of the sale price of equity investments disposed of in previous years that related to the collection of research grants (10.6 million euros); adjustments to costs relating to previous years (2.4 million); and other items (0.6 million euros).

21) Extraordinary charges

The heading amounted to 16.5 million euros (1.6 million euros in 2000), of which 15 million euros as the lump sum paid to the outgoing Chief Executive Officer by the Board of Directors.

22) Income taxes for the year

Income taxes for 2001 were due to provisions for current corporate income taxes (IRPEG) of 30.1 million euros, substitute tax of 0.3 million euros pursuant to art. 3 section 11 of Law No. 448/2001 and art. 19 Law No. 342/2000, and the release of the reserve for deferred taxes of 479.8 million euros, as already highlighted in the comment on the deferred tax reserve.

Therefore overall tax benefit of 449.4 million euros was posted.

Actual corporate income tax (IRPEG) for the year differs from the theoretical tax, calculated by adopting the tax rates applicable for 2001, as shown in the table below; with regard to the Local Tax on Production Activities (IRAP), no provisions were made since both the theoretical and the actual taxable amounts were negative.

128	Olivetti S.p.A. Financial Statements

Reconciliation between theoretical taxes and effective taxes reported in the Income Statement

Corporate Income Tax (IRPEG)

	Result for the year	Temporary differences	Taxes
(in millions of euros)			Current	Deferred
Income (loss) before taxes for the year 2001	(1,320.9)	—	—	—

Theoretical income tax charge (benefit)			(251.0)

Temporary differences taxable in the following years	(80.9)	80.9	(15.4)	15.4
Temporary differences deductible in the following years	267.1	(3.8)	50.8	(0.9)
Temporary differences arisen in prior years	2,253.1	1,481.1	428.1	329.9
Permanent differences	2.0	—	0.4	—
Tax losses carried over from prior years	(962.2)	—	(182.8)

Total differences	1,479.1	1,558.2	281.1	344.4

Taxable income	158.2	1,558.2

less: reserve for deferred taxation as of 31 December 2000				(824.2)

Total income tax charge (benefit) for the year 2001			30.1	(479.8)

The temporary differences that arose in previous years mainly pertained to the capital gains recorded in 1999 (4,155.8 million euros, of which 1,662.3 million euros was already taxed in previous years) on the sale of 31.5% of the equity investment in OliMan Holding B.V., the taxation of which was deferred over five years, and to Telecom Italia dividends and related tax credits recorded on accrual in 2000 and collected in 2001 (1,413.6 million euros).

The taxable amount for the year of 158.2 million euros (after utilisation of tax losses from previous years of 962.2 million euros) gave rise to current taxes of 30.1 million euros (19% tax rate).

The reserve for deferred taxes (1,558.2 million) was determined by calculating the taxes at rates of 19% and 35%, which correspond to 238.6 million euros and 105.8 million euros respectively.

129	Olivetti S.p.A. Financial Statements

Other information

Remunerations to Parent Company Directors, Statutory Auditors and Chief Operating Officer

In compliance with the CONSOB resolution no. 11971/1999 details are provided below of the remunerations payable by the Parent Company and also by subsidiary companies on whatever basis and in whatever form to the Directors, Statutory Auditors and Chief Operating Officer.

	Description of appointment				Gross remunerations (in euros)
Name	Title	Duration (days)	Notes		For the appointment	Non-cash benefits	Bonuses and other incentives	Other emoluments	Notes
TESONE Antonio	Company’s and Internal Control and Remuneration Committees Chairman	365			719,662			69,138	1	) 2)
TRONCHETTI PROVERA Marco	Deputy Chairman and Chief Executive Officer	96			149,419			457,351	1)
BENETTON Gilberto	Deputy Chairman	96			13,583			32,279	1)
BONDI Enrico	Chief Executive Officer	154			239,693	2,250		935,343	1	) 3)
BUORA Carlo	Chief Executive Officer	96			149,419			324,149	1	) 4)
CAPRIO Lorenzo	Director and Member of Internal Control and Remuneration Committees	80			11,320			11,037	2)
CIRLA Giorgio	Director	80			11,320
FABRIZI Pier Luigi	Director	349			49,382
GERONZI Cesare	Director	365			51,646
MION Gianni	Director	80	(x	)	11,320			29,768	1)
MODIANO Pietro	Director and Member of Remuneration Committee	80	(x	)	11,320			5,518	2)
NATTINO Giampietro	Director	80			11,320
PIRELLI Alberto	Director	80			11,320
PURI NEGRI Carlo Alessandro	Director	80			11,320			17,215	1)
TREVISAN Dario	Director	365			51,646
VARISCO Alberto	Director and Member of Internal Control Committee	80	(x	)	11,320			5,518	2)
Former Directors
COLANINNO Roberto	Chief Executive Officer	211			451,476			17,060,333	1	) 4) 5)
EREDE Sergio	Director	214			30,280			16,041,599	1	) 8) 9)
GNUTTI Emilio	Director	285			40,326			66,709	1)
LAMBORGHINI Bruno	Director	285			40,326			103,291	1)
LONATI Ettore	Director	285			40,326			66,709	1)
LUCCHINI Luigi	Director	269			38,062
MARCHIORELLO Dino	Director	285			40,326
MARINELLI Luciano	Director and Member of the Audit Committee	285			40,326
OWEN Gordon	Director and Member of the Audit Committee	285			40,326			11,297	2)
ROSIELLO Piera	Director and Secretary of the Board of Directors	269			138,020
SACCHETTI Ivano	Director and Member of the Audit Committee	285			40,326
TAZARTES Alberto	Director	285	(x	)	40,326			1,722	1)

Total Directors					2,495,452	2,250		35,238,976

FORNASARI Angelo	Chairman of Board of Statutory Auditors	365			123,950			32,426	6	) 7)
BENNANI Vittorio	Auditor	365			82,633			29,180	6)
CARAMANTI Franco	Auditor	365			82,633			30,850	9	) 7)

Total Statutory Auditors					289,216		–	92,456

ARIAUDO Corrado	Chief Operating Officer	365				6,000	413,166	464,811	1	) 9)

TOTAL EMOLUMENTS					2,784,668	8,250	413,166	35,796,243

(x)	Olivetti emoluments are transferred to the employing company

1)	Directorships in other Group companies

2)	Member of Committees

3)	Emoluments for offices in Telecom Italia Mobile S.p.A., Seat Pagine Gialle S.p.A. and Telespazio S.p.A. were tranferred to Telecom Italia S.p.A.

4)	Emoluments for offices in Telecom Italia Mobile S.p.A. were transferred to Telecom Italia S.p.A.

5)	Remuneration for subordinate job.

6)	Chairman of the Board of Statutory Auditors of other Group Companies

7)	Auditor of other Group Companies

8)	Including emoluments paid in year 2001 by Olivetti S.p.A., Telecom Italia S.p.A. and Telecom Italia Mobile S.p.A. to Bonelli Erede Pappalardo professional association of which Mr. Sergio Erede is member.

9)	Other emoluments

130	Olivetti S.p.A. Financial Statements

Furthermore, in connection with the share capital increase reserved for the managers of Olivetti S.p.A. and its subsidiary companies, duly approved by the Board of Directors on 24 February 2000 in execution of the proxies granted by the Extraordinary Shareholders’ Meeting on 7 April 1999 and illustrated in the comments on the balance sheet heading “Share capital”, the Chief Executive Officer Corrado Ariaudo, in his capacity as a manager of the Parent Company, was assigned 2,500,000 stock options at an exercise price of 3.705 euros. This stock option plan was subsequently revoked by the Board of Directors on 9 February 2001 and replaced with a new plan which, with an equal assignment of options, provides for an exercise price of 2.515 euros (amended following the share capital increases in 2001) and an exercise period between February 2002 and December 2004.

As part of the same plan, 12,500,000 stock options were apportioned to the then Chief Executive Officer Roberto Colaninno. Following Mr Colaninno’s resignation on 31 July 2001, and also in consideration of the lump sum paid to him for settlement and annulment of all claims, as mentioned previously, these stock options have been revoked.

More details about the stock option plans mentioned above can be found in the section “Information on employee stock option plans” in the Directors’ Report on Operations.

Legal proceedings

At 31 December 2001 the Parent Company was involved in various legal proceedings; according to the Company’s legal advisers the outcome of such disputes should not have significant adverse effects on the Parent Company’s equity and financial position.

Costs relating to the introduction of the euro

The revamping of the Parent Company information systems in connection with the introduction of the euro was completed in 2000.

Tax regime in the event of the distribution of reserves

•	Additional paid-in capital reserve (3,196,212,781 euros). This represents a capital reserve and in the event of distribution, therefore, does not contribute to the formation of the taxable income of shareholders.

•	Revaluation reserve (1,128,827 euros).

In the event of distribution, this reserve is treated as forming part of the Parent Company’s and Shareholders’ taxable income.

•	Reserve for Treasury stock (2,298,156 euros).

This reserve would be treated as shareholders’ taxable income, if made available and distributed, and the said shareholders would attract tax credits within the limits of the taxes applied to the assessed companies pursuant to article 105, paragraph 1, subsections a) and b) of the Income Tax Consolidated Text.

•	Extraordinary reserve (1,888,261,068 euros).

In the event of distribution, this reserve is treated as shareholders’ taxable income and the said shareholders would attract tax credits within the limits of the taxes applied to the assessed companies pursuant to article 105, paragraph 1, subsections a) and b) of the Income Tax Consolidated Text.

131	Olivetti S.p.A. Financial Statements

•	Non-taxable reserves.

These comprise:

•	Research grants reserve (Law No. 346/1988) for 8,741,403 euros;

•	Technology Innovation grants reserve (Law No. 46/1982) for 685,713 euros;

•	Capital investment grants reserve (Law No. 64/1986) for 695,110 euros;

•	Value Added Tax deduction reserve pertaining to capital investments for 97,784 euros.

Should the above reserves be distributed they would be treated as forming the Parent Company’s and the Shareholders’ taxable income; should they be utilised for purposes other than covering losses of the year, they would be treated as forming the Parent Company’s taxable income.

132	Olivetti S.p.A. Financial Statements

Exhibits

Statement of Changes in Shareholders’ Equity

Reclassified Income Statement

Statement of Changes in Financial Position

Olivetti S.p.A.

Statement of changes in shareholders’ equity

(in euros)	Share capital	Share capital increases to be filed (I bis. and I ter. of Share- holders’ Equity)	Additional paid-in capital	Additional paid-in capital in respect of share capital increases to be filed with the Companies Register or shares to be issued	Revaluation reserve
Balance as of 31 December 1999	2,486,863,302	11,345,131	2,267,219,725	14,342,318	—

Allocation of net income 1999 as resolved by the Shareholders’ Meeting held on 12 June 2000
Payment of dividends
Share capital increase resolved by the Board of Directors on 9 June 1999 (Stock options) in execution of the powers conferred by the Extraordinary Shareholders’ Meeting held on 7 April 1999			14,342,318	(14,342,318)
Share capital increase resolved by the Board of Directors on 9 June 1999 (Stock options) in execution of the powers conferred by the Extraordinary Shareholders’ Meeting held on 7 April 1999	10,865,392	(10,865,392)
Conversion of no. 847,233 “Olivetti 1998-2002 f.r. convertible bonds”	437,559	(437,559)
Exercise of “Olivetti common shares 1998-2002 warrants”	20,131	(20,131)
Share capital increase payment relating to exercise of “Olivetti common shares 1998-2002 warrants”	22,049	(22,049)
Conversion of no. 40,333.010 “Olivetti 1998-2002 f.r. convertible bonds”	20,830,261
Exercise of “Olivetti common shares 1998-2002 warrants”	10,414,759
Free share capital increase from lire 1,000 to lire 1,936.27 per share with consequent re-denomination of capital in euro through use of available reserves
Use of extraordinary reserve	86,689,342
Use of additional paid-in capital	2,281,562,043		(2,281,562,043)
Formation of reserve for conversion of “Olivetti 1998-2002 bonds”
Formation of reserve for exercise of “1998-2002 warrants”
Formation of reserve for exercise of 1999-2001 stock options
Formation of reserve for exercise of 2002-2004 stock options
Conversion of no. 8,792,983 Olivetti 1998-2002 f.r. convertible bonds	4,541,197
Use of reserve for free share capital increase following the conversion of no. 8,792,983 “Olivetti f.r. 1998-2002 convertible bonds”	4,251,786
Exercise of “Olivetti common shares 1998-2002 warrants”	3,868,207
Use of reserve for free share capital increase following the exercise of “Olivetti common shares 1998-2002 warrants”	3,621,686
Share capital increase resolved by the Board of Directors’ Meeting held on 9 June 1999 (Stock-options) in accordance with the powers granted by the Extraordinary Shareholders’ Meeting held on 7 April 1999	364,963		481,752
Use of reserves for free share capital increase following the exercise of stock-options	341,704
Conversion of no. 360,695 “Olivetti 1998-2002 f.r. convertible bonds”		186,283
Use of the reserve for free share capital increase following the conversion of no. 360,695 “Olivetti 1998-2002 f.r. convertible bonds”		174,412
Exercise of “Olivetti common shares 1998-2002 warrants”		19,115
Use of reserve for free share capital increase following the exercise of “Olivetti 1998-2002 common shares warrants”		17,897
Share capital increase payment relating to the exercise of “Olivetti common shares 1998-2002 warrants”		13,493
Use of reserve for free share capital increase following the exercise of “Olivetti common shares 1998-2002 warrants”		12,634

Total before merger of Tecnost S.p.A.	4,914,694,381	423,834	481,752	—	—

134	Olivetti S.p.A. Financial Statements

Legal reserve	Reserve for treasury stock	Other reserves			Retained earnings (accumulated losses)	Net result for the year	Total
		Reserves of surplus emerging from the merger	Other	Extraordinary reserve
—	2,298,156	—	—	—	(159,759,033)	2,832,065,255	7,454,374,854

520,249,387				1,987,003,159	159,759,033	(2,667,011,579)
						(165,053,676)	(165,053,676)

							20,830,261
							10,414,759
				(86,689,342)
			23,143,831	(23,143,831)
			16,772,603	(16,772,603)
			13,037,128	(13,037,128)
			14,264,521	(14,264,521)
							4,541,197
			(4,251,786)
							3,868,207
			(3,621,686)
							846,715
			(341,704)
							186,283
			(174,412)
							19,115
			(17,897)
							13,493
			(12,634)

520,249,387	2,298,156	—	58,797,964	1,833,095,734	—	—	7,330,041,208

135	Olivetti S.p.A. Financial Statements

(in euros)	Share capital	Share capital increases to be filed (I bis. and I ter. of Share- holders’ Equity)	Additional paid-in capital	Additional paid-in capital in respect of share capital increases to be filed with the Companies Register or shares to be issued	Revaluation reserve
Total before merger of Tecnost S.p.A.	4,914,694,381	423,834	481,752	—	—

Share capital increase through the issue of no. 1,999,439,092 shares in exchange for no. 1,785,213,475 Tecnost shares owned by third parties		1,999,439,092
Reserve for surplus emerging from the exchange of Tecnost shares with Olivetti shares
Reserve for surplus emerging from the cancellation of Tecnost shares
Use of reserve for exchange of shares:
Reserve for free share capital increase relating the exercise of “Olivetti ex Tecnost 1999-2004 warrants”
Additional paid-in capital			2,547,518,244
Use of reserve following the cancellation of shares:
Reserve for technological innovation grants (Law no. 46/82)
Reserve for research grants (Law no. 346/88)
Reserve for Funds pursuant to Law no. 64/86
Reserve for VAT on capital expenditure (Law no. 526/82)
Revaluation reserve (Law no. 413/91)					1,128,827
Legal reserve
Extraordinary reserve
Additional paid-in capital			648,212,785
Result of the year

Balance as of 31 December 2000	4,914,694,381	1,999,862,926	3,196,212,781	—	1,128,827

136	Olivetti S.p.A. Financial Statements

		Other reserves
Legal reserve	Reserve for treasury stock	Reserves of surplus emerging from the merger	Other	Extraordinary reserve	Retained earnings (accumulated losses)	Net result for the year	Total
520,249,387	2,298,156	—	58,797,964	1,833,095,734	—	—	7,330,041,208

							1,999,439,092
		2,665,895,105					2,665,895,105
		1,071,793,327					1,071,793,327

		(118,376,861)	118,376,861
		(2,547,518,244)

		(685,713)	685,713
		(8,741,403)	8,741,403
		(695,110)	695,110
		(94,784)	94,784
		(1,128,827)
357,069,371		(357,069,371)
		(55,165,334)		55,165,334
		(648,212,785)
						869,820,034	869,820,034

877,318,758	2,298,156	—	187,391,835	1,888,261,068	—	869,820,034	13,936,988,766

137	Olivetti S.p.A. Financial Statements

(in euros)	Share capital	Share capital increases to be filed (l bis. and l ter. of Share- holders’ Equity)	Additional paid-in capital	Additional paid-in capital in respect of share capital increases to be filed with the Companies Register or shares to be issued	Revaluation reserve
Balance as of 31 December 2000	4,914,694,381	1,999,862,926)	3,196,212,781	—	1,128,827

Allocation of 2000 net income as resolved by the Shareholders’ Meeting held on 14 June 2001
Payment of dividends:
Conversion of no. 360,695 Olivetti 1998-2002 f.r. convertible bonds	360,695	(360,695)
Exercise of “Olivetti common shares 1998 -2002 warrants”	37,012	(37,012)
Exercise of “Olivetti common shares 1998 -2002 warrants”	26,127	(26,127)
Merger of Tecnost S.p.A:
Share capital increase through the issue of no. 1,999,439,092 shares in exchange for no. 1,785,213,475 shares owned by third parties	1,999,439,092	(1,999,439,092)
Conversion of no. 7,213,223 Olivetti 1998-2002 f.r. convertible bonds	3,725,319
Use of reserve for free capital increase following the conversion of no. 7,213,223 Olivetti 1998-2002 f.r. convertible bonds	3,487,904
Exercise of “Olivetti common shares 1998 -2002 warrants”	2,009,582
Use of the reserve for free share capital increase following the exercise of “Olivetti common shares 1998 -2002 warrants”	1,881,511
Exercise of “Olivetti ex Tecnost common shares 1999 -2004 warrants”	1,685		20,709
Use of the reserve for free share capital increase following the exercise of “Olivetti ex Tecnost common shares 1999 -2004 warrants”	5,623
Share capital increase resolved by the Board of Directors Meeting held on 9 June 1999 (Stock-options) in execution of the powers conferred by the Extraordinary Shareholders’ Meeting held on 7 April 1999	9,408,133		11,488,562
Use of the reserve for free share capital increase following the exercise of Stock options	8,808,552
Share capital increase in March 2001 (no. 348,249,405 shares)	348,249,405		557,199,048
Share capital increase in November 2001 (no.1,491,373,698 shares)	1,491,373,698
Exercise of “Olivetti common shares 2001/2002 warrants”	192,845		192,818
Conversion of no. 780,895 Olivetti 1998-2002 f.r.convertible bonds		403,299
Use of the reserve for free share capital increase following the conversion of no. 780,895 Olivetti 1998-2002 convertible bonds (I bis)		377,596
Exercise of “Olivetti common shares 1998-2002 warrants” (I bis)		27,153
Use of the reserve for free share capital increase following the exercise of “Olivetti common shares 1998 -2002 warrants”		25,422
Exercise of “Olivetti common shares 2001-2002 warrants” (I bis)		6,123		5,309
Exercise of “Olivetti common shares 1998-2002 warrants” (I ter)		10,863
Use of the reserve for free share capital increase following the exercise of “Olivetti common shares 1998 -2002 warrants”		10,170
Exercise of “Olivetti common shares 2001-2002 warrants” (I ter)		5,921		5,133
Net result of the year

Balance as of 31 December 2001	8,783,701,564	866,547	3,765,113,918	10,442	1,128,827

138	Olivetti S.p.A. Financial Statements

		Other reserves
Legal reserve	Reserve for treasury stock	Reserves of surplus emerging from the merger	Other	Extraordinary reserve	Retained earnings (accumulated losses)	Net result for the year	Total
877,318,758	2,298,156	—	187,391,835	1,888,261,068	—	869,820,034	13,936,988,766

43,491,002					571,549,306	(615,040,308)
						(254,779,726)	(254,779,726)
							3,725,319
			(3,487,904)
							2,009,582
			(1,881,511)
							22,394
			(5,623)
							20,896,695
			(8,808,552)
							905,448,453
							1,491,373,698
							385,663
							403,299
			(377,596)
							27,153
			(25,422)
							11,432
							10,863
			(10,170)
							11,054
						(871,479,486)	(871,479,486)

920,809,760	2,298,156		172,795,057	1,888,261,068	571,549,306	(871,479,486)	15,235,055,159

139	Olivetti S.p.A. Financial Statements

Olivetti S.p.A.

Reclassified Income Statement

(in euros)		Year 2001	Year 2000	Changes
Financial income and charges
1.	Income from equity investments in
	Subsidiary companies	73,555,112	1,414,381,919	(1,340,826,807)
	Other companies	11,853,361	18,426,268	(6,572,907)

	Total income from equity investments	85,408,473	1,432,808,187	(1,347,399,714)

2.	Other financial income from:
	Receivables classified as fixed assets	14,819	31,759	(16,940)
	Securities classified as current assets	4,202,788	9,326,665	(5,123,877)
	Other income
	Interest income from subsidiary companies	3,991,770	7,924,364	(3,932,594)
	Interest income from associated companies	4,516	4,162	354
	Interest and other financial income	29,120,917	24,360,471	4,760,446

	Total other financial income	37,334,810	41,647,421	(4,312,611)

3.	Interest and other financial charges payable to:
	Subsidiary companies	(814,204,575)	(331,067,484)	(483,137,091)
	Others	(152,423,847)	(76,761,463)	(75,662,384)

	Total interest and other financial charges	(966,628,422)	(407,828,947)	(558,799,475)

Total financial income and charges (1+2+3)		(843,885,139)	1,066,626,661	(1,910,511,800)

Value adjustments to financial assets
4.	Revaluation of equity investments	—	—	—
5.	Write-down of equity investments	(175,226,612)	(10,208,668)	(165,017,944)

Total value adjustments to financial assets (4+5)		(175,226,612)	(10,208,668)	(165,017,944)

6.	Other income from operations	15,209,057	17,216,176	(2,007,119)
Other costs from operations
7.	Non-financial services	(49,093,106)	(49,079,749)	(13,357)
8.	Leases and rentals	(2,532,780)	(2,538,537)	5,757
9.	Personnel	(13,100,260)	(11,885,149)	(1,215,111)
10.	Amortisation, depreciation and write-downs	(64,475,325)	(35,786,108)	(28,689,217)
11.	Provision for risk and charges	(191,808,785)	(15,001,368)	(176,807,417)
12.	Miscellaneous operational expenses	(3,225,442)	(3,619,154)	393,712

Total other costs from operations		(324,235,698)	(117,910,065)	(206,325,633)

Result from ordinary operations		(1,328,138,392)	955,724,104	(2,283,862,496)

Extraordinary income and charges
13.	Income	23,667,842	26,889,750	(3,221,908)
14.	Charges	(16,459,583)	(1,562,097)	(14,897,486)

Extraordinary income		7,208,259	25,327,653	(18,119,394)

Result before taxation		(1,320,930,133)	981,051,757	(2,301,981,890)

15.	Income taxes for the year	449,450,647	(111,231,723)	560,682,370

NET INCOME (LOSS) FOR THE YEAR		(871,479,486)	869,820,034	(1,741,299,520)

140	Olivetti S.p.A. Financial Statements

Olivetti S.p.A.

Statement of Changes in Financial Position

(in millions of euros)		Year 2001	Year 2000
A.	Net financial resources (indebtedness) at the beginning of the year	(17,990.9)	(2,058.4)

B.	Cash-flow from operating activities
	Net income (loss) for the year:	(871.5)
	Results before Tecnost merger		(179.7)
	Results from Tecnost merger		1,160.8
	Taxes		(111.2)

	Total		869.9
	Changes following the merger of Tecnost S.p.A.		(16,553.4)
	Amortization and depreciation	63.0	21.0
	Net gains from disposal of fixed assets	(1.0)	(18.1)
	Writedown of fixed assets	64.2	10.2
	Change in operating working capital	810.3	84.4
	Net change in reserve for severance indemnities	(0.3)	(2.1)
	Other	—	39.2

		64.7	(15,548.9)

C.	Cash-flow from investing activities
	Capital investments:
	Intangible assets	(153.1)	(2.2)
	Tangible assets	(1.4)	(1.1)
	Financial assets	(438.7)	(256.5)
	Proceeds from the disposal of fixed assets	27.4	0.6

		(565.8)	(259.2)

D.	Cash-flow from financing activities
	Capital increases	2,424.3	40.7
	Distribution of dividends	(254.8)	(165.1)

		2,169.5	(124.4)

E.	Net cash-flow of the year (B+C+D)	1,668.4	(15,932.5)

F.	Net financial resources (indebtedness) at the end of the year (A+E)	(16,322.5)	(17,990.9)

The Board of Directors

141	Olivetti S.p.A. Financial Statements

Consolidated Financial Statements of the Olivetti Group

at 31 December 2001

Balance Sheet

Income Statement

Explanatory Notes

Olivetti Group

Consolidated Balance Sheet (in millions of euros)

ASSETS	31.12.2001	31.12.2000 restated (*)	31.12.2000 original
A) AMOUNTS DUE FROM SHAREHOLDERS	1	1	1

B) FIXED ASSETS
I. Intangible fixed assets
1) Start-up and expansion costs	126	94	94
2) Industrial patents and intellectual property rights	1,291	827	837
3) Concessions, licenses, trademarks and similar rights	4,307	3,315	3,505
4) Goodwill	50	72	72
5) Assets in process of formation and advance payments	874	840	840
6) Other assets	735	516	654
7) Consolidation differences	31,837	33,510	33,638

Total intangible fixed assets	39,220	39,174	39,640

II. Tangible fixed assets
1) Land and buildings	3,137	2,917	3,208
2) Plant and machinery	16,695	16,343	18,170
3) Industrial and commercial equipment	83	93	92
4) Other assets	746	613	849
5) Assets under construction and advance payments	1,436	1,106	1,457

Total tangible assets	22,097	21,072	23,776

III. Financial fixed assets
1) Equity investments in
subsidiary companies	19	26	26
associated companies	4,651	7,556	7,166
other companies	387	384	387
advances on future capital contributions	1,659	187	187
2) Financial receivables
Due within 12 months from others	82	78	78
3) Non financial receivables
Due within 12 months from subsidiary companies	2
others	80	111	111
Due after 12 months from associated companies	117	127	127
others	273	239	242
4) Other securities
Guarantee deposits	1	1	1
Other	86	664	668
5) Treasury stock	393	393	393

Total financial fixed assets	7,750	9,766	9,386
Total financial fixed assets (B)	69,067	70,012	72,802

(*)	Amounts restated by consolidating the Nortel Inversora Group with the equity method instead of the proportional method.

143	Consolidated Financial Statements

	31.12.2001	31.12.2000 restated (*)	31.12.2000 original
C) CURRENT ASSETS
I. Inventories
1) Raw, ancillary and consumable materials	42	50	51
2) Work-in progress and semi-finished products	29	32	35
3) Contract work-in progress	352	471	471
4) Finished products and goods for resale	436	356	402
5) Advances to suppliers	2	9	9

Total inventories	861	918	968

II. Receivables
Due within 12 months from customers	8,251	7,862	8,322
subsidiary companies	32	42	42
associated companies	569	466	444
others	4,908	3,966	4,030
Due after 12 months from customers	3	5	5
others	725	754	754

Total receivables	14,488	13,095	13,597

III. Financial assets
Equity investments	393	739	739
Securities	3,616	2,759	2,909
Receivables for securities held under reverse repurchase agreements	4	1	1

Total financial assets not held as fixed assets	4,013	3,499	3,649

IV. Liquid funds
Bank and post office deposits	3,626	2,745	2,763
Cash	76	7	8

Total liquid fund	3,702	2,752	2,771
Total current assets (C)	23,064	20,264	20,985

D) ACCRUED INCOME AND PREPAID EXPENSES
1) Discounts on loan issues and deferred charges on loans	131	23	24
2) Other accrued income and prepaid expenses	1,964	1,532	1,548

Total accrued income and prepaid expenses (D)	2,095	1,555	1,572

TOTAL ASSETS	94,227	91,832	95,360

(*)	Amounts restated by consolidating the Nortel Inversora Group with the equity method instead of the proportional method.

144	Consolidated Financial Statements

LIABILITIES AND SHAREHOLDERS’ EQUITY	31.12.2001	31.12.2000 restated (*)	31.12.2000 original
A) SHAREHOLDERS’ EQUITY
I. Share capital	8,784	4,915	4,915
I.bis. Share capital increase to be filed with the Companies Register (article 2444 Civil Code	1	—	—
I.ter. Share capital increase payment relating to shares to be issued
I.quater. Shares to be issued in exchange for Tecnost S.p.A. shares	—	1,999	1,999
II. Additional paid-in capital	3,765	3,196	3,196
II.bis. Additional paid-in capital in respect of share capital increases to be filed with the Companies Register and of shares to be issued	—	—	—
III. Revaluation reserves	1	1	1
IV. Legal reserve	921	877	877
V. Reserve for treasury stock	2	2	2
VII. Other reserves	2,452	2,466	2,466
VIII. Sundry reserves, retained earnings and accumulated losses	(107)	1,340	1,340
IX. Group income (loss) for the year	(3,090)	(940)	(940)
Group shareholders’ equity	12,729	13,856	13,856

X. Minority interests	13,624	16,673	17,510
Total shareholders’ equity (A)	26,353	30,529	31,366

B) RESERVES FOR RISKS AND CHARGES
1) Employee pensions and similar obligations	66	31	31
2) Taxation	759	1,152	1,321
3) Other provisions	3,333	1,727	1,727
Total reserves for risks and charges (B)	4,158	2,910	3,079

C) RESERVE FOR EMPLOYEE SEVERANCE INDEMNITIES	1,414	1,388	1,388

(*)	Amounts restated by consolidating the Nortel Inversora Group with the equity method instead of the proportional method.

145	Consolidated Financial Statements

	31.12.2001	31.12.2000 restated (*)	31.12.2000 original
D) PAYABLES
Due within 12 months
1) Bonds	180	339	404
2) Convertible bonds	16
3) Due to banks	7,412	13,784	14,034
4) Due to other lenders	412	428	449
5) Advances	399	376	376
6) Due to suppliers	6,351	6,620	7,047
7) Due to subsidiary companies	27	6	6
8) Due to associated companies	421	744	739
9) Due to tax authorities	937	928	960
10) Due to social security authorities	284	292	294
11) Other payables	4,770	4,347	4,486
Due after 12 months
1) Bonds	22,871	16,723	17,658
2) Convertible bonds	8,956	2,855	2,855
3) Due to banks	3,453	4,051	4,617
4) Due to other lenders	1,413	1,300	1,318
5) Due to suppliers	156	32	35
6) Notes payable	220	50	50
7) Due to associated companies	474	506	506
8) Due to tax authorities	82	2	2
9) Due to social security authorities	1,236	1,365	1,365
10) Other payables	181	554	584
Total payables (D)	60,251	55,302	57,785

E) ACCRUED EXPENSES AND DEFERRED INCOME
Premiums on loan issues	—	—	—
Other accrued expenses and deferred income	2,051	1,703	1,742
Total accrued expenses and deferred income (E)	2,051	1,703	1,742

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	94,227	91,832	95,360

MEMORANDUM ACCOUNTS	31.12.2001	31.12.2000 restated (*)	31.12.2000 original
Personal guarantees given, net of counter-securities received	1,538	3,121	3,106
Guarantees on Group companies assets	163	2	2
Commitments	5,431	5,001	5,001
Other accounts	295	266	266

TOTAL MEMORANDUM ACCOUNTS	7,427	8,390	8,375

(*)	Amounts restated by consolidating the Nortel Inversora Group with the equity method instead of the proportional method.

146	Consolidated Financial Statements

Olivetti Group

Consolidated Income Statement (in millions of euros)

	Year 2001	Year 2000 restated (*)	Year 2000 original
A) VALUE OF PRODUCTION
1) Revenues from sales and services	32,016	28,374	30,116
2) Changes in inventories of work-in progress, semi-finished and finished products	(15)	42	45
3) Changes in contract work-in progress	(119)	248	248
4) Capitalised production	583	831	912
5) Other revenues and income:
grants	26	21	21
other	450	438	462
Total value of production (A)	32,941	29,954	31,804

B) COSTS OF PRODUCTION
6) Raw, ancillary and consumable materials and goods for resale	2,640	2,931	3,058
7) Services received	9,782	8,162	8,623
8) Leases and rentals	1,096	780	827
9) Personnel:
a) wages and salaries	3,522	3,480	3,667
b) social security charges	1,042	1,121	1,172
c) employee severance indemnities	222	252	252
d) other	133	112	154

	4,919	4,965	5,245
10) Amortisation, depreciation and writedowns
a) Amortisation of intangible fixed assets	3,565	2,340	2,395
b) Depreciation of tangible fixed assets	4,080	4,179	4,561
c) Other writedowns of fixed assets	17	48	48
d) Writedowns of receivables classified as current assets and of liquid funds	448	412	495

	8,110	6,979	7,499
11) Changes in inventories of raw, ancillary and consumable materials and goods for resale	(42)	(6)	(25)
12) Provisions for risks	389	143	154
13) Other provisions	97	59	59
14) Other operational expenses	858	872	930
Total costs of production (B)	27,849	24,885	26,370

DIFFERENCE BETWEEN VALUE AND COSTS OF PRODUCTION (A–B)	5,092	5,069	5,434

(*)	Amounts restated by consolidating the Nortel Inversora Group with the equity method instead of the proportional method.

147	Consolidated Financial Statements

				Year 2001	Year 2000 restated (*)	Year 2000 original
C)	FINANCIAL INCOME AND CHARGES
	15)		Income from equity investments
			Subsidiary companies	9	6	6
			Associated companies	8	80	80
			Other	204	307	308

				221	393	394
	16)	Other financial income
		a)	From receivables classified as fixed assets due from
			associated companies	6	10	10
			others	16	9	10
		b)	From securities held as fixed assets	3
		c)	From securities held as current assets	295	167	171
		d)	Other interest and financial income from
			subsidiary companies	1	1	11
			associated companies	17	17	15
			others	887	565	601

				1,225	769	808
	17)	Interest and other financial charges		(4,330)	(2,444)	(2,641)
Total financial income and charges (C)				(2,884)	(1,282)	(1,439)

D)	VALUE ADJUSTMENTS TO FINANCIAL ASSETS
	18)	Revaluations of
		equity investments		168	298	276
		securities held as current assets		30	4	4

				198	302	280
	19)	Writedowns of
		equity investments		(2,157)	(1,324)	(1,314)
		financial fixed assets		(49)	(134)	(134)
		securities held as current assets		(188)	(38)	(38)

				(2,394)	(1,496)	(1,486)
Total value adjustments to financial assets (D)				(2,196)	(1,194)	(1,206)

E)	EXTRAORDINARY INCOME AND CHARGES
	20)	Income
		gains on disposals		465	1,408	1,408
		other income		531	297	297

				996	1,705	1,705
	21)	Charges
		losses on disposals		(48)	(16)	(15)
		prior years taxation		(5)	(6)	(6)
		other charges		(4,052)	(1,518)	(1,549)

				(4,105)	(1,540)	(1,570)
Total extraordinary income and charges (E)				(3,109)	165	135

RESULT BEFORE TAXATION AND MINORITY INTERESTS (A–B+C+D+E)				(3,097)	2,758	2,924

22)	Income taxes for the year			(579)	(1,813)	(1,923)
23)	Result attributable to minority shareholders			586	(1,885)	(1,941)

24)	GROUP NET RESULT FOR THE YEAR			(3,090)	(940)	(940)

(*)	Amounts restated by consolidating the Nortel Inversora Group with the equity method instead of the proportional method.

148	Consolidated Financial Statements

Explanatory Notes

Basis of presentation

The consolidated financial statements for the year ended 31 December 2001 have been prepared in accordance with Legislative Decree no. 127 of 9 April 1991. They comprise the Consolidated Balance Sheet (prepared in accordance with the formats specified in articles 2424 and 2424 bis of the Italian Civil Code with suitable adaptations), the Consolidated Income Statement (prepared in accordance with the formats specified in articles 2425 and 2425 bis of the Italian Civil Code with suitable adaptations) and these Explanatory Notes.

The explanatory notes are provided to illustrate, analyse and, in some cases, supplement the data reported in the financial statements. They include the information required by article 38 of Legislative Decree no. 127/1991 and by other provisions contained therein, as well as by provisions issued by the Italian Securities and Stock Exchange Board (CONSOB); they also provide additional information, even where not required by specific legislation, if deemed necessary to present a true and fair view.

The financial statements used for consolidation purposes are those as at 31 December 2001 approved by the Shareholders’ Meetings of the individual companies or prepared by the respective Boards of Directors for such approval, adjusted, where necessary, to eliminate entries recorded solely for fiscal purposes and to align them with the accounting policies adopted by the Group. Such accounting policies are consistent with legislation governing consolidated financial statements, interpreted by the accounting principles established by the Italian Accounting Profession.

Consolidation area

The consolidated financial statements as at 31 December 2001 were prepared using the financial statements of the Parent Company Olivetti S.p.A. and those of the Groups and companies it controls directly and indirectly (that is to say, in which, at 31 December 2001, the Parent Company directly or indirectly held the majority of voting rights at ordinary Shareholders’ Meetings, or sufficient votes to exercise a dominant influence), with the exception of a number of minor subsidiary companies and of companies sold since 31 December 2001. Specifically, Telecom Italia S.p.A. and its subsidiary companies (hereinafter referred to as the Telecom Italia Group), which contributed 96% of consolidated revenues, were included through line-by-line consolidation of the Telecom Italia Group consolidated financial statements (approved by the Board of Directors and audited by Reconta Ernst & Young S.p.A.), after the necessary consolidation adjustments.

Beginning with the consolidated financial statements as at 31 December 2001, Nortel Inversora and the Telecom Argentina Group (Nortel Inversora Group) were consolidated with the equity method; the Nortel Inversora Group was consolidated on a proportional basis in the 2000 consolidated financial statements pursuant to article 37 of Legislative Decree no. 127/1991.

To provide a basis for comparison, the most significant changes are also shown in respect of figures for 2000 restated after deconsolidation of the Nortel Inversora Group.

149	Consolidated Financial Statements

The complete list of investee companies is contained in the Exhibit to these explanatory notes (“List of companies included in the consolidated financial statements as at 31 December 2001 and of equity investments, pursuant to articles 38 and 39 of Legislative Decree no. 127/1991”).

The main changes in the Telecom Italia Group consolidation area compared with 31 December 2000 are as follows:

a) inclusion in the consolidation area:

•	for Domestic Wireline: the companies Latin American Nautilus, Mediterranean Nautilus, Telecom Italia Spain, TI Telecom Italia (Austria) Telekommunikationsdienste, Telecontact Center;

•	for Mobile: TIM Brasil, TIM Celular Centro Sul (ex Bluecel), TIM Sao Paulo (ex Starcel), TIM Rio Norte (ex Unicel);

•	for International Operations: Entel Chile Group; in the Jet Multimedia Group, Victorie Multimedia, Victoire Multimedia Informatique;

•	for Internet and Media: the companies Free-Finance, Xoom.it, the groups Consodata, Telegate, TDL Infomedia and Holding Media e Comunicazione (ex Cecchi Gori Communications), NetCreations and a number of companies active in publishing and professional communications;

•	for IT Services: Webred and Netikos Finland;

•	for Satellite Services: Telespazio North America, e-Geos;

•	for Telecom Italia Lab: Loquendo; Telecom Italia Lab S.A.; Telecom Italia Lab General Partner;

•	for “others”: ISM and N.V. Vertico.

The Seat Pagine Gialle, Jet Multimedia, Mageos Explorer (ex Europe Explorer) and Maxitel groups and the Corporacion Digitel and Eustema companies, which were consolidated only with regard to balance-sheet headings as at 31 December 2000, in the consolidated financial statements as at 31 December 2001 were consolidated line by line also with regard to income statement.

b) exclusion from the consolidation area:

•	for Domestic Wireline: TMI Hong Kong, TMI Hungary;

•	for Mobile: U-Mobil;

•	for International Operations: Nortel Inversora, Telecom Argentina Group, Iber Explorer;

•	for Internet and Media: Polix, Consodata Interactive, Consodata Italia, Infoconcert, Consodata Systeme, Living Lifestyle, companies of the Thomson Directories Group;

•	for IT Services: Bisiel, Aska, Jmac Consiel, Sit;

•	for Satellite Services: Com.star, Iridium Italia, Telespazio Ireland.

In fiscal 2000, the Sirti and Italtel groups were consolidated only with regard to income.

Consolidation principles

The most significant consolidation principles adopted for the consolidated financial statements as at 31 December 2001 are as follows:

a) the assets and liabilities of the companies consolidated on a line-by-line basis are stated by eliminating the book value of each consolidated equity investment against the related portion of shareholders’ equity

150	Consolidated Financial Statements

b) the assets and liabilities of companies controlled jointly with other bodies and consolidated with the proportional method are stated for a share equivalent to the Group’s percentage of ownership, by eliminating the book value of each consolidated equity investment against the related portion of shareholders’ equity.

c) unrealised gains and losses deriving from operations between Group companies are eliminated, as are all receivables, payables, dividends and transactions between companies in the consolidation area.

d) goodwill (or consolidation difference), defined as the difference between the purchase price of subsidiary companies and their current value at the time of acquisition, if positive, is classified under the asset heading “Consolidation differences”, which represents the future earnings capacity of the company, and amortised over the period in which such goodwill is expected to provide benefit; if negative, it is classified under the equity reserve “Consolidation reserve”. The income statements of subsidiaries acquired during the year are consolidated for the full year; pre-acquisition results not pertaining to the Group are reversed under a specific income statement heading.

Consolidation differences relating to equity investments in associated companies, if positive, are included in the investment cost and amortised over the period in which they are expected to provide benefit.

e) minority shareholders’ interests in the equity and net result for the year of the consolidated subsidiaries are disclosed separately under specific headings of consolidated shareholders’ equity and consolidated income, respectively.

f) capital gains and losses arising from the sale of shares in Group companies to third parties are recorded under income. In the event of a share capital increase of a Group company, subscribed by a minority shareholder only, any capital gains or losses arising as the difference between the value of the Group’s share of equity before and after the various operations are recorded under income.

g) provisions and value adjustments recorded by consolidated companies to obtain tax benefits allowed under current legislation are eliminated from the consolidated financial statements, taking due account of any related tax effects.

Translation into euro of financial statements denominated in foreign currency

a) The financial statements of foreign subsidiary companies resident in non-European Monetary Union (EMU) countries are translated into euro by applying the year-end exchange rates to balance sheet headings and the average exchange rates for the year to income statement headings. Any differences arising in respect of the rates at the end of the previous financial year are reported separately under a specific consolidated shareholders’ equity heading “Sundry reserves, retained earnings and accumulated losses”. The financial statements of foreign subsidiary companies resident in EMU countries are translated into euro using the fixed exchange rates defined by the European Commission on 31 December 1998.

151	Consolidated Financial Statements

b) The exchange rates at 31 December 2001 and 2000 and the average rates for 2001 and 2000 used to translate into euro the financial statements of foreign companies resident in EMU countries are set out below:

Euro/Local currency
Italian Lira	1,936.27
Deutsche mark	1.95583
Belgian franc	40.3399
Spanish peseta	166.386
French franc	6.55957
Dutch guilder	2.20371
Austrian shilling	13.7603
Portuguese escudo	200.482
Finnish markka	5.94573
Irish pound	0.787564
Greek drachma (*)	340.75

(*)	Exchange rate from 31 December 2000.

The exchange rates used for currencies of non-EMU countries are set out below:

	Exchanges rates Euro/Local Currency
	31.12.2001	31.12.2000	average for the year 2001		average for the year 2000
			Telecom Italia Group	Others	Telecom Italia Group	Others
European currencies
Danish krone	7.43650	7.46310	—	—	—	7.4516
Norwegian krone	7.95150	8.23350	—	—	—	8.0906
Swedish krone	9.30120	8.83130	—	9.14077	—	8.4602
Hungarian forint	245.180	265.000	256.624	—	260.042	—
Swiss franc	1.48290	1.52320	—	—	1.5571	1.5232
British pound	0.60850	0.62410	0.62187	0.61757	0.60919	0.60925
Roumanian leu	27,817.2	24,203.4	27,817.2	—	19,757.8	—
Russian rublo	26.8524	26.5660	26.1487	—	25.8828	—
Polish zloty	3.49530	3.84980	3.67004	—	4.00546	—
Greek drachma	—	—	—		336.626	—

Non-European currencies
Venezuelan bolivar	672.432	677.851	679.55	640.539	—	625.782
Bolivian	6.00473	5.92260	5.89386	—	5.64857	—
Costa Rica colon	302.762	298.301	297.435	—	284.369	—
Australian dollar	1.72800	1.67700	—	—	—	—
Canadian dollar	1.40770	1.39650	—	—	1.3684	—
Hong Kong dollar	6.87230	7.25780	6.98554	6.8730	7.1758	7.2578
Singapore dollar	1.63060	1.61260	—	—	—	—
US dollar	0.88130	0.93050	0.89564	0.89006	0.92089	0.91809
Japanese yen	115.330	106.920	—	108.721	—	99.2806
Argentine peso	1.49821	0.93050	0.89564	0.91112	0.92089	0.91809
Chilean peso	577.066	520.137	567.384	564.356	487.8483	504.285
Colombian peso	2,019.22	1,985.21	—	2,047.85	—	1,941.75
Mexican peso	8.05711	8.91670	—	8.29024	—	8.70056
South African rand	10.43020	7.03920	—	7.62055	—	6.38472
Brazilian real	2.08224	1.82010	2.10294	2.09923	1.68317	1.67732
Peruvian sol	3.03343	3.28090	—	3.13306	—	3.22623

152	Consolidated Financial Statements

The average exchange rates for 2001 and 2000 used to translate income statements denominated in non-EMU currencies were determined as follows:

•	for companies in the Telecom Italia Group: the arithmetic average of the euro/foreign currency rates for 2001 and the Italian lire/foreign currency rates for 2000 detailed in the explanatory notes to the Telecom Italia consolidated financial statements for the years in question;

•	for the other companies in the Olivetti Group: the average rates weighted against monthly revenues to take due account of seasonal business trends, in line with the principles adopted in the previous financial periods.

The financial statements of companies operating in highly inflationary economies, where cumulative inflation has exceeded 100% over the last three years (and is not expected to decrease in the short term), have been adjusted in accordance with inflation accounting procedures by restating historical book values on the basis of indices that reflect the real change in the purchasing power of local currencies. In order to avoid distortions to results, the year-end exchange rates have been used to translate the income statements of these companies, rather than the average rates for the year. The following companies adopt inflation accounting procedures: Digitel C.A. (Venezuela), Finsiel Romania S.r.l. (Romania) and IS Tim Telekomunikasyon Hitzmetleri A.S. (Turkey).

Economic trends in Argentina generated significant exchange rate changes following termination of parity with the US dollar. Financial statements denominated in Argentine pesos have been translated into euros by applying the average exchange rate for the income statement, based on an exchange rate of 1 peso for 1 US dollar, with the exception of exchange rate differences originating from items in currencies other than the peso, which, like the balance sheet, have been translated into euros based on an exchange rate of 1.7 pesos for 1 US dollar.

Accounting policies

The accounting policies adopted for the preparation of the consolidated financial statements comply with those established by law and are consistent with those adopted in the previous financial period. The accounting policies adopted for the various headings are illustrated below.

Intangible fixed assets

Intangible fixed assets are stated at purchase or production cost including related accessory charges, and are amortised over their residual working life; intangible fixed assets are written down to reflect any other than temporary impairment in value; their book value is reinstated in subsequent years if the reasons for such writedowns no longer apply.

Start-up and expansion costs are amortised over five years.

Industrial patents and intellectual property rights are amortised in respect of their expected working life, over five years (for industrial patents) or predominantly over three years (software), as from the year in which they enter service.

153	Consolidated Financial Statements

Concessions, licences, trademarks and similar rights are amortised in respect of their expected useful working life (licences are amortised over the term of the relevant contracts).

Purchased goodwill relating to the acquisition of businesses or business units is capitalised and generally amortised over five years.

Assets in process of formation and advance payments refer to costs sustained for current software development projects. Due to their nature and value, these projects are of high business and management importance and offer strong prospects of future revenues or containment of costs.

The heading Other includes expenses in respect of buildings owned by third parties (generally amortised over the term of the relevant leases), rights of way acquired by Telecom Italia to ensure extension of its transmission capacity over non-Italian territory (amortised over the residual life of the contracts with the foreign operators who own the facilities to which the rights refer).

Tangible fixed assets

Tangible fixed assets are recorded at purchase or construction cost restated in accordance with specific monetary revaluation laws and amortised over their residual working lives.

Assets are written down to reflect any other than temporary impairment in value; the original value is reinstated in subsequent periods if the reasons for such writedowns no longer exist.

Tangible fixed assets under construction are stated at the direct costs incurred.

Ordinary maintenance costs are charged in full to expenses.

Equity investments

Long-standing equity investments are classified as financial fixed assets; equity investments acquired for subsequent sale or intended to be sold are classified as financial assets not held as fixed assets.

Equity investments classified as financial fixed assets in unconsolidated companies in which at least 20% of voting rights are held are valued with the equity method. Other equity investments classified as financial fixed assets in unconsolidated companies are recorded at cost written down to the corresponding portion of shareholders’ equity resulting from the latest financial statements of the investee company in order to reflect other than temporary impairments in value. Losses in value in excess of the corresponding book values are recorded under reserves for risks and charges. The book value of such equity investments in any case is determined on the basis of reasonable expectations of utility and recovery in future financial periods, if lower.

Equity investments purchased for trading purposes and consequently classified under current assets, in consolidated or unconsolidated listed companies, are stated at the lower of purchase cost and realisable value based on year-end stock market prices.

Writedowns of equity investments (both those held as financial fixed assets and those held as current assets) are eliminated in subsequent years if the reasons for such writedowns no longer exist.

Other securities (other than equity investments)

Securities to be held until maturity are classified as financial fixed assets; marketable securities are classified as financial assets not held as fixed assets.

154	Consolidated Financial Statements

Securities held as fixed assets are stated at purchase cost adjusted on an accrual basis to reflect the difference between purchase cost and redemption value, written down to reflect any other than temporary impairment in value.

Securities held as current assets are recorded at the lower of purchase cost, adjusted on an accrual basis to reflect the issue spread, and presumed realisable value based on market trends.

Writedowns of securities are eliminated in subsequent years if the reasons for such writedowns no longer exist.

Securities purchased through reverse repurchase agreements with an obligation of resale on maturity are classified as financial assets not held as fixed assets and stated at purchase cost. The differences between the spot and forward prices are charged or credited to the income statement on an accrual basis, with a counter-item under accrued income/expenses.

Inventories

Inventories are valued at the lower of purchase or production costs and market value.

The methods used to determine cost are as follows:

•	raw materials and finished products: LIFO based on annual layers for the Telecom Italia Group and weighted average for the Olivetti Tecnost Group;

•	goods: weighted average;

•	work-in-progress and semi-finished products: production cost;

•	short-term contract work-in-progress: industrial cost;

•	long-term contract work-in-progress: percentage of completion method, based on the agreed considerations, also taking account of presumed losses until completion and other possible related risks.

Raw materials, finished products and goods in excess of foreseeable production requirements, slow-moving items or items subject to obsolescence are written down to presumed realisable value.

Accounts receivable and payable

Accounts receivable are stated at estimated realisable value and classified under financial fixed assets or current assets.

Accounts payable are stated at face value.

Foreign currency receivables and payables are stated on the basis of year-end exchange rates; any translation gains or losses arising in respect of the original exchange rates are recorded under “financial income” and “financial charges” respectively.

Receivables due to the consolidated subsidiary TIM from almost all its dealers have been transferred to a factoring company (without recourse, within the agreed limits). As each receivable falls due, the factoring company pays TIM the relative face value, minus amounts due to dealers for services rendered. TIM has not provided guarantees in respect of this operation.

Telephone Companies Employees Social Security Fund

Pursuant to law no. 58/1992, Telecom Italia is required to provide full national insurance coverage for all employees on the payrolls of STET, SIP, Italcable and Telespazio as at 20 February 1992, as well as for all employees transferred from the Public Administration to IRITEL, through the Telephone Companies

155	Consolidated Financial Statements

Employees Social Security Fund (Fondo Previdenza Telefonici – FPT). This coverage also extends to previous periods of employment in other companies. The amounts due are to be calculated by the Italian National Social Security Board (INPS) and paid in 15 annual instalments. Subsequently, art. 66 of Law no. 427/1993 ruled that these costs be recorded in the company’s financial statements on a cash basis and deducted against taxes for the years in which the payments are made.

The amount of the liability is uncertain, since Telecom Italia and the INPS do not agree on the calculation methods to be used.

The matter is currently being examined in the Courts. Telecom Italia believes that the total liability at 31 December 2001 in respect of the above payments is between 960 million euros and 1,284 million euros (of which 334 million have already been paid), net of the residual amount already recorded by IRITEL and currently carried in the financial statements of Telecom Italia and TIM following the merger of IRITEL.

In accordance with accepted accounting principles, a payable for an amount consistent with the minimum estimated liability has been recorded in the Olivetti Group’s consolidated financial statements for the purposes of determining consolidation goodwill.

Accruals, prepayments and deferrals

Accruals, prepayments and deferrals are determined to reflect the correct apportionment of costs and revenues applicable to two or more financial periods.

Reserves for risks and charges

Taxation: reserves are provided to cover presumed tax liabilities (including any surcharges and arrears interest) in respect of open or disputed positions, and also to cover deferred taxes.

In addition, deferred and prepaid taxes are recognised for temporary differences between the book value and the tax value of the assets and liabilities of the individual consolidated companies, and also for consolidation adjustments.

In accordance with prudent accounting principles, prepaid tax assets are not recognised unless there is a reasonable certainty that future taxable income will be available in the years in which the temporary differences will be reversed.

Prepaid taxes and deferred taxes are recorded in the consolidated financial balance sheet under, respectively, the current assets heading “receivables due from others” and the “reserve for taxation” as a counter-item to “income taxes for the year”.

The tax benefit of tax loss carry-forwards is recognised to the extent that there is a reasonable expectation of realising the said benefit.

Deferred taxes on equity reserves and provisions not subject to taxation of consolidated companies or companies accounted for using the equity method are recognised when such reserves are distributed or utilised and are thus liable for taxation.

Other provisions: these amounts are provided largely to cover likely known charges whose timing and extent are however uncertain at year-end. The provisions reflect best estimates based on the commitments undertaken and the information available.

156	Consolidated Financial Statements

Employee severance indemnities

This provision is formed in accordance with current legislation and labour contracts and reflects the liability accrued to all employees of the consolidated companies as at the balance-sheet date. Receivables arising as a result of advance tax payments on employee severance indemnities pursuant to law no. 662 of 23 December 1996 and subsequent amendments are revalued in accordance with such law and classified under the financial fixed assets heading “other receivables”.

Grants

Grants related to income (directly credited to the Income Statement) and grants related to assets are recognised in the period in which the documents confirming payment are filed, or in the period in which the related costs are sustained in cases when payment is based on established procedures.

Specifically, grants related to assets are recognised on an accrual basis: they are classified as deferred income and subsequently credited to income as the assets to which they refer are amortised.

Revenues

Revenues are recognised as they arise, as follows:

a) telecommunications services: in the year the services are provided; in particular, traffic revenues have been stated gross of amounts due to third-party operators;

b) IT operations, innovative network services and other operations: to the extent that the relevant services are provided during the year;

c) manufacturing and installation operations: on delivery of goods in the case of supplies or on completion of work in the case of services, consistently with contractual commitments;

d) office products: on delivery.

Leased assets

Assets held under finance lease contracts are classified under fixed assets and amortized beginning from the contract date at the rates applied to proprietary assets of a similar nature. A financial payable is recorded for an equivalent amount and gradually reduced as payment is made. Financial charges and amortization charges provided in respect of leased asset values are charged to income on an accrual basis. Capital gains realised on the sale of assets to leasing companies that are immediately leased back through finance lease contracts are deferred in the balance sheet and credited to consolidated income over the lease term.

Dividends

Dividend income from subsidiaries is recorded in the period to which they accrue (i.e., the year in which the corresponding income is earned) and eliminated during consolidation. Deferred taxes are provided in respect of such income. In line with accrual accounting procedures, tax credits arising on collection of dividends are also credited to deferred tax assets in the year the dividends accrue, with a balance-sheet counter-item under the heading “Prepaid taxes” in other receivables.

157	Consolidated Financial Statements

Dividends from non-subsidiary companies and related tax credits are recorded in the year in which such dividends are declared, which generally coincides with the year of collection.

Memorandum accounts

Guarantees given – referring in the main to suretyships – are stated for an amount reflecting the value of securities, net of counter-securities received.

Purchase and sale commitments reflect year-end contractual amounts which have not been included in the normal “operating cycle” and portions not yet executed.

Derivative instruments

Hedging instruments are assessed on a consistent basis with the assets and liabilities covered and the relative financial flows are charged to income on an accrual basis over the term of the contract, with accrual and deferral contra-items under assets and liabilities.

Non-hedging derivatives are assessed by comparing the instrument value at the contract date and its year-end value. Any losses are charged to income, while gains are not recorded since they are not realised. Premiums collected (paid) on the sale or purchase of put and call options on listed portfolio shares are classified under “other payables” or “receivables due from others”. If the option is exercised, the premium collected (paid) is treated as an accessory component of the purchase cost or selling price of the underlying instruments; if the option is not exercised, the premium collected (paid) is recorded under financial income (financial charges). Purchase or sale commitments in respect of the sale of put and call options are illustrated in these notes, in the section “Hedging instruments and other derivatives”.

Exceptions allowed under article 2423, paragraph 4, of the Italian Civil Code

No exceptions pursuant to article 2423, par 4, of the Italian Civil Code have been made in the financial statements as at 31 December 2001.

Changes in the application of accounting policies

No changes have been adopted in accounting or evaluation policies for financial statement items in 2001.

158	Consolidated Financial Statements

Comments on consolidated assets

B) Fixed assets

I. Intangible fixed assets

Net intangible fixed assets at 31 December 2001 amounted to 39,220 million euros (39,640 million euros at 31 December 2000).

(in millions of euros)	Net book value at 31.12.2000 original	Exclusion of Nortel Inversora from consolidation	Net book value at 31.12.2000 restated	Increases	Amortisations	Other changes	Net book value at 31.12.2001
Start-up and expansion costs	94		94	100	45	(23)	126
Industrial patents and intellectual property rights	837	(10)	827	492	966	938	1,291
Concessions, licences, trade- marks and similar rights	3,505	(190)	3,315	1,142	84	(66)	4,307
Goodwill	72		72	3	12	(13)	50
Assets in process of formation and advance payments	840		840	1,018		(984)	874
Other	654	(138)	516	159	176	236)	735
Consolidation differences	33,638	(128)	33,510	1,193	2,282	(584)	31,837

Total	39,640	(466)	39,174	4,107	3,565	(496)	39,220

Start-up and expansion costs comprised costs relating to share capital increases and bond issues.

Industrial patents and intellectual property rights essentially related to application software owned or licensed indefinitely, largely attributable to the Telecom Italia Group.

Concessions, licences, trademarks and similar rights amounted to 4,307 million euros, an increase of 802 million euros mainly due to the acquisition of new mobile telephone licences in Brazil and Greece.

Assets in process of formation and advance payments amounted to 874 million euros and reflected costs sustained by Telecom Italia for software development projects in progress.

The heading Other amounted to 735 million euros and included:

a) 238 million euros for leasehold improvements, of which 231 million euros attributable to the Telecom Italia Group;

b) 48 million euros for bank fees and commissions in respect of the public tender offer on Telecom Italia;

c) 175 million euros for bond issuance expenses.

Consolidation differences (or consolidation goodwill) at 31 December 2001 amounted to 31,837 million euros (33,638 million euros at 31 December 2000) and included:

•

21,946 million euros for the acquisition of 52.12% of the ordinary share capital of Telecom Italia, net of amortisation totalling 3,192 million euros. Aggregate consolidation goodwill was originally stated at 25,534 million euros (justified by stock market prices, availability of the majority of voting rights and

159	Consolidated Financial Statements

earnings expectations as a result of implementation of the Industrial Business Plan drawn up at the time of the public tender offer) to be amortised over a period of 20 years beginning from the second half of 1999;

•	8,953 million euros for the acquisition by the Telecom Italia Group of the equity investment in Seat Pagine Gialle and other companies.

The heading reflects a decrease of 1,801 million euros from 2000 as a result of the 1,017 million euros writedown generated by the Telecom Italia Group net of consolidation adjustments, amortisation charges for the year totalling 2,282 million euros, deconsolidation of the Nortel Inversora Group for 128 million euros, set against investments for the year and other net changes for 1,626 million euros.

The net decrease of 420 million euros in intangible fixed assets in 2001 arose as follows:

(in millions of euros)	Year 2001
Costs for share capital increases and issue of bonds of Olivetti S.p.A.	153
Consolidation goodwill on acquisition of Entel Chile controlling stake	731
Costs of acquisition of licenses by TIM in Brazil and Greece	1,080
Consolidation goodwill on Holding Media e Comunicazione	65
Other investments	2,078

Total capital investments	4,107

Amortisations
on consolidation goodwill regarding Telecom Italia equity investment	(1,299)
other amortisations	(2,266)

Total amortisations	(3,565)
Writedowns of consolidation goodwill	(1,017)

Total amortisations and writedowns	(4,582)

Effect of change in the consolidation area:
Nortel Inversora Group	(466)
Entel Chile Group and other companies	308
Other differences	213

Total net decrease	(420)

160	Consolidated Financial Statements

II. Tangible fixed assets

At 31 December 2001 net tangible fixed assets amounted to 22,097 million euros (23,776 million euros at 31 December 2000) and comprised:

	Gross value at 31.12.2001	Accumulated depreciation at 31.12.2001	Net book value at 31.12.2001 (a)	Net book value at 31.12.2000 restated (b)	Net book value at 31.12.2000 original (c)	Changes
(in millions of euros)						(a–c)	(b–c)
Land and buildings	4,836	1,699	3,137	2,917	3,208	(71)	(291)
Plant and machinery	57,238	40,543	16,695	16,343	18,170	(1,475)	(1,827)
Equipment	1,102	1,019	83	93	92	(9)	1
Other assets	2,080	1,334	746	613	849	(103)	(236)
Assets under construction	1,436		1,436	1,106	1,457	(21)	(351)

Total	66,692	44,595	22,097	21,072	23,776	(1,679)	(2,704)

Changes in tangible fixed assets during 2001 were as follows:

(in millions of euros)
Net book value as of 31 December 2000 (original)	23,776
Exclusion of Nortel Inversora Group from consolidation	(2,704)

Net book value as of 31 December 2000 (restated)	21,072

Additions	4,317
Depreciation	(4,080)
Changes in the consolidation area	1,347
Disposals and other changes	(559)

Net book value as of 31 December 2001	22,097

Additions totalled 4,317 million euros, of which 4,254 million euros for the Telecom Italia Group and 63 million euros for the other Group companies.

Additions for the Telecom Italia Group were as follows:

(in millions of euros)	Year 2001
Domestic Wireline	1,976
Mobile	1,547
International Operations	427
Internet and media	82
Satellite Services	27
IT Services	87
Telecom Italia Lab	12
Sundry operations and consolidation adjustments	96

Total	4,254

161	Consolidated Financial Statements

Additions for the other group companies totalled 63 million euros, and related to new industrial businesses at the Olivetti Tecnost Group for 24 million euros, to the Olivetti Multiservices Group for 34 million euros and to other Group companies for 5 million euros.

Depreciation was provided at rates deemed to reflect the residual useful life of the assets concerned. These rates, related to the period of utilisation as regards additions for the period, were as follows:

Buildings	3-10%
Plant and machinery	3-40%
Industrial and commercial equipment	15-40%
Other assets	12-33%

III. Financial fixed assets

Financial fixed assets at 31 December 2001 amounted overall to 7,750 million euros compared to 9,386 million euros at 31 December 2000, as follows:

	31.12.2001 (a)	31.12.2000 restated (b)	31.12.2000 original (c)	Changes
(in millions of euros)				(a–c)	(b–c)
Equity investments	5,057	7,966	7,579	(2,522)	387
Advances on future capital contributions	1,659	187	187	1,472	—
Financial receivables	82	78	78	4	—
Other receivables due from:
subsidiary companies	2			2	—
associated companies	117	127	127	(10)	—
other companies	353	350	353	—	(3)
Other securities	87	665	669	(582)	(4)
Treasury stock	393	393	393	—	—

Total	7,750	9,766	9,386	(1,636)	380

Equity investments

	31.12.2001 (a)	31.12.2000 restated (b)	31.12.2000 original (c)	Changes
(in millions of euros)				(a–c)	(b–c)
Equity investments in unconsolidated subsidiary companies	19	26	26	(7)	—
Equity investments in associated companies	4,651	7,556	7,166	(2,515)	390
Equity investments in other companies	387	384	387	—	(3)

Total	5,057	7,966	7,579	(2,522)	387

162	Consolidated Financial Statements

Equity investments in associated companies (4,651 million euros) comprised:

(in millions of euros)	Book value as of 31.12.2001	Original book value as of 31.12.2000	Changes
Telekom Austria	1,460	1,819	(359)
Globo.com	24	809	(785)
Solpart Participaçoes	238	461	(223)
Mobilkom Austria	544	586	(42)
AUNA	690	509	181
Etec S.A.	551	538	13
Telekom Srbija	195	195	—
Entel Chile		379	(379)
IS Tim	81	353	(272)
B.D.T.	158	172	(14)
Holding Media e Comunicazione		118	(118)
IM.SER	141	204	(63)
Netco Redes	125	135	(10)
Telemaco immobiliare	91		91
Mirror International Holding	94		94
Italtel Holding	65	105	(40)
Stream	32	100	(68)
Astrolink LLC		262	(262)
Eutelsat		216	(216)
Other	162	205	(43)

Total	4,651	7,166	(2,515)

The aggregate value of these equity investments includes the residual amount to be amortised (1,688 million euros at 31 December 2001 and 2,915 million euros at 31 December 2000) of the positive consolidation difference arising at the time of acquisition between the purchase cost and the value of the corresponding net equity portion of the investee companies. The consolidation difference mainly referred to:

(in millions of euros)	Book value as of 31.12.2001	Book value as of 31.12.2000	Changes
Telekom Austria	677	977	(300)
Globo.com	—	786	(786)
Mobilkom Austria	280	306	(26)
AUNA	253	280	(27)
Etec S.A.	106	112	(6)
Entel Chile	—	162	(162)
B.D.T.	121	133	(12)
Netco Redes	103	113	(10)
Other	148	46	102

Total	1,688	2,915	(1,227)

163	Consolidated Financial Statements

In addition to the reduction of 1,227 million euros illustrated above, other net reductions totalling 1,288 million euros arose from extraordinary writedowns and disposals, offset in part by new acquisitions and the overall amount of adjustments using the equity method.

Advances on future capital contributions amounted to 1,659 million euros and referred mainly to payments made by TIM International for IS Tim.

Other receivables

Other receivables classified as financial fixed assets (but not included in the net financial position) at 31 December 2001 amounted to 472 million euros (of which 82 million euros short-term and 390 million euros medium/long-term). They included 117 million euros for receivables, including revaluations, arising from advance tax payments on employee severance indemnities, 117 million euros due from associated companies, mainly for borrowings granted by the Telecom Italia Group to its foreign investee companies, in particular to B.D.T. (108 million euros), and 87 million euros for loans to personnel.

At 31 December 2000 other receivables amounted to 480 million euros, of which 111 million euros short-term and 369 million euros medium/long-term.

Other securities

The balance on this heading at 31 December 2001 totalled 87 million euros (669 million euros at 31 December 2000) and comprised:

•	86 million euros of other securities, mainly units in the Wiseequity S.p.A. closed mutual fund held by Seat Pagine Gialle (53 million euros);

•	1 million euros of guarantee deposits.

The net reduction of 582 million euros arose for 662 million euros from the cancellation of Telecom Italia treasury savings stock following the free capital increase arranged when share capital was re-denominated in euros.

Treasury shares held by the Parent Company and by its subsidiary Olivetti International S.A.

At 31 December 2001 Olivetti S.p.A. and Olivetti International S.A. held a total of 214,628,828 Parent Company ordinary shares, carried at a book value of 393 million euros. Treasury shares held by the Parent Company Olivetti S.p.A. (2,697,500) are carried at 2 million euros and arose partly from purchases authorised by the Shareholders’ Meeting of stock held by employees of the Parent Company and its subsidiaries. Shares held by Olivetti International S.A. (211,931,328) were obtained in joint exchange with Tecnost S.p.A. shares following the upstream merger of Tecnost into Olivetti and are carried at an aggregate value of 391 million euros, the original book value of the Tecnost shares.

The Olivetti S.p.A. Shareholders’ Meeting of 4 October 2001 authorised the Board of Directors, pursuant to article 2357 ter, par 1, to dispose of the 2,697,500 treasury shares detailed above by 31 December 2002 by assigning, in one or more tranches, stock options to former employees of the Parent Company and its subsidiary companies who are still in active service in the Group.

164	Consolidated Financial Statements

C) Current assets

I. Inventories

Net inventories at 31 December 2001 amounted to 861 million euros (968 million euros at 31 December 2000):

	31.12.2001 (a)	31.12.2000 restated (b)	31.12.2000 original (c)	Changes
				(a–c)	(b–c)
(in millions of euros)
Raw materials	42	50	51	(9)	(1)
Work-in-progress	29	32	35	(6)	(3)

Total manufacturing inventories	71	82	86	(15)	(4)
Finished products and goods for resale:
in respect of group core business	409	336	382	27	(46)
property for sale	27	20	20	7	—

	436	356	402	34	(46)
Contract work-in-progress	352	471	471	(119)	—
Advance payments	2	9	9	(7)	—

Total	861	918	968	(107)	(50)

Long-term contract work-in-progress reflects considerations due under contractual terms, according to the percentage of completion method.

Property for sale comprised land and buildings in the Olivetti Group’s real estate, as well as residential real estate whose construction or restructuring had not been completed by the contractors as of 31 December 2001.

The net decrease of 107 million euros includes 50 million euros for the deconsolidation of the Nortel Inversora Group.

II. Receivables

Accounts receivable not held as fixed assets at 31 December 2001 amounted to 14,488 million euros (13,597 million euros at 31 December 2000).

	31.12.2001 (a)	31.12.2000 restated (b)	31.12.2000 original (c)	Changes
				(a–c)	(b–c)
(in millions of euros)
Receivables due within 12 months	13,760	12,336	12,838	922	(502)
Receivables due after 12 months	728	759	759	(31)	—

Total	14,488	13,095	13,597	891	(502)

165	Consolidated Financial Statements

Receivables due within 12 months

	31.12.2001 (a)	31.12.2000 restated (b)	31.12.2000 original (c)	Changes
(in millions of euros)				(a–c)	(b–c)
Financial receivables:
interest-bearing current account and loans
subsidiary companies	7	30	30	(23)	—
associated companies	206	145	145	61	—
third parties	599	957	957	(358)	—

	812	1,132	1,132	(320)	—

Non-financial receivables due from:
subsidiary companies	25	12	12	13	—
associated companies	363	321	299	64	22
trade customers	9,081	8,556	9,085	(4)	(529)
others	4,354	3,133	3,197	1,157	(64)

	13,823	12,022	12,593	1,230	(571)
less: allowance for doubtful accounts	(875)	(818)	(887)	12	69

Total	13,760	12,336	12,838	922	(502)

Trade receivables before allowances for bad debts amounted to 9,081 million euros and referred in the main to amounts due for telecommunications services and supplies of office products. They related to Telecom Italia (4,242 million euros), TIM (917 million euros) and the Seat Pagine Gialle Group (885 million euros). They also included 1,610 million euros for amounts due from other telecommunications services providers.

Receivables were written down to estimated realisable value. Such writedowns mainly concerned amounts due to the Group’s telecommunications companies.

During 2001, Telecom Italia S.p.A. transacted securitisation operations which generated a decrease of 877 million euros in trade receivables as at 31 December 2001, of which 684 million euros were not yet due, and an improvement of 848 million euros in net financial indebtedness.

Factoring operations totalling 3,516 million euros were also arranged, of which 3,297 million euros relating to TIM and 219 million euros to other Group companies; ceded receivables not yet due at 31 December 2001 amounted to 130 million euros.

166	Consolidated Financial Statements

Other short-term non-financial receivables amounted to 4,354 million euros (3,197 million euros at 31 December 2000), and comprised:

(in millions of euros)	31.12.2001	31.12.2000 original	Changes
Subsidies and grants due from the State and other public bodies	43	39	4
Amounts collected from customers, currently being credited	210	187	23
Amounts due from tax authorities	2,215	863	1,352
Prepaid taxes	991	1,118	(127)
Amounts due from employees	94	79	15
Sundry amounts due (from the State and other public bodies and sundry items)	801	911	(110)

Total	4,354	3,197	1,157

Receivables in respect of prepaid taxes reflect the tax benefit arising from prepaid taxes not offset against deferred taxes, determined on the basis of the temporary differences that will be reversed in 2002 and included 26 million euros for prepaid taxes (or deferred tax assets) on dividends from Telecom Italia S.p.A. recorded as accrued in 2001.

Receivables due after 12 months

Receivables due after 12 months at 31 December 2001 amounted overall to 728 million euros (759 million euros at 31 December 2000) and comprised:

•	704 million euros for prepaid taxes (691 million euros at 31 December 2000), of which 238 million euros for the entry in the Olivetti consolidated financial statements only of the Telephone Companies Employee Social Security Fund payable (accounted on a cash basis by the Telecom Italia Group).

•	24 million euros for other receivables (68 million euros in 2000) of which 9 million euros due from the tax authorities.

II. Financial assets not held as fixed assets

These assets totalled 4,013 million euros at 31 December 2001 (3,649 million euros at 31 December 2000).

	31.12.2001 (a)	31.12.2000 restated (b)	31.12.2000 original (c)	Changes
(in millions of euros)				(a–c)	(b–c)
Equity investments in subsidiary companies	247	696	696	(449)	—
Equity investments in associated companies	134	6	6	128	—
Other equity investments	12	37	37	(25)	—
Securities	3,616	2,759	2,909	707	(150)
Receivables for securities held under reverse repurchase
agreements	4	1	1	3	—

Total	4,013	3,499	3,649	364	(150)

167	Consolidated Financial Statements

Equity investments available for future divestments are classified as equity investments under current assets and carried at the lower of purchase cost and presumed realisable value based on stock market prices in the last month of the year.

At 31 December 2001, equity investments in subsidiary companies amounted to 247 million euros and related primarily to shares held by companies in the Telecom Italia Group.

Equity investments in associated companies amounted to 134 million euros and referred to equity investments in Lottomatica S.p.A..

Equity investment portions acquired for trading purposes relating to listed companies, including those consolidated in full, are classified as securities and recorded at the lower of purchase cost and presumed realisable value based on year-end stock market prices.

Aggregate securities amounted to 3,616 million euros at 31 December 2001 and were held in the main by Group finance companies in connection with trading activities; they included 1,935 million euros for Italian government securities and bonds held by the Telecom Italia Group and 1,681 million euros for securities held by other Olivetti Group companies.

III. Liquid funds

At 31 December 2001 liquid funds amounted to 3,702 million euros (2,771 million euros at 31 December 2000), including 763 million euros for the Telecom Italia Group. They consisted mainly of cash held in bank current accounts. The net increase of 931 million euros reflected increases of 1,473 million euros for the other Olivetti companies (mainly as a result of share capital increases) and a decrease of 542 million euros for the Telecom Italia Group.

168	Consolidated Financial Statements

D) Accrued income and prepaid expenses

Accrued income and prepaid expenses at 31 December 2001 amounted to 2,095 million euros (1,572 million euros at 31 December 2000).

(in millions of euros)	31.12.2001 (a)	31.12.2000 restated (b)	31.12.2000 original (c)	Changes

				(a–c)	(b–c)
Accrued income:
interest income
within 12 months	366	265	265	101	—
after 12 months	12	—	—	12	—
other	100	14	14	86	—

Total accrued income	478	279	279	199	—

Prepaid expenses:
interest charges
within 12 months	59	79	79	(20)	—
after 12 months	693	325	325	368	—
other	734	849	865	(131)	(16)
Discounts on bond issues and other similar charges on loans	131	23	24	107	(1)

Total prepaid expenses and discounts	1,617	1,276	1,293	324	(17)

Total	2,095	1,555	1,572	523	(17)

Prepaid expenses in respect of interest charges due after 12 months amounted to 693 million euros at 31 December 2001 and consisted of the redemption premium on the Olivetti 1.5% 2001-2004 and Olivetti 1.5% 2001-2010 bonds issued by the Parent Company in 2001, and on the 2000-2005 Bond exchangeable for Telecom Italia ordinary shares issued by Olivetti Finance N.V. in 2000, for the portions not accruing in 2001.

The 368 million euros increase arose mainly from the redemption premium on the bonds issued by the Parent Company in 2001, for the portions not accruing in 2001.

169	Consolidated Financial Statements

Comments on consolidated liabilities and shareholders’ equity

A) Shareholders’ equity

I. Share capital

The share capital of Olivetti S.p.A. as at 31 December 2001, fully subscribed, paid-up and filed with the Companies Register, was represented by 8,783,701,564 ordinary shares with a par value of 1 euro each (4,914,694,381 ordinary shares as at 31 December 2000) for an aggregate value of 8,783,701,564 euros (4,914,694,381 euros as at 31 December 2000).

The following operations determined the net increase of 3,869,007,183 euros during 2001:

•	share capital increases subscribed by 31 December 2000 for an aggregate amount of 1,999,862,926 euros, as follows:

•	397,707 euros, following conversion of 360,695 “Olivetti floating rate 1998-2002” bonds and exercise of 37,012 “Olivetti 1998-2002 ordinary share warrants” filed with the Companies Register in 2001;

•	for a par value of 1,999,439,092 euros through issuance of 1,999,439,092 ordinary shares following the merger of Tecnost S.p.A. into and with Olivetti S.p.A. on 31 December 2000, filed with the Companies Register in 2001;

•	for a par value of 26,127 euros following exercise in December 2000 of a same number of “Olivetti 1998-2002 ordinary share warrants” for which the relevant shares were issued in January 2001;

•	share capital increases for an aggregate amount of 7,213,223 euros following conversion of 7,213,223 “Olivetti floating rate 1998-2002” bonds with a par value of 1,000 Italian lire each (0.5163 euros) and utilisation of an amount of 3,487,904 euros from the “Reserve for the conversion of Olivetti floating rate 1998-2002 bonds” formed following re-denomination of share capital in euros;

•	share capital increases for an aggregate amount of 22,307,931 euros following exercise of warrants:

•	for a par value of 3,891,093 euros following exercise of “Olivetti 1998-2002 ordinary share warrants”; the increase was effected for 2,009,582 euros against payment (1,000 Italian lire per share) and for 1,881,511 euros on a free basis (utilisation of the “Reserve for the exercise of Olivetti 1998-2002 ordinary share warrants” formed following re-denomination of share capital in euros);

•	for a par value of 18,216,685 euros (in addition to a share premium of 11,488,562 euros) following exercise of an equal number of “Olivetti 1999-2001 share warrants” assigned to managers of the Parent Company and its subsidiaries; the issue was effected for 9,408,133 euros against payment (1,000 Italian lire par value for each share) and for 8,808,552 euros on a free basis through utilisation of the “Reserve for the exercise of Olivetti 1999-2001 (warrants or options) reserved for managers of the Parent Company and its subsidiaries” formed following re-denomination of share capital in euros;

•	for a par value of 7,308 euros (in addition to a share premium of 20,709 euros) following exercise of 6,525 “Olivetti ex Tecnost 1999-2004 warrants” on an exchange basis of 1.12 Olivetti shares per warrant; the issue was effected for 1,685 euros against payment and for 5,623 euros on a free basis through utilisation of the “Reserve for the exercise of ex Tecnost 1999-2004 warrants” formed following re-denomination of Tecnost S.p.A. share capital in euros;

170	Consolidated Financial Statements

•	for a par value of 192,845 euros (in addition to a share premium of 192,818 euros) following exercise of 385,690 “Olivetti 2001-2002 ordinary share warrants”;

•	share capital increases for an aggregate amount of 1,839,623,103 euros through the following rights issues:

•	for a par value of 348,249,405 euros (in addition to a share premium of 557,199,048) in execution of the Board of Directors’ resolution of 18 December 2000 in respect of the proxy granted by the Extraordinary Shareholders’ Meeting of 7 April 1999;

•	for a par value of 1,491,373,698 euros in execution of the Board of Directors’ resolution of 13 October 2001 in respect of the proxies granted by the Extraordinary Shareholders’ Meetings of 7 April 1999 and 13 October 2001.

Future potential changes in share capital

The following were still outstanding at 31 December 2001:

•	30,352,768 “Olivetti floating rate 1998-2002” bonds; if converted these bonds would generate a share capital increase for a total par value of 30.4 million euros, of which 14.7 million euros from use of the reserve for free capital increases;

•	23,169,150 “Olivetti 1998-2002 ordinary share warrants” for an aggregate par value of 23.2 million euros, of which 11.2 million euros from use of the reserve for free capital increase;

•	137,358,025 “Olivetti ex Tecnost 1999-2004 warrants” exercisable at a floating price until expiry. If exercised, these warrants would generate a share capital increase including share premium for a total varying from a minimum of 499.8 million euros (January 2002) to a maximum of 711.7 million euros (June 2004), to which 118.4 million euros from utilisation of reserves formed for free capital increase should be added;

•	487,549,167 Olivetti 1.5% 2001-2004 convertible bonds (convertible as from 1 January 2002) with redemption premium, which would generate a share capital increase for an aggregate par value of 487.5 million euros;

•	5,654,982 “Olivetti 1999-2001 free warrants assigned to managers of the parent Company and its subsidiaries”; if exercised, these warrants would generate a share capital increase for an overall value of 5.7 million euros (including utilisation of an amount of 2.7 million euros from the reserve formed for free capital increase). This plan expired on 31 January 2002 with exercise of all outstanding warrants;

•	347,839,626 “Olivetti 2001-2002 ordinary share warrants” which, if exercised, would generate a share capital increase for an aggregate par value of 173.9 million euros (in addition to a share premium of 150.8 million euros);

•	2,412,962,875 “Olivetti 1.5% 2001-2010 convertible bonds with redemption premium”, in respect of which at 31 December 2001 an equal number of Olivetti ordinary shares could be issued (as from 22 January 2002 until 15 December 2009) for an aggregate par value of 2,413 million euros.

In connection with the proxy granted by the Extraordinary Shareholders’ Meeting of 7 April 1999 pursuant to art. 2443 of the Italian Civil Code, the Board of Directors meeting of 24 February 2000 approved a Three-Year Stock Option Plan from 1 January 2002 to 31 December 2004, assigning to approximately one hundred managers of the Parent Company and its subsidiaries 29,500,000 free warrants for subscription of an equal number of Olivetti ordinary shares at a price of 3.308 euros per share (after adjustment for

171	Consolidated Financial Statements

the share capital increases of 2001), corresponding to the normal value of Olivetti ordinary shares at the date of the Board of Directors’ Meeting.

The stock options were to have been exercised in three groups in the period between 1 November and 15 December of 2002, 2003 and 2004 or accumulated until the end of the Plan.

Subsequently, the Board of Directors’ Meeting of 9 February 2001 passed a resolution to reverse the previous resolution of 24 February 2000 and to raise share capital by an aggregate amount of 29 million euros through issue of 29 million shares at a subscription price of 2.515 euros per share (after adjustment for the share capital increases of 2001) reserved for managers of the Parent Company and its subsidiaries and servicing the warrants to be assigned to such managers under the “February 2002 –December 2004 Three-Year Stock Option Plan”; no changes were made to terms and conditions applying to stock options already assigned to managers on the payroll as of 24 February 2000 who had since left the Group’s employ.

I bis. Share capital increase to be filed with the Companies Register pursuant to art. 2444 of the Italian Civil Code

This Parent Company caption amounted to 839,593 euros at 31 December 2001 (397,707 euros at 31 December 2000). It included the par value of the shares issued by Olivetti S.p.A. in respect of share capital increases effected in 2001 which had not been filed with the Companies Register by the end of the year.

I ter. Share capital increase payments relating to shares to be issued

At 31 December 2001 this Parent Company heading (which is not disclosed in the Consolidated Balance Sheet given the limited amount involved) amounted to 26,954 euros (26,127 euros at 31 December 2000).

II. Additional paid-in capital

This Parent Company reserve amounted to 3,765,113,918 euros at 31 December 2001 compared to 3,196,212,781 euros at 31 December 2000, a net increase of 568,901,137 euros which reflected the following movements:

•	557,199,048 euros for the share capital increase subscribed in 2001 (348,249,405 euros) implementing the Directors’ resolution of 18 December 2000 in respect of the proxy granted by the Extraordinary Shareholders’ Meeting of 7 April 1999;

•	11,488,562 euros for the share capital increase subscribed in 2001 (18,216,685 euros) following exercise of 18,216,685 stock options;

•	20,709 euros for the share capital increase subscribed in 2001 (7,308 euros) following exercise of 6,525 “Olivetti ex Tecnost 1999-2004 warrants”;

•	192,818 euros for the share capital increase subscribed in 2001 (192,845 euros) following exercise of 385,690 “Olivetti 2001-2002 ordinary share warrants”.

172	Consolidated Financial Statements

II bis. Additional paid-in capital in respect of share capital increases to be filed with the Companies Register and of shares to be issued

This Parent Company reserve (which is not disclosed in the Consolidated Balance Sheet given the immaterial amount involved) amounted to 10,442 euros at 31 December 2001.

III. Revaluation reserve

This Parent Company caption amounted to 1,128,827 euros (unchanged from 31 December 2000) and consisted of the revaluation reserve previously stated in the books of the merged company Tecnost S.p.A. and re-formed in the books of Olivetti S.p.A..

IV. Legal reserve

This Parent Company reserve amounted to 920,809,760 euros at 31 December 2001, an increase of 43,491,002 euros from 31 December 2000 as a result of allocation of part of 2000 net income.

V. Reserve for treasury stock

This reserve of 2,298,156 euros reflected the value of 2,697,500 shares issued and held by the Parent Company and classified in the balance sheet under financial fixed assets.

VII. Other reserves

a) Other Parent Company reserves

At 31 December 2001 these reserves amounted to a total of 2,061,056,125 euros, compared to 2,075,652,903 euros at 31 December 2000, with a total net decrease of 14,596,778 euros.

1) Extraordinary reserve

At 31 December 2001 this reserve amounted to 1,888,261,068 euros (unchanged from 31 December 2000).

2) Reserve tied to exercise of Olivetti ex Tecnost 1999-2004 warrants

This reserve was formed following the free capital increase of Tecnost S.p.A. and simultaneous re-denomination of share capital in euros. It is irrevocably tied to exercise of “Olivetti ex Tecnost 1999-2004 warrants”. At 31 December 2001, it amounted to 118,371,238 euros, a decrease of 5,623 euros after exercise of 6,525 warrants during the year.

3) Reserves tied to conversion of Olivetti bonds and exercise of Olivetti warrants

These reserves (formed following the re-denomination of share capital in euros) amounted to a total of 44,206,809 euros at 31 December 2001, compared to 58,797,964 euros at 31 December 2000. The decrease of 14,591,155 euros reflects:

•	for 3,865,500 euros, use of the “Reserve for conversion of Olivetti floating rate 1998-2002 bonds” (which decreased from 18,717,633 euros to 14,852,133 euros) following conversion of 7,994,118 bonds;

173	Consolidated Financial Statements

•	for 1,917,103 euros, use of the “Reserve for exercise of Olivetti 1998-2002 ordinary share warrants” (which decreased from 13,120,386 euros to 11,203,283 euros) following exercise of 3,964,701 warrants;

•	for 8,808,552 euros, use of the “Reserve for exercise of Olivetti 1999-2001 subscription rights (warrants or options) reserved for managers of the Parent Company and its subsidiaries” (which decreased from 12,695,424 euros to 3,886,872 euros) following exercise of 18,216,685 warrants.

At 31 December 2001 the heading also included the “Reserve for exercise of Olivetti 2002-2004 subscription rights (warrants or options) reserved for managers of the Parent Company and its subsidiaries” for 14,264,521 euros, unchanged from 31 December 2000.

4) Non-taxable reserves

At 31 December 2001, these reserves amounted overall to 10,217,010 euros, unchanged from 31 December 2000. Originally carried by Tecnost S.p.A., they were re-formed in the Olivetti S.p.A. balance sheet following the merger of Tecnost into and with Olivetti. Taxes are not provided for these reserves since operations that would make them liable for taxation are not planned at the present time.

b) Reserve for Parent Company shares held by subsidiary companies

This reserve amounted to 391 million euros at 31 December 2001 (unchanged from 31 December 2000) in respect of 211,931,328 Olivetti shares held by the subsidiary Olivetti International S.A. and received in exchange for Tecnost S.p.A. shares following the merger of Tecnost into and with Olivetti.

VIII. Sundry reserves, retained earnings and accumulated losses

At 31 December 2001 this heading reflected a negative balance of 107 million euros (a positive balance of 1,340 million euros at 31 December 2000). It included sundry reserves, retained earnings/accumulated losses, exchange rate differences from the translation of foreign currency financial statements and other net equity captions relating to subsidiaries that have not been eliminated during consolidation.

Group shareholders’ equity

At 31 December 2001 consolidated shareholders’ equity pertaining to the Group amounted to 12,729 million euros (13,856 million euros at 31 December 2000).

The reconciliation of the consolidated net result pertaining to the Group and the Parent Company net result for 2001 is set out below:

(in millions of euros)	Net result for the year
Net result shown in Olivetti S.p.A. statutory accounts as of 31 December 2001	(871)

Elimination of dividend income from subsidiary companies	(46)
Amortization of consolidation goodwill on the acquisition of Telecom Italia shares	(1,299)
Results for consolidation purposes of subsidiary companies and other changes	(874)

Net result shown in the consolidated financial statements of the Olivetti Group as of 31 December 2001	(3,090)

174	Consolidated Financial Statements

The reconciliation of consolidated shareholders’ equity pertaining to the Group and Parent Company shareholders’ equity as at 31 December 2001 is set out below:

(in millions of euros)	Group shareholders’ equity
Shareholders’ equity shown in Olivetti S.p.A. statutory accounts as of 31 December 2001	15,235

Decrease of the consolidation goodwill due to amortization and disposals	(3,465)
Elimination of dividend income recorded as accrued	(46)
Lower carrying value of equity investments in subsidiary companies with respect to the pro-quota shareholders’ equity, as adjusted for consolidation purposes, and other differences	1,005

Net result shown in the consolidated financial statements of the Olivetti Group as of 31 December 2001	12,729

X. Minority interests

Minority interests as at 31 December 2001 and 2000 were as follows:

	31.12.2001 (a)	31.12.2000 restated (b)	31.12.2000 original (c)	Changes
(in millions of euros)				(a–c)	(b–c)
Reserves	14,210	14,788	15,569	(1,359)	(781)
Result of the year	(586)	1,885	1,941	(2,527)	(56)

Total	13,624	16,673	17,510	(3,886)	(837)

Total shareholders’ equity

Total shareholders’ equity as at 31 December 2001 and 2000 (Group shareholders’ equity and minority interests) amounted to 26,353 million euros and 31,366 million euros respectively, and comprised:

(in millions of euros)	31.12.2001 (a)	31.12.2000 restated (b)	31.12.2000 original (c)	Changes
				(a–c)	(b–c)
Capital and reserves
Group	15,819	14,796	14,796	1,023	—
Minority interests	14,210	14,788	15,569	(1,359)	(781)

	30,029	29,584	30,365	(336)	(781)

Net result of the year
Group	(3,090)	(940)	(940)	(2,150)	—
Minority interests	(586)	1,885	1,941	(2,527)	(56)

	(3,676)	945	1,001	(4,677)	(56)

Total	26,353	30,529	31,366	(5,013)	(837)

175	Consolidated Financial Statements

B) Reserves for risks and charges

Reserves for risks and charges at 31 December 2001 and 2000 amounted to 4,158 million euros and 3,079 million euros respectively, and comprised:

1) Employee pensions and similar obligations

This reserve includes liabilities accruing to the employees of a number of Group companies operating abroad. At 31 December 2001 it amounted to 66 million euros, compared to 31 million euros at 31 December 2000.

2) Taxation

This reserve includes the provision for tax risks and the provision for deferred taxes.

The reserve for tax risks is provided in relation to potential charges on open or disputed tax positions; at 31 December 2001 it amounted to 378 million euros (295 million euros at 31 December 2000), of which 154 million euros relating to the Telecom Italia Group (160 million euros at 31 December 2000), 202 million euros to Olivetti Finance N.V. (135 million euros at 31 December 2000) and 22 million euros to other Olivetti Group companies.

The tax position of the Parent Company Olivetti S.p.A. is illustrated in the Explanatory Notes to the Olivetti S.p.A. Financial Statements.

Deferred taxes and prepaid taxes are calculated on temporary differences between the tax values of assets and liabilities and the corresponding book values carried in the Group companies’ balance sheets used for consolidation purposes, as well as on consolidation adjustments, based on local tax rates in each country.

Deferred taxes and prepaid taxes are set off only when permitted under tax laws and for each financial year in which temporary differences are expected to be reversed.

Deferred tax liabilities which are not set off against prepaid taxes are included in the Reserve for deferred taxes, while prepaid taxes which are not set off against deferred taxes are classified under the current assets heading Other receivables.

The balance on deferred and/or prepaid taxes at 31 December 2001 reflected a net tax asset of 1,314 million euros, compared to a net tax asset of 783 million euros at 31 December 2000, and comprised:

(in millions of euros)	31.12.2001	31.12.2000	Changes
Reserve for deferred taxes	381	1,026	(645)
Prepaid tax assets	(1,695)	(1,809)	114

Net tax liability (asset)	(1,314)	(783)	(531)

Prepaid tax asset related to the Telecom Italia Group for 1,410 million euros (996 million euros at 31 December 2000).

As at 31 December 2001 Olivetti Group companies had tax losses brought forward, not utilised to post deferred tax asset, representing an aggregate amount of over 6 billion euros, almost wholly attributable to the Telecom Italia Group.

176	Consolidated Financial Statements

3) Other provisions

At 31 December 2001 these reserves amounted to an overall total of 3,333 million euros (1,727 million euros at 31 December 2000) and included:

•	provisions for risks relating to technological upgrades for 465 million euros, formed by TIM in respect of risks arising from changes in market and technology scenarios;

•	provisions for risks relating to investee companies for 903 million euros, of which 603 million euros for the Telecom Italia Group (extraordinary provisions relating to the new strategic guidelines) and 300 million euros for Olivetti S.p.A. investee companies;

•	provisions totalling 569 million euros at the Telecom Italia Group in relation to Seat Pagine Gialle shares covered by forward purchase agreements;

•	other provisions totalling 1,396 million euros (1,293 million euros at 31 December 2000), of which 1,296 million euros for the Telecom Italia Group (960 million euros at 31 December 2000) and 217 million euros for other Olivetti Group companies; these provisions include 590 million euros for provisions and contractual risks arising from the sale of Telecom Italia Group equity investments and business units.

C) Reserve for employee severance indemnities

This heading reflects accrued severance liabilities pursuant to current legislation and employment contracts in the countries in which the companies included in the consolidation operate.

The movements on the reserve during 2001 were as follows:

(in millions of euros)
Balance as of 31 December 2000	1,388

Indemnity accrued	224
Indemnities paid in the year	(152)
Other changes, net	(46)

Balance as of December 2001	1,414

D) Payables

Payables as at 31 December 2001 totalled 60,251 million euros (57,785 million euros at 31 December 2000), of which 46,819 million euros were financial payables (44,412 million euros at 31 December 2000 and 42,486 million euros after deconsolidation of the Nortel Inversora Group) and 13,432 million euros were trade and other payables (13,373 million euros at 31 December 2000 and 12,816 million euros after deconsolidation of the Nortel Inversora Group).

177	Consolidated Financial Statements

Financial Payables

	31.12.2001			31.12.2000 (original)
(in millions of euros)	short-term	long-term	total	short-term	long-term	total
Bonds
Telecom Italia Group	180	8,003	8,183	146	1,668	1,814
Olivetti S.p.A.		400	400	258		258
Finance companies controlled by Olivetti		14,468	14,468		15,990	15,990

Total	180	22,871	23,051	404	17,658	18,062

Convertible bonds
Telecom Italia Group		2,500	2,500
Olivetti S.p.A.	16	4,188	4,204		19	19
Finance companies controlled by Olivetti		2,268	2,268		2,836	2,836

Total	16	8,956	8,972		2,855	2,855

Due to banks
Telecom Italia Group	6,895	3,340	10,235	12,500	4,296	16,796
Other companies	517	113	630	1,534	321	1,855

Total	7,412	3,453	10,865	14,034	4,617	18,651

Due to other lenders
Telecom Italia Group	977	1,186	2,163	422	1,267	1,689
Other companies	35	227	262	27	51	78

Total	1,012	1,413	2,425	449	1,318	1,767

Due to suppliers
Telecom Italia Group	13	155	168	240	32	272
Other companies

Total	13	155	168	240	32	272

Notes payable
Telecom Italia Group		220	220		50	50
Other companies

Total		220	220		50	50

Due to subsidiary companies
Telecom Italia Group	29		29	29		29
Other companies	2		2			—

Total	31		31	29		29

Due to associated companies
Telecom Italia Group	67	474	541	156	506	662
Other companies				1		1

Total	67	474	541	157	506	663

Due to tax authorities
Telecom Italia Group	18	32	50
Other companies

Total	18	32	50

Other payables
Telecom Italia Group	935	173	1,108	1,643	449	2,092
Other companies

Total	935	173	1,108	1,643	449	2,092

Total:
Telecom Italia Group	9,114	16,083	25,197	15,136	8,268	23,404
Other companies	570	21,664	22,234	1,820	19,217	21,037
Consolidation adjustments	(612)		(612)	(29)		(29)

Total	9,072	37,747	46,819	16,927	27,485	44,412

178	Consolidated Financial Statements

The main components in Olivetti Group indebtedness are outlined below:

Telecom Italia Group

Bonds amounted to 8,183 million euros, as follows:

•	on 10 April 2001, the subsidiary company Sogerim placed an international bond for a total of 6,000 million euros. The issue was subdivided into three tranches: one, floating rate notes for 1 billion euros maturing 20 April 2004; two, fixed rate bonds for 3,000 million euros maturing 20 April 2006; three, fixed rate bonds for 2,000 million euros maturing 20 April 2011;

•	on 21 December 2001, Telecom Italia issued floating rate notes for 1,500 million euros (the first issue in the Global Medium-Term Note Program with Telecom Italia as issuer). The bond matures on 21 June 2005, with the issuer having the right to make early redemption at par as from the end of the second year and with each subsequent coupon;

•	bonds maturing in 2003 issued by Brazil’s Tele Nordeste Celular and Tele Celular Sul for an aggregate amount of 196 million euros;

•	bonds maturing between 2002 and 2021 issued by Entel Chile for an aggregate amount of 102 million euros;

•	bonds maturing in 2002 issued by Softe through a number of banks for an aggregate amount of 174 million euros;

•	bonds issued by TDL Infomedia Ltd., maturing between 2009 and 2010, for an aggregate amount of 211 million euros.

Convertible bonds refer to a bond issued by Sogerim for 2,500 million euros, convertible into TIM or Seat Pagine Gialle shares, with the issuer having the right to make a cash settlement. The bond matures after five years, with early redemption rights for investors as from the end of the third year.

Amounts due to banks amounted to 10,235 million euros and were secured by mortgages for 37 million euros and pledges for 686 million euros; the balance on this heading decreased by 6,561 million euros compared to 31 December 2000.

Amounts due to other lenders totalled 2,163 million euros and included loans granted to Telecom Italia by the Cassa Depositi e Prestiti and by IRI (489 million euros; down 170 million euros from 31 December 2000), amounts due at Seat Pagine Gialle for a loan granted by Seat Pagine Gialle Finance S.r.l., a corporate securitisation vehicle wholly owned by third parties, which operates pursuant to law no 130/99 (780 million euros), and a loan granted to Softe by Olivetti Finance (600 million euros).

Amounts due to associated companies amounted to 541 million euros, and included 522 million euros for amounts due to Teleleasing in respect of finance lease contracts.

Other payables amounted to 1,108 million euros, of which 395 million euros related to Telecom Italia (including 236 million euros for security loan operations) and 670 million euros to the TIM Group for residual amounts due to the Ministry of Communications for acquisition of the UMTS licence and in respect of the PCS licences acquired in Brazil during the year.

179	Consolidated Financial Statements

Other companies

Bonds amounted overall to 14,868 million euros. The original rate and any credit protection step-ups are disclosed separately below. All hedging operations are analysed in the section “Hedging instruments and other derivatives”.

•	Olivetti S.p.A. – 400 million euros

•	bond (2001-2003) with a floating rate coupon linked to quarterly EONIA plus a spread;

•	Olivetti International N.V. – 700 million euros

•	bond (1998-2003) with a fixed 5.875% coupon + a 0.15% step-up maturing in May 2003;

•	Olivetti International N.V. – 1,500 million euros

•	bond (1999-2009) with a fixed 5% coupon + a 0.15% step-up maturing in February 2009 ;

•	Olivetti International N.V. – 100 million Swiss francs equivalent to 68 million euros

•	Swiss franc bond (1986-2046) with a fixed 5.625% coupon maturing in June 2046;

•	Olivetti Finance N.V. – 5,150 million euros

•	bond (1999-2004) with a floating rate coupon linked to quarterly Euribor + a spread of 1.85% + a 0.45% step-up, maturing in June 2004. The issuer may make early repayment in June 2002. During 2001, an amount of 2,150 million euros was cancelled in respect of the original loan of 7,300 million euros following the buyback of bonds on the market and their subsequent cancellation;

•	Olivetti International Finance N.V. – 7,050 million euros

•	two bonds under the Euro Medium-Term Notes programme (EMTN):

•	4,950 million euros (1999-2004) with a fixed 5 3/8% coupon + a 0.45% step-up, maturing in July 2004 following an additional issue for 450 million euros in July 2001;

•	2,100 million euros (2000-2009) with a fixed 6 1/8% coupon + a 0.45% step-up, maturing in July 2009 following an additional issue for 350 million euros in July 2001.

Convertible bonds amounted to an aggregate 6,472 million euros and included:

•	Olivetti S.p.A.: 1998-2002 bond for a residual 16 million euros, convertible into Olivetti ordinary shares, maturing in September 2002;

•	Olivetti Finance N.V.: 2000-2005 bond for 2,000 million euros exchangeable for Telecom Italia ordinary shares, with a fixed annual coupon of 1% and a redemption premium of 113.41% of the issue price (approximately 15.22 euros per bond) maturing in November 2005. The loan determined an aggregate payable of 2,268 million euros. The yield on maturity is 3.5% per annum and the exchange will be at a rate of one Telecom Italia share for each bond;

•	Olivetti S.p.A.: 2001-2004 bond for 1,268 million euros convertible into Olivetti S.p.A. shares, with a fixed annual coupon of 1.5% and a redemption premium of 105.07759% of the issue price (2.6 euros per bond) maturing in January 2004. The loan determined an aggregate payable of 1,332 million euros. The yield on maturity is 3.25% per annum and conversion is at a rate of one Olivetti share for each bond.

•	Olivetti S.p.A.: 2001-2010 bond for 2,413 million euros convertible into Olivetti S.p.A. shares, with a fixed annual coupon of 1.5% and a redemption premium of 118.37825% of the issue price (1.0 euros per bond) maturing in January 2010. The bond determined an aggregate payable of 2,856 million euros. The yield on maturity is 3.5% per annum and conversion is at a rate of one Olivetti share for each bond.

180	Consolidated Financial Statements

Amounts due to banks amounted to an aggregate 630 million euros (1,855 million euros at 31 December 2000) and included:

•	Olivetti S.p.A.:

•	IMI research loans pursuant to law no. 346/1988, for 72 million euros, average rate of 12.528% at 31 December 2001 before interest-relief grants, to be repaid by 2004 (25 million euros falling due by 31.12.2002);

•	other loans totalling 357 million euros, average rate of 5.574% at 31.12.2001, to be repaid by 2003 (332 million euros falling due by 31.12.2002).

•	Olivetti Tecnost Group:

•	loans totalling 196 million euros (155 million euros falling due by 31.12.2002).

•	other short-term payables for 5 million euros.

Amounts due to other lenders amounted to an aggregate 262 million euros and included:

•	Olivetti S.p.A.: subsidised loans for technological innovation (FIT) totalling 19 million euros (6 million euros falling due by 31.12.2002), average rate of 4.002% at 31.12.2001, to be repaid by 2012;

•	other loans at Olivetti S.p.A. for 12 million euros falling due in 2003;

•	other companies:

•	a financing contract for 173 million euros due 29 October 2029 granted to Olivetti International Finance N.V. by a Japanese investor; the borrowing previously took the form of a bond loan; this 20 billion yen loan bears a fixed 5% coupon + a 0.45% step-up in relation to a notional amount of US$ 185.6 million.

•	other loans totalling 32 million euros (3 million euros falling due by 31.12.2002);

•	short-term payables due to other lenders for 26 million euros.

* * *

Financial payables totalling 46,819 million euros may be analysed by currency as follows:

(in millions of euros)	31.12.2001	31.12.2000
Italian Lire	—	17,915
Other EMU currencies	42,502	20,617
US Dollars		4,409
Other currencies	4,317	1,471

Total	46,819	44,412

At 31 December 2001 financial payables due after five years amounted to 9,751 million euros, as follows:

(in millions of euros)	31.12.2001	31.12.2000 restated	31.12.2000 original
Bonds	8,804	3,851	4,101
Amounts due to banks	350	634	700
Amounts due to other lenders	597	451	454

Total	9,751	4,936	5,255

181	Consolidated Financial Statements

Overall net financial indebtedness at 31 December 2001 amounted to 38,362 million euros (37,524 million euros at 31 December 2000 and 35,728 million euros excluding the Nortel Inversora Group) as shown in the table below:

	31.12.2001 (a)	31.12.2000 restated (b)	31.12.2000 historical (c)	Changes
(in millions of euros)				(a–c)	(b–c)
Debt
short-term	9,072	16,536	16,927	(7,855)	(391)
medium/long-term	37,747	25,950	27,485	10,262	(1,535)
Interest accruals and deferrals	889	636	675	214	(39)

Total gross financial indebtedness (A)	47,708	43,122	45,087	2,621	(1,965)

Financial fixed assets:
financial receivables due within 12 months	82	78	78	4	—
Current assets:
financings and interest bearing current accounts	812	1,132	1,132	(320)	—
financial assets not held as fixed assets	3,620	2,760	2,910	710	(150)
liquid funds	3,702	2,752	2,771	931	(19)
Interest accruals and prepayments:
due within 12 months	425	344	344	81	—
due after 12 months	705	328	328	377	—

Total financial resources (B)	9,346	7,394	7,563	1,783	(169)

Net financial indebtedness (A–B)	38,362	35,728	37,524	838	(1,796)

At 31 December 2001 financial payables were secured by guarantees on Group assets for a total of 781 million euros.

182	Consolidated Financial Statements

Trade and other payables

	31.12.2001			31.12.2000 (original)
(in millions of euros)	short-term	long-term	total	short-term	long-term	total
Advances
Telecom Italia Group	388		388	370		370
Other companies	11		11	6		6

Total	399		399	376		376

Due to suppliers
Telecom Italia Group	6,058	1	6,059	6,499	3	6,502
Other companies	280		280	308		308

Total	6,338	1	6,339	6,807	3	6,810

Due to subsidiary companies
Telecom Italia Group	8		8	6		6
Other companies						—

Total	8		8	6		6

Due to associated companies
Telecom Italia Group	349		349	578		578
Other companies	5		5	4		4

Total	354		354	582		582

Due to tax authorities
Telecom Italia Group	822	50	872	927	2	929
Other companies	97		97	33		33

Total	919	50	969	960	2	962

Due to social security authorities
Telecom Italia Group	271	1,236	1,507	283	1,365	1,648
Other companies	13		13	11		11

Total	284	1,236	1,520	294	1,365	1,659

Other payables
Telecom Italia Group	3,727	8	3,735	2,812	135	2,947
Other companies	108		108	31		31

Total	3,835	8	3,843	2,843	135	2,978

Total:
Telecom Italia Group	11,623	1,295	12,918	11,475	1,505	12,980
Other companies	514		514	393		393

Total	12,137	1,295	13,432	11,868	1,505	13,373

Amounts due to suppliers totalled 6,339 million euros and included 743 million euros due to other telecommunications services providers.

Amounts due to tax authorities totalled 969 million euros (962 million euros at 31 December 2000) and included current income taxes and withholdings to be paid.

The current tax payable reflects a reasonable estimate of the current income tax liabilities of Group companies determined with reference to local tax regulations; the payable for other taxes at 31 December 2001 refers in the main to withholding taxes applied by Group companies in their capacity as withholding agents.

183	Consolidated Financial Statements

The tax position of Olivetti S.p.A. is illustrated in the Explanatory Notes to the Parent Company financial statements.

Amounts due to social security authorities amounted to 1,520 million euros and referred to contributions accrued and due to social security authorities; the heading includes 656 million euros in respect of the residual Telecom Italia payable due to the INPS in connection with the estimated re-absorption charge for former ASST personnel, pursuant to law no. 58/1992.

The heading also includes the payable of 643 million euros to the former Telephone Companies Employees Social Security Fund (FPT) for Telecom Italia Group employees, which was incorporated under Compulsory National Insurance on 1 January 2001. Such payable was recorded in the Olivetti Group consolidated financial statements at the time of determination of consolidation goodwill on the acquisition of the Telecom Italia Group.

Other payables amounted to 3,843 million euros and included:

•	1,650 million euros for items relating to customers: subscriber payments for conversations, prepaid rentals and prepaid traffic charges;

•	1,034 million euros for contributions regarding operation of telecommunications services;

•	631 million euros for payables relating to staff management;

•	528 million euros for other items of a miscellaneous and recurring nature.

* * *

Payables due after 12 months, excluding the Telephone Companies Employees Social Security Fund payable of 643 million euros, totalled 38,399 million euros, falling due as follows:

(in millions of euros)	from 2 to 5 years	after 5 years	Total
Debt
Telecom Italia Group	13,048	3,035	16,083
Other companies	14,948	6,716	21,664
Trade and other payables
Telecom Italia Group	326	326	652
Other companies	—	—	—

Total	28,322	10,077	38,399

184	Consolidated Financial Statements

E) Accrued expenses and deferred income

Accrued expenses and deferred income at 31 December 2001 totalled 2,051 million euros (1,742 million euros at 31 December 2000):

	31.12.2001 (a)	31.12.2000 restated (b)	31.12.2000 original (c)	Changes
(in millions of euros)				(a–c)	(b–c)
Accrued expenses:
interest charges	875	625	664	211	(39)
other	92	81	81	11	—

Total accrued expenses	967	706	745	222	(39)

Deferred income:
grants related to assets	349	425	425	(76)	—
other	721	561	561	160	—
interest income	14	11	11	3	—

Total deferred income	1,084	997	997	87	—

Total	2,051	1,703	1,742	309	(39)

Hedging instruments and other derivatives

The Olivetti Group enters into forward contracts to hedge risks associated with exchange rate fluctuations among the currencies in which the commercial and financial transactions undertaken by Group companies are denominated.

At 31 December 2001 the Olivetti Group companies had forward contracts and currency options for the purchase or sale of foreign currencies at previously determined exchange rates for the equivalent of 413 million euros relating to hedging contracts on financial operations transacted by Olivetti International S.A..

185	Consolidated Financial Statements

The Olivetti Group enters into Interest Rate Swaps (IRS), Currency and Interest Rate Swaps (CIRS) and other hedging agreements to mitigate the possible effects of interest-rate fluctuations. At 31 December 2001 the Group companies had forward contracts covering financial liabilities disclosed in the balance sheet based on a total national capital amount for the equivalent of 21,668 million euros (7,826 million euros relating to Telecom Italia Group companies and 13,842 million euros relating to other Olivetti Group companies) as illustrated below:

(in millions of euros)	31.12.2001
Telecom Italia Group:
IRS contracts carried out on debt of Telecom Italia S.p.A. expiring between 2002 e 2006	1,437
IRS, CIRS and other interest rate hedging contracts carried out by Seat on own debt	3,023
IRS and other interest rate hedging contracts carried out by Sogerim	1,000
IRS and CIRS contracts carried out by Telecom Italia S.p.A. on BEI medium/long-term loans denominated in British pounds	390
CIRS and other interest rate hedging contracts carried out by Maxitel	675
IRS, CIRS and other interest rate hedging contracts carried out by Entel Chile	1,183
IRS contracts on debt of Brazilian subsidiaries for the purpose of converting dollar-denominated debt to Brazilian real- denominated debt	118

Total	7,826

Other companies
IRS contracts expiring June 2046, carried out by Olivetti International S.A. on the bonds of 100 million swiss francs (1986-2046) issued by Olivetti International N.V.	68
IRS contracts with cap structures, expiring February 2009, carried out by Olivetti International S.A. on the bonds of euro 1,500 million euro (1999-2009) issued by Olivetti International N.V.	1,450
IRS contracts, expiring May 2003, carried out by Olivetti International S.A. on the bonds of euro 700 million (1998-2003) issued by Olivetti International N.V.	700
IRS contracts, expiring June 2003, carried out by Olivetti S.p.A. on the bonds of euro 400 million (2001-2003) issued by the Company itself	400
CIRS contracts, expiring October 2029, carried out by Olivetti S.p.A., on the loan of yen 20 billion received from Olivetti International Finance N.V.	174
IRS contracts with cap and floor structures carried out by Olivetti Finance N.V.:
expiring July 2009 on the bonds of euro 2,100 million issued by Olivetti International Finance N.V. (1999-2009)	2,100
expiring July 2004, on the bonds of euro 4, 950 million issued by Olivetti International Finance N.V. (1999-2004)	4,450
expiring June 2002 on the bonds of euro 5,150 million issued by Olivetti Finance N.V. (1999-2004)	4,500

Total	13,842

Total hedging contracts	21,668

Telecom Italia Group

The main hedging agreements for the Telecom Italia Group at 31 December 2001 are analysed below:

•	IRS operations totalling 1,437 million euros on medium/long-term floating rate financial payables of Telecom Italia Group companies, falling due between 2002 and 2006, by which:

1) the floating rate was partially converted into a fixed rate;

2) the floating rate linked to “domestic indices” (Rendint, Rendibot, Rolint) was partially converted into a 6-month Euribor floating rate;

•	IRS and other hedging operations (cap sales) totalling 3,023 million euros arranged by Seat in respect of debt originating from securitisation operations effected by Seat itself, with partial conversion to a fixed rate, for 1,000 million euros;

•	various swaptions and other operations arranged by Sogerim for 1,000 million euros;

•	CIRS arranged in respect of EIB loans in British pounds, to convert the floating rate in pounds into fixed and floating rates in euros, for 390 million euros;

•	CIRS arranged by Brazil’s cellular phone company Maxitel for 675 million euros;

•	IRS and CIRS arranged by Entel Chile S.A. for 1,183 million euros;

186	Consolidated Financial Statements

•	IRS in respect of US dollar borrowings of Telecom Italia Brazilian subsidiaries to convert the floating rate in dollars into fixed and floating rates in the local currency (Brazilian real), for 118 million euros.

Furthermore, Telecom Italia arranged financial operations to hedge the risk of interest rate and exchange rate on short-term loans totalling 311 million euros (mainly Foreward Rate Agreements).

Other companies

The main hedging agreements with regard to the medium/long-term debt of the other companies in the Olivetti Group are analysed below.

With regard to the 1986/2046 100 million Swiss franc fixed-rate bond (68 million euros) issued by Olivetti International N.V., Olivetti International S.A. has arranged an IRS for the full amount expiring in June 2046, to convert the annual fixed rate into a six-monthly floating rate in Swiss francs.

With regard to the 1999/2009 1,500 million euros fixed-rate bond maturing in February 2009 issued by Olivetti International N.V., Olivetti International S.A. has arranged the following hedging contracts expiring in February 2009 for a total of 1,450 million euros:

•	IRS for 500 million euros to convert the annual fixed rate into a quarterly floating rate with a protection structure applicable until the 1-year swap rates exceed the 5-year swap rates;

•	IRS for 500 million euros to convert the annual fixed rate into a quarterly 4.30% fixed rate (if 3-month Euribor remains under 5.80%), or into a quarterly floating rate less 0.50% (if 3-month Euribor exceeds 5.80%), and simultaneous cap sale for 500 million euros at 5.75%;

•	IRS for 450 million euros to convert the annual fixed rate into a quarterly 3.56% fixed rate until February 2002. After February 2002, an IRS for 500 million euros converted the annual fixed rate into 12-month Euribor, fixed in arrears.

With regard to the 1998/2003 700 million euros annual fixed-rate bond issued by Olivetti International N.V., Olivetti International S.A. has arranged IRS for the same amount and maturity to convert the annual fixed rate into a rate linked to the six-month rates in Swiss francs and Swedish crowns, fixed in arrears.

With regard to the 2001/2003 EONIA-linked floating rate bond for 400 million euros issued by Olivetti S.p.A., IRS have been arranged for the full amount and same maturity, linking the floating rate to the US 6- and 12-month interest rates fixed in arrears with cap purchases at 5.00%, which are cancelled if the reference rate exceeds 6.50% at fixing.

With regard to the fixed-rate 20 billion yen borrowing maturing in October 2029 received by Olivetti International Finance N.V., Olivetti S.p.A. has arranged a CIRS for the full amount and same maturity, to convert the rate into an annual fixed rate in euros.

With regard to the 1999/2009 2,100 million euros annual fixed-rate bond issued by Olivetti International Finance N.V., Olivetti Finance N.V. has arranged IRS for the full amount and similar maturity to convert the annual fixed rate into a floating rate with cap sales at 7.95% for 750 million euros as from February 2002.

187	Consolidated Financial Statements

With regard to the 1999/2004 4,950 million euros annual fixed-rate bond issued by Olivetti International Finance N.V., Olivetti Finance N.V. has arranged IRS for 4,450 million euros with same maturity to convert the annual fixed rate as follows:

•	into a floating rate for 3,950 million euros with the following additional hedges:

•	floor sale for 1,000 million euros at 3.15% fixed in arrears (to be activated if at fixing 12-month Euribor is less than 2.65%);

•	floor sale for 1,000 million euros at 2.85%

•	into a six-monthly fixed 4.75% rate for 500 million euros (if the US 6-month interest rate fixed in arrears is less than 5.90%) or into US 6-month interest rate fixed in arrears applied to the principal in euros.

With regard to the 1999/2004 5,150 million euros floating-rate bond issued by Olivetti Finance N.V., linked to quarterly Euribor, Olivetti Finance N.V. has arranged the following hedges expiring in June 2002 for a total of 4,500 million euros:

•	IRS for 500 million euros converting the quarterly floating rate into a six-monthly floating rate with floor sales at 4.10% (to be activated if at fixing 6-month Euribor fixed in arrears is less than 3.75%)

•	IRS for 1,500 million euros converting the quarterly floating rate as follows:

•	quarterly fixed rate of 3.575% for 1,000 million euros;

•	floor rate of 4.28% for floor sales (to be activated if at fixing 3-month Euribor is less than 3.80%) for 500 million euros;

•	IRS for 2,500 million euros linking the floating rate to US rates fixed in arrears with the following protection structure:

•	floor sales at 2% for 2,000 million euros (referred to the 12-month US rate);

•	floor sales at 3.95% (to be activated if at fixing the 3-month US rate fixed in arrears is less than 3.40%) for 500 million euros.

* * *

The following operations have also been arranged to hedge securities or other portfolio assets, for a total of 2,778 million euros:

•	IRS and CIRS arranged by Softe on securities for 2,084 million euros;

•	Treasury hedging contracts arranged by Sogerim for a notional capital amount of 368 million euros;

•	IRS arranged by Olivetti Finance N.V. on securities for a nominal value of 279 million euros;

•	Contracts arranged by Olivetti S.p.A. to hedge the currency risk on the restricted deposit denominated in US dollars, for 47 million euros.

188	Consolidated Financial Statements

Memorandum accounts

A. Personal guarantees given and counter-securities received

At 31 December 2001 guarantees given directly or indirectly through banks and insurance companies amounted to 2,344 million euros (3,932 million euros at 31 December 2000), of which 1,656 million euros in respect of unconsolidated subsidiaries and associated companies (2,956 million euros at 31 December 2000).

Personal guarantees given as of 31 December 2001 were as follows:

•	guarantees given by the Telecom Italia Group in the interest of unconsolidated subsidiaries and associated companies (1,653 million euros), consolidated subsidiaries (23 million euros) and third parties (313 million euros) in respect of medium/long-term financial operations, supply contracts and telephony licences abroad, for a total of 1,989 million euros;

•	suretyships and counter-securities given by other Olivetti Group companies in the interest of unconsolidated subsidiaries and associated companies (3 million euros), consolidated subsidiaries (69 million euros) and third parties (35 million euros), for a total of 107 million euros;

•	228 million euros for guarantees given by Olivetti S.p.A. to the Italian State Railways in the interest of Infostrada S.p.A.;

•	4 million euros for guarantees given by Olivetti S.p.A. with regard to fulfilment of trade supplies by Getronics S.p.A.;

•	16 million euros for other guarantees.

At 31 December 2001, the Olivetti Group had counter-securities in respect of the above guarantees for an amount totalling 806 million euros (826 million euros at 31 December 2000), mainly consisting of :

•	counter-securities from third parties for 567 million euros relating to guarantees given by Telecom Italia S.p.A.;

•	counter-securities from Mannesmann AG for 228 million euros relating to the guarantees given by Olivetti S.p.A. to the Italian State Railways;

•	counter-securities from Getronics for 5 million euros.

B. Guarantees on Group assets

These guarantees related to pledges and mortgages set up on assets of companies in the Telecom Italia Group consolidation area in respect of non-financial operations, for an amount totalling 163 million euros at 31 December 2001 (2 million euros at 31 December 2000). They include pledges on IS Tim shares given by TIM International to guarantee fulfilment of obligations stipulated in IS Tim’s supply contracts with Ericsson and Siemens.

Guarantees on Group assets securing financial operations are reported in the section on financial payables.

189	Consolidated Financial Statements

C. Commitments

At 31 December 2001 the Olivetti Group had contractual commitments for an aggregate amount of 5,431 million euros (5,001 million euros at 31 December 2000), of which 5,369 million euros for the Telecom Italia Group and 62 million euros for the other companies.

Telecom Italia Group commitments amounted to 5,369 million euros (4,901 million euros at 31 December 2000) as follows:

•	2,985 million euros for put/call commitments on Seat Pagine Gialle shares by Telecom Italia S.p.A.;

•	1,999 million euros for a Group commitment regarding sale of the equity investment in Spain’s AUNA;

•	113 million euros for a Telecom Italia Lab S.A. commitment in respect of residual as yet unpaid subscriptions to four investment trusts that specialise in financing start-ups in telecommunications, the Internet, intranet and broadband networks;

•	52 million euros for leases;

•	220 million euros for other commitments.

With regard to the contract entered into on 15 March 2000 (as subsequently amended), Telecom Italia granted Huit II a put option on 710,777,200 Seat Pagine Gialle shares at a strike price of 4.2 euros. The contract provided for the put to be exercised after registration of the Seat/Tin.it merger deed in the Companies Register.

Huit II subsequently transferred the put option to Chase Equity Limited (CEL), together with ownership of the corresponding Seat shares. On 4 December 2000, CEL re-negotiated the contract with Telecom Italia, to extend the duration of the put option to five years and provide for the possibility of early exercise in April and May of 2003, 2004 and 2005.

Through Trust Liberator Ltd., Stet International Netherlands then purchased from CEL a call option on 660,777,200 Seat shares with the same duration as the put option and at the same strike price, paying an overall premium of 747 million euros. Furthermore, in order to transfer the effects of the latter operation to Telecom Italia, a call option with the same characteristics was drawn up between Telecom Italia and Stet International Netherlands. The operation had an implicit rate 6.2%.

The commitments of the other companies in the Olivetti Group amounted overall to 62 million euros (100 million euros at 31 December 2000) as follows:

•	45 million euros for leases;

•	10 million euros for trade receivables guaranteed by Olivetti S.p.A. in respect of the sale of the O.i.S. group to GFI Informatique S.A.;

•	7 million euros for other commitments.

D. Other memorandum accounts

At 31 December 2001, other memorandum accounts totalled 295 million euros (266 million euros at 31 December 2000), of which 287 million euros for the Telecom Italia Group (234 million euros at 31 December 2000), related to third-party assets deposited at consolidated companies, mainly in the IT sector.

190	Consolidated Financial Statements

Comments on the consolidated income statement

A) Value of production

1) Net revenues from sales and services

Net revenues from the sale of products and the supply of services in 2001 amounted to 32,016 million euros compared to 30,116 million euros in 2000 (28,374 in 2000 restated excluding the Nortel Inversora Group from the consolidation) with an increase of 1,900 million euros, or 6.3% (+ 12.8% excluding the Nortel Inversora Group from 2000). Growth reflected the increase in revenues from mobile phone services (+ 832 million euros) as well as the contribution of the newly consolidated companies, in particular the Entel Chile Group (1,247 million euros) and the Seat Pagine Gialle Group (1,707 million euros), and was offset in part by the exclusion of the Nortel Inversora Group and the manufacturing and installation companies from the consolidation area.

The revenue breakdown by business sector is set out in the table below:

(in millions of euros)	Year 2001 (a)%		Year 2000 restated (b)%		Year 2000 original (c)%		Changes
							(a–c)	(b–c)
Telecom Italia Group Business Units
Domestic Wireline	17,291	54.0	17,514	61.7	17,514	58.1	(223)	—
Mobile	10,250	32.0	9,418	33.2	9,418	31.3	832	—
International Operations	1,879	5.9	505	1.8	2,292	7.6	(413)	(1,787)
Internet and Media	1,957	6.1	263	0.9	263	0.9	1,694	—
IT Services	2,033	6.4	2,138	7.5	2,138	7.1	(105)	—
Satellite Services	648	2.0	340	1.2	340	1.1	308	—
Telecom Italia Lab	134	0.4	123	0.4	123	0.4	11	—
Other operations and consolidation adjustments	(3,374)	(10.5)	(3,132)	(11.0)	(3,177)	(10.5)	(197)	45

Total Telecom Italia Group	30,818	96.3	27,169	95.7	28,911	96.0	1,907	(1,742)

Other Olivetti Group activities
Information Technology	1,130	3.5	1,150	4.1	1,150	3.8	(20)	—
Real estate and services	68	0.2	55	0.2	55	0.2	13	—

Total Olivetti Group	32,016	100.0	28,374	100.0	30,116	100.0	1,900	(1,742)

4) Capitalised production

Capitalised production amounted to 583 million euros, of which 581 million euros for the Telecom Italia Group.

191	Consolidated Financial Statements

5) Other revenues and income

Other revenues and income for 2001 amounted to 476 million euros (483 million euros in 2000) and included:

•	26 million euros in grants relating to costs for research, development and technological innovation;

•	73 million euros for the portion of grants related to assets credited to income as accrued, relating entirely to the Telecom Italia Group;

•	112 million euros for charges to customers for late bill payments;

•	265 million euros of other income from ordinary operations, consisting largely of indemnities and refunds, recovery of expenses and sundry income.

B) Costs of production

6) Purchases of raw, ancillary and consumable materials and goods for resale

In 2001 this heading totalled 2,640 million euros (1,972 million euros for the Telecom Italia Group) compared to 3,058 million euros in 2000 (2,259 million euros for the Telecom Italia Group) and included costs for the supply of materials relating to the Group’s core businesses.

7) Costs of services

These costs amounted to 9,782 million euros in 2001 compared to 8,623 million euros in 2000. The increase of 1,159 million euros related to the Telecom Italia Group for 1,158 million euros and was due to higher costs for the operation and development of mobile telecommunications services.

8) Leases and rentals

This heading included rentals for buildings and other asset lease and hire charges. In 2001 it amounted to 1,096 million euros, compared to 827 million euros in 2000. The increase of 269 million euros reflected higher costs of 252 million euros at Telecom Italia for rents on property transferred to IM.SER.

9) Personnel

Payroll costs in 2001 amounted to 4,919 million euros (5,245 million euros in 2000) and included 4,666 million euros for the Telecom Italia Group, of which 3,546 million euros relating to the companies that provide telecommunications services.

In 2001 the aggregate average number of staff employed by the Olivetti Group was 113,974 equivalent units.

The average number in 2000 was 131,266 equivalent units, of which 7,272 for companies consolidated on a proportional basis.

In terms of geographical distribution, in 2001 the average number of employees was 93,610 units in Italy (108,306 in 2000) and 20,364 units abroad (22,960 in 2000).

192	Consolidated Financial Statements

The staff breakdown by category in Italy (different categories apply in other countries) was as follows:

(employees)	Year 2001	Year 2000
ITALY
Managers	2,214	2,337
Supervisors	5,031	8,588
White collars	76,092	79,887
Blue collars	10,273	17,494

Total average in Italy	93,610	108,306

Total average abroad	20,364	22,960

10) Amortisation, depreciation and writedowns

Depreciation and amortisation charges in 2001 totalled 7,645 million euros and included 3,565 million euros relating to intangible fixed assets and 4,080 million euros relating to tangible fixed assets.

Charges in 2000 amounted to 6,956 million euros, of which 2,395 million euros relating to intangible fixed assets and 4,561 million euros relating to tangible fixed assets.

Amortisation of intangible fixed assets (3,565 million euros) included 1,299 million euros in respect of consolidated goodwill on the acquisition of Telecom Italia (1,319 million euros in 2000) and 2,146 million euros for amortisation charges at the Telecom Italia Group.

The decrease of 481 million euros in depreciation charges on tangible fixed assets was due to the reduction of depreciable assets at the Telecom Italia Group, following the contribution to IM.SER. and the change in the consolidation area (Nortel Inversora Group).

Writedowns in 2001 amounted to 465 million euros and included 17 million euros relating to fixed assets and 448 million euros relating to receivables classified under current assets. Writedowns in 2000 totalled 543 million euros.

12-13) Provisions for risks and Other provisions

Provisions for risks and Other provisions amounted overall to 486 million euros in 2001 (213 million euros in 2000). They included 278 million euros of provisions for contractual risks and risks relating to Telecom Italia Group legal disputes, and 208 million euros for provisions at other Olivetti Group companies, mainly in respect of risks on equity investments.

193	Consolidated Financial Statements

14) Other operational expenses

Other operational expenses amounted to 858 million euros (930 million euros in 2000) and included:

(in millions of euros)	Year 2001 (a)	Year 2000 restated (b)	Year 2000 original (c)	Changes
				(a–c)	(b–c)
Duties for telecommunications activities	524	543	572	(48)	(29)
Losses on disposal of intangible and tangible assets	29	52	52	(23)	—
Taxes other than on income and duties accrued in the year, including ICI (local tax on real estate)	125	121	145	(20)	(24)
Other charges	180	156	161	19	(5)

Total	858	872	930	(72)	(58)

C) Financial income and charges

15) Income from equity investments

Income from equity investments amounted to 221 million euros (394 million euros in 2000) and included:

(in millions of euros)	Year 2001 (a)	Year 2000 restated (b)	Year 2000 original (c)	Changes
				(a–c)	(b–c)
Dividends and tax credits	30	163	163	(133)	—
Other income from equity investments	191	230	231	(40)	(1)

Total	221	393	394	(173)	(1)

Other income from equity investments of 191 million euros included capital gains at Telecom Italia from the sale of shares of listed companies classified as current assets, totalling 136 million euros.

194	Consolidated Financial Statements

16) Other financial income

Other financial income amounted to 1,225 million euros in 2001 (808 million euros in 2000 and 769 million euros excluding the Nortel Inversora Group) and included:

(in millions of euros)	Year 2001 (a)	Year 2000 restated (b)	Year 2000 original (c)	Changes
				(a–c)	(b–c)
Interest income and gains on fixed income securities	295	167	171	124	(4)
Interest income and commissions from:
unconsolidated subsidiary companies	1	1	1	—	—
associated companies	23	27	25	(2)	2
banks	197	99	116	81	(17)
customers	2	15	15	(13)	—
Exchange rate gains	257	234	235	22	(1)
Other	450	226	245	205	(19)

Total	1,225	769	808	417	(39)

17) Interest expense and other financial charges

Interest expense and other financial charges amounted to 4,330 million euros (euro 2,641 million euros in 2000) of which 3,075 million euros for the Telecom Italia Group (1,307 million euros in 2000) and included:

(in millions of euros)	Year 2001 (a)	Year 2000 restated (b)	Year 2000 original (c)	Changes
				(a–c)	(b–c)
Interest expenses and other charges on bonds	1,501	1,103	1,216	285	(113)
Exchange rate losses	392	216	216	176	—
Banks and other	2,437	1,125	1,209	1,228	(84)

Total	4,330	2,444	2,641	1,689	(197)

Other financial charges included 569 million euros from the re-negotiation of the Telecom Italia put/call options on Seat Pagine Gialle shares and 149 million euros consisting in the accrued portion of the charges relating to the deferral of the put option above, which had been recorded under prepaid expenses.

195	Consolidated Financial Statements

D) Value adjustments to financial assets

18) Revaluations

Revaluations amounted to 198 million euros, reflecting upward adjustments of unconsolidated equity investments valued with the equity method.

The heading amounted to 280 million euros in 2000.

19) Writedowns

This heading totalled 2,394 million euros (1,486 million euros in 2000), reflecting writedowns for other than temporary impairments in value of equity investments stated at cost, downward adjustments of equity investments valued with the equity method and writedowns of securities to reflect other than temporary impairments in value (on securities classified under fixed assets) and adjustments to market value (for securities held as current assets).

Writedowns arose as follows:

•	the loss of 334 million euros at IS Tim (Turkey) as a result of start-up charges and also as a result of the currency crisis in Turkey and application of inflation accounting procedures;

•	a writedown of 259 million euros on Astrolink charged by Telespazio upon interruption of the related project;

•	the writedown of Stream (241 million euros);

•	the loss of 238 million euros reported by the Nortel Inversora Group as a result of the economic crisis in Argentina, in particular exchange rate losses on debt;

•	writedowns of listed shares and listed securities held as current assets by the Telecom Italia Group to reflect stock market values, for 291 million euros;

•	a writedown of 100 million euros on 41.4 million Telecom Italia shares held as current assets in the securities trading portfolio, to reflect stock market prices;

•	a writedown of 118 million euros on 174.2 million Seat Pagine Gialle shares classified as current assets until 30 June and subsequently reclassified under financial fixed assets, in line with the strategy of the new reference shareholder.

Writedowns also included amortisation of goodwill arising on acquisition of equity investments valued with the equity method; this charge amounted to 316 million euros in 2001 (462 million euros in 2000).

(in millions of euros)	Year 2001 (a)	Year 2000 restated (b)	Year 2000 original (c)	Changes
				(a–c)	(b–c)
Equity investments	2,157	1,324	1,314	843	10
Financial fixed assets other than equity investments	49	134	134	(85)	—
Securities classified as current assets other than equity
investments	188	38	38	150	—

Total	2,394	1,496	1,486	908	10

196	Consolidated Financial Statements

E) Extraordinary income and charges

20) Extraordinary income

Extraordinary income, at 996 million euros (1,705 million euros in 2000), included 465 million euros of capital gains from disposals during the year (1,408 million euros in 2000) and 531 million euros from sundry income (297 million euros in 2000).

Capital gains from disposals amounted to 465 million euros, of which 392 million euros at the Telecom Italia Group, including:

•	170 million euros from the transfer of the equity investments in satellite companies to Mirror International Holding and the subsequent sale of Mirror International Holding to the Lehman Brothers Group;

•	94 million euros from the sale of 30% of Mediterranean Nautilus S.A. to Israel’s F.T.T. Investment;

•	128 million euros from other disposals.

The 73 million euros of capital gains reported by the other Group companies include:

•	29 million euros from the increase in shareholders’ equity at Lottomatica as a result of the share premium raised through the initial public offering, with regard to the portion held directly by Olivetti S.p.A.;

•	43 million euros from the sale of the full equity investment in Globespan Virata Corp.;

•	1 million euros from the sale of minor equity investments.

Other income amounted to 531 million euros, of which 460 million euros at the Telecom Italia Group, including:

•	32 million euros from the partial annulment by Public Administration Central Court ruling no.

3699/2001 of the fine imposed on TIM and Omnitel by the Antitrust authority, which was previously provided in full;

•	232 million euros arising from reversal to income of prior-year excess provisions at Telecom Italia (120 million euros, of which the Iraq job orders provision for 62 million euros and the corporate restructuring provision for 50 million euros);

•	196 million euros of other income.

The 71 million euros of income at the other Group companies included:

•	14 million euros of insurance compensation for damages suffered by Olivetti Tecnost and Olivetti Multiservices as a result of floods in Piedmont and the Aosta Valley in the autumn of 2000;

•	12 million euros from the sale of receivables due from authorities in the Russian Federation, previously provided in full under the allowance for doubtful accounts;

•	a 10 million euros adjustment on the sale price of the equity investments in Olivetti Ricerca and Modinform, following official recognition to these companies of state grants for R&D activities;

•	a 4 million euros adjustment on the sale price of the equity investment in O.i.S. relating to prior years;

•	8 million euros as a result of the offer on the market of unexercised rights relating to the share capital increases arranged in 2001 by Olivetti S.p.A. ;

•	23 million euros of other income.

197	Consolidated Financial Statements

21) Extraordinary charges

Extraordinary charges amounted to 4,105 million euros (1,570 million euros in 2000) and included 3,947 million euros at the Telecom Italia Group, of which :

•	2,984 million euros of goodwill writedowns relating to consolidated companies (9Télécom Group, MED1 Group, Entel Bolivia, Entel Chile, Maxitel Group, Tele Celular Sul, Tele Nordeste Celular and some companies in the Seat Pagine Gialle Group) and to equity investments valued with the equity method (Globo.com, Solpart Participaçoes, Telekom Austria, Nortel Inversora Group), as well as other provisions relating to equity investments. These writedowns were made applying the Group’s accounting policies consistently with the prior years, to reflect new business plans and market trends;

•	380 million euros of charges relating to personnel retirements and mobility (including 203 million euros at Telecom Italia);

•	248 million euros provided for charges connected to the sale of the equity investment in Stream in relation to the agreement with Vivendi/Canalplus;

•	77 million euros for an extraordinary payment to the INPS – pursuant to the 2000 state budget for the three-year period 2000-2002 – to cover increased financial requirements following the suppression of the fund;

•	84 million euros of financial charges accruing on the liability to the INPS for the Telephone Companies Employees Security Fund;

•	85 million euros as a result of the decision to restructure the La7 broadcaster and terminate a series of contracts;

•	89 million euros of other charges.

Extraordinary charges for the other Group companies amounted to 158 million euros and included:

•	20 million euros of reorganisation charges at the Olivetti Tecnost Group;

•	15 million euros paid to the outgoing Chief Executive Officer for settlement and waiver of all claims;

•	9 million euros of damages caused by the floods in the Canavese area in the autumn of 2000 and other charges;

•	114 million euros of other charges including 97 million euros of consolidation entries, offset with a similar amount accounted for as a reversal of writedowns of consolidation goodwill recorded by Telecom Italia.

22) Income taxes for the year

Income taxes for fiscal 2001 amounted to 579 million euros, compared to 1,923 million euros in 2000.

(in millions of euros)	Year 2001	Year 2000
Current taxes	1,291	2,079
Deferred (prepaid) taxes, net	(712)	(156)

Total	579	1,923

198	Consolidated Financial Statements

Loss per share

The loss per share for fiscal 2001, determined in compliance with International Accounting Standard (IAS) no. 33, is set out below:

Year 2001	Net loss (in millions of euros)	Number of shares	Loss per shares (in euros)
Loss for the year, wholly attributable to outstanding shares	(3,090)
Average number of outstanding ordinary shares		7,284,586,056

Primary loss per ordinary share			(0.424)

The diluted loss per ordinary share for fiscal 2001 does not differ from the primary loss per share value.

Other information

1) Transactions with related parties

The operations transacted by consolidated companies of the Olivetti Group with related companies and entities are all normal operations and are conducted according to market conditions or in compliance with specific laws.

199	Consolidated Financial Statements

The main operations with unconsolidated subsidiaries and with associated companies are detailed below:

Main income and financial items for the year 2001 (in millions of euros)	Telecom Italia Group		Other Olivetti Group companies	Description
	Unconsolidated subsidiary and associated companies	Subsidiary and associated companies of the controlling company
Revenues from sales	877	4	73	They include revenues from Astrolink (euro 296 million), Brasil Telecom (euro 120 million), Telecom Argentina (euro 119 million), Teleleasing (euro 82 million), AUNA Group (euro 63 million), Stream (euro 55 milioni) and Lottomatica (euro 123 million)

Consumption of materials and third party services	567	19	10	They include principally costs for rentals paid to IM.SER (euro 199 million), Telemaco Immobiliare (euro 77 mil-lion) and costs for Tlc services to Etecsa Cuba (euro 79 million)

Miscellaneous income, net	25			They refer principally to recoveries of payroll costs for personnel moved temporarily to some foreign subsidiaries

Financial charges, net	8			They include interest income accrued on loans granted to some overseas group companies (euro 22 million) and interest payable to Teleleasing accrued on financial lease contracts (euro 30 million)

Receivables classified as financial fixed assets	119			They refer principally to loans granted to BDT (euro 108 million)

Financial receivables	213			They refer principally to short-term loans to Stream (euro 122 million), IS Tim (euro 29 million) and Telekom Srbija (euro 23 milioni)

Financial payables	558		2	They refer principally to amounts due to Teleleasing for financial lease contracts (euro 522 million)

Trade receivables and other	428	2	46	They refer principally to receivables from AUNA Group (euro 90 million), Stream (euro 82 million), Telekom Srbija (euro 56 million net of allowances), Telecom Argentina (euro 21 million net of allowances), Teleleasing (euro 18 million) and Lottomatica (euro 42 million)

Trade payables and other	473	12	5	They refer to supply contracts for investing and operating activities: they include amounts due to Italtel (euro 173 million), Siemens Informatica (euro 51 million), Teleleasing (euro 42 million) as well as advances from Consorzio Telcal (euro 85 million)

Contract work-in progress	116			They refer principally to work-in progress on jobs orde-red by Consorzio Telcal for Piano Telematico Calabria (euro 110 million)

Guarantees given	1.261			They include suretyships given in favor of the AUNA Group (euro 510 million), IS Tim (euro 228 million), Stream (euro 86 million) and guarantees on assets given in favor of IS Tim (euro 147 million)

Capital investments	660	5		They refer principally to the purchases of telephone exchanges from Italtel (euro 567 million) and IT projects from Siemens Informatica (euro 31 million)

200	Consolidated Financial Statements

The Report of Operations of the Telecom Italia Group as at 31 December 2001 shows trade operations carried out during the year 2001 by the group itself with the Pirelli Group, mainly for phone services provided (6.6 million euros) and capital expenditure for telecommunication cables (21.4 million euros) Furthermore, in April 2001 – as already reported in the First Half Year Report – in cooperation with Ramius Capital Group, a US investment management company, the Telecom Italia Lab company (wholly owned by Telecom Italia) formed the US venture capital fund Saturn Venture Partners, to handle investments in wireline and mobile telecommunication services and technologies.

The fund’s shareholders also include TIM, Olivetti International and HOPA (of which the former Olivetti Chief Executive Officer Mr. Roberto Colaninno and the former Olivetti Director Mr. Emilio Gnutti were then shareholders and directors).

2) Remunerations to Parent Company Directors and Statutory Auditors

Remunerations for 2001 due to Parent Company Directors and Statutory Auditors in respect of services provided to companies included in the consolidation area totalled 5,877,304 euros and 375,268 euros, respectively.

3) Exhibits

The following exhibits are attached to provide the fullest and clearest possible view of the consolidated financial position as at 31 December 2001 and of the consolidated result for fiscal 2001:

a) statement of changes in consolidated financial position;

b) statement of changes in consolidated shareholders’ equity;

c) reclassified consolidated income statement;

d) list of companies included in the consolidated financial statements as at 31 December 2001 and of equity investments, pursuant to articles 38 and 39 of Legislative Decree no. 127/1991.

201	Consolidated Financial Statements

Olivetti Group

Statement of Changes in Consolidated Financial Position

(in millions of euros)		Year 2001	Year 2000 restated (*)	Year 2000 original
A.	Net financial resources (indebtedness) at the beginning of the year	(35,728)	(27,379)	(27,379)

B.	Cash flow from operating activities
	Net income (loss) for the year (including minority interests)	(3,676)	945	1,001
	Depreciation and amortization	7,645	6,519	6,956
	(Gains) or losses from disposal of fixed assets	(373)	(1,351)	(1,353)
	Writedowns of fixed assets, net	3,753	1,134	1,148
	Net change in operating working capital	620	(1,076)	(920)
	Net change in reserve for severance indemnities	26	177	177
	Changes in the consolidation area, exchange differences and other changes	(2,735)	354	(1,613)

		5,260	6,702	5,396

C.	Cash flow from investing activities
	Fixed assets:
	Intangible	(4,107)	(13,215)	(13,255)
	Tangible	(4,317)	(3,492)	(3,976)
	Financial	(3,141)	(3,123)	(3,124)
	Proceeds (or reimbursement value) from disposal of fixed assets	1,484	4,902	4,937

		(10,081)	(14,928)	(15,418)

D.	Cash flow from financing activities
	Capital increase	2,420	15	15
	Grants related to assets	22	27	27

		2,442	42	42

E.	Distribution of dividends	(255)	(165)	(165)

F.	Net cash flow of the year (B+C+D+E)	(2,634)	(8,349)	(10,145)

G.	Net financial resources (indebtedness) at the end of the year (A+F)	(38,362)	(35,728)	(37,524)

(*)	Amounts restated by consolidating the Nortel Inversora Group with the equity method instead of proportional method.

202	Consolidated Financial Statements

Olivetti Group

Statement of Changes in Consolidated Shareholders’ Equity

(in millions of euros)	Share capital	Share capital increase to be filed with the Companies Register	Additional paid-in capital	Additional paid-in capital in respect of share capital increases to be filed with the Companies Register and of shares to be issued
Balance as of 31 December 1999	2,487	11	2,267	14

Allocation of 1999 net income
Dividend distribution

Share capital increases:
Conversion of “Olivetti 1998-2002 bonds”	25
Exercise of “Olivetti common shares 1998-2002 warrants”	15
Resolution of the Board of Directors on 9 June 1999 in accordance with the powers granted by Extraordinary Shareholders’ Meeting on 7 April 1999	11	(11)	14	(14)
Free share capital increase from Lire 1,000 to Lire 1,936.27 per share using available reserves with consequent re-denomination of share capital in Euro	2,377		(2,281)
Share capital increase reserved in exchange for Tecnost shares owned by minority shareholders		1,999

Reserve for surplus emerging from the exchange of new shares for minority interests acquired
Use of reserve for surplus emerging from the exchange of new shares for minority interests acquired and other			3,196
Reserve for Parent Company shares owned by controlled companies
Conversion of T.I.M. savings shares
Other changes

Result of the year 2000

Balance as of 31 December 2000	4,915	1,999	3,196

Allocation of 2000 net income
Dividend distribution

Share capital increases:
Share capital increase reserved in exchange for Tecnost shares owned by minority shareholders	1,999	(1,999)
Conversion of “Olivetti 1998-2002 bonds”	8	1
Exercise of “Olivetti common shares 1998-2002 warrants”	4
Resolution of the Board of Directors on 9 June 1999 in accordance with the powers granted by Extraordinary Shareholders’ Meeting on 7 April 1999	17		12
Share capital increase in March 2001 (no. 348,249,405 subscribed shares)	349		557
Share capital increase in November 2001 (no.1,491,373,698 subscribed shares)	1,492

Cancellation of Telecom Italia savings shares
Other changes

Result of the year 2001

Balance as of 31 December 2001	8,784	1	3,765

203	Consolidated Financial Statements

Revaluation reserves	Legal reserve	Reserve for treasury stock	Other Parent Company reserves	Reserve for Parent Company shares held by subsidiary companies	Sundry reserves, retained earnings and accumulated losses	Group net result of the year	Total Group net equity
		2			(171)	4,939	9,549

	520		1,987		2,267	(4,774)
						(165)	(165)

							25
							15

			(96)
							1,999

					2,580		2,580
1	357		184		(3,738)
				391	(391)
					641		641
					152		152

						(940)	(940)

1	877	2	2,075	391	1,340	(940)	13,856

	44				(984)	940	—
					(255)		(255)

			(4)				5
			(2)				2

			(8)				21
							906
							1,492

					(277)		(277)
					69		69

						(3,090)	(3,090)

1	921	2	2,061	391	(107)	(3,090)	12,729)

204	Consolidated Financial Statements

Olivetti Group

Reclassified Income Statement

	Year 2001%		Year 2000 restated	(*) %	Year 2000 original	%
(in millions of euros)
Net revenues	32,016	100.0	28,374	100.0	30,116	100.0

Operating costs:
Labour	(4,877)	(15.2)	(4,937)	(17.4)	(5,219)	(17.3)
Materials and services	(13,458)	(42.1)	(11,186)	(39.4)	(11,745)	(39.0)

Grants	26	0.1	21	0.1	21	0.1

Depreciation of tangible assets	(4,080)	(12.7)	(4,179)	(14.7)	(4,561)	(15.1)

Amortisation of intangible assets:
Consolidation goodwill	(2,278)	(7.1)	(1,370)	(4.9)	(1,413)	(4.7)
Other	(1,283)	(4.0)	(970)	(3.4)	(982)	(3.3)

Provisions for writedowns and risks	(758)	(2.4)	(654)	(2.3)	(749)	(2.5)
Other income, net	30	0.1	13	—	9	—

Result before interest and taxes (EBIT) and non recurring income and charges	5,338	16.7	5,112	18.0	5,477	18.2

Non recurring income:

Gains on disposals and other non-recurring income (**)	999	3.1	1,705	6.0	1,705	5.7

Non recurring costs:

Losses on disposals and other non-recurring charges (**)	(4,354)	(13.6)	(1,583)	(5.6)	(1,613)	(5.4)

EBIT	1,983	6.2	5,234	18.4	5,569	18.5

Income from equity investments, net	221	0.7	391	1.4	392	1.3

Financial charges, net	(3,105)	(9.7)	(1,673)	(5.9)	(1,831)	(6.1)

Value adjustments to financial assets	(2,196)	(6.9)	(1,194)	(4.2)	(1,206)	(4.0)

Result before taxes and minority interests	(3,097)	(9.7)	2,758)	9.7)	2,924)	9.7)

Taxes	(579)	(1.8)	(1,813)	(6.4)	(1,923)	(6.4)

Minority interests	586	1.8	(1,885)	(6.6)	(1,941)	(6.4)

Net result for the year	(3,090)	(9.7)	(940)	(3.3)	(940)	(3.1)

(*)	Amounts restated by consolidating the Nortel Inversora Group with the equity method instead of the proportional method.

(**)	The amounts concerning the Telecom Italia Group have been classified as extraordinary items in the consolidated accounts of this latter.

205	Consolidated Financial Statements

List of Companies included in the consolidated financial statements as of 31 December 2001 and equity investments, pursuant to articles 38 and 39, Italian Legislative Decree no. 127/1991

Equity investments as of 31 December, 2001				Direct investors as of 31 December, 2001
Company name	Registered office	Currency	Share capital	%		Company name
COMPANIES CONSOLIDATED ON A LINE-BY-LINE BASIS

Parent company
Olivetti S.p.A.	Italy	Eur	8,783,701,564

Finance companies
Global Gaming Investments S.p.A.	Italy	Eur	1,300,000	100.00		Olivetti S.p.A.
Olivetti Finance N.V.	Netherlands	Eur	46,905,660	100.00		Olivetti S.p.A.
Olivetti Finanziaria Industriale S.p.A.	Italy	Eur	35,000,000	100.00		Olivetti S.p.A.
Olivetti Holding B.V.	Netherlands	Eur	15,882,770	100.00		Olivetti Holding N.V.
Olivetti Holding N.V.	Neth. Antilles	USA $	50,000	100.00		Olivetti International S.A.
Olivetti International (Service) S.A.	Switzerland	Fsv	50,000	100.00		Olivetti International S.A.
Olivetti International Finance N.V.	Neth. Antilles	Eur	3,000,000	100.00		Olivetti Finance N.V.
Olivetti International N.V.	Neth. Antilles	Eur	3,000,000	100.00		Olivetti International S.A.
Olivetti International S.A.	Luxembourg	Eur	500,000,000	100.00		Olivetti S.p.A.
Olivetti Rap S.A.	Spain	Eur	63,613,800	90.00		Olivetti Holding B.V.
				10.00		Olivetti International S.A.
Olivetti Systems & Services UK Ltd.	Great Britain	Lgs	47,180,759	100.00		Olivetti Holding B.V.
Olivetti Telemedia Investments B.V.	Netherlands	Eur	24,957,920	100.00		Olivetti Holding B.V.

Telecom Italia Group
Telecom Italia S.p.A. (*)	Italy	Eur	4,023,060,528	38.97	(°)	Olivetti S.p.A.
Seat - Pagine Gialle S.p.A. (**)	Italy	Eur	341,183,511	0.02		Olivetti Finance N.V.
				0.11		Olivetti International S.A.
				1.40	(°)	Olivetti S.p.A.
Finsiel S.p.A. - Consulenza e Applicazioni Informatiche (**)	Italy	Eur	59,982,385	1.58		Olivetti S.p.A.

Olivetti Tecnost Group
Alladium S.p.A.	Italy	Eur	1,500,000	100.00		Olivetti Tecnost S.p.A.
Aprimatic Doors S.L.	Spain	Eur	50,000	99.98		Aprimatic S.p.A.
Aprimatic France S.A.S.	France	Eur	38,200	100.00		Aprimatic S.p.A.
Aprimatic S.p.A.	Italy	Eur	6,240,000	100.00		Domustech S.p.A.
Consorzio Mael	Italy	Eur	52,000	60.00		Tecnost Sistemi S.p.A.
				40.00		Tiemme Sistemi S.r.l.
Diaspron do Brasil S.A.	Brazil	Real	5,135,417	100.00		Olivetti do Brasil S.A.
Domustech S.p.A.	Italy	Eur	8,333,333	63.00		Olivetti Tecnost S.p.A.
Gotoweb S.p.A.	Italy	Eur	10,000,000	80.00		Olivetti Tecnost S.p.A.
				20.00		Webegg S.p.A.
Jetech S.p.A.	Italy	Eur	100,000	51.00		Olivetti Tecnost S.p.A.
Multidata S/A Eletronica Industria e Comercio	Brazil	Real	5,583,350	100.00		Olivetti do Brasil S.A.
Olivetti Argentina S.A.C.e.I.	Argentina	Psa	7,590,000	100.00		Olivetti Tecnost International B.V.
Olivetti Chile S.A.	Chile	Pcl	2,341,370,200	0.31		Olivetti Latin America Trading Associates S.A.
				99.69		Olivetti Tecnost International B.V.
Olivetti Colombiana S.A.	Columbia	Pcs	6,245,014,700	0.11		Olivetti Colombiana S.A.
				9.46		Olivetti Latin America Trading Associates S.A.
				90.43		Olivetti Tecnost International B.V.
Olivetti da Amazonia Ind. e Com.	Brazil	Real	361,000	99.72		Olivetti do Brasil S.A.
				0.28		Olivetti Sistema e Servicos Limitadas
Olivetti de Puerto Rico, Inc.	Puerto rico	USA $	1,000	100.00		Olivetti Tecnost International B.V.
Olivetti de Venezuela C.A.	Venezuela	Bol	150,000,000	100.00		Olivetti Tecnost International B.V.
Olivetti do Brasil S.A.	Brazil	Real	111,660,625	3.36		Olivetti Mexicana S.A.
				96.65		Olivetti Tecnost International B.V.
Olivetti I-Jet S.p.A.	Italy	Eur	33,644,000	100.00		Olivetti Tecnost S.p.A.
Olivetti Latin America Trading Associates S.A.	Panama	USA $	10,000	100.00		Olivetti Tecnost International B.V.

206	Consolidated Financial Statements

Equity investments as of 31 December, 2001				Direct investors as of 31 December, 2001
Company name	Registered office	Currency	Share capital	%	Company name

Olivetti Lexikon Benelux S.A.	Belgium	Eur	1,932,592	100.00	Olivetti Tecnost International B.V.
Olivetti Lexikon Nordic AB	Sweden	Ks	10,100,000	100.00	Olivetti Tecnost International B.V.
Olivetti Mexicana S.A.	Mexico	Psm	159,096,717	0.01	Olivetti Latin America Trading Associates S.A.
				99.99	Olivetti Tecnost International B.V.
Olivetti Peruana S.A.	Peru	Sol	4,654,920	0.33	Olivetti Latin America Trading Associates S.A.
				99.67	Olivetti Tecnost International B.V.
Olivetti Servicios y Soluciones Integrales S.A. de C.V.	Mexico	Psm	1,467,146	0.01	Olivetti Latin America Trading Associates S.A.
				99.99	Olivetti Tecnost International B.V.
Olivetti Sistema e Serviços Limitadas	Brazil	Real	410,000	0.02	Olivetti da Amazonia Ind. e Com.
				99.98	Olivetti do Brasil S.A.
Olivetti Tecnost (H.K.) Ltd.	Hong Kong	HK $	100,000	99.00	Olivetti Tecnost International B.V.
				1.00	Olivetti Tecnost S.p.A.
Olivetti Tecnost Africa (Pty) Ltd.	South Africa	Ran	600	100.00	Olivetti Tecnost International B.V.
Olivetti Tecnost Austria Ges.m.b.H	Austria	Eur	36,336	100.00	Olivetti Tecnost International B.V.
Olivetti Tecnost de Mexico S.A. de C.V.	Mexico	Psm	113,004,180	100.00	Olivetti Mexicana S.A.
Olivetti Tecnost Deutschland GmbH	Germany	Eur	25,600,000	100.00	Olivetti Tecnost International B.V.
Olivetti Tecnost España S.A.	Spain	Eur	1,229,309	99.99	Olivetti Tecnost International B.V.
Olivetti Tecnost France S.A.S.	France	Eur	2,200,000	100.00	Olivetti Tecnost International B.V.
Olivetti Tecnost International B.V.	Netherlands	Eur	5,027,142	100.00	Olivetti Tecnost S.p.A.
Olivetti Tecnost Nederland B.V.	Netherlands	Eur	18,151	100.00	Olivetti Lexikon Benelux S.A.
Olivetti Tecnost Portugal, S.A.	Portugal	Esp	55,000,000	95.00	Olivetti Tecnost International B.V.
Olivetti Tecnost S.p.A.	Italy	Eur	273,000,000	100.00	Olivetti S.p.A.
Olivetti Tecnost UK Ltd.	Great Britain	Lgs	6,295,712	100.00	Olivetti Tecnost International B.V.
Oliweb S.p.A	Italy	Eur	3,000,000	100.00	Olivetti Tecnost S.p.A.
Royal Consumer Information Products, Inc.	U.S.A.	USA $	1,176	100.00	Olivetti Tecnost International B.V.
Technoproduzioni S.p.A.	Italy	Eur	25,000,000	100.00	Tecnost Sistemi S.p.A.
Tecnost Sistemi S.p.A.	Italy	Eur	145,000,000	100.00	Olivetti Tecnost S.p.A.
Thema S.p.A.	Italy	Eur	1,300,000	100.00	Tecnost Sistemi S.p.A.
Tiemme Sistemi S.r.l.	Italy	Eur	1,040,000	100.00	Technoproduzioni S.p.A.
Tiesse S.c.p.A.	Italy	Eur	103,292	30.50	Tecnost Sistemi S.p.A.
				11.50	Thema S.p.A.
				19.00	Tiemme Sistemi S.r.l.

Real estate and services companies
E.S.T. -Erogazione Servizi e Tecnologie -S.p.A.	Italy	Eur	1,600,995	99.36	Olivetti Multiservices S.p.A.
Emmegiesse S.p.A.	Italy	Eur	250,000	51.00	E.S.T. -Erogazione Servizi e TecnologieS.p.A.
O&B Costruzioni Generali S.r.l.	Italy	Eur	100,000	50.10	Olivetti Multiservices S.p.A.
Olivetti Multiservices S.p.A.	Italy	Eur	170,960,604	100.00	Olivetti S.p.A.
Olivetti Systems Technology Corporation	Japan	Yen	100,000,000	100.00	Olivetti International S.A.
Oms Holding B.V.	Netherlands	Eur	20,000	100.00	Olivetti Multiservices S.p.A.
Ruf Gestion S.A.S.	France	Eur	266,300	100.00	Oms Holding B.V.

Webegg Group
@Live S.r.l.	Italy	Eur	10,000	100.00	Webegg S.p.A.
Domus Academy S.p.A.	Italy	Eur	140,000	51.00	Webegg S.p.A.
Performer S.p.A.	Italy	Eur	100,000	100.00	Webegg S.p.A.
Software Factory S.p.A.	Italy	Eur	1,500,000	100.00	W.P.Winner Project B.V.
Telemedia Applicazioni S.p.A.	Italy	Eur	1,560,000	100.00	Webegg S.p.A.
W.P.Winner Project B.V.	Netherlands	Hfl	40,000	100.00	Webegg S.p.A.
Webegg S.p.A. (**)	Italy	Eur	33,107,160	50.00	Olivetti S.p.A.

207	Consolidated Financial Statements

Equity investments as of 31 December, 2001				Direct investors as of 31 December, 2001
Company name	Registered office	Currency	Share capital	%	Company name
EQUITY INVESTMENTS IN SUBSIDIARY AND ASSOCIATED COMPANIES ACCOUNTED FOR USING THE EQUITY METHOD

Subsidiary Companies
Iepro-Industria Electronica de Productos de Oficina S.A.	Mexico	Psm	120,003	95.00	Olivetti Mexicana S.A.
				5.00	Olivetti Tecnost International B.V.
P.I.T. S.c.r.l.	Italy	Eur	25,823	100.00	E.S.T. - Erogazione Servizi e Tecnologie - S.p.A.
Redgate Olivetti Communications B.V.	Netherlands	Hfl	100,000	100.00	Olivetti Telemedia Investments B.V.
Associated Companies
Domino S.r.l.	Italy	Eur	29,120	35.00	Webegg S.p.A.
E@rchimede S.p.A.	Italy	Eur	173,332	20.00	Webegg S.p.A.
Garage S.r.l.	Italy	Eur	49,400	35.00	Webegg S.p.A.

OTHER EQUITY INVESTMENTS IN SUBSIDIARY AND ASSOCIATED COMPANIES

Subsidiary Companies
Armadora de Tepeaca S.A.	Mexico	Psm	2,000	52.00	Olivetti Mexicana S.A.
Ensambladora Tlaxcalteca S.A.	Mexico	Psm	2,000	0.02	Olivetti Mexicana S.A.
				99.98	Olivetti Tecnost de Mexico S.A. de C.V.
Servicio de Informatica de Oficina S.A.	Mexico	Psm	4,000	98.00	Olivetti Mexicana S.A.

Associated Companies
Baltea S.r.l.	Italy	Eur	2,220,000	49.00	Olivetti Tecnost S.p.A.
In.Va. S.p.A.	Italy	Eur	520,000	40.00	Olivetti S.p.A.
International Information Services	Russia	Rublo	1,000,000	50.00	Olivetti Holding B.V.
Istituto R.T.M. S.p.A.	Italy	Eur	2,107,320	31.46	Olivetti Tecnost S.p.A.
Localport S.p.A. (**)	Italy	Eur	1,361,826	27.74	Olivetti Tecnost S.p.A.
Oli Gulf Fzco	Dubai	Dir	500,000	40.00	Olivetti Tecnost International B.V.
Olitecno S.A. de C.V.	Mexico	Psm	1,000,000	50.00	Olivetti Mexicana S.A.
Parco Dora Baltea S.p.A.	Italy	Eur	300,000	33.33	Olivetti Multiservices S.p.A.
Performer & Deg, S.L.	Spain	Eur	3,006	50.00	Performer S.p.A.
Top Service S.p.A.	Italy	Eur	812,700	38.10	Olivetti Tecnost S.p.A.
Yminds S.A.	Switzerland	Fsv	100,000	24.00	Olivetti I-Jet S.p.A.

Consortium Associated Companies
Consorzio per il Distretto Tecnologico del Canavese	Italy	Eur	444,669	26.13	Olivetti S.p.A.
Consorzio Se.Tel.Sud	Italy	Eur	4,648	33.33	Olivetti S.p.A.

EQUITY INVESTMENTS IN OTHER COMPANIES

Azienda Esercizio Gas S.c.r.l.	Italy	Eur	901,558	0.24	Olivetti S.p.A.
Bemar Serveis Ofimatics S.L.	Spain	Eur	12,000	15.00	Olivetti Tecnost España S.A.
Bioindustry Park del Canavese S.p.A.	Italy	Eur	5,651,891	0.90	Olivetti S.p.A.
Cirsa Business Corporation S.A.	Spain	Eur	24,077,424	4.98	Olivetti Rap S.A.
Cisi Campania S.p.A.	Italy	Eur	2,580,000	8.00	E.S.T. - Erogazione Servizi e Tecnologie - S.p.A.
Consortium S.r.l.	Italy	Eur	561,600,000	2.27	Olivetti S.p.A.
Docunet Inc.	U.S.A.	USA $	15,851,731	0.60	Olivetti International S.A.
Eurofly Service S.p.A.	Italy	Eur	1,235,000	16.33	Olivetti S.p.A.
Fin.Priv S.r.l.	Italy	Eur	20,000	14.29	Olivetti S.p.A.
Flextel S.p.A.	Italy	Eur	2,079,416	13.33	Olivetti Tecnost S.p.A.
Fornara - Soc. Fin. e di Part. S.p.A.	Italy	Lit	102,736,950,000	N.S.	Olivetti Finanziaria Industriale S.p.A.
Funivie del Piccolo S. Bernardo S.p.A.	Italy	Eur	3,685,367	N.S.	Olivetti S.p.A.

208	Consolidated Financial Statements

Equity investments as of 31 December, 2001				Direct investors as of 31 December, 2001
Company name	Registered office	Currency	Share capital	%	Company name
Internet Pro Video Ltd	Great Britain	Lgs	265,602	12.55	Olivetti Telemedia Investments B.V.
Istud Istituto Studi Direzionali S.p.A.	Italy	Eur	1,136,212	0.68	Olivetti S.p.A.
Leisure Link Holdings Ltd	Great Britain	Lgs	7,809,618	1.20	Olivetti International S.A.
Mediobanca S.p.A.	Italy	Eur	389,262,458	1.65	Olivetti S.p.A.
Monterosa S.p.A.	Italy	Eur	18,689,832	0.11	Olivetti S.p.A.
Nomisma S.p.A.	Italy	Eur	5,345,328	0.07	Olivetti Finanziaria Industriale S.p.A.
Parfin S.p.A.	Italy	Lit	120,000,000,000	0.41	Olivetti S.p.A.
Penta Service S.p.A.	Italy	Eur	516,000	5.00	Olivetti Tecnost S.p.A.
Piedmont International S.A.	Luxembourg	USA $	9,192,500	11.92	Olivetti International S.A.
Pila S.p.A.	Italy	Eur	7,060,000	0.10	Olivetti S.p.A.
Retail Network Services B.V.	Netherlands	Eur	15,129,484	13.65	Tecnost Sistemi S.p.A.
Revisione S.r.l.	Italy	Eur	31,200	5.00	Olivetti Finanziaria Industriale S.p.A.
S.A.G.I.T., S.p.A.	Italy	Eur	1,071,662	0.15	Olivetti S.p.A.
S.F.C. - Sistemi Formativi Confindustria - S.c.p.a.	Italy	Eur	236,022	0.22	E.S.T. - Erogazione Servizi e Tecnologie - S.p.A.
Scientific Games Corporation	U.S.A.	USA $	1,631,593	1.85	Olivetti International S.A.
Spa Ricerche ed Education S.r.l.	Italy	Eur	775,000	4.00	Olivetti Finanziaria Industriale S.p.A.
System Union Group PLC.	Great Britain	Lgs	4,880,000	0.09	Olivetti Holding B.V.
Tredicimarzo S.r.l.	Italy	Eur	10,000	10.00	Olivetti S.p.A.
X/Open Inc.	Great Britain	Lgs	11	9.09	Olivetti S.p.A.

Consortiums
Consorzio Ingegneria Partenopea S.c.r.l.	Italy	Eur	67,145	7.69	E.S.T. - Erogazione Servizi E Tecnologie - S.p.A.
Corep - Consorzio per la Ricerca e l’Educazione Permanente	Italy	Eur	676,712	7.69	Olivetti S.p.A.

Note:	– This statement does not include companies in winding-up (except for Olivetti Holding B.V.), dormant companies and those companies intended to be disposed of to third parties. Percentages of ownership do not consider securities classified as current assets (in particular the share of 0.57% of Telecom Italia S.p.A. owned by Olivetti Finance N.V.).

(*)	Equity investments held by Telecom Italia S.p.A. are listed in the following pages, as shown in the Exibits of Telecom Italia itself’s Annual Report.

(**)	Equity investments held also by Telecom Italia Group companies.

(°)	Companies whose share percentage computed on voting rights is different from that computed on ownership.

In the following pages subsidiary and associated companies of the Telecom Italia Group are listed in the format of the Exhibit to the “2001 Annual Report” of the Telecom Italia Group itself.

209	Consolidated Financial Statements

Telecom Italia Group

List of subsidiary and associated companies

(Exhibit to the Telecom Italia Group Consolidated Financial Statements

as of 31 December 2001)

210	Consolidated Financial Statements

LIST OF COMPANIES CONSOLIDATED ON A LINE-BY-LINE BASIS

Name (type of business)	Head office	Share capital		% ownership	% of voting rights	Held by
Domestic Wireline
ATESIA - Telemarketing Comunicazione Telefonica e Ricerche di Mercato S.p.A. (telemarketing)	Rome (Italy)	EUR	3,150,406	100.00		TELECOM ITALIA
LATIN AMERICAN NAUTILUS S.A. (holding company)	Luxembourg	USD	60,000,000	70.00 10.00 10.00 10.00		TELECOM ITALIA ENTEL BOLIVIA ENTEL CHILE TELECOM ARGENTINA
- LATIN AMERICAN NAUTILUS ARGENTINA S.A. (installation and maintenance of submarine cable systems)	Buenos Aires (Argentina)	ARS	12,000	99.99 0.01		LATIN AMERICAN NAUTILUS. S.A. Fiduciaries
- LATIN AMERICAN NAUTILUS BRASIL Ltda (installation and maintenance of submarine cable systems)	Rio de Janeiro (Brazil)	BRL	20,000	99.99 0.01		LATIN AMERICAN NAUTILUS S.A. LATIN AMERICAN NAUTILUS USA
- LATIN AMERICAN NAUTILUS CHILE S.A. (installation and maintenance of submarine cable systems)	Santiago (Chile)	CLP	6,200,000	99.99 0.01		LATIN AMERICAN NAUTILUS S.A. Fiduciaries
- LATIN AMERICAN NAUTILUS Ltd (installation and maintenance of submarine cable systems)	Dublin (Ireland)	USD	1,000,000	100.00		LATIN AMERICAN NAUTILUS S.A.
- LATIN AMERICAN NAUTILUS PANAMA S.A. (installation and maintenance of submarine cable systems)	Panama	USD	10,000	100.00		LATIN AMERICAN NAUTILUS S.A.
- LATIN AMERICAN NAUTILUS PERU’ S.A. (installation and maintenance of submarine cable systems)	Lima (Peru)	PEN	3,500	99.97 0.03		LATIN AMERICAN NAUTILUS S.A. Fiduciaries
- LATIN AMERICAN NAUTILUS SERVICE Inc. (installation and maintenance of submarine cable systems)	Florida (USA)	USD	10,000	100.00		LATIN AMERICAN NAUTILUS S.A.
- LATIN AMERICAN NAUTILUS USA Inc. (installation and maintenance of submarine cable systems)	Florida (USA)	USD	10,000	100.00		LATIN AMERICAN NAUTILU5 S.A.
- LATIN AMERICAN NAUTILUS VENEZUELA C.A. (installation and maintenance of submarine cable systems)	Caracas (Venezuela)	VEB	7,000,000	99.99 0.01		LATIN AMERICAN NAUTILUS S.A. Fiduciaries
MED-1 SUBMARINE CABLES Ltd (construction and maintenance of submarine cable Lev)	Tel Aviv (Israel)	ILS	100,000	23.17 27.83		TELECOM ITALIA STET INTERNATIONAL NETHERLANDS
- MED 1 IC-1 (1999) Ltd (installation and maintenance of submarine cable IC1)	Tel Aviv (Israel)	ILS	1,000	99.99 0.01		MED-1 SUBMARINE CABLES MED-1 ITALY
- MED-1 (NETHERLANDS) B.V. (holding company)	Amsterdam (Holland)	NLG	40,000	100.00		MED-1 SUBMARINE CABLES
- MED-1 ITALY S.r.l. (installation and maintenance submarine cable systems in Italian seas)	Rome (Italy)	EUR	548,477	100.00		MED-1 NETHERLANDS
MEDITERRANEAN NAUTILUS S.A. (holding company)	Luxembourg	USD	326,480,000	62.51 7.49		TELECOM ITALIA STET INTERNATIONAL NETHERLANDS
- ELETTRA TLC S.p.A. (installation and maintenance of submarine cable systems)	Rome (Italy)	EUR	10,329,200	100.00		MEDITERRANEAN NAUTILUS S.A.
- MEDITERRANEAN NAUTILUS Ltd (installation and maintenance of submarine cable systems)	Dublin (Ireland)	USD	100,000	51.00		MEDITERRANEAN NAUTILUS S.A.
- MEDITERRANEAN NAUTILUS B.V. (holding company)	Amsterdam (Holland)	EUR	18,003	100.00		MEDITERRANEAN NAUTILUS Ltd
- MEDITERRANEAN NAUTILUS GREECE S.A. (installation and maintenance of submarine cable systems)	Athens (Greece)	EUR	60,000	100.00		MEDITERRANEAN NAUTILUS B.V.
- MEDITERRANEAN NAUTILUS ISRAEL Ltd (installation and maintenance of submarine cable systems)	Tel Aviv (Israel)	ILS	1,000	100.00		MEDITERRANEAN NAUTILUS B.V.
- MEDITERRANEAN NAUTILUS ITALY S.p.A. (installation and maintenance of submarine cable systems)	Rome (Italy)	EUR	3,100,000	100.00		MEDITERRANEAN NAUTILUS B.V.
- MEDITERRANEAN NAUTILUS Inc. (telecommunications activities)	Delaware (USA)	USD	3,000	100.00		MEDITERRANEAN NAUTILUS B.V.
PATH.NET S.p.A. (networking systems and telecommunications)	Rome (Italy)	EUR	25,800,000	99.99 0.01		TELECOM ITALIA SODALIA

211	Consolidated Financial Statements

Name (type of business)	Head office	Share capital		% ownership	% of voting rights	Held by
SARITEL S.p.A. (group factory for added value network services)	Pomezia (Rome, Italy)	EUR	11,445,360	100.00		TELECOM ITALIA
TELECOM ITALIA NETHERLANDS B.V. (telecommunications services)	Amsterdam (Holland)	EUR	18,200	100.00		TELECOM ITALIA
TELECOM ITALIA OF NORTH AMERICA Inc. (telecommunications promotional services)	New York (USA)	USD	5,550,000	100.00		TELECOM ITALIA
TELECOM ITALIA SPAIN S.L. UNIPERSONAL (telecommunications services)	Madrid (Spain)	EUR	703,111	100.00		TELECOM ITALIA
TELECONTACT CENTER S.p.A. (telemarketing)	Naples (Italy)	EUR	110,000	99.99		TELECOM ITALIA
TI BELGIUM S.P.R.L. - B.V.B.A. (telecommunications services)	Brussels (Belgium)	EUR	3,000,000	99.99 0.01		TELECOM ITALIA Fiduciaries
TI FRANCE S.A.R.L. (telecommunications services)	Paris (France)	EUR	10,307,800	100.00		TELECOM ITALIA
TI GERMANY GmbH (telecommunications services)	Frankfurt (Germany)	EUR	25,000	100.00		TELECOM ITALIA
TI SWITZERLAND GmbH (telecommunications services)	Zurich (Switzerland)	CHF	2,000,000	100.00		TELECOM ITALIA
TI Telecom Italia (Austria) Telekommunikationsdienste GmbH (telecommunications services)	Vienna (Austria)	EUR	35,000	100.00		TELECOM ITALIA
TI UNITED KINGDOM Ltd (telecommunications services)	London (UK)	GBP	2,295,000	100.00		TELECOM ITALIA
TMI TELEMEDIA INTERNATIONAL ITALIA S.p.A. (acquisition of telecommunications companies and institutions in Italy and abroad)	Rome (Italy)	EUR	86,511,459.20	100.00		TELECOM ITALIA
- TMI TELEMEDIA INTERNATIONAL LUXEMBOURG S.A. (holding company)	Luxembourg	EUR	82,150,675	100.00		TMI - TELEMEDIA INTERN. ITALIA
- TMI - TELEMEDIA INTERNATIONAL Ltd (telecommunications services)	London (UK)	USD	416,400,225	91.14 8.86		TMI - TELEMEDIA INTERN. LUX. TMI - TELEMEDIA INTERN. ITALIA
- EURO DATACOM Ltd (telecommunications services)	Huddersfield (UK)	GBP	306,666	100.00		TMI - TELEMEDIA INTERN. Ltd
- TELECOM MEDIA INTERNATIONAL ITALY-CANADA Inc. (telecommunications services)	Montreal (Canada)	CAD	952,100	100.00		TMI - TELEMEDIA INTERN. Ltd
- TELEMEDIA INTERNATIONAL USA Inc. (telecommunications services)	New Jersey (USA)	USD	119,022,889.68	100.00		TMI - TELEMEDIA INTERN. Ltd
- TMI TELEMEDIA INTERNATIONAL DO BRASIL Ltda (telecommunications services)	Saõ Paulo (Brazil)	BRL	2,443,217	99.99 0.01		TMI - TELEMEDIA INTERN. Ltd Fiduciaries
Mobile Services
TELECOM ITALIA MOBILE S.p.A. (mobile telecommunications)	Turin (Italy)	EUR	513,964,432.74	54.82 0.14	55.68 0.15	TELECOM ITALIA SOFTE
- TIM INTERNATIONAL N.V. (former STET MOBILE HOLDING N.V.) (holding company)	Amsterdam (Holland)	EUR	555,426,000	100.00		TELECOM ITALIA MOBILE
- AUTEL BETEILIGUNGS GmbH (holding company)	Vienna (Austria)	EUR	35,000	100.00		TIM INTERNATIONAL
- STET HELLAS TELECOMMUNICATIONS S.A. (mobile telephony services)	Athens (Greece)	GRD	41,596,610,000	63.95 0.11		TIM INTERNATIONAL SOFTE
- TELEPOLIS SERVICES OF MOBILE TELEPHONY S.A. (mobile telephony services)	Athens (Greece)	GRD	2,700,000,000	100.00		STET HELLAS
- TIM BRASIL S.A. (former TIM do Brasil Ltda) (holding company)	Rio de Janeiro (Brazil)	BRL	2,790,790,104.08	100.00		TIM INTERNATIONAL

212	Consolidated Financial Statements

Name (type of business)	Head office	Share capital		% ownership	% of voting rights	Held by
- BITEL PARTICIPACOES S.A. (holding company)	Rio de Janeiro (Brazil)	BRL	2,290,264,028	99.99999 0.00001		TIM BRASIL Fiduciaries
- MAXITEL S.A. (license holder for mobile telecommunications in Bahia e Sergipe areas)	Belo Horizonte (Brazil)	BRL	677,679,703	37.97 58.70	43.15 46.85	TIM INTERNATIONAL BITEL
- MAXITEL TELECOMUNICACOES Ltda (telecommunication company and sale of mobile phones)	Salvador de Bahia (Brazil)	BRL	1,000	99.90 0.10		MAXITEL S.A. Fiduciaries
- OFFSHORE FINANCIAL &. SECURITIES Inc. (holding company)	Tortola (British Virgin Islands)	USD	6,104,860	100.00		MAXITEL S.A.
- TELE CELULAR SUL PARTICIPACOES S.A. (holding company for operating companies providing mobile network services)	Curitiba (Brazil)	BRL	245,033,341	19.37	51.35	BITEL
- CTMR CELULAR S.A. (mobile telephony operator)	Pelotas (Brazil)	BRL	21,251,917.26	78.56	81.32	TELE CELULAR SUL
- TELEPAR CELULAR S.A. (mobile telephony operator)	Curitiba (Brazil)	BRL	333,880,024.34	75.37	87.43	TELE CELULAR SUL
- TELESC CELULAR S.A. (mobile telephony operator)	Florianopolis (Brazil)	BRL	249,170,454.34	83.13	91.62	TELE CELULAR SUL
- TELE NORDESTE CELULAR PARTICIPACOES S.A. (holding company for operating companies providing mobile network services)	Recife (Brazil)	BRL	186,053,905.66	19.38	51.24	BITEL
- TELASA CELULAR S.A. (mobile telephony operator)	Maceiò (Brazil)	BRL	31,409,860.10	78.02	97.20	TELE NORDESTE CELULAR
- TELECEARA’ CELULAR S.A. (mobile telephony operator)	Fortaleza (Brazil)	BRL	89,439,654.33	79.55	85.65	TELE NORDESTE CELULAR
- TELEPISA CELULAR S.A. (mobile telephony operator)	Teresina (Brazil)	BRL	23,392,322.95	78.85	97.52	TELE NORDESTE CELULAR
- TELERN CELULAR S.A. (mobile telephony operator)	Natal (Brazil)	BRl	42,823,497.29	75.42	92.57	TELE NORDESTE CELULAR
- TELPA CELULAR S.A. (mobile telephony operator)	Joaõ Pessoa (Brazil)	BRL	43,164,229.17	71.85	94.87	TELE NORDESTE CELULAR
- TELPE CELULAR S.A. (mobile telephony operator)	Recife (Brazil)	BRL	113,848,783.98	77.68	94.87	TELE NORDESTE CELULAR
- TIM Celular Centro Sul S.A. (former BLUCEL S.A.) (mobile telephony operator)	Brasilia (Brazil)	BRL	271,827,025	100.00		TIM BRASIL
- TIM Rio Norte S.A. (former UNICEL S.A.) (mobile telephony operator)	Rio de Janeiro (Brazil)	BRL	495,300,000	100.00		TIM BRASIL
- TIM Saõ Paulo S.A. (former STARCEL S.A.) (mobile telephony operator)	Saõ Paulo (Brazil)	BRL	512,780,589	100.00		TIM BRASIL
- TIMNET.COM S.A. (mobile services)	Rio de Janeiro (Brazil)	BRL	78,000,000	20.00 20.00 20.00 20.00 20.00		TIM INTERNATIONAL MAXITEL S.A. TELE NORDESTE CELULAR TELE CELULAR SUL TIM SAÕ PAULO
- TIM PERU’ S.A.C. (mobile telephony operator)	Lima (Perù)	PEN	652,231,998	100.00		TIM INTERNATIONAL
- CORPORACION DIGITEL C.A. (telecommunications services)	Caracas (Venezuela)	VEB	42,823,450,241	56.56		TIM INTERNATIONAL
Internet and Media
SEAT PAGINE GIALLE S.p.A. (publishing and Internet services)	Milan (Italy)	EUR	341,183,511.30	53.21 1.90 0.0168 0.132	53.41 1.93 0.0171 0.134	TELECOM ITALIA HUTT II SARITEL SOFTE
- CIPI S.p.A. (personalized products for companies)	Milan (Italy)	EUR	208,000	60.00		SEAT PAGINE GIALLE
- CONSODATA S.A. (management and supply of data banks and market researches)	Levallois Perret (France)	EUR	4,731,867	90.74		SEAT PAGINE GIALLE
- BCA FINANCES S.A. (analysis, management and trading of data banks)	Lille (France)	FRF	700,000	100.00		CONSODATA S.A.
- BCA S.A. (analysis, management and trading of data banks)	Lille (France)	FRF	500,000	17.00 83.00		CONSODATA S.A. BCA FINANCES

213	Consolidated Financial Statements

Name (type of business)	Head office	Share capital		% ownership	% of voting rights	Held by
- CAL-CONSUMER ACCES Ltd (management and supply of data banks)	Kingston (UK)	GBP	200,000	100.00		CONSODATA S.A.

- CONSODATA GROUP Ltd (management and supply of data banks)	London (UK)	GBP	2	100.00		CAL-CONSUMER ACCES Ltd

- CONSODATA UK Ltd (business information)	Kingston (UK)	GBP	2	100.00		CAL-CONSUMER ACCES Ltd

- CONSOBELGIUM S.A. (business information)	Brussels (Belgium)	EUR	62,500	100.00		CONSODATA S.A.

- CHINALOOP Holdings (mailing list activities)	Cayman Islands	USD	29,961.3	50.06		CONSODATA S.A.

- CHINALOOP (Mauritius) Co (mailing list activities)	Port Louis (Mauritius)	USD	200	100.00		CHINALOOP Holdings

- SHANGHAI CHINA LOOP INFORMATION SERVICES (mailing list activities)	Shanghai (China)	USD	1,730,000	100.00		CHINALOOP (Mauritius) Co

- CONSODATA ESPANA S.A. (business Information)	Barcelona (Spain)	ESP	310,000,000	100.00		CONSODATA S.A.

- CONSODATA ITALIA S.r.l. (business information)	Milan (Italy)	EUR	10,200	100.00		CONSODATA S.A.

- CONSODATA SOLUTIONS S.A. (data management)	Levallois Perret (France)	EUR	270,000	100.00		CONSODATA S.A.

- CONSODATA S.p.A. (former GIALLO DAT @ S.p.A.) (services of direct marketing; creation, management and marketing of data bank)	Rome (Italy)	EUR	6,500,000	100.00		CONSODATA S.A.

- DOMINO RESEARCH S.r.l. (data processing geomarketing sector)	Milan (Italy)	EUR	46,400	60.00		CONSODATA S.p.A.

- DWI S.p.A. (design, software realization)	Verona (Italy)	EUR	500,000	51.00		CONSODATA S.p.A.

- FINANZA E GESTIONE S.r.l. (creation, management and trading of data banks for the banking sector)	Milan (Italy)	EUR	77,450	60.00		CONSODATA S.p.A.

- PHARMASOFT CONSULTING S.r.l. (design, management and marketing of pharmaceutical sector data bank)	Rome (Italy)	EUR	1,032,910	60.00		CONSODATA S.p.A.

- PUBBLIBABY S.p.A (design, management and marketing of native sector data bank)	Cusago (Milan, Italy)	EUR	100,000	61.00		CONSODATA S.p.A.

- MEDIA PRISME S.A. (analysis, management and trading of data banks)	Paris (France)	FRF	250,000	50.00 50.00		CONSODATA S.A. BCA FINANCES

- MP LIST S.A. (analysis, management and trading of data banks)	Brussels (Belgium)	FB	750,000	100.00		MEDIA PRISME

- DATABANK S.p.A. (marketing)	Milan (Italy)	EUR	937,300	93.47		SEAT PAGINE GIALLE

- DATABANK WETTBEWERBS - MARKT UND FINANZANALYSE GmbH (marketing)	Darmstadt (Germany)	EUR	153,387.56	60.00		DATABANK S.p.A.

- DBK S.A. (marketing)	Madrid (Spain)	EUR	99,000	99.99		DATABANK S.p.A.

- DATA HOUSE S.p.A. (gathering and sale of real estate information)	Milan (Italy)	EUR	200,850	52.00		SEAT PAGINE GIALLE

- ITALSERVICE S.r.l. (holding company)	Varese (Italy)	EUR	10,400	100.00		DATA HOUSE

- ITALSERVICE S.p.A. (management of data from the public real estate Registry and from other public bodies)	Milan (Italy)	EUR	104,000	40.00 60.00		DATA HOUSE ITALSERVICE S.r.l.

214	Consolidated Financial Statements

Name (type of business)	Head office	Share capital		% ownership	% of voting rights	Held by
- EUREDIT S.A. (realization, promotion and marketing European technology of commerce annual “Europages”)	Paris (France)	EUR	2,800,000	93.56		SEAT PAGINE GIALLE

- FINANZIARIA WEB S.p.A (financing)	Turin (Italy)	EUR	9,606,073.50	60.00		SEAT PAGINE GIALLE

- MATRIX S.p.A (Internet services)	Milan (Italy)	EUR	1,100,000	0.70 66.00 33.30		SEAT PAGINE GIALLE FINANZIARIA WEB N.V.VERTICO

- FREE FINANCE S.p.A (Internet loans for the real estate market)	Milan (Italy)	EUR	148,102	89.38		MATRIX

- GIALLO MARKET S.r.l (owner of Virgilio.it)	Milan (Italy)	EUR	1,000,000	90.00 10.00		MATRIX MONDUS LTD

- KMATRIX S.r.l. (creation and management of an Internet site)	Milan (Italy)	EUR	100,000	100.00		MATRIX

- LINK S.r.l. (supply of computer services)	Milan (Italy)	EUR	10,400	100.00		MATRIX

- OLA’! S.r.l. (advertising on-line)	Milan (Italy)	EUR	10,400	51.00		MATRIX

- XOOM.it S.p.A. (development and management of virtual communities)	Milan (Italy)	EUR	100,000	100.00		MATRIX

- ZDNET ITALIA S.r.l. (creation and management of Internet sites)	Milan (Italy)	EUR	400,000	51.00		MATRIX

- FINSATEL S.r.l. (holding company)	Turin (Italy)	EUR	133,000	100.00		SEAT PAGINE GIALLE

- GIALLO LAVORO S.p.A. (research, selection and training of human resources)	Turin (Italy)	EUR	100,000	100.00		SEAT PAGINE GIALLE

- GIALLO PROFESSIONAL PUBLISHING S.p.A. (publishing, typographic and graphic marketing, advertising)	Turin (Italy)	EUR	1,000,000	100.00		SEAT PAGINE GIALLE

- GRUPPO EDITORIALE FAENZA EDITRICE S.p.A (publishing house)	Faenza (Ravenna, Italy)	EUR	260,000	60.00		GIALLO PROFESSIONAL PUBLISHING

- FAENZA EDITRICE IBERICA S.L. (publishing house also on behalf of third parties)	Castellon de La Plana (Spain)	EUR	3,005.50	100.00		GRUPPO EDITORIALE FAENZA EDITRICE

- FAENZA EDITRICE DO BRASIL Ltda (publishing house also on behalf of third parties)	Sao Paulo (Brazil)	BRL	132,347.46	90.00 10.00		GRUPPO EDITORIALE FAENZA EDITRICE FAENZA EDITRICE IBERICA

- PROMO ADVERTISING S.r.l. (acquisition of advertising on behalf of magazines, tv and multimedia broadcasting)	Faenza (Ravenna, Italy)	EUR	10,320	100.00		GRUPPO EDITORIALE FAENZA EDTTRICE

- GRUPPO EDITORIALE JCE S.pA (publishing house)	Cinisello Balsamo (Milan, Italy)	EUR	1,032,800	65.00		GIALLO PROFESSIONAL PUBLISHING

- QUASAR E ASSOCIATI S.r.l. (multimedia publishers)	Milan (Italy)	EUR	20,408	51.00		GIALLO PROFESSIONAL PUBLISHING

- EDITORIALE QUASAR S.r.l. (publishing house and advertising agency)	Milan (Italy)	EUR	10,000	100.00		QUASAR E ASSOCIATI

- TTG ITALIA S.p.A. (publishing house for the touristic market)	Turin (Italy)	EUR	100,000	98.00		GIALLO PROFESSIONAL PUBLISHING

- GIALLO VIAGGI.it S.p.A. (research, development, production of information and telematic products for tourism)	Milan (Italy)	EUR	100,000	100.00		SEAT PAGINE GIALLE

- MEDIOLANUM TOURIST SERVICE S.r.l. (tour operator)	Milan (Italy)	EUR	10,200	100.00		GIALLO VIAGGI.it

- GIALLO VOICE S.p.A. (teleselling, telemarketing, call centers and marketing)	Turin (Italy)	EUR	1,000,000	100.00		SEAT PAGINE GIALLE

- CALL CENTER SERVICES S.r.l. (call center services)	Cemusco sul Naviglio (Milan, Italy)	EUR	10,350	66.00		GIALLO VOICE

- IMR S.r.l. (call center services)	Turin (Italy)	EUR	10,500	51.00		GIALLO VOICE

- OPS S.r.l. (call center services)	Milan (Italy)	EUR	10,200	51.00		GIALLO VOICE

215	Consolidated Financial Statements

Name (type of business)	Head office	Share capital		% ownership	% of voting rights	Held by
- TELEPROFESSIONAL S.r.l. (call center services)	Monza (Milan, Italy)	EUR	52,000	66.00		GIALLO VOICE

- GRUPPO BUFFETTI S.p.A. (supply of products regarding the paper industry, printing and publishing)	Rome (Italy)	EUR	11,817,000	100.00		SEAT PAGINE GIALLE

- MAGIQ 32 S.r.l. (wholesale of paper and millboard)	Rome (Italy)	EUR	510,000	100.00		GRUPPO BUFFETTI

- OFFICE AUTOMATION PRODUCTS S.p.A. (former INDUSTRIAL SERVICE S.p.A.) (wholesale magnetic stand)	Lecco (Italy)	EUR	774,000	84.00		GRUPPO BUFFETTI

- IS PRODUCTS S.p.A. (marketing of office automation)	Lecco (Italy)	EUR	9,360,000	27.78 72.22		GRUPPO BUFFETTT OFFICE AUTOMATION PRODUCTS

- INCAS PRODUCTIONS S.r.l. (wholesale production and marketing of office consumable products)	Venaria Reale (Turin, Italy)	EUR	510,000	100.00		OFFICE AUTOMATION PRODUCTS

- PBS PROFESSIONAL BUSINESS SOFTWARE S.p.A. (production and trading of business software)	Rome (Italy)	EUR	127,500	99.996 0.004		GRUPPO BUFFETTI BUFFETTT S.r.l.

- SK DIRECT S.r.l. (graphic arts)	Rome (Italy)	EUR	5,522,920	58.37 41.63		GRUPPO BUFFETTI OFFICE AUTOMATION PRODUCTS

- HOLDING MEDIA E COMUNICAZIONE H.M.C. S.p.A. (former CECCHI GORI COMMUNICATIONS S.p.A.) (production, marketing on TV and press)	Rome (Italy)	EUR	5,064,000	100.00		SEAT PAGINE GIALLE

- GLOBO EUROPA B.V. (holding company)	Amsterdam (Holland)	NLG	400,000	100.00		HOLDING MEDIA E COMUNICAZIONE HMC

- GLOBO COMMUNICATION S.A.M. (production, acquisition and trading of TV programs)	Montecarlo	EUR	8,400,000	99.99		GLOBO EUROPA

- TV INTERNAZIONALE S.p.A. (licensee of a TV broadcasting)	Rome (Italy)	EUR	6,200,000	100.00		GLOBO EUROPA

- BEIGUA S.r.l. (management of a TV broadcasting)	Milan (Italy)	EUR	51,480	51.00		TV INTERNAZIONALE

- GIAROLO S.r.l. (management of TV programs)	Milan (Italy)	EUR	50,490	75.50		TV INTERNAZIONALE

- T.V.I. MONTECARLO S.A.M. (trading and licensee of TV programs)	Montecarlo	EUR	150,000	99.50		GLOBO EUROPA

- HOLDING MEDIA E COMUNICAZIONE BROADCASTING S.r.l. (former CECCHI GORI BROADCASTING S.r.l.) (maintenance of audio/video TV equipments)	Rome (Italy)	EUR	103,400	50.00 50.00		HOLDING MEDIA E COMUNICAZIONE HMC TV INTERNAZIONALE

- HOLDING MEDIA E COMUNICAZIONE PUBBLICITA’ S.r.l. (former CECCHI GORI ADVERTISING S.r.l.) (advertising agency for TV and radio broadcasting)	Rome (Italy)	EUR	516,500	100.00		HOLDING MEDIA E COMUNICAZIONE HMC

- MTV ITALIA S.r.l. (former BETA TELEVISION S.r.l.) (licensee of a radio and TV broadcasting)	Rome (Italy)	EUR	12,151,928	51.00		HOLDING MEDIA E COMUNICAZIONE HMC

- HOLDING MEDIA E COMUNICAZIONE PRODUZIONI S.r.l. (former CECCHI GORI NEWS AND SPORT S.r.l.) (production and acquisition of radio and TV programs rights)	Rome (Italy)	EUR	258,864	50.00 50.00		MTV ITALIA TV INTERNAZIONALE

- MTV PUBBLICITA’ S.r.l. (advertising agency)	Milan (Italy)	EUR	10,400	100.00		MTV ITALIA

- ITALBIZ.COM Inc. (maintenance of an Internet site)	California (USA)	USD	13,800	72.46		SEAT PAGINE GIALLE

- KOMPASS ITALIA S.p.A. (publishing of annuals and sale of telematic products)	Turin (Italy)	EUR	1,610,904.88	100.00		SEAT PAGINE GIALLE

216	Consolidated Financial Statements

Name (type of business)	Head office	Share capital		% ownership	% of voting rights	Held by

- NEOEXPO S.p.A (on-line events regarding fairs)	Palazzolo sull’Oglio (Brescia, Italy)	EUR	510,000	60.00		SEAT PAGINE GIALLE

- NETCREATIONS Inc. (management of the license regarding the software products of Netex Ltd)	New York (USA)	USD	1	100.00		SEAT PAGINE GIALLE

- PAN-ADRESS DIREKTMARKETING &. Co. KG (direct marketing)	Munich (Germany)	DEM	2,040,000	100.00		SEAT PAGINE GIALLE

- CONSODATA DEUTSCHLAND GmbH (creation and maintenance of a database for mailing activities)	Munich (Germany)	DEM	50,000	100.00		PAN-ADRESS DIREKTMARK. &CO.KG

- CONSODATA MARKETING INTELLIGENCE GmbH (strategic analysis and data profiling)	Munich (Germany)	EUR	25,000	100.00		PAN-ADRESS DIREKTMARK. & Co.KG

- MEDIPLAN GmbH (creation and maintenance of a database for mailing activities)	Munich (Germany)	EUR	26,000	100.00		PAN-ADRESS DIREKTMARK. & Co.KG

- PAN-ADRESS DIREKTMARKETING VERWALTUNG GmbH (former GENERAL PARTNER GmbH) (direct marketing)	Munich (Germany)	EUR	25,000	100.00		SEAT PAGINE GIALLE

- TDL INFOMEDIA Ltd (holding company)	Hampshire (UK)	GBP	139,524.78	99.60		SEAT PAGINE GIALLE

- MYBLUECAT.COM Ltd (supply of services)	Hampshire (UK)	GBP	2	100.00		TDL INFOMEDIA

- TDL INFOMEDIA FINANCE Ltd (holding company)	Hampshire (UK)	GBP	9,734.09	100.00		TDL INFOMEDIA

- TDL INFOMEDIA HOLDINGS Plc (holding company)	Hampshire (UK)	GBP	397,126.43	100.00		TDL INFOMEDIA FINANCE

- TDL INFOMEDIA GROUP Plc (holding company)	Hampshire (UK)	GBP	624,576.64	100.00		TDL INFOMEDIA HOLDINGS

- TDL GROUP Ltd (holding company)	Hampshire (UK)	GBP	89,864.25	100.00		TDL INFOMEDIA GROUP

- THOMSON DIRECTORIES Ltd (publishing and marketing directories)	Hampshire (UK)	GBP	1,340,000	100.00		TDL GROUP

- TDL INVESTMENTS B.V. (former MARACANA’ HOLDING B.V.) (supply of services)	Rotterdam (Holland)	EUR	20,000	100.00		TDL INFOMEDIA

- TELEGATE HOLDING GmbH (holding company)	Martinsried (Germany)	DEM	51,000	100.00		SEAT PAGINE GIALLE

- TELEGATE A.G. (call center services)	Martinsried (Germany)	EUR	12,730,000	13.54 50.99		SEAT PAGINE GIALLE TELEGATE HOLDING

- ARSMOVENDI.COM A.G. (Internet services)	Munich (Germany)	EUR	150,000	100.00		TELEGATE A.G.

- TRAVELGATE BUSINESS GmbH (business tour operator)	Munich (Germany)	EUR	25,000	100.00		ARSMOVENDI .COM

- TRAVELTEAM24 GmbH (tour operator)	Schongau (Germany)	DEM	100,000	100.00		TRAVELGATE BUSINESS

- DATAGATE GmbH (call center services)	Martinsried (Germany)	EUR	25,000	100.00		TELEGATE A.G.

- KIMTRAVEL CONSULTING A.G. (tour operator)	Munich (Germany)	EUR	69,493	100.00		TELEGATE A.G.

- TELEGATE AKADEMIE GmbH (training center for employees of call centers)	Rostock (Germany)	EUR	25,000	100.00		TELEGATE A.G.

- TELEGATE ANKLAM GmbH (call center services)	ANKLAM (Germany)	DEM	100,000	100.00		TELEGATE A.G.

- 11880.com GmbH (call center services)	Martinsried (Germany)	EUR	25,000	100.00		TELEGATE ANKLAM

- MOBILSAFE A.G. (Internet services)	Meerbusch (Germany)	EUR	150,000	100.00		TELEGATE ANKLAM

- TELEGATE CALL CENTER GmbH (call center services)	Martinsried (Germany)	EUR	25,000	100.00		TELEGATE A.G.

- PHONECOM GmbH (call center services)	Munich (Germany)	DEM	153,900	50.68		TELEGATE CALL CENTER

217	Consolidated Financial Statements

Name (type of business)	Head office	Share capital		% ownership	% of voting rights	Held by

- MEDIA EVOLUTION AGENTUR FUR NEUE MEDIE GmbH (call center services)	Munich (Germany)	DEM	60,000	100.00		PHONECOM

- TGT HOLDING B.V. (holding company)	Schiphol (Holland)	EUR	18,200	100.00		TELEGATE A.G.

- TELEGATE ESPAÑA S.A. (former TELEGATE COMMUNICATIONS SYSTEMS S.A.) (call center services)	Las Mathas Madrid (Spain)	EUR	61,000	99.00 1.00		TGT HOLDING TELEGATE A.G.

- TELEGATE GmbH (call center services)	Vienna (Austria)	EUR	35,000	100.00		TGT HOLDING

- TELEGATE Inc. (call center services)	Texas (USA)	USD	1,000	100.00		TGT HOLDING

- TELEGATE ITALIA S.r.l. (call center services)	Milan (Italy)	EUR	129,000	99.00 1.00		TGT HOLDING TELEGATE A.G.

- TELEGATE Ltd (call center services)	London (UK)	GBP	50,000	100.00		TGT HOLDING

- TICKETONE S.p.A (ticket sales)	Milan (Italy)	EUR	620,210	52.30		SEAT PAGINE GIALLE

- TIN WEB S.p.A. (former GIALLO WEB S.r.l.) (advices regarding the creation of Internet Sites)	Milan (Italy)	EUR	100,000	100.00		SEAT PAGINE GIALLE

International Operations

STET INTERNATIONAL NETHERLANDS N.V. (holding company)	Amsterdam (Holland)	EUR	2,378,338,950	100.00		TELECOM ITALIA

- 9 TELECOM RESEAU S.A. (telecommunications services)	Boulogne Billancourt (France)	EUR	616,291,485	97.34 0.04		STET INTERNATIONAL NETHERLANDS T.M.I. TELEMEDIA INT. Ltd

- JET MULTIMEDIA S.A. (Internet hosting)	Lyon (France)	EUR	10,699,748	89.72 0.95 0.18		9 TELECOM RESEAU SOFTE JET MULTIMEDIA

- JET MEDIA S.A. (advertising on TV, radio and press)	Lyon (France)	EUR	100,000	99.76 0.04 0.20		JET MULTIMEDIA OMEGA Fiduciaries

- PUBLICLAIR S.A. (advertising services for magazines)	Paris (France)	EUR	38,112	98.80 0.20 1.00		JET MEDIA OMEGA Fiduciaries

- JET MULTIMEDIA HOSTING S.A. (design, development and maintenance of Web and Audiotel, Minitel services)	Lyon (France)	EUR	11,818,318	99.99 0.01		JET MULTIMEDIA Fiduciaries

- IB TELEMATIC S.A. (Minitel services)	Paris (France)	EUR	430,280	99.97 0.03		JET MULTIMEDIA HOSTING Fiduciaries

- ICOR S.A. (Internet, Extranet and Intranet for tourism)	Le Bourget du Lac (France)	EUR	96,000	99.87 0.02 0.11		JET MULTIMEDIA HOSTING OMEGA Fiduciaries

- JET MULTIMEDIA S.r.l. (Internet services)	Milan (Italy)	EUR	10,400	100.00		JET MULTIMEDIA HOSTING

- ITALIA EXPLORER S.r.l. (Internet services)	Milan (Italy)	EUR	11,000	100.00		JET MULTIMEDIA S.r.l.

- METAPHORA S.A. (consulting for management of information systems)	Toulouse (France)	EUR	469,543	38.25 13.80 0.02	46.60 8.40 0.02	JET MULTIMEDIA HOSTING JET VENTURE Fiduciaries

- VILLAGES TOURS S.a.r.l. (travel agency and website for tourism)	Lyon (France)	EUR	39,637	100.00		JET MULTIMEDIA HOSTING

- TRAVEL MANIA S.a.r.l. (travel agency and website for tourism)	Lyon (France)	EUR	304,898	97.00		VILLAGES TOURS

- JET VENTURE S.A. (financing and development of Internet services)	Paris (France)	EUR	8,000,000	99.88 0.12		JET MULTIMEDIA OMEGA

- OMEGA S.a.r.l. (intergroup services)	Lyon (France)	EUR	80,000	100.00		JET MULTIMEDIA

- VICTOIRE MULTIMEDIA S.A. (Internet services)	Paris (France)	EUR	89,025	99.90 0.02 0.08		JET MULTIMEDIA OMEGA Fiduciaries

218	Consolidated Financial Statements

Name (type of business)	Head office	Share capital		% ownership	% of voting rights	Held by

- PRESSINVE5T S.A. (Minitel services)	Paris (France)	EUR	128,992	99.93 0.01 0.06		VICTOIRE MULTIMEDIA OMEGA Fiduciaries

- VICTOIRE MULTIMEDIA INFORMATIQUE S.A. (development of Internet sites)	Paris (France)	EUR	1,165,665	99.98 0.02		VICTOIRE MULTIMEDIA Fiduciaries

- OFFICE CENTRAL DE DOCUMENTATION S.A. (Minitel services and legal affair data base)	Paris (France)	EUR	38,112	99.76 0.04 0.20		VICTOIRE MULTIMEDIA INFORM. OMEGA Fiduciaries

- MAGEOS EXPLORER S.A. (former EUROPE EXPLORER) (Internet services)	Lyon (France)	EUR	6,317,788.80	91.21		9TELECOM RESEAU

- BELGIUM EXPLORER S.A. (Internet services)	Brussels (Belgium)	EUR	62,000	99.92		MAGEOS EXPLORER

- FRANCE EXPLORER S.A. (Internet services)	Lyon (France)	EUR	1,532,113	99.99		MAGEOS EXPLORER

- HOLLAND EXPLORER B.V. (Internet services)	Amsterdam (Holland)	EUR	100,000	100.00		MAGEOS EXPLORER

- EUROPE EXPLORER PORTUGAL L.D.A. (Internet services)	Lisbon (Portugal)	EUR	11,000	100.00		MAGEOS EXPLORER

- SWISS EXPLORER on-line S.a.r.l. (Internet services)	Lousanne (Switzerland)	CHF	20,000	100.00		MAGEOS EXPLORER

- BBNED N.V. (telecommunications services)	Amsterdam (Holland)	EUR	52,425,000	96.17		STET INTERNATIONAL NETHERLANDS

- BBEYOND B.V. (telecommunications services)	Amsterdam (Holland)	EUR	18,000	100.00		BBNED

- ENTEL CHILE S.A. (telecommunications services)	Santiago (Chile)	CLP	396,209,996,527	54.76		STET INTERNATIONAL NETHERLANDS

- AMERICATEL CENTROAMERICA S.A. (holding company)	Guatemala City (Guatemala)	USD	2,649,608	78.65		ENTEL CHILE

- AMERICATEL EL SALVADOR S.A. DE C.V. (telecommunications services)	San Salvador (El Salvador)	USD	972,036	15.00 85.00		ENTEL CHILE AMERICATEL CENTROAMERICA

- AMERICATEL GUATEMALA S.A. (telecommunications services)	Guatemala City (Guatemala)	GTQ	450,000	100.00		AMERICATEL CENTROAMERICA

- AMERICATEL HONDURAS S.A. (telecommunications services)	Tegucigalpa (Honduras)	HNL	500,000	100.00		AMERICATEL CENTROAMERICA

- INDUSTRIAS TELEPUERTOS NICARAGUENSES S.A. (telecommunications services)	Managua (Nicaragua)	NIO	255,000,000	100.00		AMERICATEL CENTROAMERICA

- ENTEL CALL CENTER S.A. (telecommunications services)	Santiago (Chile)	CLP	6,073,225,767	90.00 10.00		ENTEL CHILE ENTEL INVERSIONES

- ENTEL INTERNATIONAL B.V.I. Corp. (holding company)	Tortola (British Virgin Islands)	CLP	31,480,049,720	100.00		ENTEL CHILE

- AMERICATEL CORP. USA (telecommunications services)	Florida (USA)	USD	62,372,552.74	80.00		ENTEL INTERNATIONAL B.V.I.

- ENTEL USA HOLDING Inc. (holding company)	Florida (USA)	USD	1,000	100.00		ENTEL INTERNATIONAL B.V.I.

- AMERICASKY Corporation (telecommunications services)	Florida (USA)	USD	1,000	80.00 20.00		ENTEL USA HOLDING ENTEL INTERNATIONAL B.V.I.

- ENTEL INVERSIONS S.A. (holding company)	Santiago (Chile)	CLP	3,129,511,471	99.99 0.01		ENTEL CHILE Fiduciaries

- AMERICATEL PERU’ S.A. (former ORBITEL PERU S.A.) (telecommunications services)	Lima (Peru)	PEN	38,308,496.13	45.69 54.31		ENTEL CHILE ENTEL INVERSIONES

- ENTEL INVESTMENTS Inc. (holding company)	Tortoia (British Virgin Islands)	USD	1,630	100.00		ENTEL CHILE

- ENTEL SERVICIOS TELEFONICOS S.A. (telecommunications services)	Santiago (Chile)	CLP	1,071,339,726	91.42 8.58		ENTEL CHILE ENTEL INVERSIONES

- ENTEL TELEFONIA LOCAL S.A. (local telecommunications services)	Santiago (Chile)	CLP	22,440,766,220	99.00 1.00		ENTEL CHILE ENTEL INVERSIONES

219	Consolidated Financial Statements

Name (type of business)	Head office	Share capital		% ownership	% of voting rights	Held by
- CHILE WIRELESS S.A. (holding company)	Santiago (Chile)	CLP	112,745,830	99.00 1.00		ENTEL TELEFONIA LOCAL ENTEL INVERSIONES

- ENTEL TELEFONIA PERSONAL S.A. (holding company)	Santiago (Chile)	CLP	123,550,386,824	94.64 5.36		ENTEL CHILE ENTEL INVERSIONES

- EMPRESA DE RADIOCOMUNICACIONES INSTA BEEP Ltda (telecommunications services)	Santiago (Chile)	CLP	2,250,968,492	99.90		ENTEL TELEFONIA PERSONAL

- ENTEL PCS TELECOMUNICAC1ONES S.A. (mobile telecommunications services)	Santiago (Chile)	CLP	95,503,905,176	0.10 99.90		ENTEL CHILE ENTEL TELEFONIA PERSONAL

- ENTEL TELEFONIA MOV1L S.A. (mobile telecommunications services)	Santiago (Chile)	CLP	1,829,096,682	0.08 99.92		ENTEL CHILE ENTEL TELEFONIA PERSONAL

- MICARRIER TELECOMUNICACIONES S.A. (telecommunications services)	Santiago (Chile)	CLP	3,139,539,748	99.99 0.01		ENTEL CHILE ENTEL INVERSIONES

- ORBITEL VENEZUELA S.A. (telecommunications services)	Caracas (Venezuela)	VEB	709,500,000	100.00		ENTEL CHILE

- RED DE TRANSACCIONES ELECTRONICAS S.A (telecommunications services)	Santiago (Chile)	CLP	1,582,287,416	93.76		ENTEL CHILE

- SATEL TELECOMUNICACIONES S.A. (telecommunications services)	Santiago (Chile)	CLP	2,698,727,530	99.90 0.10		ENTEL CHILE ENTEL INVERSIONES

- ICH - International Communication Holding N.V. (holding company)	Amsterdam (Holland)	EUR	50,000	100.00		STET INTERNATIONAL NETHERLANDS

- ETI - Euro Telecom International N.V (holding company)	Amsterdam (Holland)	EUR	50,050	100.00		ICH

- ENTEL Empresa Nacional de Telecomonicaciones S.A. (telecommunications services)	La Paz (Bolivia)	BOB	1,280,898,800	50.00		ETI

- DATACOM S.A. (data transmission services)	La Paz (Bolivia)	BOB	21,746,600	99.99		ENTEL BOLIVIA

- INDIAN TELECOMMUNICATION HOLDING B.V. (holding company)	Amsterdam (Holland)	EUR	151,500	100.00		STET INTERNATIONAL NETHERLANDS

- INTELCOM SAN MARINO S.p.A (telecommunications services in San Marino)	Republic of San Marino	EUR	1,550,000	70.00		STET INTERNATIONAL NETHERLANDS

- TELECOM ITALIA DE ESPANA S.A. (services and agency activities)	Madrid (Spain)	EUR	2,103,542	100.00		STET INTERNATIONAL NETHERLANDS

TELECOM ITALIA DO BRAS1L S/C Ltda (telecommunications promotional services)	Rio de Janeiro (Brazil)	BRL	2,699,758	99.9933 0.0067		TELECOM ITALIA Fiduciaries

TELECOM ITALIA GmbH (holding company)	Vienna (Austria)	ATS	500,000	100.00		TELECOM ITALIA

TI WEB S.A. (holding company)	Luxembourg	USD	856,779,000	99.99999 0.00001		TELECOM ITALIA Fiduciaries

- TELSI Ltd (holding companies)	London (UK)	EUR	603,565,000	99.99999 0.00001		TI WEB Fiduciaries

I.T. Services

IT TELECOM S.p.A. (information and communication technology)	Rome (Italy)	EUR	25,000,000	100.00		TELECOM ITALIA

FINSIEL - Consulenza e Applicazioni Informatiche S.p.A. (conception and implementation of projects in information technology applications)	Rome (Italy)	EUR	59,982,384.60	77.92 0.63		TELECOM ITALIA FINSIEL

- ASPASIEL S.r.l. (Information systems)	Rome (Italy)	EUR	260,000	50.00	51.00	FINSIEL

- BANKSIEL - Società di informatica e Organizzazione p.A. (design,installation, operation and maintenance of information systems for bank and insurance companies)	Milan (Italy)	EUR	10,400,000	55.50		FINSIEL

- CARISIEL Sistemi Informativi Elettronici per il Settore Creditlzio e Finanziario S.p.A. (electronic information systems for banking and financial industry)	Rende (Cosenza, Italy)	EUR	769,585	2.00 98.00		FINSIEL BANKSIEL

220	Consolidated Financial Statements

Name (type of business)	Head office	Share capital		% ownership	% of voting rights	Held by
- CENTROSIEL S.p.A. (information systems)	Milan (Italy)	EUR	516,600	47.00	51.00	BANKSIEL

- CONSIEL - Societa di Management Consulting e Formazione p.A. (corporate consulting and management services)	Milan (Italy)	EUR	5,148,000	95.50		FINSIEL

- EIS - Elettronica Ingegneria Sistemi S.p.A. (design, installation, operation and maintenance of sophisticated electronic systems)	Rome (Itaty)	EUR	5,165,000	100.00		FINSIEL

- FINSIEL ROMANIA S.r.l. (information systems)	Bucharest (Rumania)	ROL	11,841,500,000	90.53		FINSIEL

- INSIEL - Informatica per il Sistema degli Enti Locali S.p.A. (information systems)	Trieste (Italy)	EUR	7,755,000	52.00		FINSIEL

- INTERSIEL - Società Interregionale Sistemi Informativi Elettronici S.p.A. (design, installation, operation and maintenance of information systems)	Rende (Cosenza, Italy)	EUR	1,033,000	100.00		FINSIEL

- KRENESIEL - Societa Sarda di Informatica S.p.A. (information systems)	Sassari (Italy)	EUR	2,582,300	41.00 10.00		FINSIEL INSIEL

- NETIKOS S.p.A. (information systems)	Rome (Italy)	EUR	13,416,000	75.00 25.00		FINSIEL IT TELECOM

- NETIKOS Finland OY (development of wireless solutions)	Helsinki (Finland)	EUR	10,700	100.00		NETIKOS

- SOGEI - Societa Generale d’Informatica S.p.A. (information systems and related services for the Ministry of Finances and Italian and foreign public Administration)	Rome (Italy)	EUR	10,330,000	100.00		FINSIEL

- TELE SISTEMI FERROVIARI S.p.A. (information systems)	Rome (Italy)	EUR	77,003,669.54	61.00		FINSIEL

- VENIS - VENEZIA INFORMATICA E SISTEMI S.p.A. (information systems for the municipality of Venice and other public entities)	Venice (Italy)	EUR	1,549,500	20.40 30.60		FINSIEL INSIEL

- WEBRED S.p.A. (former CRUED S.p.A.) (information systems)	Perugia (Italy)	EUR	1,560,000	51.00		FINSIEL

NETSIEL - Networks Produttivi per Sistemi Informativi Elettronici S.p.A. (information products and production of software for sale)	Bari (Italy)	EUR	65,073,960	68.65 31.35		TELECOM ITALIA FINSIEL

- SIBISIEL - Societa di Informatica per la Banca e l’Impresa S.p.A. (information systems)	Bari (Italy)	EUR	1,032,920	90.20 9.80		NETSIEL SIBISIEL

SODALIA S.p.A. (production of advanced software for telecommunications networks and services)	Trento (Italy)	EUR	3,099,000	100.00		TELECOM ITALIA

- SODALIA NORTH AMERICA Inc. (former TELESOFT AMERICA Inc.) (telecommunications software)	Virginia (USA)	USD	700,000	100.00		SODALIA

TELESOFT S.p.A. (telecommunications software)	Rome (Italy)	EUR	21,060,000	60.00 40.00		TELECOM ITALIA FINSIEL

- EUSTEMA S.p.A. (design, research,development and marketing of software, information and online systems)	Rome (Italy)	ITL	600,000,000	67.33		TELESOFT

- TECO SOFT ESPANA S.A. (telecommunications software)	Madrid (Spain)	ESP	60,000,000	100.00		TELESOFT

- TELESOFT HELLAS S.A. (telecommunications software)	Maroussi-Athens (Greece)	GRD	20,000,000	100.00		TELESOFT

- TELESOFT RUSSIA ZAO (telecommunications software)	Moscow (Russia)	RUB	1,592,000	75.00		TELESOFT

221	Consolidated Financial Statements

Name (type of business)	Head office	Share capital		% ownership	% of voting rights	Held by
Satellite Services

TELESPAZIO S.p.A. (satellite telecommunications services)	Rome (Italy)	EUR	50,000,000	100.00		TELECOM ITALIA

- CENTRO DI TELERILEVAMENTO MEDITERRANEO - S.c.p.a. (research)	Palermo (Italy)	EUR	949,000	51.00		TELESPAZIO

- e-GEOS S.p.A. (earth observation activities)	Matera (Italy)	EUR	105,000	53.00 2.00		TELESPAZIO EURIMAGE

- EURIMAGE S.p.A. (distribution and sale of remote sensing data)	Rome (Italy)	EUR	4,386,000	51.00		TELESPAZIO

- EUROPEAN COMPANY FOR MOBILE COMMUNICATION SERVICES B.V. (satellite data transmission, messages and localization)	Amsterdam (Holland)	EUR	16,881,882	72.01		TELESPAZIO

- EUROPEAN COMPANY FOR MOBILE COMMUNICATION OPERATIONS B.V. (mobile telephony services)	Amsterdam (Holland)	EUR	45,500	100.00		EUROPEAN COMPANY FOR MOBILE COMM.SERVICES

- TELESPAZIO BRASIL S.A. (former DAMOS SUDAMERICA S.A.) (satellite telecommunications services)	Rio de Janeiro (Brazil)	BRL	34,520,000	87.48 1.39		TELESPAZIO ENTEL CHILE

- TELESPAZIO LUXEMBOURG S.A. (holding company)	Luxembourg	USD	245,260,800	100.00		TELESPAZIO

- TELESPAZIO NORTH AMERICA Inc. (activities regarding satellite telecommunications)	Delaware (USA)	USD	10	100.00		TELESPAZIO

TILAB

TELECOM ITALIA LAB S.p.A. (former CSELT S.p.A.) (studies, research and venture capital in telecommunications and electronics)	Turin (Italy)	EUR	25,500,000	100.00		TELECOM ITALIA

- LOQUENDO-SOCIETA’PER AZIONI (research, development and trading of technologies and equipments regarding vocal recognition and interaction)	Turin (Italy)	EUR	3,573,190	84.38		TELECOM ITALIA LAB S.p.A.

- TELECOM ITALIA LAB GENERAL PARTNER S.A. (holding company)	Luxembourg	USD	30,000	99.97 0.03		TELECOM ITALIA LAB S.p.A. Fiduciari

- TELECOM ITALIA LAB S.A. (holding company)	Luxembourg	USD	25,894,360	99.99 0.01		TELECOM ITALIA LAB S.p.A. Fiduciari

- TELECOM ITALIA LAB B.V. (former TMI NETHERLANDS B.V.) (holding company)	Amsterdam (Holland)	EUR	18,655	100.00		TELECOM ITALIA LAB S.p.A.

- TELSY Elettronica e Telecomunicazioni S.p.A. (manufacturing and sale of systems for encrypted telecommunications)	Turin (Italy)	EUR	390,000	100.00		TELECOM ITALIA LAB S.p.A.

Other operations

EMSA - Societa Immobiliare p.A. (real estate management)	Turin (Italy)	ITL	1,123,596,000	100.00		TELECOM ITALIA

IMMSI S.p.A. (real estate management)	Turin (Italy)	EUR	114,400,000	45.31		TELECOM ITALIA

SAIAT - Societa Attivita Intermedie Ausiliarie Telecomunicazioni p.A. (financing)	Turin (Italy)	EUR	35,745,120	100.00		TELECOM ITALIA

SCUOLA SUPERIORE GUGLIELMO REISS ROMOLI S.p.A. (professional training)	L’Aquila (Italy)	ITL	3,000,000,000	100.00		TELECOM ITALIA

- CONSIEL DO BRASIL. Ltda (consulting and information systems)	Sao Paulo (Brazil)	BRL	174,040	99.99 0.01		SSGRR Fiduciari

SOFTE S.A. (financing)	Luxembourg	USD	100,000,000	99.99 0.01		TELECOM ITALIA SAIAT

- SOGERIM S.A. (marketing and financing)	Luxembourg	EUR	525,000	99.95 0.05		SOFTE SAIAT

TECNO SERVIZI MOBILI S.r.l. (former HITECO CONSULTANTS S.r.l.) (real estate management)	Rome (Italy)	EUR	26,000	51.00		TELECOM ITALIA

222	Consolidated Financial Statements

Name (type of business)	Head office	Share capital		% ownership	% of voting rights	Held by
TELE PAY ROLL SERVICES S.p.A. (information systems for payroll services)	Rome (Italy)	EUR	2,840,000	100.00		TELECOM ITALIA
TELIMM S.p.A. (real estate management)	Turin (Italy)	ITL	8,238,730,000	99.42 0.58		SAIAT TELECOM ITALIA
TI MEDIA S.A. (holding company)	Luxembourg	EUR	4,309,578	99.999 0.001		TELECOM ITALIA SOFTE
- HUIT II S.a.r.I. (holding company)	Luxembourg	ITL	39,838,500,000	100.00		TI MEDIA
- ISM S.r.I. (holding company)	Milan (Italy)	EUR	10,000	100.00		HUIT II
- N.V. VERTICO (holding company)	Brussels (Belgium)	EUR	69,440	100.00		ISM
TRAINET S.p.A. (development, operation and sales of lines teaching systems)	Rome (Italy)	EUR	674,445.70	100.00		TELECOM ITALIA

223	Consolidated Financial Statements

LIST OF COMPANIES CONSOLIDATED BY THE EQUITY METHOD

Name (type of business)	Head office	Share capital		% ownership	% of voting rights	Held by
SUBSIDIARIES
BUFFETTI S.r.I. (retail trade of stationary, books, office kits)	Rome (Italy)	EUR	10,000	100.00		GRUPPO BUFFETTI
EDOTEL S.p.A. (holding company)	Turin (Italy)	EUR	1,020,000	60.00 40.00		TELECOM ITALIA TELECOM ITALIA MOBILE
GOALLARS B.V. (management of an Internet site)	Amsterdam (Holland)	EUR	100,000	55.00		MATRIX
MEDIA PRISME ESPAGNE S.A. (analysis, management and sale of data base)	Madrid (Spain)	EUR	30,490	100.00		MEDIA PRISME
RARTEL S.A. (satellite telecommunications services)	Bucharest (Rumania)	ROL	4,685,000,000	51.06		TELESPAZIO
SEAT CAPITAL INVESTMENTS S.A. (financing)	Luxembourg	EUR	5,384,500	99.99		SEAT PAGINE GIALLE
TELECOM ITALIA CAPITAL S.A. (financing)	Luxembourg	USD	1,000,000	99.999 0.001		TELECOM ITALIA SOGERIM
TELEFONIA MOBILE SAMMARINESE S.p.A. (mobile telecommunications)	Republic of San Marino	EUR	78,000	51.00		INTELCOM S.MARINO
THINX-SM TELEHOUSE INTERNET EXCHANGE S.A. (housing and hosting)	Republic of San Marino	EUR	1,550,000	60.00		INTELCOM S.MARINO
TELEOS B.V. (operative holding company)	Amsterdam (Holland)	EUR	18,151.21	100.00		TELESPAZIO
TELEOS INTERNATIONAL B.V. (marketing of products and services for satellite mobile communications)	Amsterdam (Holland)	EUR	18,151.21	100.00		TELEOS

AFFILIATED COMPANIES
@LIVE S.r.I. (process manager training regarding e-business models)	Turin (Italy)	EUR	10,000	100.00		WEBEGG
ARAGON DE CABLE S.A.U. (catv operator and fixed lines telecommunications in the district of Aragona)	Saragozza (Spain)	EUR	30,250,000	100.00		AUNA
ASCAI SERVIZI S.r.I. (promotion of communications strategies and process)	Rome (Italy)	EUR	73,336.84	35.21		SAIAT
ASTELITLtd (mobile telecommunications services)	Moscow (Russia)	RUB	500	50.00		TELECOM ITALIA
ASTROLINK INTERNATIONAL LLC (satellite telecommunications services)	Delaware (USA)	USD	1,350,100,000	18.52		TELESPAZIO LUX.
AUNA OPERADORES DE TELECOMUNICACIONES S.A. (holding of telecommunications companies)	Barcelona (Spain)	EUR	1,443,556,264	22.77 3.81 0.31		STET INTERNATIONAL NETHERLANDS TIM INTERNATIONAL MULTIMEDIA CABLE
AUNA CABLE S.A.U. (management of a cable)	Madrid (Spain)	EUR	60,102	100.00		AUNA
BDT - BOUYGUES DECAUX TELECOM S.A. (holding company)	Guyancourt (France)	EUR	294,356,302.32	19.61		TIM INTERNATIONAL
BOUYGUES TELECOM S.A. (mobile telephony operator)	Boulogne Bihancourt (France)	EUR	560,679,600	55.00		BDT-BOUYGUES DECAUX TELECOM

224	Consolidated Financial Statements

Name (type of business)	Head office	Share capital		% ownership	% of voting rights	Held by
BRASIL TELECOM PARTICIPACOES S.A. (holding company for investments in wireline telecommunications companies in some Brazilian states)	Brasilia (Brazil)	BRL	2,232,640,907	19.27	52.26	SOLPART PARTICIPACOES
BRASIL TELECOM S.A. (local and regional long-distance telecommunications in 10 States of the centre-south Brazil)	Brasilia (Brazil)	BRL	3,296,179,189	65.47	98.66	BRASIL TELECOM PARTICIPACOES
BROAD BAND SERVICE S.A. (production and sales of multimedia services)	Republic of San Marino	EUR	258,000	20.00 20.00		INTELCOM S.MARINO STREAM
BrT Services de Internet S.A (mobile telecommunications)	Brasilia (Brazil)	BRL	18,341,000	100.00		BRASIL TELECOM
BUENAVENTURA S.A. (telecommunications services)	Santiago (Chile)	CLP	1,787,629,330	50.00		ENTEL TELEFONIA PERSONAL
CABLE INSIGNIA S.A. (telecommunications services)	Asuncion (Paraguay)	PYG	2,600,000,000	75.00		TELECOM ARGENTINA
CABLE ITELEVISIO DE CATALUNYA, S.A.U. (catv operator and fixed lines telecommunications in the district of Catalunya)	Barcelona (Spain)	EUR	144,091,710	100.00		AUNA
CABLETELCA S-A. (catv operator and fixed lines telecommunications in the Canary Islands)	Tenerife (Spain)	EUR	40,744,263	100.00		AUNA
CARTESIA-Cartografia digitale S.p.A. (design, realization, marketing of numeric cartography)	Rome (Italy)	EUR	1,032,800	50.00		TELECOM ITALIA
CEDAC S.r.I. (management of available data from the public real estate Registry and from other public bodies)	Brescia (Italy)	EUR	10,400	30.00		DATA HOUSE
CIFRAS.car.I. (training and advanced research relating to information technology)	Cagliari (Italy)	EUR	61,976	25.00		KRENESIEL
CIRMATICA GAMING S.A. (management of on-line gaming at national level)	Barcelona (Spain)	EUR	54,155,990	100.00		LOTTOMATICA
CONSULTEQUE S.p.A. (consulting to professional operators through highly technological communication systems)	Milan (Italy)	EUR	403,877	44.44		MATRIX
CRM CONSULTING GmbH (mailing list activities)	Mainz (Germany)	EUR	33,600	25.30		PAN ADRESS DIREKTMARK. & Co. KG
CSF Sistemi S.r.l (network supporting the pharmacy sector)	Anagni (Frosinone, Italy)	EUR	1,186,000	30.00		MATRIX
CYGENT Inc. (development and sale of software)	California (USA)	USD	52,374,000	23.89		TELECOM ITALIA LAB B.V.
CZECH ONLINE AS (Internet services)	Prague (Czech Republic)	CZK	114,000,000	100.00		TELEKOM AUSTRIA
DATAKOM AUSTRIA GmbH (data services)	Vienna (Austria)	EUR	14,535,000	100.00		TELEKOM AUSTRIA
DATAKOM INTERNATIONAL SOLUTIONS GmbH (project development)	Vienna (Austria)	EUR	145,400	100.00		DATAKOM AUSTRIA
DATASIEL – Sistemi e Tecnologie di Informatica S.p.A. (data processing products and services for public administration agencies, institutions and enterprises under Ligurian Regional Law n. 17/85)	Genoa (Italy)	EUR	2,582,500	50.00		FINSIEL
DATASPAZIO – S.p.A. (computational software and hardware development and sale)	Rome (Italy)	EUR	506,000	49.00		TELESPAZIO
DATATRADER S.A. (creation and sale of data base)	Rueil Mailmaison (France)	EUR	266,980	50.00		CONSODATA S.A.
DISCOVERITALIA S.p.A. (management of an Internet site dedicated to tourism)	Novara (Italy)	EUR	5,160,000	25.00		SEAT PAGINE GIALLE
DOMUS ACADEMY S.p.A. (professional training in the field of fashion, industrial design and web design)	Milan (Italy)	EUR	140,000	51.00		WEBEGG
EISYS S.p.A. (information systems)	Rome (Italy)	EUR	619,200	25.00		EIS

225	Consolidated Financial Statements

Name (type of business)	Head office	Share capital		% ownership	% of voting rights	Held by
ERESMAS INTERACTIVA S.A. (Internet operator for the residential customers of the Auna Group)	Madrid (Spain)	EUR	14,527,616	99.72		AUNA
ESRI ITALIA S.p.A. (development and distribution of services based on the GIS-“Geographical Information Systems” technology)	Rome (Italy)	EUR	500,000	49.00		SEAT PAGINE GIALLE
ETEC S.A. – Empresa de Telecomunicaciones de Cuba S.A (telecommunications services)	La Habana (Cuba)	USD	1,441,900,000	29.29		STET INTERNATIONAL NETHERLANDS
EURODIRECTORY S.A. (holding company in the field of publishing)	Luxembourg	EUR	1,625,320	50.00		SEAT PAGINE GIALLE
EXPERT SYSTEM S.p.A. (development of a linguistic software)	Modena (Italy)	EUR	143,999.96	35.00		MATRIX
FINTECH FINANZIARIA TECNOLOGICA S.p.A. (minority interests holding in small and medium sized companies)	Turin (Italy)	EUR	25,820,000	50.00		TELECOM ITALIA LAB S.p.A.
GAY.IT S.p.A. (management of an Internet site)	Pisa (Italy)	EUR	1,000,000	22.50		MATRIX
GEOWEB S.p.A. (information systems)	Rome (Italy)	EUR	516,500	40.00		SOGEI
GLB SERVICOS INTERATIVOS S.A. (Internet services)	Rio de Janeiro (Brazil)	BRL	182,672,123	28.57		TI WEB
GOLDEN LINES INTERNATIONAL COMMUNICATIONS SERVICES Ltd (long distance telephony services)	Ramat Gan (Israel)	ILS	3,000,000	26.40		STET INTERNATIONAL NETHERLANDS
ICOM Inc. (sale of e-mail marketing programs)	Toronto (Canada)	CAD	203.09	40.00		NETCREATIONS
IM.SER S.p.A. (real estate management)	Rome (Italy)	EUR	144,480,000	40.00		TELECOM ITALIA
INFORMATICA TRENTINA S.p.A. (design, installation, management and maintenance of information systems)	Trento (Italy)	EUR	3,100,000	40.41		FINSIEL
ISCE Investor in Sapient & Cuneo Europe S.A. (consulting)	Luxembourg	EUR	4,334,400	25.00		SEAT CAPITAL INVESTMENTS
IS TIM TELEKOMUNIKASYON HIZMETLERI A.S. (mobile telephony operator)	Istanbul (Turkey)	TRL	545,000,000,000,000	49.00		TIM INTERNATIONAL
ITALCOM S.p.A. (multimedia systems and devices)	Milan (Italy)	EUR	103,200	100.00		ITALTEL S.p.A.
ITALDATA S.p.A. (solutions and services for the web economy)	Avetlino (Italy)	EUR	3,096,000	100.00		SIEMENS INFORMATICA
ITALTEL A.O. (telecommunications systems)	Saint Petersburg (Russia)	RUB	20,000	100.00		ITALTEL B.V.
ITALTEL ARGENTINA S.A. (telecommunications systems)	Buenos Aires (Argentina)	ARS	600,000	96.00 4.00		ITALTEL B.V. ITALTEL S.p.A.
ITALTEL BRASIL Ltda (trade company)	Sao Paulo (Brazil)	BRL	2,018,302	51.44 48.56		ITALTEL S.p.A. ITALTEL B.V.
ITALTEL B.V. (trade and financial company)	Amsterdam (Holland)	EUR	6,000,000	100.00		ITALTEL S.p.A.
ITALTEL CERM PALERMO S.c.p.a. (research)	Palermo (Italy)	EUR	2,125,000	90.00 10.00		ITALTEL S.p.A. TELECOM ITALIA LAB S.p.A.
ITALTEL DE CHILE S.A. (telecommunications systems)	Santiago (Chile)	CLP	49,682,094	90.00 10.00		ITALTEL B.V. ITALTEL S.p.A.
ITALTEL DEUTSCHLAND GmbH (trade company)	Diisseldorf (Germany)	EUR	40,000	60.00 40.00		ITALTEL HOLDING ITALTEL B.V.
ITALTEL FRANCE S.a.s.. (trade company)	Issy (France)	EUR	40,000	100.00		ITALTEL HOLDING
ITALTEL HOLDING S.p.a.. (holding company)	Milan (Italy)	EUR	115,371,464	19.39		SOGERIM
ITALTEL KENYA Ltd (telecommunications systems)	Nairobi (Kenya)	KES	500,000	99.99 0.01		ITALTEL B.V. ITALTEL S.p.A.

226	Consolidated Financial Statements

Name (type of business)	Head office		Share capital	% ownership	% of voting rights	Held by
ITALTEL NIGERIA Ltd (telecommunications systems)	Lagos (Nigeria)	NGN	2,000,000	99.99 0.01		ITALTEL B.V. ITALTEL S.p.A.
ITALTEL S.A. (telecommunications systems)	Madrid (Spain)	EUR	4,056,750	100.00		ITALTEL B.V.
ITALTEL S.p.A. (former ITALTEL ACQUISITION S.p.A.) (telecommunications systems)	Milan (Italy)	EUR	196,830,400	100.00		ITALTEL HOLDING
ITALTEL UK Ltd (trade company)	Staines (UK)	GBP	26,000	60.00 40.00		ITALTEL HOLDING ITALTEL B.V.
JET2WEB INTERNET SERVICES GmbH (Internet services)	Vienna (Austria)	EUR	15,000,000	97.50		TELEKOM AUSTRIA
JET2WEB NETWORK SERVICES GmbH (network services)	Vienna (Austria)	EUR	70,000	100.00		TELEKOM AUSTRIA
JMAC CONSIEL S.p.A. (data collection and analysis for systems sales and business)	Milan (Italy)	EUR	156,000	45.00		CONSIEL
LOTTOLATINO C.A. (management of on-line gaming at national level)	Caracas (Venezuela)	VEB	1,172,722,103	99.00		LOTTOMATICA INTERNATIONAL
LOTTOLATINO DO BRASIL S.A. (management of the federal lottery)	Sao Paulo (Brazil)	BRL	10,000	99.00		LOTTOMATICA INTERNATIONAL
LOTTOMATICA ARGENTINA S.A. (management of on-line gaming at national level)	Buenos Aires (Argentina)	ARS	12,000	100.00		LOTTOMATICA INTERNATIONAL
LOTTOMATICA INTERNATIONAL S.p.A. (management of lottery and on-line lottery)	Rome (Italy)	ITL	2,600,000,000	100.00		LOTTOMATICA
LOTTOMATICA ITALIA SERVIZI S.p.A. (services for citizens and companies and management of ticket sale for any sport event)	Rome (Italy)	ITL	5,000,000,000	100.00		LOTTOMATICA
LOTTOMATICA SISTEMI S.p.A. (management of local data centers)	Rome (Italy)	ITL	10,000,000,000	100.00		LOTTOMATICA
LOTTOMATICA S.p.A. (automation system for the lottery)	Rome (Italy)	ITL	88,131,780	18.33		FINSIEL
LOTTO TOTTO C.A. (management of lottery and on-line lottery)	Caracas (Venezuela)	VEB	61,506,404	100.00		LOTTOLATINO
MADRITEL S.A.U. (catv operator and fixed lines telecommunications in the community of Madrid)	Madrid (Spain)	EUR	162,423,513	100.00		AUNA
MAREMS S.A. (provision of satellite services for mobile voice communications using vehicle-mounted terminals)	Moscow (Russia)	RUB	7,135,500	49.00		TELESPAZIO
MARCAM ITALY S.r.l. (services for automatical data management)	Milan (Italy)	ITL	180,000,000	99.00		PRAXIS CALCOLO
MESNILL HOLDING S.A. (holding company)	Luxembourg	FB	78,000	99.99		ISCE
MIA ECONOMIA.com S.r.l. (publishing in the field of personal finance)	Milan (Italy)	EUR	1,500,000	30.00		MATRIX
MICRO SISTEMAS S.A. (telecommunications services)	Buenos Aires (Argentina)	ARS	210,000	99.99 0.01		TELECOM ARGENTINA PUBLICOM
MIRROR INTERNATIONAL HOLDING S.a.r.l. (holding company)	Luxembourg	EUR	250,000	30.00		TELECOM ITALIA
MIRROR INTERNATIONAL GmbH (holding company)	Frankfurt (Germany)	EUR	25,000	100.00		MIRROR INTERN. HOLDING
MOBILKOM AUSTRIA Aktiengesellschaft & Co. KG (mobile telephony operator)	Vienna (Austria)	EUR	79,940,117.59	75.00 25.00		TELEKOM AUSTRIA AUTEL BETEIUGUNGS
MOBILKOM INTERNATIONAL GmbH (holding company)	Vienna (Austria)	EUR	35,000	100.00		MOBILKOM AUSTRIA
MOBILKOM INTERNATIONAL GmbH & Co. KG (holding company)	Vienna (Austria)	EUR	35,350	99.00 1.00		MOBILKOM AUSTRIA MOBILKOM INTERNATIONAL GmbH

227	Consolidated Financial Statements

Name (type of business)	Head office	Share capital		% ownership	% of voting rights	Held by
MOBILKOM LIECHTENSTEIN A.G. (mobile telephony operator)	Vaduz (Liechtenstein)	CHF	200,000	100.00		MOBILKOM AUSTRIA
MONDUS AB (development of data banks and market place through Internet)	Bromma (Sweden)	SEK	100,000	100.00		MONDUS LTD
MONDUS.COM Inc. (development of data banks and market place through Internet)	Delaware (USA)	USD	100	100.00		MONDUS LTD
MONDUS.DE GmbH (development of data banks and market place through Internet)	Hamburg (Germany)	EUR	25,000	100.00		MONDUS LTD
MONDUS. FR S.A. (development of data banks and market place through Internet)	Paris (France)	EUR	7,630	100.00		MONDUS LTD
MONDUS Ltd (development of data banks and market place through Internet)	Oxford (UK)	GBP	1,879.9	46.44		SEAT PAGINE GIALLE
MONDUS OY (development of data banks and market place through Internet)	Helsinki (Finland)	EUR	8,000	100.00		MONDUS LTD
MOVENDA S.p.A. (technological platforms for the development of mobile Internet services)	Rome (Italy)	EUR	133,333	25.00		TELECOM ITALIA LAB B.V.
MULTIMEDIA CABLE S.A. (holding company for investments in telecommunications companies and multimedia systems)	Barcelona (Spain)	EUR	11,635,594	44.00		STET INTERNATIONAL NETHERLANDS
NEPTUNY S.p.A. (analysis of the performance of Internet sites)	Milan (Italy)	EUR	17,986.80	39.00		MATRIX
NETCO REDES S.A. (provider of telecommunications infrastructures)	Madrid (Spain)	EUR	6,038,248	30.00		STET INTERNATIONAL NETHERLANDS
NETEX S.r.l. (activities relating to the contract regarding the licence of the software of Netex Ltd )	Milan (Italy)	EUR	10,000	50.00		MATRIX
NORDCOM S.r.l. (application service provider)	Milan (Italy)	EUR	90,000	42.00		TELECOM ITALIA
NORTEL INVERSORA S.A. (holding company)	Buenos Aires (Argentina)	ARS	80,942,695	16.58 8.94	32.50 17.50	TELECOM ITALIA STET INTERNATIONAL NETHERLANDS
NUCLEO S.A. (telecommunications services)	Asuncion (Paraguay)	PYG	160,000,000,000	67.50		TELECOM PERSONAL
PERFORMER S.p.A. (consulting relating to e-business solutions and IT systems)	Turin (Italy)	EUR	100,000	100.00		WEBEGG
PRAXIS CALCOLO S.p.A. (technical and organizational services for automatic data processing)	Milan (Italy)	EUR	1,056,000	22.50		FINSIEL
PROSISTEMI S.r.l. (management of available data from the public real estate Registry and from other public bodies)	Milan (Italy)	EUR	10,400	33.35		ITALSERVICE S.r.l.
PUBLICOM S.A. (telecommunications services)	Buenos Aires (Argentina)	ARS	16,000,000	99.99 0.01		TELECOM ARGENTINA NORTEL INVERSORA
RETEVISION I S.A.U. (telecommunications services)	Barcelona (Spain)	EUR	252,241,612	100.00		AUNA
RETEVISION MOVIL S.A. (third mobile telephony operator)	Barcelona (Spain)	EUR	245,000,000	97.90		AUNA
RONCADIN RESTAURANTS S.p.A. (home delivery restaurant services)	Fiume Veneto (Pordenone, Italy)	EUR	920,694.32	25.00		SEAT PAGINE GIALLE
SAPED - Studio Analisi Programmazione Eaborazione Dati S.p.A. (information systems)	Siena (Italy)	EUR	1,032,800	20.00		BANKSIEL
SAPENDI S.p.A. (sale of publishing, graphic and data bank products)	Novara (Italy)	EUR	5,160,000	25.00		SEAT PAGINE GIALLE
SIEMENS INFORMATICA S.p.A. (software furnishing and information technology consulting)	Milan (Italy)	EUR	6,192,000	49.00		TELECOM ITALIA
SIOSISTEMI S.p.A. (systems networking with special enphasis on the design of LAN and WAN systems and related hardware support systems)	Brescia (Italy)	EUR	260,000	40.00		TELECOM ITALIA LAB S.p.A.

228	Consolidated Financial Statements

Name (type of business)	Head office	Share capital		% ownership	% of voting rights	Held by
SI.MOBIL d.d. (mobile telephony operator)	Lubijana (Slovenia)	SIT	9,300,000,000	75.00		MOBILKOM INTERNATIONAL GmbH & Co. KG
SISPI S.p.A. (information systems for the municipality of Palermo and other private and public entities)	Palermo (Italy)	EUR	2,066,000	49.00		FINSIEL
SUEBA Sistemi Telematici Bancari S.p.A. (support services for payments systems)	Milan (Italy)	ITL	5,000,000,000	30.00		TELECOM ITALIA
SITECNIKA S.pA (multivendor maintenance)	Milan (Italy)	EUR	143,000	100.00		SIEMENS INFORMATICA
SUEKNE S.p.A. (solutions for ITC-Information Technology Communication)	Rome (Italy)	EUR	103,200	100.00		SIEMENS INFORMATICA
SOFTWARE FACTORY S.p.A. (furnishing of personal technical solutions)	Milan (Italy)	EUR	1,500,000	100.00		WINNER PROJECT
SOLPART PARTICIPACOES S.A. (holding company for investment in Brasil Telecom Participacoes S.A.)	Rio de Janeiro (Brazil)	BRL	2,097,008,023	37.76	37.29	STET INTERNATIONAL NETHERLANDS
STREAM S.p.A. (multimedia services)	Rome (Italy)	EUR	421,360,000	50.00		TELECOM ITALIA
SUPERCABLE DE ALMERIA S.A. (catv operator and fixed lines telecommunications in the city of Almeria)	Sevilla (Spain)	EUR	1,202,000	100.00		AUNA
SUPERCABLE DE ANDALUCIA S.A. (catv operator and fixed lines telecommunications in the district of Andalucia)	Sevilla (Spain)	EUR	69,272,655	96.36		AUNA
SUPERCABLE DE SEVILLA S.A. (catv operator and fixed lines telecommunications in the city of Seviila)	Sevilla (Spain)	EUR	32,749,150	98.17		AUNA
TDL BELGIUM S.A. (publishing and sale of directories)	Brussels (Belgium)	FB	750,087,200	49.60		TDL INVESTMENTS
TELEAP S.p.A. (furnishing of services and applications through traditional media and customer services)	Ivrea (Turin, Italy)	EUR	1,560,000	100.00		WEBEGG
TELECOMMUNICATIONS ADVISER LLC (management of the Saturn Venture Partners fund)	Delaware (USA)	USD	560,280	37.50		TELECOM ITALIA LAB GEN.PARTN.
TELECOM ARGENTINA STET-FRANCE TELECOM S.A. (telecommunications services)	Buenos Aires (Argentina)	ARS	984,380,978	54.74		NORTEL INVERSORA
TELECOM ARGENTINA USA Inc. (telecommunications services)	Delaware (USA)	USD	30,000	100.00		TELECOM ARGENTINA
TELECOM PERSONAL S.A. (telecommunications services)	Buenos Aires (Argentina)	ARS	310,514,481	99.99 0.01		TELECOM ARGENTINA PUBLICOM
TELEKOM AUSTRIA A.G. (wireline telephony)	Vienna (Austria)	EUR	1,090,500,000	29.78		STET INTERNATIONAL NETHERLANDS
TELEKOM AUSTRIA PERSONAL MANAGEMENT GmbH (personnel management)	Vienna (Austria)	EUR	70,000	100.00		TELEKOM AUSTRIA
TELEKOM BETEILIGUNGS - und ENTWICKLUNGS GmbH (holding company)	Vienna (Austria)	EUR	35,000	100.00		TELEKOM AUSTRIA
TELEKOM FINANZ -MANAGEMENT GmbH (financing)	Vienna (Austria)	EUR	37,000	100.00		TELEKOM BETEILIGUNGS
TELELEASING - Leasing di Telecomunicazioni e Generate S.p.A. (financial leasing of real estate and other assets)	Milan (Italy)	EUR	9,500,000	20.00		SAIAT
TELEIMPULS GmbH (mobile telephony operator)	Lubijana (Slovenia)	SIT	2,100,000,000	100.00		MOBILKOM INTERNATIONAL GmbH & Co. KG
TELFKOM SRBIJA a.d. (telecommunications services)	Belgrade (Serbia)	YUM	10,800,000,000	29.00		STET INTERNATIONAL NETHERLANDS
TELEMACO IMMOBILIARE S.p.A. (real estate management)	Rome (Italy)	EUR	9,600,000	40.00		TELECOM ITALIA

229	Consolidated Financial Statements

Name (type of business)	Head office	Share capital		% ownership	% of voting rights	Held by
TWIN S.p.A. (managing activities relating to the TRIS horse races and to the national totalizator)	Rome (Italy)	ITL	5,000,000,000	93.77		LOTTOMATICA
UBA - NET S.A. (teledidactic services)	Buenos Aires (Argentina)	ARS	12,000	50.00		TRAINET
USABLENET Inc. (development of a software for the analysis of web sites)	Delaware (USA)	USD	1.25	20.00		TELECOM ITALIA LAB B.V.
VIASAT ASSISTANCE S.p.A. (trade and operational management of telecommunications)	Rome (Italy)	EUR	103,200	100.00		VIASAT
VIASAT S.p.A. (realization, installation and maintenance of networks)	Rome (Italy)	EUR	2,425,956	33.54 16.46		SEAT PAGINE GIALLE FINSATEL
VINTEL S.r.l. (management of available data from the public real estate Registry and from other public bodies)	Como (Italy)	EUR	36,400	25.00		DATA HOUSE
VIP-NETGSMd.O.O. (mobile telephony operator)	Zagreb (Croatia)	HRK	454,211,000	66.00		MOBILKOM AUSTRIA
WEBEGG S.pA (information systems)	Ivrea (Turin, Italy)	EUR	33,107,160	30.20 19.80		FINSIEL IT TELECOM
WINNER PROJECT B.V. (furnishing of personalized technical solutions)	Rotterdam (Holland)	EUR	18,000	100.00		WEBEGG
WISEQUITY N.V. (holding company)	Amsterdam (Holland)	EUR	50,000	50.00		SEAT CAPITAL INVESTMENTS

230	Consolidated Financial Statements

LIST OF OTHER SUBSIDIARIES AND AFFILIATED COMPANIES

Name (type of business)	Head office	Share capital		% ownership	% of voting rights	Held by
SUBSIDIARIES

ARTES S.r.l. (in liquidation) (telecommunications services)	Florence (Italy)	EUR	1,693,978.62	99.975		HOLDING MEDIA E COMUNICAZIONE HMC

ASKA S.r.l. (in liquidation) (research and selection of human resources and consulting)	Milan (Italy)	EUR	10,400	60.00		CONSIEL

BUSINESS INFORMATION GROUP Ltd (publishing and sale of telephone directories)	Hampshire (UK)	GBP	1	100.00		THOMSON DIRECTORIES

CABESTAN S.A. (in liquidation) (mailing list activities)	Suresnes (France)	FRF	250,000	100.00		CONSODATA S.A.

COMSTAR S.r.l. (in liquidation) (sale and installation of EDP products)	Rome (Italy)	EUR	1,020,000	100.00		TELESPAZIO

CONSODATA INTERACTIVE S.A. (business information services)	Levallois Perret (France)	EUR	40,000	100.00		CONSODATA S.A.

CONSODATA SYSTEME S.A. (business information services)	Levallois Perret (France)	EUR	40,000	100.00		CONSODATA S.A.

CONSULTEL S.p.A. (in liquidation) (consulting in the field of telecommunications)	Rome (Italy)	ITL	2,594,340,000	100.00		TELECOM ITALIA

EMAX-TRADE S.p.A (in liquidation) (management of Internet sites)	Milan (Italy)	EUR	100,000	100.00		MATRIX

EMMEDI 97 S.r.l. (in liquidation) (productions for the paper industry)	Rome (Italy)	EUR	10,400	100.00		GRUPPO BUFFFTTI

ERICH Ltd (furnishing of services)	Kingston (UK)	GBP	2	100.00		CAL - CONSUMER ACCES Ltd

FINSIEL HELLAS S.A. (in liquidation) (computer products for public and private customers)	Koropi (Greece)	GRD	230,000,000	91.00		FINSIEL

FOREST RENTAL SERVICES Ltd (furnishing of services)	Hampshire (UK)	GBP	2	100.00		THOMSON DIRECTORIES

GIALLO e.com S.p.A. (creation and diffusion of trade information)	Turin (Italy)	EUR	150,000	100.00		SEAT PAGINE GIALLE

HILL CLEANING SERVICES Ltd (furnishing of services)	Hampshire (UK)	GBP	2	100.00		THOMSON DIRECTORIES

HILL ENTERPRISES Ltd (furnishing of services)	Hampshire (UK)	GBP	2	100.00		THOMSON DIRECTORIES

IC SOFT S.p.A. (in liquidation) (projects, installation and management in the field of EDP	Naples (Italy)	ITL	200,000,000	100.00		FINSIEL

IL CENTRO CONTABILE S.p.A. (in liquidation) (sale of books and office ware)	Rome (Italy)	EUR	2,233,507.26	89.70		GRUPPO BUFFETTI

INCAS FRANCE S.A. (in liquidation) (sale of products for office automation)	Asnieres (France)	FRF	19,168,900	100.00		IS PRODUCTS

INDUSTRIAS TELEPUERTO DEL ISTMO S.A. (carrier of telecommunications)	Panama	USD	1,000	100.00		AMERICATEL CENTROAMERICA

INDUSTRIAS TELEPUERTO ICAN S.A. (carrier of telecommunications)	San Jose (Costarica)	CRC	10,000	100.00		AMERICATEL CENTROAMERICA

INFOMEDIA GROUP Ltd (publishing and sale of telephone directories)	Hampshire (UK)	GBP	2	100.00		THOMSON DIRECTORIES

INFONATION GROUP Ltd (publishing and sale of telephone directories)	Hampshire (UK)	GBP	1	100.00		THOMSON DIRECTORIES

IREOS S.p.A. (in liquidation) (promotion and management of remote domiciliary assistance)	Rome (Italy)	ITL	200,000,000	100.00		TELECOM ITALIA

231	Consolidated Financial Statements

Name (type of business)	Head office	Share capital		% ownership	% of voting rights	Held by

IRIDIUM ITALIA S.p.A. (in liquidation) (satellite telecommunications services)	Rome (Italy)	EUR	2,575,000	30.00 35.00 35.00		TELECOM ITALIA TELESPAZIO TELECOM ITALIA MOBILE

LAKE BUILDING SERVICES Ltd (furnishing of services)	Hampshire (UK)	GBP	2	100.00		THOMSON DIRECTORIES

LIVING LIFESTYLE Ltd (furnishing of services)	Kingston (UK)	GBP	2	100.00		CAL-CONSUMER ACCES Ltd

LOQUENDO Inc. (in liquidation) (development of software for web vocal interaction)	California (USA)	USD	14,021,000	100.00		LOQUENDO SpA

MARKET & INDUSTRY ANALYSTS S.A. (market analysis)	Brussels (Belgium)	EUR	107,584.26	100.00		DATABANK

MEDITERRANEAN BROAD BAND ACCESS S.A. (telecommunications services)	Heraklion Crete (Greece)	GRD	6,000,000,000	60.00		STET INTERNATIONAL NETHERLANDS

MILANO DATA ENTRY S.r.l. (in liquidation) (data entry activities)	Milan (Italy)	EUR	10,400	100.00		DATA HOUSE

OR.MA INFORMATICA S.r.l (wholesale of computer products)	Milan (Italy)	EUR	10,200	100.00		SK DIRECT

PEAK MAINTENANCE SERVICES Ltd (furnishing of services)	Hampshire (UK)	GBP	2	100.00		THOMSON DIRECTORIES

RFM DATA Ltd (list broking)	Kingston (UK)	GBP	2	100.00		CAL - CONSUMER ACCES Ltd

SCS COMUNICAZIONE INTEGRATA S.p.A. (in liquidation) (marketing and communication consulting)	Rome (Italy)	EUR	600,000	100.00		SEAT PAGINE GIALLE

SERVICE IN S.r.l. (in liquidation) (furnishing of services)	Milan (Italy)	ITL	20,700,000	95.00		CIPI

STARCEL Ltda (call center services)	Sao Paulo (Brazil)	BRL	30,000	99.97 0.03		TIM BRASIL Fiduciaries

STET FRANCE S.A. (holding company)	Paris (Francia)	EUR	900,000	100.00		9 TELECOM RESEAU

TECHNOLOGIE INNOVATION ET MOBILTTE S.a.r.l. (holding company)	Tunis (Tunisia)	TND	10,000	80.00		TIM INTERNATIONAL

TECO SOFT ARGENTINA S.A. (software for telecommunications)	Buenos Aires (Argentina)	ARS	12,000	99.99		TELESOFT

TELECOM ITALIA IRELAND Ltd (telecommunications services)	Dublin (Ireland)	EUR	2	100.00		TELECOM ITALIA

TELESPAZIO IRELAND Ltd (in liquidation) (holding company)	Dublin (Ireland)	USD	1,000,000	100.00		TELESPAZIO LUX.

THOMSON DIRECTORIES PENSION COMPANY Ltd (management of Thomson Directories Pension fund)	Hampshire (UK)	GBP	2	100.00		THOMSON DIRECTORIES

TIM.COM Holding B.V. (holding company)	Amsterdam (Holland)	EUR	18,000	100.00		TIM INTERNATIONAL

TIMNET.COM PERU’ S.A.C. (services for mobile networks)	Lima (Peru)	PEN	1,000	100.00		TIM PERU’

T.I.SCOM S.A. (in liquidation) (telecommunications systems and services)	Curitiba (Brazil)	BRL	7,735,000	51.00		TELESPAZIO

TMI - HUNGARY TRADING AND SERVICES Ltd (in liquidation) (telecommunications services)	Budapest (Hungary)	HUF	3,000,000	100.00		TMI - TELEMEDIA INTERN. Ltd

VALORIUS S.A. (furnishing of services)	Boulogne Billancourt (France)	EUR	38,112	100.00		9 TELECOM RESEAU

232	Consolidated Financial Statements

Name (type of business)	Head office	Share capital		% ownership	% of voting rights	Held by
AFFILIATED COMPANIES

CITEL - Corporacion Interamericana de Telecomunicaciones S.A. (holding company)	Monterrey (Mexico)	MXN	2,073,729,933	25.00		STET INTERNATIONAL NETHERLANDS

CLIPPER S.p.A. (in liquidation) (marketing and communication consulting)	Rome (Italy)	EUR	100,000	50.00		SCS COM. INTEGR. (in liquidation)

COMETEL Societe Espagnole S.a.r.l. (audiotel services)	Bilbao (Spain)	EUR	210,348	40.00		JET MULTIMEDIA HOSTING

CROMA S.r.l. (in liquidation) (hardware maintenance)	P. San Giovanni (Perugia, Italy)	ITL	80,000,000	50.00		WEBRED

CZECH TELESPAZIO S.r.l. (in liquidation) (telecommunications services)	Prague (Czech Republic)	CZK	750,000	40.00		TELECOM ITALIA

E-UTILE S.p.A. (information technology services for public and private companies)	Milan (Italy)	EUR	100,000	51.00		SIEMENS INFORMATICA

LOTTOMATICA BALKAN S.A. (in liquidation) (management of on-line gaming at national level)	Sofia (Bulgaria)	BGN	0	100.00		LOTTOMATICA INTERNATIONAL

LOTTOMATICA DEUTSCHLAND GmbH (in liquidation) (management of on-line gaming at national level)	Munich (Germany)	EUR	25,000	100.00		LOTTOMATICA INTERNATIONAL

L’UFFICIO MODERNO S.r.l. (sale of books and office supplies)	Florence (Italy)	EUR	10,400	15.00 15.00		GRUPPO BUFFETTI IL CENTRO CONTABILE

MOBILKOM AUSTRIA Geschaftsführungs Aktiengesellschaft - Stock Corporation (operative coordination)	Vienna (Austria)	EUR	100,000	75.00 25.00		TELEKOM AUSTRIA AUTEL BETEILIGUNGS

NETRIA S.A. (information technology services)	Lyon (France)	EUR	115,633	34.00		JET MULTIMEDIA

POLITEL S.A. (sale of VSAT services)	Warsaw (Poland)	PLN	100,000	10.00 10.00		TMI TELEMEDIA INT. Ltd TELESPAZIO

RESACOM S.A. (mail-order selling and Internet ticket office)	Paris (France)	EUR	40,000	19.97	19.27	JET VENTURE

SUD PARTNER S.a.r.l. (information technology services)	Toulouse (France)	EUR	40,000	24.00		JET MULTIMEDIA HOSTING

VOICEMAIL INTERNATIONAL Inc. (in liquidation) (vocal message services)	California (USA)	USD	48,580	37.07		TELECOM ITALIA

CONSORTIUM SUBSIDIARIES

CONSORZIO ABECA (information systems for the Ministry of cultural properties and environment)	Rome (Italy)	ITL	200,000,000	33.33 33.33		FINSIEL INTERSIEL

CONSORZIO CONNET FORMAZIONE (professional training for the Ministry of work and social security)	Bari (Italy)	ITL	100,000,000	60.00 40.00		SSGRR NETSIEL

CONSORZIO GEODOC (in liquidation) (realization of an information system for the geological documentation of the national territory)	Rome (Italy)	ITL	200,000,000	90.00 10.00		FINSIEL TELESPAZIO

CONSORZIO GRUPPO STET PER ITALIA ‘90 (in liquidation) (telecommunications services for the world soccer cup which has been held in Italy in 1990)	Rome (Italy)	ITL	100,000,000	80.00		TELECOM ITALIA

CONSORZIO IRIS BENI CULTURALI (filing and recovery of documents and system assistance for the Ministry of cultural properties and environment)	Rome (Italy)	ITL	330,000,000	90.91 9.09		FINSIEL NETSIEL

CONSORZIO ISIB (harmonization of the infrastructural system of the Central Institute which manages the unique catalogue of the italian libraries)	Rome (Italy)	ITL	100,000,000	70.00 30.00		FINSIEL INTERSIEL

CONSORZIO NAUTILUS (training activities)	Rome (Italy)	EUR	77,469	31.00 20.00		SSGRR MEDITERRANEAN NAUTILUS Ltd

233	Consolidated Financial Statements

Name (type of business)	Head office	Share capital		% ownership	% of voting rights	Held by
CONSORZIO PROTER (in liquidation) (activities in the field of management and control of territory and environment)	Rome (Italy)	EUR	10,329.14	61.11		TELESPAZIO

CONSORZIO SEGISIEL (in liquidation) (realization of operating systems in the field of justice for the Telcal consortium)	Rende (Cosenza, Italy)	ITL	200,000,000	85.00 15.00		1NTERSIEL FINSIEL

CONSORZIO SER (in liquidation) (realization of the information plan Calabria for the Telcal consortium)	Catanzaro (Italy)	ITL	200,000,000	45.00 5.00		INTERSIEL INSIEL

CONSORZIO SESIT (realization of the integrated information system for the Ministry of transport and navigation)	Rome (Italy)	ITL	100,000,000	70.00		FINSIEL

CONSORZIO SITA (in liquidation) (development of the information activities for the region and the public bodies of Abruzzo)	L’Aquila (Italy)	ITL	250,000,000	80.00		FINSIEL

CONSORZIO SOFTIN (in liquidation) (research and development in the field of industrial software and consulting)	Naples (Italy)	ITL	1,700,000,000	100.00		FINSIEL

CONSORZIO TELEFRANCHISING (planning and development of Internet sites and portals)	Rome (Italy)	EUR	1,240,000	80.00		TELESPAZIO

CONSORZIO TURISTEL (information systems for tourism)	Rome (Italy)	EUR	77,460	33.33 33.33		SARTTEL FINSIEL

CONSORTIUM AFFILIATES

CONSORZIO ACCAM (automation of the communication centers of the agencies and operating units of the military air force)	Rome (Italy)	ITL	12,000,000	33.33		EIS

CONSORZIO AIACE (e-commerce promotion and internationalization of small and medium companies)	Milan (Italy)	EUR	36,151.98	25.00		DATABANK

CONSORZIO ALTEL (sale and promotion of satellite activities)	Rome (Italy)	EUR	51,645.68	50.00		TELESPAZIO

CONSORZIO CO.M.P.A. (in liquidation) (study and monitoring of the problems of the Padano-Adriatico basin and professional training)	Bologna (Italy)	ITL	350,000,000	20.00		FINSIEL

CONSORZIO CSIA (information systems for the State agency for the agricultural market)	Rome (Italy)	ITL	400,000,000	44.00		FINSIEL

CONSORZIO DREAM FACTORY (promotion and development of new economy in the weak areas of the Nation)	Rome (Italy)	ITL	750,000,000	20.00		TELECOM ITALIA LAB S.p.A.

CONSORZIO ELETTRA 2000 (diffusion of studies and researches relating to electromagnetism)	Pontecchio Marconi (Bologna, Italy)	ITL	1,800,000,000	20.00		TELECOM ITALIA MOBILE

CONSORZIO FORFIN (programs and information systems relating to fiscal and financing matters)	Rome (Italy)	ITL	10,000,000	15.00 15.00		SSGRR SOGEI

CONSORZIO I.T.A. (research and services in the field of agriculture)	Rome (Italy)	EUR	12,394.95	33.33		TELESPAZIO

CONSORZIO LA CARTA DI VENEZIA (in liquidation) (integrated services for the metropolitan area of Venice)	Venice (Italy)	EUR	10,500	50.00		VENIS

CONSORZIO OMNIA (in liquidation) (hardware maintenance)	Perugia (Italy)	ITL	5,000,000	50.00		WEBRED

CONSORZIO PAOLA (in liquidation) (applicated research for the development of information systems for clinics and medical structures)	Udine (Italy)	ITL	15,768,758	50.00		INSIEL

CONSORZIO PER LE OSSERVAZIONI DELLA TERRA (planning and development of activities for environment)	Matera (Italy)	EUR	10,000	24.00		TELESPAZIO

234	Consolidated Financial Statements

Name (type of business)	Head office	Share capital		% ownership	% of voting rights	Held by
CONSORZIO R.E.S. - Raggruppamento Europeo per la Sicurezza (establishment and management of a center for the evaluation of the physical safety of information systems)	Rome (Italy)	EUR	309,800	50.00		TELECOM ITALIA

CONSORZIO SCUOLA SUPERIORE ALTA FORMAZIONE UNIVERSITA’ FEDERICO II (professional training)	Naples (Italy)	ITL	250,000,000	20.00		TELECOM ITALIA MOBILE

CONSORZIO SIMT (information systems for the General Management of the civil traffic and transport control authority)	Rome (Italy)	ITL	100,000,000	45.00		FINSIEL

CONSORZIO TELAER (planning and development of activities regarding the advanced aerial survey)	Capodichino (Naples, Italy)	ITL	200,000,000	50.00		TELESPAZIO

CONSORZIO TELCAL (planning and development of the organic project “Piano Telematico Calabria”)	Catanzaro (Italy)	EUR	877,975	24.00 24.00		TELECOM ITALIA INTERSIEL

CONSORZIO TELEMED (in liquidation) (telematic activities for social and sanitary assistance)	Rome (Italy)	ITL	200,000,000	33.33		TELECOM ITALIA

CONSORZIO TELESIS (in liquidation) (integrated telematic systems)	Milan (Italy)	EUR	516,456	100.00		ITALTEL S.p.A.

235	Consolidated Financial Statements

Independent Auditors’ Report and

Board of Statutory Auditors’ Report

AUDITORS’ REPORT

pursuant to article 156 of Legislative Decree of February 24, 1998, n. 58

(Translation from the original Italian text)

To the Shareholders of Olivetti S.p.A.

1.	We have audited the financial statements of Olivetti S.p.A. as of and for the year ended December 31, 2001. These financial statements are the responsibility of the Olivetti S.p.A.’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

2.	Our audit was made in accordance with auditing standards and procedures recommended by CONSOB. In accordance with such standards and procedures we planned and performed our audit to obtain the information necessary in order to determine whether the financial statements are materially misstated and if such financial statements, taken as a whole, may be relied upon. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, as well as assessing the appropriateness of the accounting principles applied and the reasonableness of the estimates made by management. We believe that our audit provides a reasonable basis for our opinion.

The financial statements of certain subsidiaries, indirectly owned by Telecom Italia S.p.A., have been examined by other auditors, whose reports have been furnished to us. Our opinion, expressed herein, insofar as it relates to the financial statements of these subsidiaries, for the purposes of verifying the valuation of the investments, is based also on the reports of the other auditors.

For the opinion on the financial statements of the prior year, which are presented for comparative purposes as required by the law, reference should be made to the auditors’ report dated May 21, 2001, issued by other auditors.

3.	In our opinion, the financial statements of Olivetti S.p.A. comply with the regulations governing financial statements; accordingly, they clearly present and give a true and fair view of the financial position of Olivetti S.p.A. as of December 31, 2001, and the results of its operations for the year then ended.

• Reconta Ernst & Young .S.p.A. Sede Legale: 00196 Roma -Via Romagnosi 18/A C.F. 00434000584 - P.I. 00891231003 Registro imprese n. 6697/89 Roma Capitale Sociale L. 2.020.000.000 i.v. Euro 1.043.243

237	Report of the Independent Auditors (Olivetti Group)

4.	The company holds investments in subsidiary companies and has therefore prepared (as required by law) consolidated financial statements. These consolidated financial statements form an integral part of the annual financial statements for the purpose of providing adequate information on the financial position and the results of operations of the company and the Group. We have examined the consolidated financial statements and these, together with our audit report on them, are presented together with these financial statements.

Turin, April 16, 2002

Reconta Ernst & Young S.p.A.
Signed by: Mario Lamprati, partner

238	Report of the Independent Auditors (Olivetti S.p.A.)

AUDITORS’ REPORT

pursuant to article 156 of Legislative Decree of February 24, 1998, n. 58

(Translation from the original Italian text)

To the Shareholders of Olivetti S.p.A.

1.	We have audited the consolidated financial statements of Olivetti S.p.A. as of and for the year ended December 31, 2001. These financial statements are the responsibility of the Olivetti S.p.A.’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

2.	Our audit was made in accordance with auditing standards and procedures recommended by CONSOB. In accordance with such standards and procedures we planned and performed our audit to obtain the information necessary in order to determine whether the consolidated financial statements are materially misstated and if such financial statements, taken as a whole, may be relied upon. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, as well as assessing the appropriateness of the accounting principles applied and the reasonableness of the estimates made by management. We believe that our audit provides a reasonable basis for our opinion.

The financial statements of certain subsidiaries and associated companies, which represent respectively 12% and 16% of consolidated total assets and consolidated net revenues, have been examined by other auditors, whose reports have been furnished to us. Our opinion, expressed herein, insofar as it relates to the data relating to these subsidiaries and associated companies, is based also on the reports of the other auditors.

For the opinion on the consolidated financial statements of the prior year, which are presented for comparative purposes as required by the law, reference should be made to the auditors’ report dated May 21, 2001, issued by other auditors.

3.	In our opinion, the consolidated financial statements of Olivetti S.p.A. comply with the regulations governing consolidated financial statements; accordingly, they clearly present and give a true and fair view of the consolidated financial position of Olivetti S.p.A. as of December 31, 2001, and the consolidated results of its operations for the year then ended.

• Reconta Ernst & Young S.p.A. Sede Legale: 00196 Roma -Via Romagnosi 18/A C.F. 00434000584 - P.I. 00891231003 Registro imprese n. 6697/89 Roma Capitale Sociale L. 2.020.000.000 i.v. Euro 1.043.243

239	Report of the Independent Auditors (Olivetti S.p.A.)

4.	We draw your attention to the information presented in the explanatory notes to the consolidated financial statements, section “Valuation Criteria”, in relation to the dispute with INPS (the “Italian National Insurance Board”) and the related uncertainty of the liability for the payments due by the subsidiary Telecom Italia S.p.A. for the social security contributions (the previous Telecom Workers Fund) of the personnel of its telephone division.

Turin, April 16, 2002

Reconta Ernst & Young S.p.A.
Signed by: Mario Lamprati, partner

240	Report of the Independent Auditors (Olivetti Group)

Report of the Board of Statutory Auditors to the Olivetti S.p.A. Shareholders’ Meeting, pursuant to art. 153 Legislative Decree 58/98 and art. 2429 of the Italian Civil Code.

(Translation from the original version in Italian)

To the Shareholders,

This report illustrates the monitoring activities performed by the Board of Statutory Auditors and the other duties it is required to perform pursuant to Legislative Decree no. 58/98 and art. 2429 of the Italian Civil Code and also with reference to the Consob communications no. 1025564 of April 6, 2001, no. 97001574 of February 20, 1997 and no. 98015375 of February 27, 1998.

The Board of Statutory Auditors monitored the compliance with law and the Company’s articles of association.

The Company Statutory financial statements as of 31/12/2001 show losses of 871,479,486 euros and were consigned to the Board of Statutory Auditors together with the Directors’ Report on Operations as prescribed by law. The Board of Statutory Auditors has verified that the statements were drawn up in compliance with legal requirements through its own auditing work and through the information provided by the Independent Auditors.

The Group consolidated financial statements at your disposal show a loss of 3,090 million euro and were similarly consigned to the Board of Statutory Auditors together with the Directors’ Report on Operations as prescribed by law.

1. The main business and financial operations incurred by Olivetti S.p.A. during financial 2001, regarding which the Directors kept the Board of Statutory Auditors periodically and fully informed, are summarised below and described in more detail in the Directors’ Report on Operations:

•	In the first months of 2001 the Company performed the share capital increase and the issue of bonds, which implemented the Board of Directors’ resolution of December 18, 2001, whose terms and conditions were subsequently set by the Board of Directors on February 9, 2001. Following the rights issue and subsequent offer on the stock market of unexercised rights (respectively 5.14% of shares and 3.04% of bonds), 348,249,405 shares with warrants were issued at 2.6 euros per share and 487,549,167 bonds were issued with a par value of 2.6 euros per bond.

•	On October 13, 2001, the Board of Directors, in compliance with the proxies in accordance with articles 2443 and 2420 ter of the Italian Civil Code, granted by the Shareholders’ Meeting of October 13, 2001 and April 7, 1999, approved to resolve a right issue for a maximum amount of euros 4,079,803,958 by a right issue of 4,079,803,958 shares and/or bonds, on an alternative basis at the choice of the rights holders. This tender, carried out in November (offer to the right owners) and December (offer on the stock exchange of the unexercised shares/bonds, amounting to 0.21% of the total option) was entirely subscribed. A total of 1,491,373,698 shares were issued at the price of 1 euro each (as outlined before) for an aggregate value of 1,491.4 million euros and a total of 2,412,962,875 bonds with a par value of 1 euro each (whose features are described in detail in the Directors’ Report) for an aggregate value of 2,413 million euros, for a total number of 3,904,336,573 shares and bonds compared with the maximum of 4,079,803,958 shares and bonds specified by the resolution.

•

On December 27, 2001, the Company announced its intention of adhering to the public tender offer launched by Tyche S.p.A. (De Agostini Group) on 100% of the shares of Lottomatica S.p.A., at a price of 6.55 per share, increased following the re-launch of the offer. As agreed with the offerer, Olivetti subsequently

241	Report of the Board of Statutory Auditors

tendered its equity investments in Lottomatica S.p.A., for an overall total of 27,451,550 shares, representing 15.6% of the company’s capital (of which 14.04% directly held by Olivetti S.p.A. and 1.56% by its subsidiary Olivetti International S.A.).

In the opinion of the Board of Statutory Auditors, the operations performed comply with the law and with the articles of association, are in the interests of the Company, are not manifestly imprudent or hazardous, do not conflict with shareholder resolutions and do not compromise the integrity of the Company’s net assets.

2. The Board of Statutory Auditors has not encountered any atypical and/or unusual operations by Olivetti S.p.A. with third parties or with related parties or other Group entities.

The terms of the ordinary operations between Olivetti S.p.A. and related parties and Group companies are in the interests of the Company, are conducted at normal market conditions and mainly consist of supply of services, management of the Group treasury and coordination of the Group Companies’ activity, in connection with its Holding Company status.

In particular:

•	financial charges, totalling euro 814 million, related to the financial debt due to the Group finance companies;

•	income from equity investments for dividends for euro 52 million from subsidiary and associated companies and related tax credits for euro 29 million euros;

•	other operations for smaller amounts as described in the Directors’ Report on Operations.

•	at last, the existence of the quality of related party might be considered as questionable, in connection with a member of the Board of Directors, who resigned with immediate effect and therefore defined the amount requested to the Company for the entire sum to be considered as due. With a different consideration, the lump sum paid to the former Chief Executive Officer Roberto Colaninno in September 2001 could be considered as a related party transaction. The Board of Directors of the Company resolved this operation at the end of July 2001, for a gross amount of Euro 15 million, as repeatedly mentioned in the Report on Operations and in the notes to the financial statements, and commented in the following paragraph 5. In performing its supervisory functions, the Board of Statutory Auditors evaluated this operation as fair and in agreement with the Company’s interest, also considering the risks for the performance and image of the Company that could have originated following a lack of agreement.

3. The Board believes that the information provided in the Directors’ Report on Operations with regard to operations with Group entities and operations with related parties is adequate.

4. The report issued by the auditors Reconta Ernst & Young S.p.A. on April 16, 2002 pursuant to art. 153 of Legislative Decree 58/98 declares that the Company Statutory financial statements and the consolidated financial statements and the related Directors’ Reports on Operations give a true and fair view of the operations and financial situation of the Parent Company and the Group.

The Independent auditors’ Report on the Statutory financial statements includes an emphasis paragraph, which draws the attention on the preparation of the consolidated financial statements, which are an integration to the annual financial statements for the purpose of providing adequate information on the financial position and the results of operation of the Company and the Group.

242	Report of the Board of Statutory Auditors

The Independent auditors’ Report on the consolidated financial statements includes an emphasis paragraph in relation to the dispute with INPS and the related uncertainty of the liability for the payments due by the subsidiary Telecom Italia S.p.A. for the social security contributions of personnel of its telephone division. In the notes to the financial statements, chapter “Valuation Criteria” it is stated that in the consolidated financial statements of the Olivetti Group, in accordance with accepted accounting principles, accounts payable for an amount consistent with the minimum estimated liability have been recorded for the purpose of determining consolidation goodwill.

5. In the last months of 2001, the Board of Statutory Auditors received written complaints from a shareholder, which were to be considered generic, except for the fact that the Company sustained “costs of a certain significance, which only partially were deemed to be pertaining to the Company”. The Board of Statutory Auditors decided to consider such complaints as made in accordance with the article 2408 of C.C. Such costs were represented by the lump sum paid to Roberto Colaninno (previous Chief Executive Officer and Top Manager of the Company, as well as Chairman and Chief Executive Officer of Telecom Italia S.p.A., Chairman of Telecom Italia Mobile S.p.A. and Vice-Chairman of Seat Pagine Gialle S.p.A.) for settlement and annulment of all claims, in execution of the proxies of the Board of Directors of the Company held on July 31, 2001.

The minutes of the Board of Directors report the reasons of the sum to be paid as follows “as a settlement and annulment of every amount due as Chief Executive Officer and Top Manager of the Company (including salary, severance indemnity, vacation accrual, Christmas bonus and any other sum due for the act of resigning) as well as for waiving the stock options rights, which were assigned and not exercised. The Board of Statutory Auditors has performed every necessary check, also on the basis of the documents required and examined in order to verify its components – regarding the executive labour contract, the appointment as member of the Board of Directors and at the assignation plan of stock options- each component and the total amount of the lump sum paid in September 2001, resolving what established by the mentioned resolution of the Board of Directors.

In executing these controls, the Board of Statutory Auditors constantly informed the auditing firm and requested a deepened written legal “pro-veritate” opinion to a major independent law firm.

On the basis of the controls performed and in agreement with the opinions of the auditing firm and of the law firm, the Board of Statutory Auditors concludes that the complaint of the mentioned shareholder does not constitute a censurable event to be reported to the Shareholders’ meeting.

6. No petitions, complaints or objections have been brought in any way to the attention of the Board of Statutory Auditors.

7. During the year, Olivetti S.p.A. appointed the auditing firm Reconta Ernst & Young S.p.A. to perform the following services in addition to the audit of the financial statements:

•	assistance in the preparation of the 2000 financial statements and the 2001 half year report in English language – fee Euro 12,650;

•	audit additional procedures and agreed upon procedures on the offering circular for the increase in share capital – fee Euro 22,207 whose costs (including out-of-pocket expenses amounting to Euro 1,500) are to be considered fair.

243	Report of the Board of Statutory Auditors

8. During the year, Olivetti S.p.A. did not commission services from entities with which the auditing firm Reconta Ernst & Young S.p.A. has relations on a continuous basis.

9. During the year, the Board of Statutory Auditors gave its opinion, pursuant to law, on the following matters:

•	opinion on the increase of the emoluments of Directors with special responsibilities (Board of Directors of May 14, 2001).

•	opinion on the correct calculation of the emoluments of Directors with special responsibilities (Board of Directors of November 13, 2001).

•	opinion on the correctness of the emoluments of Directors who are members of the Remuneration Committee and the Internal Control Committee (Board of Directors of November 13, 2001).

10. During the period between the Statutory Auditors’ Report to 2000 Financial Statements and this Report, the Board of Statutory Auditors held 17 meetings. The Board of Directors held 13 meetings in the financial period and the Auditors attended all the meetings, obtaining information from the directors on the work performed and on the main business, financial and equity operations performed, also in agreement with article 150 of D.Lgs. 58/98.

Furthermore, an Auditor attended the meetings of the Remuneration Committee and of the Internal Control Committee.

11. Within the limits of its competence, the Board of Statutory Auditors ascertained and monitored compliance with the principles of correct administration, through direct observation, collection of information from heads of function and meetings with the managers of the independent auditors for the purpose of exchanging significant data and information.

It has nothing of note to report.

12. Within the limits of its competence, the Board of Statutory Auditors also ascertained and monitored the adequacy of the Company’s organisational structure, and found nothing of note to report.

13. The Board of Statutory Auditors monitored the internal control system of the Company, whose structure is that of a holding company, verifying the activities and control procedures therein and confirming their adequacy.

14. Furthermore, the administrative-accounting system is adequate and reliable for the purposes of correct disclosure of operations.

15. Olivetti S.p.A. provided the subsidiary companies with the instructions necessary to ensure fulfilment of disclosure requirements pursuant to art. 114, par 2 Legislative Decree 58/98. These instructions are adequate to ensure compliance with legal requirements.

16. During the meetings held with the independent auditors, pursuant to art. 150, par 2 Legislative Decree 58/98, no comments or observations were made to the Board of Statutory Auditors as regards matters for which the auditors are responsible. The Board of Statutory Auditors therefore has nothing of note to report.

244	Report of the Board of Statutory Auditors

17. The Company, by appointing the new Board of Directors on October 12, 2001, further suited the corporate governance model adopted to the Voluntary Code of Practice for listed companies, which can be synthesized as follows:

•	the Company By-Laws comply with Legislative Decree 58/98.

•	the Company states –on a total number of 16 members of Directors on the Board – that 3 Directors are to be considered as “executive” and of the remainder 13 “non-executive” Directors, 6 are to be considered as “independent” according to the article n. 3 of the Code of Practice”.

•	the Board of Directors has formed an Internal Control Committee and a Remuneration Committee (which broaden and specify the tasks assigned to the previous committees), which fulfil the features foreseen by the Code of Practice, all formed by independent Directors.

•	the Chairman of the Board of Directors, in accordance with the By-Laws, besides to regulate the meeting of the Board of Directors, is invested with full powers for the moderation of, participation in and voting at the Shareholders’ Meeting, providing assurance for a correct application of provisions of law and By-Laws.

•	a specific function guarantees relations with institutional investors and shareholders.

18. The monitoring activities of the Board of Statutory Auditors have not found any omissions, censurable facts or irregularities to be reported to the shareholders and to the Controlling Bodies.

The Board of Statutory Auditors requested and obtained the Reports of the Boards of Statutory Auditors on the 2000 Annual Report of the companies controlled directly by Olivetti S.p.A.. No critical matters were found in these reports.

19. The Board of Statutory Auditors of Olivetti S.p.A. invites the Shareholders to approve the Company Statutory financial statements as of 31 December 2001 as drawn up by the Board of Directors and, with reference to art. 153 par 2 Legislative Decree 58/98, has no objections to the proposal for the coverage of the loss for the year.

Ivrea, 19 April 2002

The Board of Statutory Auditors

The Chairman
Angelo Fornasari
(signed in the original version)

245	Report of the Board of Statutory Auditors

Printed in the month of May, 2002

Edited by Litomontaggi – Pavone C.se (TO)

Graphics design: aMDL - Milan

Printed by Grafiche Ferrero – Romano C.se (TO)